                             Judge:  The Honorable Thomas T. Glover
                             Chapter:  11
                             Hearing Location:             Park Place Building
                                                           1200 Sixth Avenue
                                                           Seattle, Washington
                                                           Room 416
                             Confirmation Hearing Date:    December 18, 1997
                             Confirmation Hearing Time:    9:30 a.m.
                             Objection Date:               December 12, 1997


                         UNITED STATES BANKRUPTCY COURT

                         WESTERN DISTRICT OF WASHINGTON

                                   AT SEATTLE


In re                                  ) Case No. 95-00100
                                       )
LAMONTS APPAREL, INC.,                 )
a Delaware corporation, dba LAMONTS,   )
LAMONTS FOR KIDS, fka TEXSTYRENE       )
CORPORATION, a Delaware corporation,   ) SUPPLEMENTED AND RESTATED
ARIS CORPORATION, a Delaware           ) DISCLOSURE STATEMENT (AS AMENDED) RE
corporation, LAMONTS CORPORATION, a    ) DEBTOR'S PLAN OF REORGANIZATION UNDER
Delaware corporation, and LAMONTS      ) CHAPTER 11 OF THE BANKRUPTCY CODE
APPAREL, INC., a Washington            )
corporation,                           )
                                       )
             Debtor.                   )
                                       )
Taxpayer Identification                )
No. 75-2076160                         )
                                       )
DEBTOR'S FORMER ADDRESS:               )
 3650 131st Avenue S.E.                )
 Bellevue, WA  98006                   )
                                       )
DEBTOR'S CURRENT ADDRESS:              )
 12413 Willows Road N.E.               )
 Kirkland, WA  98034                   )

                                   TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

I.      INTRODUCTION......................................................    1
II.     SUMMARY...........................................................    5
        A.  The Debtor....................................................    5
        B.  Background....................................................    6
        C.  Recommendations...............................................    8
        D.  Overview Of The Plan..........................................    8
            1.  FNBB Claim................................................    9
            2.  General Unsecured Claims..................................    9
            3.  Old Common Stock..........................................   10
            4.  Priority Claims...........................................   10
            5.  Other Secured Claims......................................   10
        E.  Selected Historical Financial Information.....................   10
III.    RISK FACTORS......................................................   18
        A.  Inherent Uncertainty In The Financial Projections.............   18
        B.  Leverage......................................................   19
        C.  Competition...................................................   19
        D.  Market For New Common Stock And New Warrants..................   20
        E.  Dividend Policy...............................................   20
        F.  Certain Economic Conditions And Recent Operating Performance..   20
        G.  Restrictive Covenants.........................................   21
        H.  Dilution......................................................   21
IV.     BACKGROUND........................................................   21
        A.  General.......................................................   21
        B.  Financial Difficulties........................................   21
        C.  Prior Financial Restructurings................................   21

        D.  Operational Restructuring And New Management..................   22
        E.  Debtor-in-Possession Administration And Financing.............   23
        F.  Negotiations With Committees..................................   24
V.      THE COMPANY.......................................................   24
        A.  General.......................................................   24
        B.  Properties....................................................   25
        C.  Purchasing....................................................   26
        D.  Distribution..................................................   27
        E.  Store Operations..............................................   27
        F.  Employees.....................................................   27
        G.  Competition...................................................   27
        H.  Trademarks....................................................   28
        I.  Credit Policy.................................................   28
        J.  Return Policy.................................................   28
        K.  Seasonality...................................................   28
        L.  Inflation.....................................................   29
        M.  Regulations...................................................   29
        N.  Promotion And Marketing.......................................   29
        O.  Shoe Licensee.................................................   29
        P.  Change in Fiscal Year.........................................   29
        Q.  Legal Proceedings.............................................   30
        R.  Year 2000.....................................................   30
VI.     THE PLAN OF REORGANIZATION........................................   30
        A.  General.......................................................   31
        B.  Unclassified Claims...........................................   31
            1.  Administrative Expenses...................................   31
            2.  Priority Tax Claims.......................................   34

        C.  Classification And Treatment Of Claims And Interests..........   34
            1.  Class 1 - Other Priority Claims...........................   34
            2.  Class 2 - FNBB Claim......................................   35
            3.  Class 3 - Other Secured Claims............................   36
            4.  Class 4 - General Unsecured Claims........................   36
            5.  Class 5 - Old Common Stock................................   37
        D.  Summary Of Certain Other Provisions Of The Plan...............   38
            1.  Compromise Of Subordination Disputes......................   38
            2.  Executory Contracts And Unexpired Leases..................   41
            3.  Amended And Restated Certificate Of Incorporation And
                Bylaws....................................................   43
            4.  Board Of Directors........................................   43
            5.  Effective Date............................................   43
            6.  Treatment Of Fractional Securities........................   43
            7.  New Employee Stock Options................................   43
            8.  Resale Of Securities......................................   45
            9.  Retention of Jurisdiction.................................   46
            10. Discharge of Debtor.......................................   46
            11. Procedures With Respect To Old Common Stock,
                Old 10-1/4% Notes, And Old 13-1/2% Notes..................   47
            12. Conditions Precedent......................................   48
            13. Amendment Or Revocation Of The Plan.......................   48
            14. Allocation Of Consideration Distributed On Account Of
                Allowed Class 4 Claims....................................   48
            15. Provisions For Treatment Of Disputed  Administrative
                Expenses And Disputed Claims..............................   48
            16. No Liability for Solicitation or Participation............   49
            17. Limitation Of Liability...................................   49
            18. Rights Of Action; Preferences.............................   49
            19. Continuation Of FNBB Claim And FNBB Liens.................   50

            20. Revesting Of Assets.......................................   51
VII.    CONFIRMATION PROCEDURE............................................   51
        A.  Voting; Acceptance............................................   52
        B.  Confirmation Hearing..........................................   53
        C.  Best Interests Test...........................................   54
            1.  Chapter 7.................................................   55
            2.  Liquidation Analysis......................................   56
        D.  Feasibility...................................................   57
        E.  Nonconsensual Confirmation....................................   58
            1.  No Unfair Discrimination..................................   58
            2.  Fair And Equitable Test...................................   58
VIII.   ALTERNATIVES TO CONFIRMATION AND  CONSUMMATION OF THE
        PLAN OF REORGANIZATION............................................   59
        A.  Liquidation Under Chapter 7...................................   59
        B.  Alternative Plan Of Reorganization............................   59
IX.     VOTING PROCEDURES.................................................   60
        A.  Beneficial Owners.............................................   60
        B.  Brokerage Firms, Banks, Trust Companies And Other Nominees....   61
        C.  Miscellaneous.................................................   61
X.      CAPITALIZATION....................................................   61
XI.     DESCRIPTION OF FNBB FACILITY......................................   63
        A.  Amount Of Facility............................................   63
        B.  Borrowings....................................................   63
        C.  Borrowing Base................................................   63
        D.  Maturity......................................................   63
        E.  Amortization of Term Loan.....................................   63
        F.  Rate And Payment Of Interest..................................   63
        G.  Fees And Costs................................................   64

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        H.  Security......................................................   64
        I.  New Class C Warrants And New Special Voting Common Stock......   65
        J.  Affirmative And Negative Covenants............................   65
        K.  Events Of Default.............................................   66
        L.  Cash Collateral...............................................   66
XII.    DESCRIPTION OF NEW COMMON STOCK AND NEW SPECIAL VOTING
        COMMON STOCK......................................................   66
        A.  Special Voting Right Of Holders Of New Special Voting
            Common Stock..................................................   67
        B.  Amended And Restated Certificate Of  Incorporation And
            Amended And Restated Bylaws...................................   67
        C.  Transfer Agent And Registrar..................................   68
XIII.   DESCRIPTION OF NEW WARRANTS AND NEW CLASS C WARRANTS..............   68
        A.  New Warrants..................................................   68
            1.  Exercise; Purchase Price..................................   68
            2.  Adjustments...............................................   68
            3.  Notice Of Proposed Actions................................   69
            4.  Warrant Agent.............................................   69
        B.  New Class C Warrants..........................................   69
            1.  Exercise; Exercise Price..................................   70
            2.  Adjustments...............................................   70
            3.  Notice Of Proposed Actions................................   71
        C.  Registration Rights...........................................   71
XIV.    COMMON STOCK OWNERSHIP............................................   71
        A.  Security Ownership Of Certain Beneficial Owners And
            Management....................................................   71
        B.  Dilution......................................................   74
XV.     MARKET AND TRADING INFORMATION....................................   74
        A.  Old Common Stock..............................................   74
        B.  Old 10-1/4% Notes And Old 13-1/2% Notes. .....................   75

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XVI.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES...........................   76
        A.  Introduction..................................................   76
        B.  Federal Income Tax Consequences To Debtor And Its
            Subsidiaries..................................................   76
            1.  Tax Reorganization........................................   76
            2.  Carryover And Availability Of The Debtor Consolidated
                Group's Net Operating Losses..............................   77
                a.   General..............................................   77
                b.   Section 382..........................................   77
            3.  Reduction Of Debtor's Indebtedness........................   78
        C.  Tax Consequences To Creditors.................................   79
            1.  Claims Constituting Tax Securities........................   79
                a.   Definition Of "Security" For Tax Purposes............   79
                b.   Receipt Of Tax Securities............................   80
                c.   Receipt Of Cash Or Debt Not Constituting Tax
                     Securities For Tax Securities........................   80
                d.   Determination Of Character Of Gain...................   80
                e.   Tax Basis And Holding Period Of Items Received.......   81
                f.   Receipt Solely Of Boot...............................   81
            2.  Claims Not Constituting Tax Securities....................   81
                a.   Gain/Loss On Exchange................................   81
                b.   Tax Basis And Holding Period Of Items Received.......   81
                c.   Bad Debt Deduction On Discharge Of Claim.............   82
            3.  Receipt Of Interest.......................................   82
            4.  Other Tax Considerations..................................   82
                a.   Market Discount......................................   82
                b.   Original Issue Discount..............................   82
                c.   Withholding..........................................   83
                d.   Taxation Of Certain Reserves.........................   83

        D.  Tax Consequences To Shareholders..............................   83
XVII.   CERTAIN FINANCIAL PROJECTIONS.....................................   84
        A.  Projected Balance Sheet.......................................   84
        B.  Pro Forma Projections Of Income Statement, Balance
            Sheet Data And Cash Flows.....................................   88
XVIII.  MANAGEMENT........................................................   92
        A.  General.......................................................   92
        B.  Executive Compensation........................................   93
            1.  Summary Compensation Table................................   93
            2.  Old Employee Stock Options................................   96
            3.  New Employee Stock Options................................   97
            4.  Qualified Pension Plans...................................   99
            5.  Nonqualified Pension Plans................................  101
        C.  Employment Agreements.........................................  101
        D.  Indemnification Of Officers And Directors Of Reorganized
            Debtor........................................................  104
        E.  Employee Stock Option Plan;  Description Of New Employee
            Stock Options.................................................  104
            1.  Plan Administration.......................................  105
            2.  Shares Subject To The Employee Stock Option Plan..........  106
            3.  Exercise Of New Employee Stock Options....................  107
            4.  Payment Of Taxes..........................................  107
            5.  Certain Tax Effects Of New Employee Stock Options.........  107
XIX.    CERTAIN TRANSACTIONS..............................................  108
XX.     FEES AND EXPENSES.................................................  111
XXI.    SUMMARY OF ADDITIONAL SOURCES OF INFORMATION......................  111
XXII.   RECOMMENDATION AND CONCLUSION.....................................  113

                               LIST OF ANNEXES

Annex A:  The Plan

Annex B: Consolidated Financial Statements of the Debtor and Management's Discussion and Analysis

Annex C:  List of Senior Claims

Annex D:  Schedule of Pending or Threatened Litigation

Annex E: Interim Findings of Fact and Conclusions of Law re Confirmation of Debtor's Amended Plan of Reorganization under Chapter 11 of the Bankruptcy Code

                                       I.

                                  INTRODUCTION

          Lamonts Apparel, Inc., a Delaware corporation ("Lamonts," the "Company," or the "Debtor"), filed a voluntary petition (the "Petition") under chapter 11 ("Chapter 11") of title 11 of the United States Code, 11 U.S.C. section 101 et seq. (the "Bankruptcy Code"), on January 6, 1995 (the "Petition Date"), for the purpose of implementing an operational and financial restructuring of its business. The "Debtor's Modified and Restated Plan of Reorganization under Chapter 11 of the Bankruptcy Code" (the "Plan") has been negotiated with representatives of the Official Committee of Creditors Holding Unsecured Claims (the "Unsecured Creditors' Committee"), the Official Committee of Bondholders (the "Bondholders' Committee"), and the Official Committee of Equity Security Holders (the "Equity Committee", and collectively with the Unsecured Creditors' Committee and the Bondholders' Committee, the "Committees") which have been appointed by the Office of the United States Trustee pursuant to section 1102 of the Bankruptcy Code to serve in the Chapter 11 Case. The Debtor submits this Supplemented and Restated Disclosure Statement pursuant to section 1125 of the Bankruptcy Code to holders of impaired Claims and holders of its outstanding common stock, par value $ .01 per share ("Old Common Stock"), in connection with the proceedings seeking confirmation of the Plan, which has been proposed by the Debtor and filed with the Bankruptcy Court, a copy of which is attached as Annex A hereto. Unless otherwise defined herein, all capitalized terms contained herein shall have the meanings ascribed to them in the Plan.

          This Supplemented and Restated Disclosure Statement (As Amended) re Debtor's Plan of Reorganization under Chapter 11 of the Bankruptcy Code ("Disclosure Statement") sets forth information regarding the history of the Debtor, its business, the filing of the Petition and the Plan, and alternatives thereto. Its purpose is to provide the holders of impaired Claims and Old Common Stock adequate information to assist them in making an informed decision regarding acceptance or rejection of the Plan. Each holder of an impaired Claim or Old Common Stock should read this Disclosure Statement (including its Annexes) and the Plan (including its Exhibits) in their entirety and consider them with such holder's legal and financial advisors in connection with proceedings seeking confirmation of the Plan. No person has been authorized by the Debtor to utilize for purposes of solicitation any information concerning the Debtor or its business other than the information contained or referred to herein.

          Pursuant to the Bankruptcy Code, only holders of Allowed Claims in Class 1 (Other Priority Claims) and Class 4 (General Unsecured Claims), and holders of Old Common Stock, whose Equity Interests are classified as Class 5 (Classes 1, 4, and 5 being referred to collectively as the "Voting Classes"), are entitled to vote on the Plan. Holders of Claims in Class 2 (FNBB Claim) and Class 3 (Other Secured Claims) are not entitled to vote on the Plan and are deemed to have accepted the Plan because their Claims are not impaired. For a description of the Classes of Claims and of the Equity Interests and their treatment under the Plan, see "The Plan of Reorganization -- Classification and Treatment of Claims and Interests."

          Except as described below, the Plan may be confirmed only if accepted by each Voting Class. The Bankruptcy Code defines "acceptance" (i) with respect to a class of impaired Claims, as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such class whose holders cast ballots and (ii) with respect to a class of impaired Equity Interests (in this case, the Old Common Stock), as acceptance by holders of at least two-thirds of the Allowed Equity Interests in such class whose holders cast ballots. Holders of impaired Claims and of Old Common Stock may vote either to accept or to reject the Plan.

          AS DISCUSSED BELOW, HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS, HOLDERS OF ALLOWED OTHER PRIORITY CLAIMS, AND HOLDERS OF OLD COMMON STOCK PREVIOUSLY VOTED ON THE "DEBTOR'S AMENDED PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE" (THE "PRIOR PLAN"), WHICH WAS FILED BY THE DEBTOR ON OCTOBER 23, 1996, AND THE BANKRUPTCY COURT FOUND AT A CONFIRMATION HEARING ON THE PRIOR PLAN HELD ON JANUARY 6, 1997, THAT THE PRIOR PLAN WAS ACCEPTED BY THE REQUISITE MAJORITIES OF ALL VOTING CLASSES. THE PLAN IS A MODIFICATION AND RESTATEMENT OF THE PRIOR PLAN PURSUANT TO SECTION 1127(a) OF THE BANKRUPTCY CODE, AND, AS PROVIDED IN SECTION 1127(d) OF THE BANKRUPTCY CODE, ANY HOLDER OF A CLAIM OR EQUITY INTEREST OF A VOTING CLASS THAT VALIDLY ACCEPTED OR REJECTED THE PRIOR PLAN IS DEEMED TO ACCEPT OR REJECT, AS THE CASE MAY BE, THE PLAN, UNLESS, AS SET FORTH IN THE ORDER AND NOTICE WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, SUCH HOLDER CHANGES SUCH HOLDER'S PREVIOUS ACCEPTANCE OR REJECTION WITHIN THE TIME PERIOD THAT HAS BEEN FIXED BY THE BANKRUPTCY COURT. See "Summary -- Background," "Confirmation Procedure," and "Voting Procedures."

          THE DEBTOR BELIEVES THAT THE PLAN PROVIDES THE BEST FEASIBLE RECOVERIES TO THE HOLDERS OF IMPAIRED CLAIMS AND TO THE HOLDERS OF OLD COMMON STOCK AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF SUCH HOLDERS. THE DEBTOR THEREFORE RECOMMENDS THAT HOLDERS OF IMPAIRED CLAIMS AND HOLDERS OF OLD COMMON STOCK ACCEPT THE PLAN.
                            ------

          THE UNSECURED CREDITORS' COMMITTEE AND THE BONDHOLDERS' COMMITTEE HAVE APPROVED THE PLAN AND HAVE RECOMMENDED ACCEPTANCE OF THE PLAN BY HOLDERS
OF GENERAL UNSECURED CLAIMS.                ----------

          THE EQUITY COMMITTEE PREVIOUSLY APPROVED THE PRIOR PLAN AND RECOMMENDED ACCEPTANCE OF THE PRIOR PLAN BY HOLDERS OF OLD COMMON STOCK.
            ----------
(THE MEMBERS OF THE EQUITY COMMITTEE HAVE SINCE RESIGNED.)

          The Plan provides for the payment in full of Allowed Other Priority Claims, and the Debtor therefore expects acceptance of the Plan by holders of such claims.

          In the event of any rejection of the Plan by one or more impaired classes, the Debtor reserves the right to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code, which permits confirmation of the Plan notwithstanding rejection by one or more impaired classes if the Court finds that the Plan does not discriminate unfairly and is "fair and equitable" with respect to the rejecting class or classes.

          For a more detailed description of the requirements for acceptance of the Plan and of the criteria for confirmation notwithstanding rejection by certain classes, see "Confirmation Procedure."

          Attached as Annexes to this Disclosure Statement are copies of the following:

          1.   The Plan (Annex A);

          2. Consolidated Financial Statements of the Debtor and Management's Discussion and Analysis (Annex B);

          3.   List of Senior Claims (Annex C);

          4.   Schedule of Pending or Threatened Litigation (Annex D); and

          5.   Interim Findings of Fact and Conclusions of Law re
Confirmation of Debtor's Amended Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the "Interim Findings and Conclusions") (Annex E).

          Also accompanying this Disclosure Statement are copies of the following:

          1. The Order of the Bankruptcy Court approving this Disclosure Statement and providing notice of the confirmation hearing, the deadlines and procedures for voting and for objecting to confirmation of the Plan, and related matters (the "Order and Notice"); and

          2. The form for changing previous acceptance or rejection of the Prior Plan or for voting for the first time on the Plan (the "Modification Ballot").

          Forms of certain documents referred to in the Plan are contained in a separate Plan Documentary Supplement which has been filed with the Clerk of the Bankruptcy Court. Such Plan Documentary Supplement may be inspected in the office of the Clerk of the Bankruptcy Court, Park Place Building, 1200 Sixth Avenue, Seattle, Washington. Holders of Claims and Old Common Stock may obtain copies of the Plan Documentary Supplement or excerpts therefrom by placing an order for copies from Nightrider, Attention: Tom Strange, 1401 Third Avenue, Suite 200, Seattle, Washington 98101, telephone number (205) 233-9066; or upon written request to the Debtor at its principal offices, 12413 Willows Road N.E., Kirkland, Washington 98034, Attention: Debbie Brownfield, Chief Financial Officer.

          The Bankruptcy Court has approved this Disclosure Statement as containing information of a kind and in sufficient detail, as far as is reasonably practicable in light of the nature and history of the Debtor and the condition of its books and records, adequate to enable hypothetical, reasonable investors typical of the holders of impaired Claims and Old Common Stock to make an informed judgment as to whether to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR THE MERITS OF THE PLAN.

          THE ISSUANCE OF SHARES OF NEW COMMON STOCK, NEW WARRANTS, AND CERTAIN OTHER SECURITIES TO HOLDERS OF CLAIMS AND EQUITY INTERESTS PURSUANT TO THE PLAN WILL NOT BE REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY STATE SECURITIES OR "BLUE SKY" LAW; SUCH NEW COMMON STOCK, NEW WARRANTS, AND CERTAIN OTHER SECURITIES WILL BE ISSUED IN RELIANCE UPON THE EXEMPTION FROM SECURITIES ACT AND EQUIVALENT STATE LAW REGISTRATION PROVIDED BY SECTIONS 1145(a)(1) AND (2) OF THE BANKRUPTCY CODE. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT.

          THIS DOCUMENT WAS COMPILED FROM INFORMATION OBTAINED BY THE DEBTOR FROM NUMEROUS SOURCES BELIEVED TO BE ACCURATE TO THE BEST OF THE DEBTOR'S KNOWLEDGE, INFORMATION, AND BELIEF. HOWEVER, NOTHING CONTAINED HEREIN SHALL OR SHALL BE DEEMED TO BE AN ADMISSION OR A

DECLARATION AGAINST INTEREST BY THE DEBTOR FOR PURPOSES OF ANY EXISTING OR FUTURE LITIGATION.

          EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, NOTHING CONTAINED HEREIN SHALL BE ATTRIBUTABLE TO OR IS DERIVED FROM OR REPRESENTED TO BE ACCURATE BY THE COMMITTEES, BY ANY HOLDER OF A CLAIM OR OLD COMMON STOCK, OR BY ANY OF THEIR RESPECTIVE ADVISORS, NOR HAVE THE COMMITTEES, ANY SUCH HOLDER OR ANY SUCH ADVISOR INDEPENDENTLY VERIFIED THE INFORMATION SET FORTH HEREIN.

          ALTHOUGH THE DEBTOR'S PROFESSIONAL ADVISORS HAVE ASSISTED IN THE PREPARATION OF THIS DISCLOSURE STATEMENT BASED UPON FACTUAL INFORMATION AND ASSUMPTIONS RESPECTING FINANCIAL, BUSINESS, AND ACCOUNTING DATA PROVIDED BY THE DEBTOR, THEY HAVE NOT INDEPENDENTLY VERIFIED THE INFORMATION SET FORTH HEREIN AND MAKE NO REPRESENTATION AS TO THE ACCURACY THEREOF.

          SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The information contained under the caption "Certain Financial Projections" and certain other statements contained or incorporated by reference herein, including, without limitation, statements containing the words "believes," "anticipates," "expects," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: national and local general economic and market conditions; demographic changes; liability and other claims asserted against the Company; competition; the loss of significant customers or suppliers; fluctuations in operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; ownership of Common Stock; volatility of stock price; and other factors referenced herein. Certain of these factors are discussed in more detail elsewhere herein, including, without limitation, under the captions "Risk Factors," "The Company," "Capitalization," and "Certain Financial Projections". GIVEN THESE UNCERTAINTIES, THOSE READING THIS DISCLOSURE STATEMENT ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained or incorporated by reference herein to reflect untrue events or developments.

          After carefully reviewing this Disclosure Statement and the Plan, including the respective Annexes and Exhibits, each holder of an impaired Claim or Old Common Stock should decide whether to change such holder's previous acceptance or rejection of the Prior Plan (or, if such holder did not previously vote on the Prior Plan, such holder should vote on the Plan). Any such changed vote or new vote should be indicated on the enclosed Modification Ballot and returned in the envelope provided. If you have a Claim in more than one Voting Class, or if you hold both Claims and Old Common Stock, you should utilize a separate Modification Ballot for each Claim and for your Old Common Stock if you wish to change your previous acceptance or rejection or vote for the first time. IF YOU PREVIOUSLY VOTED TO ACCEPT OR REJECT THE PRIOR PLAN AND DO NOT WISH TO CHANGE YOUR VOTE, NO ACTION IS NECESSARY.

          TO BE COUNTED, YOUR MODIFICATION BALLOT MUST BE COMPLETELY FILLED IN, SIGNED, AND TRANSMITTED IN THE MANNER SPECIFIED IN THE MODIFICATION BALLOT SO THAT IT IS RECEIVED BY THE VOTING DEADLINE SPECIFIED IN THE MODIFICATION BALLOT. PLEASE FOLLOW CAREFULLY ALL INSTRUCTIONS CONTAINED IN THE MODIFICATION BALLOT. ANY MODIFICATION BALLOTS RECEIVED WHICH DO NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR WHICH INDICATE BOTH AN ACCEPTANCE AND REJECTION OF THE PLAN WILL NOT BE COUNTED. See "Voting Procedures."

          DO NOT RETURN YOUR SECURITIES WITH YOUR MODIFICATION BALLOT.

          If you have any questions about the procedure for voting, or if you did not receive a Modification Ballot, received a damaged Modification Ballot, or have lost your Modification Ballot, or if you would like any additional copies of this Disclosure Statement, please write to Ryan, Swanson & Cleveland, 1201 Third Avenue, Suite 3400, Seattle, Washington 98101,
Attention:  Anne K. Dudley, Legal Assistant, or call (206) 464-4224.

          The Bankruptcy Court has scheduled a hearing on confirmation of the Plan (the "Confirmation Hearing") on the date and at the place specified in the Order and Notice accompanying this Disclosure Statement. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed on or before the date specified in the Order and Notice in the manner described under "Confirmation Procedure - Confirmation Hearing." The Confirmation Hearing may be continued from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Confirmation Hearing or at any subsequent continued Confirmation Hearing.

                                      II.

                                   SUMMARY

          The following is a summary of certain information contained elsewhere in this Disclosure Statement. Reference is made to, and this Summary is qualified in its entirety by reference to, the more detailed information contained herein and in the Annexes hereto. Holders of impaired Claims or Old Common Stock are urged to read this Disclosure Statement and the Annexes hereto in their entirety. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Plan attached hereto as Annex A.

     A.   THE DEBTOR.

          The Debtor is a Northwest-based regional retailer of moderately priced casual apparel. The Company, which has been operating in the Northwest for approximately thirty years, is well recognized in the region as a retailer of nationally recognized brand name apparel such as Levi, Liz Claiborne, Lee, Bugle Boy, Jockey, Alfred Dunner, Koret, OshKosh, and Health-Tex. Lamonts operates 38 stores in five states and employs approximately 1,600 employees. The Company's stores average approximately 47,000 square feet and are generally located in top quality shopping centers and high traffic malls.

          The Company was incorporated in Delaware as Texstyrene Corporation in 1985, changed its name to Aris Corporation in October 1988 and to Lamonts Corporation in April 1991. In September 1989, the Company acquired Lamonts Apparel, Inc. ("Apparel") from LH Group, Inc., a subsidiary of Northern Pacific Corporation. Prior to the completion of the divestiture of its original core business in August 1989, the Company manufactured expandable polystyrene beads and converted them into foam cups and containers, insulation products, packing materials, and custom-molded packaging products. Apparel's predecessor was incorporated in Washington in May 1923. On October 30, 1992, Apparel was merged with and into the Company and the name of the Company was changed to Lamonts Apparel, Inc.

     B.   BACKGROUND.

          As a result of financial difficulties, during the second half of its 1992 fiscal year, the Company and its financial advisors commenced negotiations with certain of the Company's creditors and stockholders regarding a restructuring of the Company's indebtedness. On October 30, 1992, the Company completed a comprehensive recapitalization (the "Recapitalization") pursuant to which, among other things, the Company issued an aggregate of $75.0 million in principal amount of its 10-1/4% Senior Subordinated Notes due 1999 (the "Old 10-1/4% Notes"). As a result of the Recapitalization, the Company's funded debt was reduced by $63.6 million.

          On December 1, 1993, the Company completed a capital infusion and debt reduction plan (the "Infusion") that further reduced the Company's debt. The transaction included, among other things, the repurchase of $13.0 million aggregate principal amount of Old 10-1/4% Notes, at par, together with accrued interest through the repurchase date, and the concurrent amendment of the terms of the Old 10-1/4% Notes that remained outstanding to, among other things, prospectively reduce the interest rate of such Old 10-1/4% Notes from 11-1/2% (the original rate at issuance) to 10-1/4%.

          On June 10, 1994, the Company further amended the terms of the Old 10-1/4% Notes to provide, among other things, that interest payments due on the Old 10-1/4% Notes through November 1, 1995 could be paid, at the Company's option, either in cash, at a rate of 12% per annum, or in additional Old 10-1/4% Notes ("PIK Interest"), at a rate of 13% per annum.
In accordance with the amendment, the Company elected to issue additional Old 10-1/4% Notes at the PIK Interest rate of 13% for the November 1, 1994 interest payment. Interest continued to accrue on the Old 10-1/4% Notes until the date of filing of the Chapter 11 Case. In addition, on June 10, 1994, the Company issued warrants (the "Old Warrants") initially to purchase up to an aggregate of approximately 2 million shares of Old Common Stock (or approximately 10% of the Old Common Stock then outstanding after giving effect to the exercise of such Old Warrants) to the holders of the Old 10-1/4% Notes. The Old Warrants provided that they could be exercised on or prior to June 10, 1999, at an initial exercise price of $1.00 per share of Old Common Stock. As of the date hereof, none of the Old Warrants have been exercised.

          On October 18, 1994, the holders of all outstanding Old 10-1/4% Notes (i) granted the Company the option to exchange the Old 10-1/4% Notes for shares of Old Common Stock, representing approximately 70% of the Old Common Stock outstanding immediately following the exchange, and $50.0 million aggregate liquidation preference of a new series of preferred stock of the Company, and (ii) released the collateral securing the Old 10-1/4% Notes and generally subordinated the Company's obligations under the Old 10-1/4% Notes so that they are junior to trade payables and certain other liabilities, subject to certain exceptions. The Company could exercise its option to exchange the Old 10-1/4% Notes on or prior to March 31, 1995. However, on March 27, 1995, the Company received an extension from the holders of the Old 10-1/4% Notes to extend indefinitely the time within which the Company may exercise its option to require the holders to exchange their Old 10-1/4% Notes; provided, however, that a majority of the holders of the Old 10-1/4% Notes may terminate such extension upon 60 days notice to the

Company. See "The Plan Of Reorganization -- Summary Of Certain Other Provisions Of The Plan -- Compromise Of Subordination Disputes" for a discussion of the treatment of such option.

          Despite the foregoing, the Company's financial position continued to deteriorate through 1994. The Company's ability to service its debt and to obtain trade credit was dependent on its performance, which continued to fall short of projected results. In response to its deteriorating financial condition, the Company determined that a more significant financial and operational restructuring was necessary. Accordingly, on January 6, 1995, the Company filed the Petition and commenced the Chapter 11 Case.

          Lamont's new management, which began operating the Company in November of 1994, believes that Lamonts has made substantial progress in improving its business operations in the period since the commencement of the Chapter 11 Case. The Company has closed unprofitable stores, eliminated unprofitable merchandise lines, added a home decor line, replaced its shoe licensee, and reduced operating expenses. The Company has also refocused its merchandising strategy on casual apparel and expects to continue to build its merchandise categories in the Men's, Children's, Misses, and Special Sizes areas and to promote nationally recognized brands. In addition, the new management team has implemented new merchandising strategies designed to:
(i) improve the quality of merchandise offered while maintaining price points geared to the Company's customer base; (ii) reduce cash operating expenses; and (iii) reduce inventory levels and increase inventory turns to improve the Company's performance. As a result, the age and quality of inventory have improved significantly. The Company also has initiated a policy to markdown and clear out any unsold merchandise within its respective season.

          In order to emerge from Chapter 11, the Debtor engaged in negotiations with the Committees with a view to effecting a financial restructuring. After extensive discussions, the Debtor and the Committees negotiated a financial restructuring contemplating the satisfaction of General Unsecured Claims with New Common Stock and New Warrants. The Prior Plan incorporated the results of those negotiations and was designed significantly to reduce and restructure the Debtor's outstanding indebtedness.

          The Prior Plan and a disclosure statement in respect of the Prior Plan (the "Prior Disclosure Statement") were filed with the Bankruptcy Court and, after notice and a hearing on October 24, 1996, the Bankruptcy Court approved the Prior Disclosure Statement. The Prior Plan, the Prior Disclosure Statement, ballots, and other solicitation materials approved by the Bankruptcy Court were distributed to all known holders of Claims and Equity Interests and other parties in interest. A confirmation hearing with respect to the Prior Plan commenced on January 6, 1997, and the Bankruptcy Court determined that the Prior Plan was accepted by (i) 100% of the holders of Class 1 Other Priority Claims who timely voted to accept or reject the Prior Plan, (ii) the holders of Class 4 General Unsecured Claims totaling approximately 99.3% in dollar amount and 95.7% in number of such Claims of holders who timely voted to accept or reject the Prior Plan, and (iii) the holders of Class 5 Old Common Stock totaling approximately 97.7% in amount of shares of holders who timely voted to accept or reject the Prior Plan.

          Pursuant to a "Stipulation re Procedures for Confirmation of Plan; and Order Thereon" among the Debtor and the Committees, which was approved by the Bankruptcy Court on December 20, 1996, the Debtor demonstrated at the confirmation hearing on January 6, 1997 that all confirmation requirements have been satisfied, except for certain "Deferred Confirmation Requirements" specified in that stipulation, and the Bankruptcy Court entered the Interim Findings and Conclusions. At the request of the Debtor and the Committees, the Bankruptcy Court deferred final confirmation of the Prior Plan in order to afford the parties time to explore opportunities to raise additional working capital.

          After negotiations among the Debtor, FNBB, and the Surety, FNBB extended, and the Surety guarantied, an additional credit facility in the form of a term loan (the "Term Loan") to the Debtor in the principal amount of $10 million, resulting in an increase in the maximum amount of the Company's line of credit from $32 million to $42 million. See "Description of FNBB Facility." The Plan is a modification and restatement of the Prior Plan to take into account, inter alia, the Term Loan and the New Class C Warrants and New Special Voting Common Stock to be issued to the Surety as contemplated by the FNBB Facility. The Debtor and the Committees are now seeking final confirmation of the Plan.

     C.   RECOMMENDATIONS.

          The Debtor believes that the Plan provides the best feasible recoveries to holders of impaired Claims and to the holders of Old Common Stock and is in the best interests of such holders. ACCORDINGLY, THE DEBTOR RECOMMENDS THAT ALL SUCH HOLDERS ACCEPT THE PLAN.

          THE UNSECURED CREDITORS' COMMITTEE AND THE BONDHOLDERS' COMMITTEE HAVE APPROVED THE PLAN AND HAVE RECOMMENDED ACCEPTANCE OF THE PLAN BY HOLDERS OF GENERAL UNSECURED CLAIMS.

          THE EQUITY COMMITTEE PREVIOUSLY APPROVED THE PRIOR PLAN AND RECOMMENDED ACCEPTANCE OF THE PRIOR PLAN BY HOLDERS OF OLD COMMON STOCK. (THE MEMBERS OF THE EQUITY COMMITTEE HAVE SINCE RESIGNED.)

     D.   OVERVIEW OF THE PLAN.

          THE FOLLOWING OVERVIEW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH IS ATTACHED HERETO AS ANNEX A. IN THE EVENT OF ANY INCONSISTENCY, THE PLAN WILL CONTROL. FOR A MORE DETAILED DESCRIPTION, SEE "THE PLAN OF REORGANIZATION," "CAPITALIZATION," "DESCRIPTION OF FNBB FACILITY," "DESCRIPTION OF NEW COMMON STOCK AND NEW SPECIAL VOTING COMMON STOCK," "DESCRIPTION OF NEW WARRANTS AND NEW CLASS C WARRANTS," AND "MANAGEMENT -- EMPLOYEE STOCK OPTION PLAN; DESCRIPTION OF NEW EMPLOYEE STOCK OPTIONS."

          The principal features of the Plan are as follows:

          The Plan provides for Lamonts to issue New Common Stock and New Warrants in exchange for and in satisfaction of certain existing Claims and Old Common Stock, and to issue New Class C Warrants and New Special Voting Common Stock to the Surety, as provided in the FNBB Facility, in partial exchange for the FNBB Claim and in consideration for the guaranty of the Term Loan by the Surety. All equity securities outstanding as of the Effective Date will be canceled and extinguished. Specifically, a total of 9,000,000 shares of New Common Stock are to be issued pursuant to the Plan as of the Effective Date. In addition, New Class A Warrants exercisable for the purchase of 2,203,320 shares of New Common Stock, New Class B Warrants exercisable for the purchase of 800,237 shares of New Common Stock, New Class C Warrants exercisable for the purchase of 3,429,588 shares of New Common Stock, and 10 shares of New Special Voting Common Stock are to be issued pursuant to the Plan as of the Effective Date. Further, the Gordian Warrants are to be issued pursuant to the Plan as of the 120th day following the Effective Date. Lamonts will also issue, on the terms and conditions set forth in the Plan, New Employee Stock Options for distribution to specified employees of the Reorganized

Debtor, who will receive (i) options initially exercisable for the purchase of 1,000,000 shares of New Common Stock with an initial exercise price of $1.00 per share; (ii) additional options to purchase 333,729 shares of New Common Stock, as described below, to prevent dilution resulting from the issuance of the New Warrants, and (iii) New Class C Warrants to purchase 381,065 shares of New Common Stock, as described below, to prevent dilution resulting from the issuance of the New Class C Warrants to the Surety.

          Holders of Allowed Claims and Allowed Equity Interests will be treated in the following manner:

          1.   FNBB CLAIM.

          The FNBB Claim will be treated in accordance with all of the provisions of the FNBB Facility, and all of the legal, equitable, and contractual rights to which FNBB and the Surety are entitled under the FNBB Facility will be left unaltered. As provided under the FNBB Facility, on the Effective Date or as soon thereafter as is practicable, the Surety will receive, in partial exchange for the FNBB Claim, both of the following: (i) New Class C Warrants exercisable for the purchase of 3,429,588 shares of New Common Stock, and (ii) 10 shares of New Special Voting Common Stock, representing all of the authorized shares of the New Special Voting Common Stock. In addition, as of the Effective Date, in conjunction with the issuance of such securities, the Surety will be entitled to the benefits of the Grant of Registration Rights contained the Plan Documentary Supplement, which will be deemed an obligation of the Reorganized Debtor, subject to the limitations contained therein.

          2.   GENERAL UNSECURED CLAIMS.

          On the Effective Date or as soon thereafter as is practicable, each holder of an Allowed General Unsecured Claim will receive, in exchange for and satisfaction of such Claim, all of the following: (i) its Pro Rata Share of 8,800,000 shares of New Common Stock (representing approximately 97.78% of the primary shares of New Common Stock which will be issued and outstanding as of the Effective Date or approximately 51.32% of the fully diluted shares of New Common Stock assuming exercise of all New Warrants, all New Class C Warrants, and all New Employee Stock Options), (ii) its Pro Rata Share of New Class A Warrants exercisable for the purchase of 2,203,320 shares of New Common Stock (representing a number of shares equal to approximately 24.48% of the primary shares of New Common Stock which will be issued and outstanding as of the Effective Date or approximately 12.85% of the fully diluted shares of New Common Stock assuming exercise of all New Warrants, all New Class C Warrants, and all New Employee Stock Options), and (iii) its Pro Rata Share of New Class B Warrants exercisable for the purchase of 700,237 shares of New Common Stock (representing a number of shares equal to approximately 7.78% of the primary shares of New Common Stock which will be issued and outstanding as of the Effective Date or approximately 4.08% of the fully diluted shares of New Common Stock assuming exercise of all New Warrants, all New Class C Warrants, and all New Employee Stock Options). See "Common Stock Ownership -- Dilution." A portion of the securities otherwise distributable to certain specified holders of Allowed General Unsecured Claims will instead be distributed to certain other specified holders of Allowed General Unsecured Claims (primarily trade creditors) who are entitled to the benefits of settlements under the Plan of disputes regarding subordination provisions of the respective indentures governing the Old 10-1/4% Notes and the Old 13-1/2% Notes. See "The Plan of Reorganization - Summary of Certain Other Provisions of the Plan - Compromise of Subordination Disputes." In addition, as of the Effective Date, in conjunction with the issuance of such securities, certain holders of the New Common Stock and the New Warrants will be entitled to the benefits of the Grant of Registration Rights contained in the Plan Documentary Supplement, which will be deemed an obligation of the Reorganized Debtor, subject to the limitations contained therein. The Unsecured Creditors' Committee and the Bondholders' Committee have each approved the treatment of holders of Allowed General Unsecured Claims under the Plan and the compromise of the subordination disputes provided for under the Plan.

          3.   OLD COMMON STOCK.

          All outstanding shares of Old Common Stock will be canceled, and, on the Effective Date or as soon thereafter as is practicable, each holder of Old Common Stock of record as of the Effective Date will receive in exchange therefor (i) its Pro Rata Share of 200,000 shares of New Common Stock (representing approximately 2.22% of the primary shares of New Common Stock which will be issued and outstanding as of the Effective Date or approximately 1.17% of the fully diluted shares of New Common Stock assuming exercise of all New Warrants, all New Class C Warrants, and all New Employee Stock Options), and (ii) its Pro Rata Share of New Class B Warrants exercisable for the purchase of 100,000 shares of New Common Stock (representing a number of shares equal to approximately 1.11% of the primary shares of New Common Stock which will be issued and outstanding as of the Effective Date or approximately 0.58% of the fully diluted shares of New Common Stock assuming exercise of all New Warrants, all New Class C Warrants, and all New Employee Stock Options). See "Common Stock Ownership -- Dilution." In addition, as of the Effective Date, in conjunction with the issuance of such securities, certain holders of the New Common Stock and the New Warrants will be entitled to the benefits of the Grant of Registration Rights contained in the Plan Documentary Supplement, which will be deemed an obligation of the Reorganized Debtor, subject to the limitations contained therein. The Equity Committee previously approved the treatment of holders of Equity Interests under the Prior Plan.

          4.   PRIORITY CLAIMS.

          Allowed Priority Claims (other than Priority Tax Claims) are to be paid in full, in cash, on the Effective Date or as soon thereafter as is practicable, or as may otherwise be agreed by the holder of any such Claim. Allowed Priority Tax Claims will be treated in the same manner, except for those Allowed Deferred Payment Tax Claims listed in Exhibit E to the Plan, which will be paid by the Reorganized Debtor in equal quarterly installments with interest over a period not exceeding six years after the date of assessment of each such Claim, as provided in section 1129(a)(9)(C) of the Bankruptcy Code.

          5.   OTHER SECURED CLAIMS.

          Allowed Secured Claims, other than the FNBB Claim, will be reinstated and paid in accordance with their terms.

     E.   SELECTED HISTORICAL FINANCIAL INFORMATION.

          The following tables set forth certain selected historical financial data for the Company and should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto included in Annex B hereto. The following financial data is not necessarily comparable for the periods presented because of the effects of, among other things, the consummation of the Recapitalization in October 1992 and the Company's change in fiscal year end in 1995. However, for purposes of comparing the data for the 1995 fiscal year, the Company has provided data for the comparable prior year period which are derived from unaudited financial records of the Company. The selected historical financial information of the Company at February 1, 1997, February 3, 1996, October 29, 1994, October 30, 1993, and

October 31, 1992 and for the years then ended has been derived from the historical consolidated financial statements of the Company audited by Coopers & Lybrand LLP, independent auditors. The summary financial and operating information for the 52 weeks ended January 28, 1995, the Quarter ended January 28, 1995, the six months ended August 2, 1997 and August 3, 1996, and the two months ended October 4, 1997 and October 5, 1996 has not been audited and does not include all disclosures required by generally accepted accounting principles.

                             LAMONTS APPAREL, INC.
             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            52 weeks ended  53 weeks ended  52 weeks ended  Quarter ended
                                             Feb. 1, 1997     Feb. 3, 1996   Jan. 28, 1995  Jan. 28, 1995
                                                                              (unaudited)    (unaudited)
                                            -------------------------------------------------------------
STATEMENT OF OPERATIONS DATA
Revenues (1)                                   $203,602         $199,548       $231,199        $71,014
Cost of merchandise sold                        130,480          131,677        175,330         60,587
                                            -------------------------------------------------------------
Gross profit                                     73,122           67,871         55,869         10,427
                                            -------------------------------------------------------------

Operating and administrative expenses            67,173           71,372         87,807         22,400
Depreciation and amortization                     7,999            9,232         11,355          2,666
Impairment of long-lived assets                   4,170               --             --             --
Store closure costs                                  --               --          7,200             --
                                            -------------------------------------------------------------
Operating costs                                  79,342           80,604        106,362         25,066
                                            -------------------------------------------------------------

Earnings (loss) from continuing
 operations before other income/
 (expense), reorganization expenses,
 income tax provision/(benefit), and
 extraordinary item                              (6,220)         (12,733)       (50,493)       (14,639)
Other income (expense):
Interest expense
  - Cash                                         (5,053)          (5,098)        (6,698)        (1,356)
  - Non-cash (2)                                     --               --         (5,160)        (1,670)
Other income (expense)                               12              196             27             29
                                            -------------------------------------------------------------

Loss from continuing operations before
 reorganization expenses, income tax
 provision/(benefit), and extraordinary
 item                                           (11,261)         (17,635)       (62,324)       (17,636)
Reorganization expenses                           6,037            7,240          7,499          7,499
                                            -------------------------------------------------------------

Loss from continuing operations before
 income tax provision/(benefit) and
 extraordinary item                             (17,298)         (24,875)       (69,823)       (25,135)
Income tax provision/(benefit)                       --               --           (400)            --
                                            -------------------------------------------------------------

Loss from continuing operations before
 extraordinary item                             (17,298)         (24,875)       (69,423)       (25,135)
Gain (loss) from discontinued operations,
 net of income taxes                                 --               --             --             --
Extraordinary item-gain on extinguishment
 of debt (3)                                         --               --             --             --
                                            -------------------------------------------------------------
Net earnings (loss)                            ($17,298)        ($24,875)      ($69,423)      ($25,135)
                                            -------------------------------------------------------------
                                            -------------------------------------------------------------

NET EARNINGS (LOSS) PER COMMON SHARE
Loss from continuing operations before
 extraordinary item                               (0.97)           (1.39)         (4.13)         (1.41)
Gain (loss) from discontinued operations,
 net of income taxes                                 --               --             --             --
Extraordinary item - gain on
 extinguishment of debt                              --               --             --             --
                                            -------------------------------------------------------------
Net earnings (loss) per common share             ($0.97)          ($1.39)        ($4.13)        ($1.41)
                                            -------------------------------------------------------------
                                            -------------------------------------------------------------

                             LAMONTS APPAREL, INC.
             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            52 weeks ended  53 weeks ended  52 weeks ended  Quarter ended
                                             Feb. 1, 1997     Feb. 3, 1996   Jan. 28, 1995  Jan. 28, 1995
                                                                              (unaudited)    (unaudited)
                                            -------------------------------------------------------------

Weighted average number of shares            17,899,906       17,893,675     16,820,257     17,883,135

BALANCE SHEET DATA (at end of period)
Working capital                                 ($3,357)         ($2,248)       $16,025        $16,025
Total assets                                     93,272          102,361        120,269        120,269
Liabilities subject to settlement under
 reorganization proceedings                     102,858          104,845        108,333        108,333
Long term debt and obligations under
 capital leases, net of current
 maturities                                       2,846               --             --             --
Stockholders' equity (deficit)                  (59,553)         (42,556)       (17,509)       (17,509)

                        LAMONTS APPAREL, INC.
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                         52 weeks ended  52 weeks ended   52 weeks ended
                                                         Oct. 29, 1994   Oct. 30, 1993    Oct. 31, 1992
                                                       --------------------------------------------------
STATEMENT OF OPERATIONS DATA
------------------------------------------------
Revenues (1)                                               $237,922        $251,015         $258,096
Cost of merchandise sold                                    163,697         157,098          156,940
                                                       --------------------------------------------------
Gross profit                                                 74,225          93,917          101,156
                                                       --------------------------------------------------

Operating and administrative expenses                        88,520          84,176           83,798
Depreciation and amortization                                11,441          11,164           13,290
Impairment of long-lived assets                                  --              --               --
Store Closure Costs                                           7,200              --               --
                                                       --------------------------------------------------
Operating costs                                             107,161          95,340           97,088
                                                       --------------------------------------------------

Earnings (loss) from continuing operations before
  other income/(expense), reorganization expenses,
  income tax provision/(benefit), and
  extraordinary item                                        (32,936)         (1,423)           4,068
Other income (expense):
Interest expense
  - Cash                                                     (8,130)        (12,477)          (9,936)
  - Non-cash (2)                                             (3,490)             --          (13,417)
Other income (expense)                                         (369)             29              417
                                                       --------------------------------------------------
Loss from continuing operations before
  reorganization expenses, income tax
  provision/(benefit), and extraordinary item               (44,925)        (13,871)         (18,868)
Reorganization expenses                                          --              --               --
                                                       --------------------------------------------------
Loss from continuing operations before income tax
  provision/(benefit) and extraordinary item                (44,925)        (13,871)         (18,868)
Income tax provision/(benefit)                                 (400)         (3,000)             710
                                                       --------------------------------------------------
Loss from continuing operations before
  extraordinary item                                        (44,525)        (10,871)         (19,578)
Gain (loss) from discontinued
  operations, net of income taxes                                --              --              283
Extraordinary item - gain on
  extinguishment of debt (3)                                     --              --           23,572
                                                       --------------------------------------------------
Net earnings (loss)                                        ($44,525)       ($10,871)          $4,277
                                                        --------------------------------------------------
                                                        --------------------------------------------------

NET EARNINGS (LOSS) PER COMMON SHARE
-----------------------------------------
Loss from continuing operations
  before extraordinary item                                  ($3.05)         ($1.22)         ($82.84)
Gain (loss) from discontinued
  operations, net of income taxes                                --              --             1.20
Extraordinary item - gain on extinguishment of debt              --              --            99.74
                                                       --------------------------------------------------
Net earnings (loss) per common share                         ($3.05)         ($1.22)          $18.10
                                                       --------------------------------------------------

Weighted average number of shares                        14,583,038       8,917,624          236,339


                        LAMONTS APPAREL, INC.
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                         52 weeks ended  52 weeks ended   52 weeks ended
                                                         Oct. 29, 1994   Oct. 30, 1993    Oct. 31, 1992
                                                       --------------------------------------------------

BALANCE SHEET DATA (at end of period)
-------------------------------------------
Working capital                                            $  9,938        $ 43,060         $ 52,327
Total assets                                                152,589         183,709          195,339
Liabilities subject to settlement under reorganization
 proceedings                                                     --              --               --
Long term debt and obligations under                         80,642          93,130           94,615
 capital leases, net of current maturities
Stockholders' equity (deficit)                                7,560          36,208           46,773


                                 LAMONTS APPAREL, INC.
                   FOOTNOTES TO SELECTED HISTORICAL FINANCIAL DATA

(1) The additional week in the 1995 fiscal year accounted for $2.2 million of revenues.

(2) Non-cash interest expense is comprised of amortization of discounts on the Company's long term debt and interest paid through issuance of additional debt.

(3) Extraordinary item reflects gain on cancellation of debt associated with the Recapitalization.

                            LAMONTS APPAREL, INC.
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)


                                                          SIX MONTHS ENDED                  TWO MONTHS ENDED
                                                          ----------------                  ----------------
                                                  August 2, 1996   August 3, 1997   October 4, 1997   October 5, 1996
                                                ------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA
---------------------------------
Revenues                                            $87,131            $87,579          $35,843           $35,098
Cost of merchandise sold                             56,038             55,954           22,883            22,428
                                                ------------------------------------------------------------------------
Gross profit                                         31,093             31,625           12,960            12,670
                                                ------------------------------------------------------------------------
Operating and administrative expenses                30,727             32,977           11,194            10,981
Depreciation and amortization                         3,761              4,037            1,230             1,347
Impairment of long-lived assets                          --              4,170               --                --
Store closure costs                                      --                 --               --                --
                                                ------------------------------------------------------------------------
Operating costs                                      34,488             41,184           12,424            12,328
                                                ------------------------------------------------------------------------

Earnings (loss) from continuing operations           (3,395)            (9,559)             536               342
  before other income/(expense),
  reorganization expenses, income tax
  provision/(benefit), and extraordinary item
Other income (expense):
Interest expense
  - Cash                                             (2,440)            (2,445)            (880)             (877)
  - Non-cash                                             --                 --               --                --
Other income (expense)                                    4                  5                1                 2
                                                ------------------------------------------------------------------------
Loss from continuing operations before               (5,831)           (12,009)            (343)             (533)
  reorganization expenses, income tax
  provision/(benefit), and extraordinary item
Reorganization expenses                                 994              1,655              332               493
                                                ------------------------------------------------------------------------
Loss from continuing operations before               (6,825)           (13,664)            (675)           (1,026)
  income tax provision/(benefit) and
  extraordinary item
Income tax provision/(benefit)                           --                 --               --                --
                                                ------------------------------------------------------------------------
Loss from continuing operations before               (6,825)           (13,664)            (675)           (1,026)
  extraordinary item
Gain (loss) from discontinued operations,
  net of income taxes                                    --                 --               --                --
Extraordinary item -- gain on
  extinguishment of debt (3)                             --                 --               --                --
                                                ------------------------------------------------------------------------
Net earnings (loss)                                 ($6,825)          ($13,664)           ($675)          ($1,026)
                                                ------------------------------------------------------------------------
                                                ------------------------------------------------------------------------


                                     LAMONTS APPAREL, INC.
                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                           (UNAUDITED)


                                                    SIX MONTHS ENDED                       TWO MONTHS ENDED
                                                    ----------------                       ----------------
                                            August 2, 1996     August 3, 1997     October 4, 1997     October 5, 1996

NET EARNINGS (LOSS) PER COMMON
------------------------------
SHARE
-----
Loss from continuing operations before
  extraordinary item                                 (0.38)             (0.76)              (0.04)              (0.06)
Gain (loss) from discontinued operations,
  net of income taxes                                --                 --                  --                  --
Extraordinary item -- gain on
  extinguishment of debt                             --                 --                  --                  --
                                               -------------------------------------------------------------------------
Net earnings (loss) per common share                ($0.38)            ($0.76)             ($0.04)             ($0.06)
                                               -------------------------------------------------------------------------
                                               -------------------------------------------------------------------------

Weighted average number of shares               17,900,053         17,900,053          17,900,053          17,900,053



BALANCE SHEET DATA (at end of period)
-------------------------------------
Working capital                                   $ (6,940)          $ (2,487)            $ 3,668            $ (2,278)
Total assets                                       100,353            106,726             102,854             107,383
Liabilities subject to settlement under
  reorganization proceedings                       102,415            103,733             103,339             103,609
Long term debt and obligations under
  capital leases, net of current maturities          2,846              2,808              12,843               2,808
Stockholders' equity (deficit)                     (66,353)           (56,192)            (67,019)            (57,208)


                                     III.

                                RISK FACTORS

          IN ADDITION TO RISKS INHERENTLY INVOLVED IN SECURITIES ISSUED PURSUANT TO A PLAN OF REORGANIZATION, NUMEROUS SPECIAL FINANCIAL RISKS ARE ASSOCIATED WITH THE PLAN AND MUST BE CAREFULLY CONSIDERED IN DETERMINING WHETHER TO ACCEPT THE PLAN. The following is intended as a summary of certain material risks associated with the Plan and the future operations of the Reorganized Debtor but is not exclusive and must be supplemented by an analysis and evaluation of the Plan and this Disclosure Statement as a whole by each holder of an impaired Claim and each holder of Old Common Stock with such person's advisors.

     A.   INHERENT UNCERTAINTY IN THE FINANCIAL PROJECTIONS.

          The financial projections set forth in this Disclosure Statement are based on numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Company, industry performance, general business and economic conditions, and other matters, many of which are beyond the control of the Company and some or all of which may not materialize. The Company's new management has developed, and the Company is implementing, changes in merchandising, advertising, and pricing strategies. There is no assurance, however, as to the timing or extent to which these changes will produce the desired effect. In addition, unanticipated events and circumstances occurring subsequent to the date the Disclosure Statement was approved by the Bankruptcy Court may affect the actual financial results of the Company's operations. These variations may be material and may adversely affect the ability of the Company to pay the obligations owing to certain creditors entitled to distributions under the Plan and other post-Effective Date indebtedness. Because the actual results achieved throughout the periods covered by projections may vary from the projected results, the projections should not be relied upon as a guaranty, representation, or other assurance of the actual results that will occur.

          SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The information contained under the caption "Certain Financial Projections" and certain other statements contained or incorporated by reference herein, including, without limitation, statements containing the words "believes," "anticipates," "expects," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: national and local general economic and market conditions; demographic changes; liability and other claims asserted against the Company; competition; the loss of significant customers or suppliers; fluctuations in operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; ownership of Common Stock; volatility of stock price; and other factors referenced herein. Certain of these factors are discussed in more detail elsewhere herein, including, without limitation, under the captions "The Company," "Capitalization," and "Certain Financial Projections". GIVEN THESE UNCERTAINTIES, THOSE READING THIS DISCLOSURE STATEMENT ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained or incorporated by reference herein to reflect untrue events or developments.

     B.   LEVERAGE.

          After giving effect to the reduction in its outstanding debt pursuant to the Plan, the Reorganized Debtor will have a reduced, but nevertheless substantial, degree of leverage. After giving effect to the Plan and the financial and operational restructuring effected pursuant thereto and in connection therewith, the Reorganized Debtor's consolidated ratio of total debt to equity on the Effective Date (assuming an Effective Date of January 31, 1998) is projected to be approximately 2.4:1. See "Capitalization" and "Certain Financial Projections - Pro Forma Balance Sheet." If the Reorganized Debtor is unable to generate sufficient cash flow from operations in the future, or if it fails to satisfy the financial covenants contained in the FNBB Facility, it could face default on its restructured obligations.

          The leveraged nature of the Reorganized Debtor's capital structure will have several important effects on the Company and its operations, including the following: (i) the Company will continue to have significant cash requirements for debt service; (ii) the financial covenants and other restrictions contained in the FNBB Facility will require the Company to meet certain financial tests and will limit its ability to borrow additional funds or to dispose of assets; (iii) because the Company's indebtedness under the FNBB Facility will bear interest at a floating rate, the Company will be sensitive to any increase in prevailing interest rates; (iv) as a result of the Company's debt service requirements and restrictions imposed under the terms of the FNBB Facility, funds available for capital expenditures and dividends will be limited; and (v) the Company's ability to meet its debt service obligations and to reduce its total debt will be dependent upon its future performance, which, in turn, will be subject to general economic conditions and to financial, business, and other factors affecting its operations, including factors beyond its control.

          The Term Loan will mature on December 26, 1999, or, if earlier, upon the maturity of the Revolver (with provision for two one-year extensions on the terms and conditions set forth in the FNBB Facility.) Although the Company will be required to make principal payments on the Term Loan commencing on October 31, 1998, the Term Loan provides for the repayment of the outstanding balance in a lump-sum or "balloon" payment at maturity. In addition, FNBB could demand repayment prior to the maturity date of the Term Loan or the Revolver if certain events of default were to occur. See "Description of FNBB Facility." The ability of the Company to repay such indebtedness at maturity or otherwise may depend upon the ability of the Company either to refinance or extend such indebtedness, to repay such indebtedness with proceeds of other capital transactions, such as the issuance of equity capital, or to sell assets. There can be no assurance that such refinancing or extension will be available on reasonable terms or at all, that additional capital will be issued, or that a sale of assets will occur. The inability to repay such indebtedness could have a material adverse effect on the Reorganized Debtor.

     C.   COMPETITION.

          The retail business in which the Company is involved is highly competitive, and the Company has certain competitors with substantially greater resources than the Company. Numerous other companies, including publicly and privately held independent stores and small chains, and department stores, also provide competition on a national and regional basis. In addition, the competitive environment is often affected by factors beyond a particular retailer's control, such as shifts in consumer preferences, changes in style, business environment, population trends, and traffic control. Although management attempts to anticipate and respond to changes in consumer preferences and changes in styles, and believes that the Company competes successfully, the Reorganized Debtor could face difficulties in continuing to compete successfully. See "The Company - Competition."

     D.   MARKET FOR NEW COMMON STOCK AND NEW WARRANTS.

          The Old Common Stock is traded in the over-the-counter market and, until January 20, 1995, was listed on the NASDAQ Stock Market's SmallCap Market. As a result of the filing, the Old Common Stock is no longer listed. Prior to the date hereof, there has been a limited public trading market for the Old Common Stock. There is no active trading market for the New Common Stock, the New Warrants, or the New Class C Warrants. Although the Company intends to utilize its reasonable best efforts to continue its compliance with requirements of applicable securities laws and to facilitate trading of the New Common Stock, there can be no assurance that any market will develop for the New Common Stock, the New Warrants, or the New Class C Warrants, as to liquidity of any such market, the ability of holders to sell such securities, or the price at which holders would be able to sell such securities.

     E.   DIVIDEND POLICY.

          The Company has never declared or paid cash dividends on its Old Common Stock or any other equity security. In addition, the FNBB Facility contains certain covenants that directly and indirectly restrict the ability of the Company to pay dividends. Such restrictions prohibit the payment of cash dividends on the New Common Stock and the New Special Voting Common Stock for the foreseeable future. See "Description of FNBB Facility."

     F.   CERTAIN ECONOMIC CONDITIONS AND RECENT OPERATING PERFORMANCE.

          The Company's business is dependent upon a high volume of sales and, with respect to its mall stores, sales are derived, in part, from a high volume of mall traffic. Volume of sales and mall traffic may be adversely affected by local, regional, or national economic downturns, new competition, and, in the case of its mall stores, by the closing of "anchor" stores. Revenues have been adversely affected by, among other things, (i) the general lower demand for apparel experienced by the Company and many other apparel retailers, (ii) the economy in the Seattle/Tacoma market, and (iii) the increase in discounter/mass merchandiser retail space in the Company's markets. Management believes that sales may continue to be adversely affected by the foregoing, among other factors. Additionally, management believes that there may be continued pressure on gross profit in order to maintain a competitive position in the Company's markets. There can be no assurance that the above factors or a future economic downturn would not have a material adverse impact on the Company.

          Management believes that the Company's profitability was also adversely affected by the Company's previous merchandising strategies. Consequently, new management has developed and implemented numerous new merchandising strategies, which are designed to: (i) improve the quality of merchandise offered while maintaining price points geared to the Company's customer base; (ii) organize merchandising efforts in key departments on an integrated basis in order to streamline operations and focus responsibility for merchandise presentation and a more attractive mix of quality, price and availability; (iii) reduce or eliminate low-margin items and departments and add higher margin goods; and (iv) improve inventory mix to reduce the need for inventory markdowns. In addition, the Company adopted a policy to markdown and clear out unsold merchandise with specific "out" dates set by classification. There can be no assurance, however, that the above strategies will continue to result in improved profitability.

     G.   RESTRICTIVE COVENANTS.

          The FNBB Facility includes affirmative and negative covenants which substantially restrict many aspects of the Company's operations and finances. Such covenants include, without limitation, a prohibition on dividends and restrictions on capital expenditures and the incurrence of indebtedness. The covenants will reduce the Company's operational and financial flexibility and its ability to respond to changing retail conditions and take advantage of attractive business opportunities. See "Description of FNBB Facility."

     H.   DILUTION.

          The New Common Stock to be issued as of the Effective Date under the Plan is subject to dilution by the additional shares of New Common Stock issuable upon exercise of the New Class A Warrants, the New Class B Warrants, the New Class C Warrants, the New Employee Stock Options, and the Gordian Warrants. See "Common Stock Ownership - Dilution." Moreover, the Reorganized Debtor will have the right to issue additional securities (including without limitation under the Employee Stock Option Plan) in the future upon compliance with applicable law, the Amended and Restated Certificate of Incorporation, and the Amended and Restated Bylaws, which could result in further dilution.


                                     IV.

                                 BACKGROUND

     A.   GENERAL.

          Lamonts is a Northwest-based retailer with 38 stores in five states. The Company offers an assortment of moderately priced fashion apparel and accessories at competitive prices for the entire family. Lamonts purchases finished goods from approximately 1,200 vendors and uses a distribution center in Kent, Washington for processing and warehousing merchandise for distribution to its stores. Lamonts employs approximately 1,600 people in salaried, hourly, or part-time positions. Lamonts' revenues for the fiscal year ending February 1, 1997, were approximately $204 million. As of February 1, 1997, Lamonts' total assets and liabilities, at book value, approximated $93.3 million and $152.8 million, respectively. Lamonts is a publicly-held company; its stock is traded on the over-the-counter market.

     B.   FINANCIAL DIFFICULTIES.

          In the years prior to the commencement of the Chapter 11 Case, Lamonts had experienced significant financial difficulties. In addition to being overburdened by debt, Lamonts' competitive position had deteriorated over the prior three years. Revenues had declined from approximately $258 million in 1992 to approximately $251 million in 1993 and to approximately $238 million in 1994. Comparable store sales had declined by 3.8% from 1992 to 1993 and by 6.4% from 1993 to 1994. Lamonts' deteriorating financial performance was a result of several factors, including increased competition and regional economic conditions. Lamonts had also failed to respond adequately to changes in consumer demand and had failed to adopt necessary buying disciplines and merchandising strategies appropriate to new market conditions.

     C.   PRIOR FINANCIAL RESTRUCTURINGS.

          As a result of financial difficulties, during the second half of its 1992 fiscal year, the Company and its financial advisors commenced negotiations with certain of the Company's creditors and stockholders regarding a restructuring of the Company's indebtedness. On

October 30, 1992, the Company completed the Recapitalization pursuant to which, among other things, the Company issued an aggregate of $75.0 million in principal amount of its Old 10-1/4% Notes. As a result of the Recapitalization, the Company's funded debt was reduced by $63.6 million.

          On December 1, 1993, the Company completed the Infusion which included, among other things, the repurchase of $13.0 million aggregate principal amount of Old 10-1/4% Notes, at par, together with accrued interest through the repurchase date, and the concurrent amendment of the terms of the Old 10-1/4% Notes that remained outstanding to, among other things, prospectively reduce the interest rate of such Old 10-1/4% Notes from 11-1/2% (the original rate at issuance) to 10-1/4%.

          On June 10, 1994, the Company further amended the terms of the Old 10-1/4% Notes to provide, among other things, that interest payments due on the Old 10-1/4% Notes through November 1, 1995 could be paid, at the Company's option, either in cash, at a rate of 12% per annum, or in additional 10-1/4% Notes, at a rate of 13% per annum. In accordance with the amendment, the Company elected to issue additional Old 10-1/4% Notes at the PIK Interest rate of 13% for the November 1, 1994 interest payment. Interest continued to accrue on the Old 10-1/4% Notes until the Petition Date. In addition, on June 10, 1994, the Company issued the Old Warrants initially to purchase up to an aggregate of approximately 2 million shares of Old Common Stock (or approximately 10% of the Old Common Stock outstanding after giving effect to the exercise of such Old Warrants) to the holders of the Old 10-1/4% Notes. The Old Warrants could be exercised on or prior to June 10, 1999, at an initial exercise price of $1.00 per share of Old Common Stock.
As of August 2, 1997, none of the Old Warrants had been exercised.

          On October 18, 1994, the holders of all outstanding Old 10-1/4% Notes (i) granted the Company the option to exchange the Old 10-1/4% Notes for shares of Old Common Stock, representing approximately 70% of the Old Common Stock outstanding immediately following the exchange, and $50.0 million aggregate liquidation preference of a new series of preferred stock of the Company, and (ii) released the collateral securing the Old 10-1/4% Notes and generally subordinated the Company's obligations under the Old 10-1/4% Notes so that they are junior to trade payables and certain other liabilities, subject to certain exceptions. The Company could exercise its option to exchange the Old 10-1/4% Notes on or prior to March 31, 1995. However, on March 27, 1995, the Company received an extension from the holders of the Old 10-1/4% Notes to extend indefinitely the time in which the Company may exercise its option to require the holders to exchange their Old 10-1/4% Notes; provided, however, that a majority of the holders of the Old 10-1/4% Notes may terminate such extension upon 60 days notice to the Company. See "The Plan Of Reorganization -- Summary Of Certain Other Provisions Of The Plan -- Compromise Of Subordination Disputes" for a discussion of the treatment of such option.

          Despite the foregoing, the Company's financial position continued to deteriorate through its 1994 fiscal year. The Company's ability to service its debt and to obtain trade credit was dependent on its performance, which continued to fall short of projected results. In response to its deteriorating financial condition, the Company determined that a more significant financial and operational restructuring was necessary. Accordingly, on the Petition Date, Lamonts commenced the Chapter 11 Case.

     D.   OPERATIONAL RESTRUCTURING AND NEW MANAGEMENT.

          In the summer of 1994, the Board of Directors of Lamonts commenced a nationwide search through a leading retail executive recruiter for a new Chief Executive Officer. As a result, in October 1994, Lamonts offered the position of Chairman and Chief Executive

Officer to Alan Schlesinger, who was then employed as the Senior Vice President/General Merchandise Manager at May Co. Mr. Schlesinger joined Lamonts on November 22, 1994.

          Mr. Schlesinger and his new management team immediately initiated an aggressive plan to increase sales and eliminate old and less saleable inventory. They developed and implemented new merchandising and marketing strategies and buying disciplines designed to increase sales and improve operating margins. These strategies included improving the quality of the goods offered while maintaining Lamonts' traditional price points; reducing and eventually eliminating low margin merchandise and departments; reducing inventory levels; and increasing inventory turns. Lamonts also initiated a new policy to mark down and clear out old and obsolete merchandise. The Company has refocused its merchandising strategy on casual apparel and expects to continue to build its merchandise categories in the Men's, Children's, Misses, and Special Sizes areas and to promote nationally recognized brands. Moreover, aggressive actions were taken to decrease Lamonts' operating costs and, beginning in 1994, Lamonts analyzed the performance of each of its stores and determined that a number of stores should be closed because of poor performance.

     E.   DEBTOR-IN-POSSESSION ADMINISTRATION AND FINANCING.

          The Debtor believes that, since the Petition Date, it and its representatives have complied with applicable requirements of the Bankruptcy Code and Bankruptcy Rules and of the United States Trustee. At all times since the Petition Date, the Debtor has retained control of the operation and management of its business and properties as Debtor in Possession.

          Until June 4, 1996, the Company obtained its debtor in possession financing from Foothill Capital Corporation ("Foothill"), which had previously provided the Company's prepetition working capital financing. Pursuant to its loan and security agreement with Foothill dated February 17, 1995 (the "Foothill Facility"), the Company was able to borrow up to $32 million in revolving loans, including up to $15 million of letters of credit. Borrowings under the Foothill Facility, together with cash flow from operations, were used by the Company to finance general working capital requirements, including purchases of inventory and other expenditures permitted under the Foothill Facility. The Foothill Facility was secured by inventory and certain other assets and was an allowed administrative expense claim with priority over certain other administrative expenses in the Chapter 11 Case. The Foothill Facility was extended from its initial maturity date of May 17, 1996, and would have expired on the earlier of (i) August 17, 1996, with provisions for two additional quarterly renewals, or (ii) the effective date of a plan of reorganization.

          In an effort to improve its liquidity, reduce its financing costs, and obtain necessary post-confirmation financing, Lamonts, with the approval of the Committees, established a new financing relationship with FNBB under which FNBB would, among other things: (i) enhance the availability of funds to Lamonts, primarily by increasing the inventory advance rates beyond those utilized under the borrowing base formulas under the Foothill Facility; (ii) lend funds at a significantly lower overall financing cost than under the Foothill Facility; and (iii) commit to continue financing Lamonts for a term of two years after confirmation of a plan of reorganization. On June 4, 1996, the Company entered into the FNBB Facility after obtaining the approval of the Bankruptcy Court and used a portion of the proceeds of the initial $32 million revolving line of credit under the FNBB Facility to repay in full its obligations to Foothill. On September 26, 1997, the FNBB Facility was amended and restated with the approval of the Bankruptcy Court to provide the Company with the Term Loan, guarantied by the Surety, resulting in an increase in the maximum amount of the Company's line of credit from $32 million to $42 million. For a detailed description of the FNBB Facility, see "Description of FNBB Facility."

     F.   NEGOTIATIONS WITH COMMITTEES.

          Lamonts, with the assistance of its accountants and financial advisors, Coopers & Lybrand, L.L.P., developed a detailed five-year business plan and projections (the "Projections"). The Projections were distributed, on a confidential basis, to the Committees and to their attorneys and accountants in order to provide the basis for the parties' negotiation of a plan of reorganization. The Projections were subsequently revised to reflect updated results of operations and market trends.

          Lamonts has, since the Petition Date, made every effort to establish a constructive and cooperative relationship with the Committees and their members. As a result, Lamonts and the Committees have been able to resolve all issues between them that have arisen to date regarding the administration of the Chapter 11 Case by discussions and without the need for judicial intervention. In those few instances where there has been initial disagreement among Lamonts and the Committees, matters have been satisfactorily resolved by discussions. Accordingly, the parties have been free to focus their attention on the negotiation of a plan of reorganization for the ultimate resolution of the Chapter 11 Case.

          After extensive discussions, the Debtor and the Committees negotiated a financial restructuring contemplating the satisfaction of General Unsecured Claims with New Common Stock and New Warrants.

          In the course of the Plan negotiations, the Unsecured Creditors' Committee and the Bondholders' Committee contended that holders of Old Common Stock should receive no consideration under any plan and that a plan could be confirmed over the objection of the Equity Committee. The Equity Committee denied that a plan could be confirmed without the acceptance of holders of Old Common Stock. After due consideration of their respective litigation positions, the Committees and the Debtor agreed upon a mutually-satisfactory treatment of holders of Old Common Stock.

          After these extensive negotiations, Lamonts and the Committees ultimately reached agreement on the Prior Plan, and all three Committees approved the Prior Plan and recommended its acceptance by their respective constituencies. On August 22, 1997, subsequent to acceptance of the Prior Plan by all Voting Classes, but before the modification of the Prior Plan, the members of the Equity Committee resigned from that committee. The Unsecured Creditors' Committee and the Bondholders' Committee have approved the modifications to the Prior Plan and recommend acceptance of the Plan by their respective constituencies.


                                     V.

                                THE COMPANY

     A.   GENERAL.

          The Company has been operating in the Northwest for approximately thirty years and is well known in the region as a retailer of nationally recognized brand name apparel such as Levi, Liz Claiborne, Lee, Bugle Boy, Jockey, Alfred Dunner, Koret, OshKosh, and Health-Tex. The Company's stores average approximately 47,000 square feet and are generally located in top quality shopping centers and high traffic malls.

          The Company was incorporated in Delaware as Texstyrene Corporation in 1985, changed its name to Aris Corporation in October 1988 and to Lamonts Corporation in April 1991. In September 1989, the Company acquired Apparel from LH Group, Inc., a subsidiary of Northern

Pacific Corporation. Prior to the completion of the divestiture of its original core business in August 1989, the Company manufactured expandable polystyrene beads and converted them into foam cups and containers, insulation products, packing materials, and custom-molded packaging products. Apparel's predecessor was incorporated in Washington in May 1923. On
October 30, 1992, Apparel was merged with and into the Company, and the name of the Company was changed to Lamonts Apparel, Inc.

          The Company's principal office was, until May of 1996, located at 3650 131st Avenue, S.E., Bellevue, Washington 98006. In May 1996, as part of its cost cutting efforts, the Company relocated its principal office to 12413 Willows Road N.E., Kirkland, WA 98034. Its telephone number is
(425) 814-5700.

     B.   PROPERTIES.

          The Company considers its ability to maintain attractive, high traffic store locations to be a critical element of its business and a key determinant of Lamonts' future growth and profitability. Lamonts' stores are designed to maximize selling space while providing a fashionable, pleasant shopping environment.

          The Company currently operates 38 stores in the following locations:


Alaska 7                      Washington 23                 Utah 1
-----------------------       --------------------------    -------------------
Anchorage:  3 stores          Seattle area:      6 stores   Logan
Fairbanks                     Bellevue/Eastside: 4 stores
Juneau                        Spokane:           2 stores   Oregon 2
Soldotna                      Tacoma:            2 stores   -------------------
Wasilla                       Aberdeen                      Astoria
                              Marysville                    Corvallis
Idaho 5                       Moses Lake
-----------------------       Olympia
Coeur d'Alene                 Port Angeles
Idaho Falls                   Silverdale
Lewiston                      Tri-Cities
Moscow                        Wenatchee
Pocatello                     Yakima

          Of the 38 stores, 15 are located in regional malls, 14 are located in community malls, 3 are located in strip centers, and 6 are located in free-standing locations.

          All of the Company's operating stores (except one which is an owned building, subject to an operating ground lease) are currently located in leased facilities. The leases for these facilities have terms up to 30 years, with an average remaining term of 7 years, not including additional option periods. The Company leases its principal office in Kirkland, Washington. The lease, which commenced May 1996, is for approximately 30,000 square feet and expires May, 2006.

          The Company's stores range in size from 20,700 to 80,000 square feet, with a typical store averaging approximately 47,000 square feet. The interiors of Lamonts' stores are attractively decorated and are organized to maximize traffic flow and merchandise exposure. Signage and service facilities, such as fitting rooms and customer service areas, are designed to create a pleasant and convenient shopping environment.

          During 1994, the Company determined that three of its Portland, Oregon stores and all five Lamonts For Kids children's stores should be closed because of poor performance. In October 1994, the Company closed an additional store in the greater Seattle area as the lease was not renewed. Also, in connection with its operational restructuring, the Company received permission from the Bankruptcy Court to close six additional underperforming stores in early 1995. The six stores closed were located in Vancouver, Everett, and Lakewood, Washington; Medford, Oregon; Ogden, Utah; and the downtown outlet center in Spokane, Washington.

          The Company opened a new 36,000 square foot store in March 1995 in a 465,000 square foot shopping center in Issaquah, Washington. This is the Company's fourth store in the eastside area of the Seattle market.

          In January 1996, the Company received permission from the Bankruptcy Court to close an underperforming store located in Eugene, Oregon, and the Company conducted going out of business sales at this store through March 1996. The Company attempted to market the building, which it owned, but was unable to locate a purchaser, and ownership of the building reverted to the owner of the underlying land.

          In February 1996, the Company entered into a sale-leaseback transaction involving the land and building at the Company's Alderwood store in Washington. The Company sold the property for $5 million and leased the property back for a 20 year period, plus option terms.

          In October 1996, the Company received permission from the Bankruptcy Court to close four additional underperforming stores located in University City (Spokane), Washington; Twin Falls, Idaho; Missoula, Montana; and Hillsboro, Oregon.

          Management is continually evaluating store locations and operations to determine whether to close, downsize, or relocate stores that do not meet performance objectives. Management has no current plans to close any of the remaining 38 Lamonts stores.

          The Company has an arrangement with Distribution Center Systems, Inc. which provides distribution and merchandise processing services for Lamonts on a cost plus fee reimbursement basis. As part of the arrangement, the Company is a guarantor of the lease of the distribution center located in Kent, Washington. The lease has remaining future minimum rents of approximately $0.3 million per year. The initial term of the lease expires February 1998, and there is one three-year extension option. The Company is currently considering potential alternatives to the existing facility.

     C.   PURCHASING.

          The Company's centralized buying organization includes general merchandise managers, divisional merchandise managers, and buyers responsible for maintaining vendor relationships. New management teams within the merchandising departments have been assembled subsequent to the Petition Date. In addition, the Company's membership in Frederick Atkins, Inc. ("Atkins"), merchandising consultant, provides it with industry research and the ability to use Atkins' private label import program. Additionally, the Company backs certain of its direct import purchases with letters of credit issued through Atkins. Costs associated with the letters of credit are based on a fixed percentage of each draw plus a non-interest bearing deposit of 17% of annual usage.

          The Company purchases its merchandise from approximately 1,200 vendors and is not dependent on any single source of supply. The Company maintains no long term commitments with any supplier and believes that there will continue to be an adequate supply of merchandise to satisfy its current and anticipated requirements. However, like other apparel retailers, the Company is highly dependent upon its ability to obtain trade credit.

     D.   DISTRIBUTION.

          The Company utilizes a 100,000 square foot, contractor-operated distribution center dedicated to the Company for centralized receiving and marking (ticketing). Through its distribution center, the Company is able to receive and ship merchandise to its stores within a two-to-three day period. The Company believes that this distribution center enables it to monitor vendor shipments effectively, reduce receiving and marking expenses, reduce related transportation costs, improve inventory control, and reduce inventory shrinkage. The lease of this distribution center, which has an initial term running through February 1998, with one three-year extension option, is guaranteed by the Company. The Company is currently considering potential alternatives to the existing facility.

     E.   STORE OPERATIONS.

          The Company's store management team consists of a senior vice president, four regional directors, and 34 store managers. The four regional directors also serve as store managers. Store managers are primarily responsible for hiring and supervising store personnel and for day-to-day store operations. A typical Lamonts store employs a staff of 23 to 40 people, including the store manager, two to four area sales managers, and 20 to 35 sales associates, approximately two-thirds of whom are part-time.

     F.   EMPLOYEES.

          The Company has approximately 1,600 employees, approximately two-thirds of whom are part-time. Approximately 275 employees working in Seattle, Washington stores are represented by the United Food and Commercial Workers Union pursuant to a contract that expires June 12, 1999. That contract was ratified by the union's bargaining unit on August 17, 1997, and was approved by the Bankruptcy Court on September 25, 1997. Approximately 40 employees work in the Wenatchee, Washington store and are represented by the United Food and Commercial Workers Union; they have no negotiated bargaining agreement, and the employees work under the same working conditions as the Company's non-union employees. There are approximately 20 employees working in the Kirkland corporate office who are represented by the United Food and Commercial Workers Union pursuant to an employee ratified agreement that expires the earlier of March 31, 1998 or seven months following emergence from Chapter 11. Management believes that its employee relations are good.

     G.   COMPETITION.

          Lamonts competes with other specialty retail apparel stores, department stores, and discount/mass merchandisers on the basis of product range, quality, fashion, price, and service. The Company differentiates itself from its competitors by positioning itself as a focused specialty retailer with emphasis on casual wear and high quality branded products, as well as its private label "Northwest Outfitters". Principal competitors in one or more of the Company's market areas include The Bon Marche (a division of Federated Stores, Inc.), Nordstrom, J.C. Penney Co., Inc., Sears Roebuck and Company, and Mervyn's (a division of Dayton-Hudson Corporation). Many of the Company's competitors have substantially greater financial resources than the Company. See "Risk Factors -- Competition."

     H.   TRADEMARKS.

          The Company currently owns various registered trademarks which are part of its proprietary brand imports program. Management believes that, although such trademarks are significant, the Company's business is not dependent on any of such rights.

     I.   CREDIT POLICY.

          The Company offers its customers various methods of payment including cash, check, Lamonts charge card, certain major credit cards, and a lay-away plan. The Company's charge card base encompasses approximately 435,000 accounts. Future growth and intensification of the proprietary charge card base is an important element in the Company's marketing strategy because the Company believes that Lamonts charge card holders shop more regularly and purchase more merchandise than customers who pay by cash, check, or bank credit card. The Company believes that its proprietary charge card program provides additional benefits in two areas: (i) the creation of customer loyalty, and (ii) enhancement of target marketing by providing demographic and purchasing behavior information on customers.

          The Company's proprietary charge card, administered and owned by Alliance Data Systems (which purchased the charge accounts from National City Bank of Columbus), provides for the option of paying in full within 30 days of the billed date with no finance charge or with revolving credit terms. Terms of the short-term revolving charge accounts require customers to make minimum monthly payments in accordance with prescribed schedules. Through a contractual arrangement, as amended (the "Alliance Agreement"), Alliance Data Systems owns the receivables generated from purchases made by customers using the Lamonts charge card.

          The Alliance Agreement provides that the Company will be charged a discount fee of 1.95% of Net Sales, as that term is defined in the Alliance Agreement. Additionally, the Alliance Agreement provides for a supplemental discount fee equal to one-tenth of one percent (0.1%) of Net Sales for each one million dollar increment that Net Sales for a subject year are less than $48.0 million (the "Minimum Level") up to a total maximum fee of 3% of the Net Sales for the subject year. In the event of store closures, the Alliance Agreement provides that the Minimum Level may be decreased. Additionally, as of March 1, 1997, the Company is no longer responsible for any net bad debt expense. The Alliance Agreement may be terminated by either party after June 22, 1999, upon 180 days prior written notice. The Company paid National City Bank of Columbus and Alliance Data Systems $0.1 million for bad debt expense and $0.9 million in fees during Fiscal 1996.

     J.   RETURN POLICY.

          It is the Company's policy to exchange or issue a credit if a customer is not completely satisfied with any Lamonts purchase. Management believes that the Company's customer return policy and experience is consistent with industry practices.

     K.   SEASONALITY.

          The Company's sales are seasonal, with the fourth quarter being its strongest quarter as a result of the Christmas Season. The table below sets forth the effect of seasonality on the Company's business for its 1996 fiscal year and the comparable prior year period:


                                         1ST QTR            2ND QTR            3RD QTR           4TH QTR              TOTAL
                                         -------            -------            -------           -------              -----
                                                                         (DOLLARS IN THOUSANDS)
 TWELVE MONTHS ENDED FEB. 1, 1997
      Revenues                           $37,922            $49,657            $50,705           $65,318            $203,602
      %Contribution                       18.6%              24.4%              24.9%             32.1%

 TWELVE MONTHS ENDED FEB. 3, 1996
      Revenues                           $36,682            $47,711            $49,802           $65,353            $199,548
      %Contribution                       18.4%              23.9%              24.9%             32.8%

     L.   INFLATION.

          The primary items affected by inflation include the cost of merchandise, utilities, and labor. Retail sales prices are generally set to reflect such inflationary increases, the effects of which cannot be readily determined. Management of the Company believes that inflationary factors have had a minimal effect on the Company's operations during the past three years.

     M.   REGULATIONS.

          The Company is subject to Federal, state, and local laws and regulations affecting retail apparel stores generally. The Company believes that it is in substantial compliance with these laws and regulations.

     N.   PROMOTION AND MARKETING.

          Sales promotion and inventory allocation decisions are made centrally by Lamonts' corporate staff. The Company generally maintains uniformity with respect to inventory, pricing decisions, selection of promotional goods, and markdown policies throughout all of its locations.

          Lamonts advertises primarily through radio, television, newspaper inserts, direct mail, and charge statement inserts. The Company's promotional strategy is to target specific merchandise products and consumer groups, including holders of its proprietary credit card, for sale events.

     O.   SHOE LICENSEE.

          The Company has granted a license for its family shoe department to Shoe Corporation of America. Sales of the licensee approximated 6% of the Company's 1996 fiscal year revenues, but are not reflected in such revenues for financial reporting purposes because income derived by the Company from the rental fees charged to the licensee is reported as an offset to operating expenses.

     P.   CHANGE IN FISCAL YEAR.

          On March 9, 1995, the Company elected to change its fiscal year end from the Saturday closest to October 31 to the Saturday closest to January 31 in order to enhance comparability of the Company's results of operations with other apparel retailers.

     Q.   LEGAL PROCEEDINGS.

          The Company is from time to time involved in routine litigation incidental to the conduct of its business. Attached as Annex D is a listing of all litigation pending or threatened against the Company as of the date hereof. In the opinion of management, the ultimate outcome of all such matters should not have a material adverse effect on the financial position of the Company, but, if decided adversely to the Debtor, could have a material effect upon the distributions under the Plan by increasing the total amount of Allowed General Unsecured Claims or upon the operating results during the period in which such litigation is resolved.

     R.   YEAR 2000.

          The Company has evaluated the significance of the year 2000 on its existing computer systems and is currently taking steps to ensure that its computer systems will not be adversely affected by the occurrence of the year 2000. The Company will spend approximately $500,000 in the current fiscal year and $500,000 in the next fiscal year to make its computer systems year 2000 compliant, which the Company expects to be completed by the middle of 1999.

                                    VII.

                        THE PLAN OF REORGANIZATION

          The Plan is the result of substantial negotiations among the Company and the Committees. The Debtor and the Committees believe that, through the Plan, the holders of impaired Claims and holders of Old Common Stock will obtain a substantially greater recovery than would be available if the Debtor's assets were liquidated under the Bankruptcy Code or if any other feasible alternatives were pursued. The Debtor and the Committees further believe that the Plan will afford the Company the opportunity and ability to continue in business as a going concern, thereby benefiting creditors, shareholders, employees, vendors, other parties in interest, customers, and the general public.

          THE DEBTOR BELIEVES THAT THE PLAN PROVIDES THE BEST FEASIBLE RECOVERIES TO THE HOLDERS OF IMPAIRED CLAIMS AND TO THE HOLDERS OF OLD COMMON STOCK AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF SUCH HOLDERS. THE DEBTOR THEREFORE RECOMMENDS THAT HOLDERS OF IMPAIRED CLAIMS AND HOLDERS OF OLD COMMON STOCK ACCEPT THE PLAN.

          THE UNSECURED CREDITORS' COMMITTEE AND THE BONDHOLDERS' COMMITTEE HAVE APPROVED THE PLAN AND HAVE RECOMMENDED ACCEPTANCE OF THE PLAN BY HOLDERS OF GENERAL UNSECURED CLAIMS.

          THE EQUITY COMMITTEE PREVIOUSLY APPROVED THE PRIOR PLAN AND RECOMMENDED ACCEPTANCE OF THE PRIOR PLAN BY HOLDERS OF OLD COMMON STOCK. (THE MEMBERS OF THE EQUITY COMMITTEE HAVE SINCE RESIGNED.)

          THE SUMMARY OF THE PLAN SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED PROVISIONS SET FORTH IN THE PLAN, THE TERMS OF WHICH ARE CONTROLLING. The Plan is attached hereto as Annex A and forms a part of this Disclosure Statement. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Plan.

     A.   GENERAL.

          In accordance with the Bankruptcy Code, the Plan classifies Claims and Equity Interests separately and provides, separately for each class, either that the Claims or Equity Interests in such class are unimpaired or that holders of such Claims or Equity Interests will receive various types of consideration (such as restructured obligations, New Common Stock, New Warrants, New Class C Warrants, and/or cash), thereby giving effect to the different rights of the holders of Claims and Equity Interests of each class. The treatment of Allowed Claims under the Plan will be in full settlement, satisfaction, and discharge of all such Claims. On the Effective Date, the Debtor will be discharged from all Claims that have arisen before confirmation of the Plan, except for payments, distributions, and obligations provided for in the Plan or in the Confirmation Order.

     B.   UNCLASSIFIED CLAIMS.

          1.   ADMINISTRATIVE EXPENSES.

          Administrative Expenses are costs or expenses of administration of the Chapter 11 Case allowed under Sections 503(b) and 507(a)(1) of the Bankruptcy Code. These Claims include, but are not limited to, (i) actual and necessary postpetition costs and expenses of preserving the Debtor's estate, (ii) actual and necessary postpetition costs and expenses of operating the Debtor's business, (iii) postpetition indebtedness or obligations duly incurred or assumed by the Debtor in Possession in connection with the conduct of its postpetition business or for the postpetition acquisition or lease of property or the rendition of postpetition services, (iv) any compensation and reimbursement of expenses to the extent allowed under section 330, 331, or 503 of the Bankruptcy Code, and
(v) fees or charges assessed against the Debtor's estate under section 1930 of title 28 of the United States Code.

          In general, under the Plan, each holder of an Allowed Administrative Expense will be paid in full as soon as practicable after the later of (a) the Effective Date and (b) the date such Administrative Expense becomes an Allowed Administrative Expense, unless such holder agrees to a different treatment. However, any Allowed Administrative Expenses representing liabilities incurred in the ordinary course of postpetition business by the Debtor in Possession (including postpetition trade obligations, routine postpetition payroll obligations, and postpetition tax obligations) will be assumed and paid by the Reorganized Debtor in the ordinary course of business in accordance with the terms and conditions of the particular transactions and any agreements relating thereto.

          All payments to professionals for compensation in respect of services rendered prior to the Effective Date and for reimbursement of expenses incurred in connection therewith will be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules relating to the payment of interim and final compensation and expenses. The Bankruptcy Court will review and determine all such requests for compensation and reimbursement of expenses.

          The Debtor expects that the following professionals employed in the Chapter 11 Case will seek the approval of the Bankruptcy Court pursuant to
Section 503(b)(2) of the Bankruptcy Code of compensation or reimbursement of expenses:


 Andrews & Kurth L.L.P.                                         Counsel for Equity Committee

 Bogle & Gates P.L.L.C.                                         Local Counsel for Bondholders' Committee

 Coopers & Lybrand L.L.P.                                       Accountants and Financial Advisors for Debtor in Possession

 Davis Wright Tremaine                                          Local Counsel for Equity Committee

 Ernst & Young, L.L.P.                                          Accountants and Financial Advisors for Unsecured Creditors'
                                                                Committee

 Farleigh, Wada & Witt, P.C., and Black, Helterline             Oregon Counsel for Debtor in Possession

 Goodwin, Procter & Hoar L.L.P.                                 Counsel for Bondholders' Committee

 Graham & James L.L.P./                                         Local Counsel for Unsecured Creditors' Committee
 Riddell Williams P.S., and Stoel Rives L.L.P.

 Ryan, Swanson & Cleveland, PLLC                                Counsel for Debtor in Possession

 Siegel, Sommers & Schwartz L.L.P.                              Counsel for Unsecured Creditors' Committee

 Skadden, Arps, Slate, Meagher & Flom LLP                       Special Corporate Counsel for Debtor in Possession

 Stutman, Treister & Glatt Professional Corporation             Special Reorganization Counsel for Debtor in Possession

 Thomas, Head & Greisen                                         Alaska Accountants for Debtor in Possession

 Young & Feldman                                                Alaska Counsel for Debtor in Possession

          The Debtor estimates that the aggregate amount of all interim and final allowances of compensation and reimbursement of expenses of the foregoing professionals during the Chapter 11 Case will be approximately $7,900,000, of which approximately $7,300,000 will have been paid as interim compensation (or retainers applied to interim compensation) prior to the Effective Date. The foregoing amounts include both services related to the conduct of the Chapter 11 Case and services unrelated to the conduct of the Chapter 11 Case, such as routine audits, non-bankruptcy litigation, store leases, and matters involving compliance with applicable labor laws, tax laws, securities laws, and other non-bankruptcy laws and regulations. Actual allowances will be as determined by the Bankruptcy Court.

          In addition to the foregoing professionals, in accordance with the "Stipulation re Employment of Gordian Group, L.P.; and Order Thereon" (the "Gordian Stipulation") which was approved by the Bankruptcy Court on October 11, 1996, Gordian Group, L.P. ("Gordian") will be issued, on the 120th calendar day following the Effective Date, in exchange for its Administrative Expense Claims for compensation for services rendered as investment banker for the Debtor in Possession, warrants (the "Gordian Warrants") for the purchase of New Common Stock. The term of the Gordian Warrants will be 5 years from their issuance date. The number of shares of New Common Stock for which the Gordian Warrants will be exercisable in the aggregate will be equal to 200,000 divided by the "Normalized Share Price." The exercise price will be the Normalized Share Price per share. The Normalized Share Price will be equal to the average of the "Closing Prices" of New Common Stock for the 45 trading days commencing on the 45th calendar day following the Effective Date. For purposes of determining the Normalized Share Price, the Closing Price will mean (i) the closing sales price per share on the national securities exchange on which the New Common Stock is principally traded, or
(ii) if the shares are then
traded in an over-the-counter market, the average of the closing bid and asked prices on such market, or (iii) if the shares are not then traded on a national securities exchange or in an over-the-counter market, then such value as the Board of Directors of the Reorganized Debtor shall in good faith reasonably determine; if Gordian disagrees with such determination, then an investment banking firm shall be mutually agreed upon, engaged, and compensated by the Reorganized Debtor for a definitive determination of the Normalized Share Price. The Plan provides that the securities law exemption of section 1145 of the Bankruptcy Code will apply to the Gordian Warrants and the securities issued upon the exercise thereof. The Gordian Warrants will be governed in all respects by the Gordian Warrant Agreement substantially in the form set forth in the Plan Documentary Supplement and by the Gordian Stipulation. In addition to the Gordian Warrants, the Gordian Stipulation provides for the payment to Gordian of a "Success Fee" in the amount of $475,000. The obligations of the Debtor and Gordian under the Gordian Stipulation will survive confirmation of the Plan and will continue in effect after the Effective Date.

          The Debtor has been advised by Bankers Trust Company ("BT"), a member of the Bondholders' Committee and the Indenture Trustee for the Old 13 1/2% Notes, that it intends to file a Claim for an Administrative Expense pursuant to section 503(b) of the Bankruptcy Code based upon its making a substantial contribution in the Chapter 11 Case. BT has agreed to reduce significantly the Claim which it might otherwise assert to $16,000, and the Debtor and the Committees have advised BT that they do not intend to object to such reduced amount. BT has advised the Debtor that, if such Administrative Expense is allowed, BT does not intend to assert a charging lien upon the New Common Stock to be distributed pursuant to the Plan to holders of Old 13 1/2% Notes.

          On April 21, 1997, the Bankruptcy Court entered an order awarding to Si-Lloyd Associates, the landlord under the rejected lease for a former Lamonts store, an Administrative Expense Claim in the amount of $127,847.20 and directing Lamonts to deposit that amount in a segregated, interest-bearing account within thirty days following the confirmation of a plan of reorganization. An appeal from that order by Lamonts, and a cross-appeal from that order by Si-Lloyd Associates, are both pending in the United States Bankruptcy Appellate Panel of the Ninth Circuit.

          In May 1997, the United States Internal Revenue Service filed an Administrative Expense Claim which alleged unpaid postpetition WT-FICA taxes, interest, and penalties in the total amount of $240,028.69. Lamonts believes that it has filed all required returns and paid all required WT-FICA taxes. Lamonts' objection to this Claim is pending. The Internal Revenue Service has advised Lamonts that it expects either to withdraw its Claim or to reduce it to less than $500.

          All quarterly fees due and payable to the Office of the United States Trustee pursuant to section 1930(a)(6) of title 28 of the United States Code will be duly paid in full on or before the Effective Date, as required by section 1129(a)(12) of the Bankruptcy Code. Lamonts projects that $10,000 will be payable to the Office of the United States Trustee for the quarter including the Effective Date. The Reorganized Debtor will remain responsible for timely payment of such quarterly fees due and payable after the Effective Date and until the Chapter 11 Case is closed, pursuant to section 1930(a)(6) of title 28 of the United States Code. After the Effective Date and until the Chapter 11 Case is closed, the Reorganized Debtor will file with the Office of the United States Trustee required monthly financial reports including a statement of all disbursements, whether or not pursuant to the Plan.

          2.   PRIORITY TAX CLAIMS.

          Priority Tax Claims include the Allowed Claims of governmental units entitled to a priority in right of payment under Section 507(a)(8) of the Bankruptcy Code. The Debtor estimates that the aggregate amount of Allowed Priority Tax Claims will be in the range of $825,000 to $1,000,000.

          Pursuant to the Plan, each Allowed Priority Tax Claim, except the Deferred Payment Tax Claims listed on Exhibit E to the Plan, will be paid in full, in cash, on the Effective Date or as soon thereafter as is practicable, except to the extent the holder of such Claim agrees to a different treatment or specifies a later payment date. Each Deferred Payment Tax Claim listed on Exhibit E to the Plan will be satisfied by the Reorganized Debtor in deferred Cash payments, over a period not exceeding six years after the date of assessment of such Claim, of a value, as of the Effective Date, equal to the amount of such Allowed Priority Tax Claim, as provided in section 1129(a)(9)(C) of the Bankruptcy Code. Each Deferred Payment Tax Claim will be paid in equal installments of principal, with the first of such installments to be made three months after the later of (i) the Effective Date and (ii) the date on which an order allowing such Claim becomes a Final Order, and with each successive installment to be made at three month intervals thereafter. Interest will accrue on the unpaid principal balance of such Claim from and after the Effective Date at the interest rate specified by the applicable tax law for delay in the payment of taxes (including, as applicable, sections 6621 and 6622 of the Internal Revenue Code (defined below)), without penalty, unless a different rate is specified by the Bankruptcy Court after notice thereof to the claimant and the Debtor and a hearing, and will be payable in arrears at the time of payment of each principal installment. Any Deferred Payment Tax Claim may be prepaid at any time without penalty or premium, and any such prepayments will be applied to future principal installments in order of maturity. The Deferred Payment Tax Claim of the United States of America on behalf of the Internal Revenue Service will be further governed by the "Stipulation re Resolution of Objection to Plan by United States Internal Revenue Service" filed in the Chapter 11 Case. Allowed Priority Tax Claims will not include any interest accruing subsequent to the Petition Date or any penalties, and all postpetition interest and all penalties will be disallowed.

     C.   CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS.

          1.   CLASS 1 - OTHER PRIORITY CLAIMS.

          Class 1 Claims are any Claims against the Debtor entitled to priority in accordance with Section 507(a) of the Bankruptcy Code (other than Priority Tax Claims and Administrative Expenses) and include, among others:
(a) unsecured Claims for accrued employee compensation earned within 90 days prior to the Petition Date, to the extent of $4,000 per employee;
(b) contributions to employee benefit plans arising from services rendered within 180 days prior to the Petition Date, but only for such plans to the extent of (i) the number of employees covered by such plans multiplied by $4,000, less (ii) the aggregate amount paid to such employees from the estate for wages, salaries or commissions; and (c) Claims by individual consumer customers in respect of deposits for goods, in an amount of up to $1,800 per individual.

          Pursuant to the Plan, Allowed Claims in Class 1 are to be paid in cash in full on the Effective Date or as soon as practicable thereafter, except to the extent the holder agrees to a different treatment. The Debtor was previously authorized by the Bankruptcy Court to honor certain of such employee and customer Claims in the ordinary course of business. The Debtor estimates that the aggregate amount of remaining Allowed Other Priority Claims will not exceed $29,000. The foregoing estimate does not include a Claim for retrospective premiums for workers' compensation insurance which has been asserted, but not yet filed, by Industrial Indemnity Company in an amount less than $50,000, a portion of which is alleged to be entitled to priority under Section 507(a)(4) of the Bankruptcy Code. Lamonts disputes such Claim.

        2.   CLASS 2 - FNBB CLAIM.

          The Class 2 Claim is the Claim of FNBB and the Surety under the FNBB Facility. Under the Plan, the FNBB Claim, including without limitation any unpaid accrued interest, fees, costs, and charges, will be paid in accordance with all of the provisions of the FNBB Facility, and all of the legal, equitable, and contractual rights to which FNBB and the Surety are entitled under the FNBB Facility will be left unaltered.

          As provided under the FNBB Facility, on the Effective Date or as soon thereafter as is practicable, the Surety will receive, in partial exchange for its Class 2 Claim, both of the following: (i) New Class C Warrants exercisable for the purchase of 3,429,588 shares of New Common Stock (representing a number of shares equal to approximately 38.11% of the primary shares of New Common Stock which will be issued and outstanding as of the Effective Date or approximately 20.00% of the fully diluted shares of New Common Stock assuming exercise of all New Warrants, all New Class C Warrants, and all New Employee Stock Options), and (ii) 10 shares of New Special Voting Common Stock (representing a nominal percentage of equity ownership of the Reorganized Debtor but all of the authorized shares of the New Special Voting Common Stock) possessing the special voting rights described below in "Description of New Common Stock and New Special Voting Common Stock." See "Common Stock Ownership -- Dilution." Also see "Capitalization" and "Description of New Warrants and New Class C Warrants."

          The Plan provides that the New Class C Warrants and the New Special Voting Common Stock which the Surety will receive on the Effective Date pursuant to the FNBB Facility will be in partial exchange for the Class 2 Claim. Under the terms of the FNBB Facility, if the New Class C Warrants and the New Special Voting Common Stock were not to be issued to the Surety as contemplated by the Plan or if the other conditions set forth in the FNBB Facility were not to be met, then (i) the FNBB Facility would not convert to exit financing, (ii) credit extended to the Debtor under the FNBB Facility would become due and payable upon or prior to the Effective Date, (iii) such credit would be required to be paid in full in order for the Class 2 Claim to remain unimpaired, and (iv) the closing fee of $500,000 previously paid by the Debtor at the closing of the Term Loan would be non-refundable. Upon issuance by Lamonts of the New Class C Warrants and the New Special Voting Common Stock to the Surety as contemplated by the Plan and compliance by Lamonts with the other conditions in the FNBB Facility for the provision of exit financing, the Class 2 Claim will remain unimpaired, with the debtor in possession facility obligations of Lamonts under the FNBB Facility being exchanged for the exit facility obligations of Lamonts under the FNBB Facility. Moreover, the $500,000 closing fee for the Term Loan will have been fully paid for the entirety of the first year of the Term Loan. See "Description of FNBB Facility."

          It is anticipated that the issuance of the New Class C Warrants and the New Special Voting Common Stock to the Surety will be effected in reliance upon an exemption from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. As of the Effective Date, in conjunction with the issuance to the Surety of the New Class C Warrants, the Surety will be entitled to the benefits of the Grant of Registration Rights contained in the Plan Documentary Supplement, which will be deemed an obligation of the Reorganized Debtor, subject to the limitations contained therein. See "Summary of Certain Other Provisions of the Plan -- Resale of Securities."

          The Debtor projects that, immediately before the Effective Date, the estimated outstanding amount of the Class 2 Claim will be approximately $27,600,000, and that, immediately after the Effective Date, the estimated amount owed under the FNBB Facility will be approximately $31,000,000. Under the terms of the FNBB Facility, the Debtor is required to obtain both FNBB's and the Surety's written approval of the Plan.

          FNBB is to provide the post-Effective Date secured revolving line of credit and Term Loan financing for the Reorganized Debtor on the terms and conditions set forth in the FNBB Facility. See "Description of FNBB Facility."

          3.   CLASS 3 - OTHER SECURED CLAIMS.

          Class 3 consists of all Allowed Secured Claims, other than the FNBB Claim. Under the Plan, any defaults with respect to an Allowed Other Secured Claim that occurred either before or after the Petition Date, other than defaults of a kind specified in section 365(b)(2) of the Bankruptcy Code, will be cured on the Effective Date; the maturity of each such Claim will be reinstated as the maturity existed before any defaults; the holder of each such Claim will be compensated on the Effective Date for any damages incurred as a result of any reasonable reliance by such holder on any contractual provision or applicable law that entitled the holder to accelerate maturity of the Claim; and the other legal, equitable, and contractual rights of the holder of such Allowed Other Secured Claim will not be otherwise altered. Certain personal property lease obligations may be construed to be Other Secured Claims. Including such lease obligations, the Debtor estimates that the aggregate outstanding amount of Allowed Claims in Class 3, as of the Effective Date, will be in the range of $150,000 to $200,000.

          4.   CLASS 4 - GENERAL UNSECURED CLAIMS.

          Class 4 consists of the Allowed General Unsecured Claims. General Unsecured Claims are all allowed unsecured Claims other than Administrative Expenses, Priority Tax Claims, and Other Priority Claims, and include, without limitation, (a) Claims of trade creditors for goods and services provided to the Debtor prior to the Petition Date, (b) Claims of holders of Old 10-1/4% Notes, (c) Claims of holders of Old 13-1/2% Notes, and (d) Claims of parties to executory contracts and unexpired leases which are rejected by the Debtor. The latter category includes any Allowed Claims of the lessors under rejected leases of stores closed by the Debtor. The Debtor estimates that the aggregate outstanding amount of Allowed Claims in Class 4, as of the Effective Date, will be in the range of $88,900,000 to $92,500,000.

          Under the Plan, on the Effective Date or as soon thereafter as is practicable, each holder of an Allowed General Unsecured Claim will receive, in exchange for and satisfaction of such Claim, all of the following: (i) its Pro Rata Share of 8,800,000 shares of New Common Stock (representing approximately 97.78% of the primary shares of New Common Stock which will be issued and outstanding as of the Effective Date or approximately 51.32% of the fully diluted shares of New Common Stock assuming exercise of all New Warrants, all New Class C Warrants, and all New Employee Stock Options), (ii) its Pro Rata Share of New Class A Warrants exercisable for the purchase of 2,203,320 shares of New Common Stock (representing a number of shares equal to approximately 24.48% of the primary shares of New Common Stock which will be issued and outstanding as of the Effective Date or approximately 12.85% of the fully diluted shares of New Common Stock assuming exercise of all New Warrants, all New Class C Warrants, and all New Employee Stock Options), and
(iii) its Pro Rata Share of New Class B Warrants exercisable for the purchase of 700,237 shares of

New Common Stock (representing a number of shares equal to approximately 7.78% of the primary shares of New Common Stock which will be issued and outstanding as of the Effective Date or approximately 4.08% of the fully diluted shares of New Common Stock assuming exercise of all New Warrants, all New Class C Warrants, and all New Employee Stock Options). See "Common Stock Ownership -- Dilution." Also see "Capitalization," "Description of New Common Stock and New Special Voting Common Stock," and "Description of New Warrants and New Class C Warrants."

          A portion of the securities otherwise distributable to certain specified holders of Allowed General Unsecured Claims will instead be distributed to certain other specified holders of Allowed General Unsecured Claims (primarily trade creditors) who are entitled to the benefits of settlements under the Plan of disputes regarding subordination provisions of the respective indentures governing the Old 10-1/4% Notes and the Old 13-1/2% Notes. See "Summary of Certain Other Provisions of the Plan -- Compromise of Subordination Disputes."

          As of the Effective Date, in conjunction with the issuance to holders of General Unsecured Claims of the New Common Stock and the New Warrants, certain holders of the New Common Stock and the New Warrants will be entitled to the benefits of the Grant of Registration Rights contained in the Plan Documentary Supplement, which will be deemed an obligation of the Reorganized Debtor, subject to the limitations contained therein. See "Summary of Certain Other Provisions of the Plan -- Resale of Securities."

          5.   CLASS 5 - OLD COMMON STOCK.

          Class 5 consists of the Allowed Equity Interests of holders of Old Common Stock. Under the Plan, on the Effective Date or as soon thereafter as is practicable, each holder of record as of the Effective Date of an Allowed Equity Interest will receive, in exchange for and satisfaction of such Equity Interest, both of the following: (i) its Pro Rata Share of 200,000 shares of New Common Stock (representing approximately 2.22% of the primary shares of New Common Stock which will be issued and outstanding as of the Effective Date or approximately 1.17% of the fully diluted shares of New Common Stock assuming exercise of all New Warrants, all New Class C Warrants, and all New Employee Stock Options), and (ii) its Pro Rata Share of New Class B Warrants exercisable for the purchase of 100,000 shares of New Common Stock (representing a number of shares equal to approximately 1.11% of the primary shares of New Common Stock which will be issued and outstanding as of the Effective Date or approximately 0.58% of the fully diluted shares of New Common Stock assuming exercise of all New Warrants, all New Class C Warrants, and all New Employee Stock Options). See "Common Stock Ownership -- Dilution." Also see "Capitalization," "Description of New Common Stock and New Special Voting Common Stock," and "Description of New Warrants and New Class C Warrants."

          As of the Effective Date, in conjunction with the issuance to holders of Old Common Stock of the New Common Stock and the New Warrants, certain holders of the New Common Stock and the New Warrants will be entitled to the benefits of the Grant of Registration Rights contained in the Plan Documentary Supplement, which will be deemed an obligation of the Reorganized Debtor, subject to the limitations contained therein. See "Summary of Certain Other Provisions of the Plan -- Resale of Securities."

          Holders of Old Employee Stock Options and holders of Old Warrants who, in each case, shall have exercised prior to the Effective Date such holders' rights to purchase Old Common Stock in accordance with the provisions of such Old Employee Stock Options or Old Warrants, as the case may be, will be treated under the Plan with respect to the Old Common

Stock so purchased in the manner specified in the Plan for the treatment of holders of Old Common Stock. Holders of unexercised Old Employee Stock Options or unexercised Old Warrants will receive no consideration under the Plan, and all such Old Employee Stock Options and Old Warrants unexercised as of the Effective Date will be rejected.

     D.   SUMMARY OF CERTAIN OTHER PROVISIONS OF THE PLAN.

          1.   COMPROMISE OF SUBORDINATION DISPUTES.

          The Plan provides for the compromise of the disputes regarding the application and effect of the respective subordination provisions of both the indenture, as amended, for the Old 10-1/4% Notes (the "Old 10-1/4% Indenture"), and the indenture, as amended, for the Old 13-1/2% Notes (the "Old 13-1/2% Indenture"). A complete resolution, by litigation, of these controversies and disputes would be time-consuming and expensive, and the value of Lamonts' estate would likely deteriorate substantially as a result. After extensive negotiations, the parties have agreed to settle these disputes on the terms set forth in the Plan.

          The Old 10-1/4% Indenture provides, in relevant part, as follows:
     "All principal of, premium, if any, and interest on the Notes . . . shall be and hereby are expressly made subordinate and junior in right of payment to all Senior Claims . . . to the extent and in the manner provided in these subordination provisions. . . ."

          In the event of insolvency proceedings, the Old 10-1/4% Indenture provides, in relevant part:

     "All Senior Claims shall be paid in full . . . before any payment or distribution, whether in cash, securities or other property, shall be made to any holder of [Old 10-1/4% Notes] on account of such [Notes] (excluding payments made with Junior Securities)."

          "Junior Securities" are defined by the Old 10-1/4% Indenture as including "Capital Stock."

          The Old 10-1/4% Indenture defines "Senior Claims" as follows:

     "'Senior Claims' means (i) all Indebtedness of the Company unless, under the instrument evidencing the same or under which the same is outstanding, it is expressly provided that such Indebtedness is junior and subordinate to other Indebtedness or Obligations of the Company; and (ii) all accounts payable and other obligations to trade creditors representing the balance deferred and unpaid of the purchase price of property or services."

          The representatives of holders of Senior Claims have contended that holders of Senior Claims are entitled to payment in full before any consideration can be distributed to holders of Old 10-1/4% Notes; the representatives of holders of Old 10-1/4% Notes have contended that the shares of New Common Stock constitute Junior Securities under the Old 10-1/4% Indenture and, therefore, are excluded from the operation of the subordination provisions.

          In order to resolve the ongoing disputes between the holders of Senior Claims and the holders of Old 10-1/4% Notes, and in full settlement and satisfaction of all subordination rights claimed by holders of all Claims which constitute Senior Claims, (i) a portion of the New Common Stock otherwise distributable as of the Effective Date to the holders of Old 10-1/4% Notes absent this compromise will instead be distributed on a Pro Rata Basis to holders of Allowed Senior Claims to the extent that holders of Allowed Senior Claims will receive, in the aggregate, the number of shares of New Common Stock set forth in Exhibit F to the Plan, and (ii) all New Class A Warrants and New Class B Warrants otherwise distributable to the holders of Senior Claims absent this compromise will instead be distributed on a Pro Rata Basis to holders of Old 10-1/4% Notes. Thus, the effect of the compromise will be that the holders of Old 10-1/4% Notes will receive fewer, and the holders of Allowed Senior Claims will receive more, shares of the New Common Stock to be issued as of the Effective Date than they would absent this compromise; and the New Class A Warrants and the New Class B Warrants will be issued to holders of Old 10-1/4% Notes rather than to holders of Allowed Senior Claims so that holders of Allowed Senior Claims will not receive any of the New Warrants. This compromise takes fully into account the relative priorities of the Claims affected in connection with the contractual subordination provisions relating to the Old 10-1/4% Notes. Accordingly, all holders of Claims will be deemed, as of the Effective Date, to have waived any and all contractual subordination rights which they might otherwise have with respect to the Old 10-1/4% Notes and the Old 10-1/4% Indenture and shall be deemed, as of the Effective Date, permanently enjoined from enforcing or attempting to enforce any such rights with respect to the distributions under the Plan to the holders of the Old 10-1/4% Notes. In addition, this compromise takes fully into account the Debtor's right, if any, to exercise the previously granted option to exchange preferred and common stock for the Old 10-1/4% Notes.

          Exhibit F to the Plan specifies the number of shares of New Common Stock to which holders of allowed Senior Claims will be entitled under the terms of the compromise. That number will vary, depending upon the total amount of Senior Claims actually allowed in the Chapter 11 Case. The Debtor's best estimate is that approximately $14,150,000 to $15,650,000 in Senior Claims will ultimately be allowed, based upon the Debtor's analysis of the proofs of claim which have been timely filed in the Chapter 11 Case, a comparison of such proofs of claim to the Company's own books and records, and orders entered to date resolving certain of such proofs of claim. If the Debtor's estimate proves to be accurate, then the aggregate number of shares to which holders of Allowed Senior Claims would be entitled as set forth on Exhibit F would be either 4,800,000 or 4,970,000. However, there can be no assurance that the Debtor's estimate will accurately predict the actual total amount of Senior Claims which will ultimately be allowed by the Bankruptcy Court.

          For purposes of the implementation of the compromise of the subordination disputes regarding the Old 10-1/4% Indenture, Annex C to this Disclosure Statement specifies those Claims that have been filed or are deemed filed in the Chapter 11 Case which will, to the extent ultimately allowed, be treated as Allowed Senior Claims. Such Annex C to this Disclosure Statement has been modified (by the addition or deletion of particular Senior Claims) from Annex C to the Prior Disclosure Statement. The deadline which was fixed by the Bankruptcy Court for any objections to the contents of Annex C to the Prior Disclosure Statement was December 6, 1996, no such objections were filed, and no such objections would now be timely. In the event that any party in interest contends that any modification to Annex C is incorrect, such party must file with the Bankruptcy Court and serve upon counsel for the Debtor and each of the Committees a written statement and an accompanying declaration in support thereof specifying the alleged error in the addition to or deletion from Annex C effected by such modification, no later than 10 calendar days before the date scheduled for the commencement of the Confirmation Hearing on the Plan. Failure timely to file and serve such statement will result in the determination that those Claims specified in Annex C to this Disclosure Statement as Senior Claims constitute all of the Senior Claims and will, to the extent allowed, be treated as Allowed Senior Claims under Section V.E.1 of the Plan. The Debtor and the Committees reserve the right to respond to any objection filed by any party in interest, and any disputes with respect to whether a Claim constitutes an Allowed Senior Claim will be resolved by the Bankruptcy Court.

          The Old 13-1/2% Indenture provides, in relevant part, as follows:

     "The Company agrees, and each [holder of Old 13-1/2% Notes] by accepting [an Old 13-1/2% Note] agrees, that the indebtedness evidenced by the [Old 13-1/2% Notes] is subordinated in the right of payment to the extent and in the manner provided in [Article 10 of the Old 13-1/2% Indenture] to the prior payment in full in cash of all Senior Indebtedness of the Company, and that the subordination is for the benefit of the holders of Senior Indebtedness of the Company."

          The Old 13-1/2% Indenture defines "Senior Indebtedness", in relevant part, as follows:

     "'Senior Indebtedness of the Company' means all Indebtedness (present or future) created, incurred, assumed or guaranteed by the Company (and all renewals, extensions or refundings thereof) including, without limitation, Indebtedness incurred, and all fees, expenses and other obligations payable, pursuant to the BNY Revolving Credit Agreement and all renewals, extensions and refundings thereof, unless the instrument under which such Indebtedness is created, incurred, assumed or guaranteed expressly provides that such Indebtedness is not senior or superior in right of payment to the [Old 13-1/2% Notes]. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness of the Company shall not include . . . any Indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business and which constitutes a trade payable."

          In order to resolve the ongoing disputes between the holders of Senior Indebtedness and the holders of Old 13-1/2% Notes, and in full settlement and satisfaction of all subordination rights claimed by holders of Allowed Claims which constitute Senior Indebtedness, (i) only 16,500 shares of New Common Stock distributable as of the Effective Date to holders of Old 13-1/2% Notes will be retained by the holders of Old 13-1/2% Notes, (ii) all other shares of New Common Stock otherwise distributable as of the Effective Date to the holders of Old 13-1/2% Notes absent this compromise will instead be distributed on a Pro Rata Basis to holders of Allowed Senior Indebtedness, and (iii) all New Class A Warrants and New Class B Warrants otherwise distributable to the holders of Old 13-1/2% Notes absent this compromise will instead be distributed on a Pro Rata Basis to holders of Allowed Senior Indebtedness. This compromise takes fully into account the relative priorities of the Claims affected in connection with the contractual subordination provisions relating to the Old 13-1/2% Notes. Accordingly, all holders of Claims will be deemed, as of the Effective Date, to have waived any and all contractual subordination rights which they might otherwise have with respect to the Old 13-1/2% Notes and the Old 13-1/2% Indenture, and will be deemed, as of the Effective Date, permanently enjoined from enforcing or attempting to enforce any such rights with respect to the distributions under the Plan to the holders of the Old 13-1/2% Notes.

          For purposes of the implementation of the compromise of the subordination disputes regarding the Old 13-1/2% Indenture, only the Claims of the holders of Old 10-1/4% Notes will be treated as Allowed Senior Indebtedness. The deadline which was fixed by the Bankruptcy Court for any objections to such treatment was December 6, 1996, no such objections were filed, and no such objections would now be timely.

          In considering the proposed compromises at the Confirmation Hearing on the Prior Plan, the Bankruptcy Court evaluated (i) the probability of success in the litigation; (ii) the difficulties, if any, to be encountered in the matter of collection; (iii) the complexity of the litigation involved, and the expense, inconvenience and delay necessarily attending to it; and (iv) the paramount interest of the creditors and a proper deference to their reasonable views in the premises.

          In the present case, all four factors for Bankruptcy Court approval of the compromises are satisfied:

               (i) Probability of success. The parties have evaluated the probability of success, the merits of the litigation, and the risks inherent with litigation. Based upon their analysis, the parties have determined that the settlements reached are reasonable in light of the prospects of success in litigation. There is no guarantee that the either side would prevail. Additionally, any litigation with respect thereto would be expensive and time consuming and not in the best interest of the estate.

               (ii) Difficulties with collection. Collection is not a factor; therefore this element is not applicable.

               (iii) Complexity of the litigation. The issues involved are complex and would involve protracted litigation. Such litigation would undoubtedly delay confirmation of a consensual plan. Thus, approval of the compromises will avoid the time, delay, and expenses attendant to such litigation.

               (iv) Interests of Creditors. Upon resolution of the claims, the disputes between the parties will have been resolved, and the Debtor will be able to facilitate the orderly implementation of the Plan. In order to obviate any further delays, the Debtor believes that the compromises are in the best interest of the creditors. Moreover, the Committees have negotiated and approved the compromises.

          In the Interim Findings and Conclusions, the Bankruptcy Court found that the compromise of subordination disputes provided in the Plan is fair and reasonable and is in the best interest of the estate, creditors, and shareholders of the Debtor.

          2.   EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

          Subject to the approval of the Bankruptcy Court, the Bankruptcy Code empowers the Debtor in Possession to assume, assume and assign, or reject executory contracts and unexpired leases. As a general matter, an "executory contract" is a contract under which material performance (other than the payment of money) is due by each party. If an executory contract or unexpired lease is rejected by the Debtor in Possession, the other party to the agreement may file a Claim for any damages incurred by reason of the rejection. In the case of rejection of employment agreements and leases of real property, such damage Claims are subject to certain limitations imposed by the Bankruptcy Code. If an executory contract or unexpired lease is assumed, the Debtor generally has the obligation to perform its obligations thereunder in accordance with the terms of such agreement. If an executory contract is assumed and assigned, the assignee generally has the obligation to perform the obligations of the Debtor thereunder in accordance with the terms of such agreement.

          The Plan provides that entry of the Confirmation Order by the Bankruptcy Court will constitute approval, pursuant to section 365(a) of the Bankruptcy Code, of the Debtor's rejection or assumption of its executory contracts and unexpired leases as provided in the Plan. Executory contracts and unexpired leases to be assumed pursuant to the Plan are listed in Exhibit G thereto. All executory contracts and unexpired leases which have not previously been rejected and which are not assumed, either pursuant to the Plan or by separate proceeding in the Chapter 11 Case, are deemed rejected pursuant to the Plan. Exhibit H to the Plan contains a non-exclusive list of executory contracts and unexpired leases to be rejected under the Plan.

          Exhibit G to the Plan specifies the Cure Payment amounts, if any, which the Debtor believes are required to be paid on the Effective Date in accordance with sections 365(b)(1)(A) & (B) of the Bankruptcy Code in connection with the assumption of the executory contracts and unexpired leases listed therein. Exhibit G to the Plan has been modified in certain respects from Exhibit G to the Prior Plan. The deadline which was fixed by the Bankruptcy Court for any objections to the Cure Payment amounts set forth in Exhibit G to the Prior Plan was December 6, 1996, and no further objections to such Cure Payment amounts would now be timely. In the event that any party to a listed contract or lease affected by any modification to Exhibit G contends that the Cure Payment amount as so modified is incorrect, such party must serve upon counsel for the Debtor and each of the Committees and file with the Bankruptcy Court a written statement and an accompanying declaration in support thereof specifying the amounts allegedly owing under sections 365(b)(1)(A) and (B) of the Bankruptcy Code no later than 10 calendar days before the date scheduled for the commencement of the Confirmation Hearing on the Plan. Failure to file and serve such statement will result in the determination that the Reorganized Debtor's tender of the Cure Payment, as specified in Exhibit G to the Plan, on the Effective Date, will provide cure and compensation for any and all defaults and unpaid obligations under such assumed executory contract or unexpired lease. The Debtor and the Committees reserve the right to respond to any objection filed by any party to an executory contract or unexpired lease and/or to reject any executory contract or unexpired lease or assume such contract or unexpired lease by complying with section 365(b) of the Bankruptcy Code, if the other party to any executory contract or unexpired lease establishes that the Cure Payment is greater than the amount specified in Exhibit G to the Plan. To the extent that the Debtor disagrees with any objection filed by any party to an executory contract or unexpired lease, the Debtor will request that the Bankruptcy Court declare that the Cure Payment is as stated by the Debtor, and any disputes which cannot be resolved by the parties will be determined by the Bankruptcy Court.

          The Plan provides that certain specified employment policies and certain specified compensation and benefit plans, policies, and programs of the Debtor applicable generally to its employees, including, without limitation, certain specified health care plans, disability plans, collective bargaining agreements, incentive plans, qualified pension plans, and life and accidental death and dismemberment insurance plans, are treated as executory contracts under the Plan and are assumed by the Debtor. Similarly, employment agreements with certain members of management will be assumed by the Debtor, as amended, extended, and restated on the Effective Date. See "Management -- Employment Agreements." The Debtor's obligation to indemnify former officers and directors is rejected under the Plan. See "Management -- Indemnification Of Officers And Directors Of Reorganized Debtor." The Debtor's obligations under two non-qualified pension plans are also rejected under the Plan. See "Management -- Executive Compensation -- Nonqualified Pension Plans."

          All Allowed Claims arising from the rejection of executory contracts or unexpired leases, whether under the Plan or by separate proceeding, will be treated as Class 4 Claims under the Plan.

          All Claims arising from the rejection of executory contracts or unexpired leases, whether under the Plan or by separate proceeding, must be filed with the Bankruptcy Court on or before such date as the Bankruptcy Court has fixed or may fix by express order with respect to Claims arising from the rejection of specified executory contracts and unexpired leases, or, if no such date is or has been fixed, on or before the first Business Day which is at least fifteen calendar days after the mailing of notice of entry of the Confirmation
Order. Any such Claims which are not filed within such time will be forever barred from assertion against the Debtor, its estate, the Reorganized Debtor, and its property.

          3.   AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND
               BYLAWS.

          Pursuant to the Plan, the Certificate of Incorporation of the Debtor will be amended and restated in substantially the form set forth in the Plan Documentary Supplement (the "Amended and Restated Certificate of Incorporation"), and the Bylaws of the Debtor will be amended and restated in substantially the form included in the Plan Documentary Supplement (the "Amended and Restated Bylaws"). The Amended and Restated Certificate of Incorporation includes provisions limiting the liability of directors of the Reorganized Debtor, and the Amended and Restated Bylaws provide for mandatory indemnification of the Reorganized Debtor's agents (including present officers and directors) for past and future acts to the maximum extent permitted by applicable law. The Amended and Restated Certificate of Incorporation prohibits the Reorganized Debtor from issuing non-voting equity securities, as required by section 1123(a)(6) of the Bankruptcy Code. See "Description of New Common Stock and New Special Voting Common Stock." In addition, the Amended and Restated Certificate of Incorporation authorizes the issuance of the New Special Voting Common Stock, which provides certain special voting rights to the holders thereof upon the occurrence of certain triggering events relating to the FNBB Facility. See "Description of New Common Stock and New Special Voting Common Stock."

          4.   BOARD OF DIRECTORS.

          Under the Plan, the initial Board of Directors of the Reorganized Debtor (the "New Board") will consist of the individuals to be designated as set forth in Exhibit I to the Plan, including Alan Schlesinger, Loren R. Rothschild, and three additional individuals who are not insiders or employees of the Debtor and who will be designated by the Debtor, with the approval of the Committees, at or before the Confirmation Hearing. See "Management."

          5.   EFFECTIVE DATE.

          The Effective Date is the later of (i) the first Business Day on which no stay of the Confirmation Order is and remains in effect and which is at least one Business Day after the date on which all conditions to effectiveness of the Plan have been satisfied or waived, and (ii) January 31, 1998. See "Conditions Precedent." On the Effective Date or as soon thereafter as is practicable, the Debtor will deposit with the Disbursing Agent the New Common Stock, the New Special Voting Common Stock, the New Warrants, the New Class C Warrants, and the cash to be distributed as of the Effective Date pursuant to the Plan. See "Confirmation Procedure -- Feasibility."

          6.   TREATMENT OF FRACTIONAL SECURITIES.

          No fractional shares of New Common Stock and no fractional New Warrants will be issued or distributed pursuant to the Plan. Instead, the number of shares of New Common Stock and/or number of New Warrants to be distributed to the holder of an Allowed Claim or Allowed Equity Interest will be rounded to the nearest whole number (with fractions equal to exactly one-half being rounded up). No consideration will be provided in lieu of the fractional shares that are rounded down and therefore are not issued.

          7.   NEW EMPLOYEE STOCK OPTIONS.

          Pursuant to the Plan, the Reorganized Debtor will, as of the Effective Date, adopt the Employee Stock Option Plan, authorizing the grant of options to purchase shares of New

Common Stock to key employees and directors. Pursuant to the Plan, the Reorganized Debtor will issue as of and after the Effective Date, from time to time, New Employee Stock Options allocated and vesting as set forth in this Disclosure Statement under "Management," for distribution to specified employees of the Reorganized Debtor. The New Employee Stock Options will be initially exercisable for the purchase of 1,333,729 shares of New Common Stock and will consist of: (i) options exercisable for the purchase of 1,000,000 shares of New Common Stock with an initial exercise price of $1.00 per share; (ii) to prevent dilution resulting from the issuance of the New Class A Warrants, options exercisable for the purchase of an additional 244,813 shares of New Common Stock with an initial exercise price of $0.01 per share, exercisable only on or after the date on which the New Class A Warrants become exercisable; and (iii) to prevent dilution resulting from the issuance of the New Class B Warrants, options exercisable for the purchase of an additional 88,915 shares of New Common Stock with an initial exercise price of $0.01 per share, exercisable only on or after the date on which the New Class B Warrants become exercisable. The number of New Employee Stock Options described in clauses (ii) and (iii) above will be issued on a Pro Rata Basis and the number that may be exercised by any holder shall bear the same proportion (based on the total number of such options granted to such holder) to the number of New Employee Stock Options described in clause (i) above that have been exercised by such holder (based on the total number of such options granted to such holder). In addition, to prevent dilution resulting from the issuance of the New Class C Warrants to the Surety, each holder of New Employee Stock Options will be issued, on a Pro Rata Basis and with the same vesting schedule as such holder's respective New Employee Stock Options, New Class C Warrants initially exercisable for the purchase of 381,065 shares of New Common Stock with an exercise price equivalent to that of the New Class C Warrants to be issued to the Surety. The New Employee Stock Options and the New Class C Warrants are subject to adjustment to prevent dilution upon the occurrence of certain specified events, excluding exercise of the New Employee Stock Options, the New Class A Warrants, the New Class B Warrants, the New Class C Warrants, or the Gordian Warrants. The term of the New Employee Stock Options will be 10 years. See "Management -- Employee Stock Option Plan; Description Of New Employee Stock Options" and "Description of New Warrants and New Class C Warrants." The number of shares issuable upon exercise of the New Employee Stock Options and the New Class C Warrants described above will represent 10.00% of the fully diluted shares of New Common Stock (assuming exercise of all New Warrants, all New Class C Warrants, and all New Employee Stock Options), of which approximately 7.78% will represent shares of New Common Stock issuable upon exercise of the New Employee Stock Options and approximately 2.22% will represent shares of New Common Stock issuable upon exercise of the New Class C Warrants. See "Common Stock Ownership -- Dilution."


          Under the terms of the Employee Stock Option Plan, the Reorganized Debtor will have available, in addition to the New Employee Stock Options to be issued pursuant to the Plan, an additional 375,000 shares (subject to adjustment to prevent dilution upon certain events, excluding any exercise of New Class A Warrants, New Class B Warrants, New Class C Warrants, Gordian Warrants, or New Employee Stock Options) of New Common Stock for possible grants of additional stock options from time to time after the Effective Date if, and to the extent, the disinterested committee administering the Employee Stock Option Plan may determine that such additional grants would be in the best interest of the Reorganized Debtor. If options for all shares available under the Employee Stock Option Plan were to be issued and exercised, such shares would represent 9.75% (or 11.93%, including the shares issuable upon exercise of the New Class C Warrants issued to key employees and directors in conjunction therewith) of the fully diluted shares of New Common Stock assuming the exercise of all New Warrants, all New Class C Warrants, and all New Employee Stock Options. See "Common
Stock Ownership -- Dilution."

          THE PLAN AND THE DISCLOSURE STATEMENT WILL BE DEEMED TO BE A SOLICITATION TO THE HOLDERS OF OLD COMMON STOCK AND TO THE HOLDERS OF NEW COMMON STOCK, NEW WARRANTS, AND NEW CLASS C WARRANTS FOR APPROVAL OF THE EMPLOYEE STOCK OPTION PLAN, AND THE ENTRY OF THE CONFIRMATION ORDER WILL CONSTITUTE APPROVAL OF THE PLAN, FOR PURPOSES OF COMPLIANCE WITH RULE 16b-3(a) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "1934 ACT"). Future employee stock plans or grants will be implemented by the New Board if and as the New Board determines such plans to be appropriate as a means to provide management with additional incentives.

          8.   RESALE OF SECURITIES.

          In reliance upon an exemption from the registration requirements of the Securities Act and state and local securities laws afforded by section 1145 of the Bankruptcy Code, the issuance of the New Common Stock and the New Warrants to holders of Claims and Equity Interests pursuant to the Plan will not require registration or qualification under the Securities Act or any state or local securities laws. In addition, subject to certain exceptions, any such securities issued pursuant to the Plan may be resold by any holder without registration under the Securities Act pursuant to the exemption provided by Section 4(1) of the Securities Act, unless the holder is an "underwriter" with respect to such securities, as that term is defined in the Bankruptcy Code (a "statutory underwriter"). Section 1145(b) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who (i) purchases a claim with a view to distribution of any security to be received in exchange for the claim, or (ii) offers to sell securities issued under a plan for the holders of such securities, or (iii) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities, or
(iv) is a controlling person of the issuer of the securities.

          ENTITIES WHO BELIEVE THEY MAY BE STATUTORY UNDERWRITERS ARE ADVISED TO CONSULT THEIR OWN COUNSEL WITH RESPECT TO THE POSSIBLE AVAILABILITY OF EXEMPTIONS WHICH MAY BE PROVIDED BY SECTION 1145 OR OTHER APPLICABLE LAW.

          In addition, the securities issued under the Plan generally may be resold by the recipients thereof without registration on the state level pursuant to various exemptions provided by the respective laws of the several states. HOWEVER, RECIPIENTS OF SECURITIES ISSUED UNDER THE PLAN ARE ADVISED TO CONSULT WITH THEIR OWN COUNSEL AS TO THE AVAILABILITY OF ANY SUCH EXEMPTION FROM REGISTRATION UNDER STATE LAW IN ANY GIVEN INSTANCE AND AS TO ANY APPLICABLE REQUIREMENTS OR CONDITIONS TO THE AVAILABILITY THEREOF.

          It is anticipated that the issuance of the New Class C Warrants and the New Special Voting Common Stock to the Surety will be effected in reliance upon an exemption from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

          On the Effective Date and after giving effect to the distribution of New Common Stock pursuant to the Plan, each holder of an Allowed Class 4 Claim or Allowed Class 5 Interest which beneficially owns, together with its affiliates, in excess of ten percent (10%) of the issued and outstanding shares of New Common Stock (a "10% Holder"), and the Surety as a holder of New Class C Warrants, will have the benefit of the Grant of Registration Rights included in the Plan Documentary Supplement (the "Registration Rights"). See "Common Stock Ownership." The Registration Rights provide that the Reorganized Debtor is obligated to cause a "shelf" registration statement (the "Shelf Registration") covering
(i) the shares of New Common Stock issued to the 10% Holders pursuant to the Plan, (ii) the New Class A Warrants and New Class B Warrants issued to the
10% Holders pursuant to the Plan, (iii) the New Class C Warrants issued to the Surety pursuant to the Plan, and (iv) the shares of New Common Stock issuable pursuant to such New Class A Warrants, New Class B Warrants, and New Class C Warrants (collectively, the "Registrable Securities") to be effective no later than 45 days after the Effective Date and to maintain the effectiveness of such Shelf Registration for the period provided by the Registration Rights. In addition, the Registration Rights provide to the 10% Holders and the Surety and their respective assignees and transferees, if any, (a) "piggyback" registration rights which give such parties the right to cause the Reorganized Debtor to include the Registrable Securities, on customary terms, in certain registrations of securities of the Reorganized Debtor, and (b) the right to liquidated damages under certain circumstances should the Reorganized Debtor fail to cause the Shelf Registration to become effective or suspend or fail to maintain the effectiveness of the Shelf Registration.

          The foregoing summary of the Registration Rights is qualified in its entirety by reference to the Registration Rights itself, which will be controlling. Persons who believe that they may be 10% Holders and the Surety are encouraged to read the Registration Rights carefully for a complete statement of the rights granted thereby and the conditions, limitations, and restrictions pertaining thereto.

          The Company expects to file a registration statement on Form S-8 with the Securities and Exchange Commission with respect to the shares of New Common Stock issuable upon the exercise of the New Class C Warrants and New Employee Stock Options to be granted to officers, directors, and employees of the Company. Shares of New Common Stock issued after the effective date of such registration statement upon the exercise of such warrants and options may be resold by the recipient thereof without restriction to the extent that such shares are held by persons who are not affiliates (as that term is defined in Rule 144 promulgated under the Securities Act) of the Company.

          Although the Company intends to utilize its reasonable best efforts to continue its compliance with the reporting requirements of applicable securities laws and to facilitate trading of the New Common Stock, there can be no assurance that any market will develop for the New Common Stock or for the New Warrants or for the New Class C Warrants, as to liquidity of any such market, the ability of holders of sell such securities, or the price at which holders would be able to sell such securities.

          9.   RETENTION OF JURISDICTION.

          The Plan provides for the retention by the Bankruptcy Court of jurisdiction over the Chapter 11 Case as specified in the Plan.

          10.  DISCHARGE OF DEBTOR.

          On and after the Effective Date, the Plan will bind the Debtor and all holders of Claims and Old Common Stock, whether or not they accept the Plan, and will also discharge the Debtor from all debts that arose before Confirmation, except as provided in the Plan and in the Confirmation Order.

          The rights afforded in the Plan and the treatment of all Claims and Equity Interests therein will be in exchange for and in complete satisfaction, discharge, and release of any and all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such claims whether before or after the Petition Date, against the Debtor and the Debtor in Possession, or any of their assets or properties. Except as otherwise provided in the Plan, on the Effective Date, the Debtor will be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy
Code from all Claims and Equity Interests, including, but not limited to, demands, liabilities, Claims, and interests that arose before the Confirmation Date and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not: (a) a proof of claim or proof of interest based on such debt or interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code, (b) a Claim or Equity Interest based on such debt or interest is Allowed pursuant to section 502 of the Bankruptcy Code, or (c) the holder of a Claim or Equity Interest based on such debt or interest has accepted the Plan. In addition, all persons and entities will be deemed precluded from asserting against the Reorganized Debtor, its successors, or its assets or properties any other or further
Claims or Equity Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date. The Confirmation Order will act as a discharge of any and all claims against and all debts and liabilities of the Debtor, as provided in sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment against the Debtor at any time obtained to the extent that it relates to a Claim discharged.

          Except as otherwise provided in the Plan, the documents executed pursuant to the Plan, or the Confirmation Order, on and after the Effective Date, all persons and entities who have held, currently hold, or may hold a debt, Claim, or interest discharged pursuant to the terms of the Plan shall be deemed permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim, or interest: (a) commencing or continuing in any manner any action or other proceeding against the Debtor, the Reorganized Debtor, its successors, or its property; (b) enforcing, attaching, executing, collecting, or recovering in any manner any judgment, award, decree, or order against the Debtor, the Reorganized Debtor, its successors, or its property; (c) creating, perfecting, or enforcing any lien or encumbrance against the Debtor, the Reorganized Debtor, its successors, or its property; (d) asserting any setoff, right of subrogation, or recoupment of any kind against any obligation due to the Debtor, the Reorganized Debtor, its successors, or its property; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan. Any person or entity injured by any willful violation of such injunction will recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

          The discharge will not apply to the FNBB Claim or the FNBB Liens, which will survive and continue and be governed by the FNBB Facility.

          11.  PROCEDURES WITH RESPECT TO OLD COMMON STOCK,
               OLD 10-1/4% NOTES, AND OLD 13-1/2% NOTES.

          Pursuant to Bankruptcy Rule 3021, as of the Effective Date, the transfer ledgers for the Old 10-1/4% Notes, the Old 13-1/2% Notes, and the Old Common Stock will be closed, and there will be no further changes in the holders of record of such securities. The Disbursing Agent will have no obligation to recognize any transfer of such securities occurring after the Effective Date, but will instead be entitled to recognize and deal for all purposes under the Plan with only those holders of record stated on the applicable transfer ledgers as of the Effective Date.

          As of the Effective Date, the Old Employee Stock Options, the Old Warrants, and the Debtor's obligations under the Old 10-1/4% Indenture and the Old 13-1/2% Indenture and under the respective agreements governing the Old Employee Stock Options and Old Warrants will be rejected. In addition, the transfer ledger for the Old Warrants will be closed.

          As of the Effective Date, the instruments which previously evidenced ownership of the Old 10-1/4% Notes, the Old 13-1/2% Notes, and the Old Common Stock will be cancelled, and such instruments will thereafter represent only the right to receive the property distributable with respect to such securities under the Plan. No holder of Old 10-1/4% Notes, Old 13-1/2% Notes, or Old Common Stock will be entitled to any distribution under the Plan until such holder has surrendered to the Disbursing Agent the original certificate for the securities held by it or, in the event that such original securities have been lost, destroyed, stolen, or mutilated, has first executed and delivered an affidavit of loss and indemnity with respect thereto that is reasonably satisfactory to the Disbursing Agent and, if so requested by the Disbursing Agent, a bond in form and substance (including as to amount) reasonably satisfactory to the Disbursing Agent. As soon as practicable after such surrender or delivery of such affidavit, the Disbursing Agent will distribute to each holder of Old 10-1/4% Notes, Old 13-1/2% Notes, or Old Common Stock the distribution to which such holder is entitled under the Plan.

          In accordance with section 1143 of the Bankruptcy Code, any holder of Old 10-1/4% Notes, Old 13-1/2% Notes, or Old Common Stock who fails to surrender such security or deliver such affidavit of loss and indemnity and, if so requested, such bond as provided in the Plan within five years after the Effective Date will be deemed to have forfeited all rights, Claims, and interests and will not participate in any distribution under the Plan. Upon the expiration of such five-year period, all New Common Stock and cash, or proceeds received with respect thereto, held for distribution by the Disbursing Agent will be returned to the Reorganized Debtor.

          12.  CONDITIONS PRECEDENT.

          The Plan provides that it will not become effective unless each of the following conditions has occurred or, in the case of condition (i), has been waived in writing by the Debtor: (i) the Confirmation Order shall have been entered on the docket of the Bankruptcy Court for at least 10 days (as calculated in accordance with Bankruptcy Rule 9006(a)); and (ii) all conditions precedent to the occurrence of the "Exit Facility Date" under the FNBB Facility shall have been satisfied or waived and no Event of Default shall have occurred thereunder.

          13.  AMENDMENT OR REVOCATION OF THE PLAN.

          The Debtor may further amend or modify the Plan before or after the Confirmation Date in accordance with the provisions of section 1127 of the Bankruptcy Code. The Debtor may revoke or withdraw the Plan at any time prior to Confirmation.

          14.  ALLOCATION OF CONSIDERATION DISTRIBUTED
               ON ACCOUNT OF ALLOWED CLASS 4 CLAIMS.

          The distributions provided for holders of Allowed Class 4 Claims under the Plan will be allocated in full satisfaction and substitution of the principal amount of such Claims, exclusive of accrued interest. However, such allocation will not limit the scope of the discharge provided under the Plan.

          15.  PROVISIONS FOR TREATMENT OF DISPUTED
               ADMINISTRATIVE EXPENSES AND DISPUTED CLAIMS.

          On the Effective Date or as soon thereafter as practicable, the Disbursing Agent will establish such reserve (the "Distribution Reserve"), if any, as the Bankruptcy Court may require after notice and a hearing, on account of particular Disputed Priority Tax Claims, Disputed Other Priority Claims, and Disputed Administrative Expenses. No reserve will be required for any Disputed Claim or Disputed Administrative Expense to the extent of any effective insurance coverage therefor. Any such Distribution Reserve will be held in trust for the benefit of the holders of such Disputed Claims, Disputed Administrative Expenses, and the Reorganized Debtor, as their respective interests may appear, pending determination of their respective entitlement thereto. Any interest accruing thereon will be paid to the Reorganized Debtor.

          When, and to the extent that, a Disputed Claim or Disputed Administrative Expense for which a reserve has been required by the Bankruptcy Court becomes allowed pursuant to a Final Order, the Disbursing Agent will make a distribution to the holder thereof in accordance with the Plan. Any surplus in the Distribution Reserve which may result from the allowance of a Disputed Claim or Disputed Administrative Expense in an amount less than the Claim or Administrative Expense as filed with the Bankruptcy Court will be transferred to the Reorganized Debtor by the Disbursing Agent.

          Each beneficial owner of Old 10-1/4% Notes, Old 13-1/2% Notes, or Old Common Stock of record as of the Effective Date will be deemed to have an Allowed Class 4 Claim or Allowed Class 5 Interest, as the case may be, and need not file a proof of claim or proof of interest with respect thereto. In the event any entity which is NOT the record holder as of the Effective Date of an Old 10-1/4% Note, Old 13-1/2% Note, or Old Common Stock or the beneficial owner with respect thereto shall file a proof of right to record status pursuant to Bankruptcy Rule 3003(d), the Disbursing Agent will establish such reserve, if any, as may be ordered by the Bankruptcy Court on account of any objection thereto. Such reserve shall be held in trust for the holders of such Disputed Claims or Interests. To the extent any such Disputed Claim or Interest, as the case may be, is disallowed, any reserve pertaining to such Disputed Claim or Interest shall be distributed on a Pro Rata Basis to all holders of Allowed Claims or Allowed Interests in the same class as such disallowed Disputed Claim or Interest, subject to redistribution pursuant to the compromises under Section V.E of the Plan.

          16.  NO LIABILITY FOR SOLICITATION OR PARTICIPATION.

          As specified in section 1125(e) of the Bankruptcy Code, persons who solicit acceptances or rejections of the Plan and/or who participate in the offer, issuance, sale, or purchase of securities offered or sold under the Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, are not liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of securities.

          17.  LIMITATION OF LIABILITY.

          Neither the Debtor, nor the Reorganized Debtor, nor any of their respective employees, officers, directors, shareholders, agents, or representatives, nor the Committees or their members, nor any professional persons employed by the Debtor, the Debtor-in-Possession, the Reorganized Debtor, or the Committees, shall have or incur any liability to any person or entity for any act taken or omission made in good faith in connection with or related to negotiating, formulating, implementing, confirming, or consummating the Plan, this Disclosure Statement, or any contract, instrument, security, release, or other agreement, instrument, or document created in connection with the Plan.

          18.  RIGHTS OF ACTION; PREFERENCES.

          Any and all rights and causes of action accruing to the Debtor or its estate will remain assets of and vest in the Reorganized Debtor, whether or not litigation relating thereto is pending on the Effective Date. The Reorganized Debtor may pursue all rights and causes of action in its sole discretion, in accordance with what is in the best interests, and for the benefit, of the Reorganized Debtor. Neither the Debtor nor the Reorganized
Debtor waives, relinquishes, or abandons any right or cause of action which constitutes property of the Debtor's Estate, whether or not such right or cause of action has been listed or referred to in the Schedules or in this Disclosure Statement and whether or not such right or cause of action is currently known to the Debtor. Notwithstanding the foregoing, the Reorganized Debtor will not pursue any preference causes of action arising under section 547 of the Bankruptcy Code.

          The rights and causes of action which will remain assets of and vest in the Reorganized Debtor include, without limitation, the following:


               a. Lamonts Apparel, Inc. v. Hickel Investment Company United States District Court for Alaska
                    Cause No. A95-0463 (HRH) Filed 3/21/95
                    Recovery of overpayment of CAM charges
                    Defendant's address:
                         Hickel Investment Company
                         P.O. Box 101700
                         Anchorage, AK  99510


               b.   Lamonts Apparel, Inc. v. Si-Lloyd Associates
                    Oregon Court of Appeals
                    Cause No. CA A91907 filed 2/16/96
                    Lease dispute
                    Defendant's address:
                         Si-Lloyd Associates
                         c/o Katherine McDowell
                         Stoel Rives Boley Jones & Grey
                         Standard Insurance Center
                         900 S.W. Fifth Avenue, Suite 2300
                         Portland, OR  97204-1268


               c. Claims against Industrial Indemnity for postpetition payment of prepetition retrospective premiums for workers compensation and employers liability insurance.

               d. Any claims or rights of the Debtor under its leases or otherwise to any offset, credit, or reimbursement for overpayment of rent, taxes, insurance, or common area maintenance charges.

          19.  CONTINUATION OF FNBB CLAIM AND FNBB LIENS.

          Notwithstanding the entry of the Confirmation Order and the implementation of the Plan on the Effective Date, the FNBB Claim will not be discharged, and all liens, security interests, and mortgages granted to FNBB pursuant to the FNBB Facility will continue in full force and effect. The validity and enforceability of the FNBB Claim and the validity, enforceability, perfection, and priority of the FNBB Liens will be automatically ratified and confirmed in all respects and will continue without any further action by FNBB. The orders of the Bankruptcy Court authorizing the FNBB Facility, the FNBB Claim, and the FNBB Liens will continue in full force and effect, including without limitation the provisions thereof authorizing and directing the filing and recordation of UCC financing statements, mortgages, deeds of trust, and other perfection documents and the provisions thereof granting FNBB the right, INTER ALIA, after an Event of Default under the FNBB Facility and acting otherwise in compliance with the FNBB Facility, to cause the sale or other disposition of collateral constituting interests in real estate by directing the Reorganized Debtor or any trustee appointed in any future bankruptcy case for the

Reorganized Debtor to assume, assign, and sell any or all of such real estate collateral pursuant to sections 363 and 365 of the Bankruptcy Code after appropriate notice and a hearing, with FNBB's first priority lien and security interest to attach to the proceeds of such sale. Without limiting the foregoing, the FNBB Liens will not be subject to any present or future contractual, statutory, or common law lien, security interest, or mortgage which might be avoided and preserved for the benefit of the estate pursuant to section 551 of the Bankruptcy Code. In furtherance of (and without limiting) the foregoing, the FNBB Liens in any of the Reorganized Debtor's non-fixture personal property will be superior and senior in priority to any and all liens arising by operation of law in favor of lessors and landlords for obligations relating to or arising in connection with rental agreement for the use of real property.

          20.  REVESTING OF ASSETS.

          Except as otherwise provided in the Plan, the property of the estate of the Debtor will revest in the Reorganized Debtor on the Effective Date. The Reorganized Debtor may operate its business and may use, acquire, and dispose of property without supervision by the Bankruptcy Court or the United States Trustee and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules. As of the Effective Date, all property of the Reorganized Debtor will be free and clear of all Claims, liens, encumbrances, and other interests of creditors and holders of Equity Interests, except as otherwise provided in the Plan.

          HOLDERS OF IMPAIRED CLAIMS AND OLD COMMON STOCK AND OTHER INTERESTED PARTIES ARE URGED TO READ THE PLAN (INCLUDING THE EXHIBITS THERETO) IN ITS ENTIRETY SO THAT THEY MAY MAKE AN INFORMED JUDGMENT CONCERNING THE PLAN.




                                    VII.

                           CONFIRMATION PROCEDURE


          In order for the Plan to be confirmed by the Bankruptcy Court, all of the applicable requirements of section 1129 of the Bankruptcy Code must be met. These include, among others, the requirements that the Plan: (i) is accepted by all impaired classes of Claims and Equity Interests or, if rejected or deemed rejected by an impaired class, "does not discriminate unfairly" and is "fair and equitable" as to each rejecting class; (ii) is feasible; and (iii) is in the "best interest" of holders of Claims in each class impaired under the Plan and of holders of Old Common Stock.

          The Prior Plan and the Prior Disclosure Statement were filed with the Bankruptcy Court and, after notice and a hearing on October 24, 1996, the Bankruptcy Court approved the Prior Disclosure Statement. The Prior Plan, the Prior Disclosure Statement, ballots, and other solicitation materials approved by the Bankruptcy Court were distributed to all known holders of Claims and Equity Interests and other parties in interest. A confirmation hearing with respect to the Prior Plan commenced on January 6, 1997, and the Bankruptcy Court determined that the Prior Plan was accepted by (i) 100% of the holders of Class 1 Other Priority Claims who timely voted to accept or reject the Prior Plan,
(ii) the holders of Class 4 General Unsecured Claims totaling approximately 99.3% in dollar amount and 95.7% in number of such Claims of holders who timely voted to accept or reject the Prior Plan, and (iii) the holders of Class 5 Old Common Stock totaling approximately 97.7% in amount of shares of holders who timely voted to accept or reject the Prior Plan.

          Pursuant to a "Stipulation re Procedures for Confirmation of Plan; and Order Thereon" among the Debtor and the Committees, which was approved by the Bankruptcy Court on December 20, 1996, the Debtor demonstrated at the confirmation hearing on January 6, 1997 that all confirmation requirements have been satisfied, except for certain "Deferred Confirmation Requirements" specified in that stipulation, and the Bankruptcy Court entered the Interim Findings and Conclusions which are attached as Annex E to this Disclosure Statement. At the request of the Debtor and the Committees, the Bankruptcy Court deferred final confirmation of the Prior Plan in order to afford the parties time to explore opportunities to raise additional working capital.

          The Plan is a modification and restatement of the Prior Plan pursuant to section 1127(a) of the Bankruptcy Code to take into account, INTER ALIA, the Term Loan and the New Class C Warrants and New Special Voting Common Stock to be issued to the Surety as contemplated by the FNBB Facility. The Debtor and the Committees are now seeking final confirmation of the Plan.

     A.   VOTING; ACCEPTANCE.

          Any holder of a Claim in either Class 1 or Class 4 is entitled to vote if either (i) such holder's Claim has been scheduled by the Debtor in the Schedules filed with the Bankruptcy Court (provided that such Claim has not been scheduled as disputed, contingent, unknown, or unliquidated), or (ii) such holder has filed a proof of Claim on or before the deadline previously fixed by the Bankruptcy Court and such Claim is deemed allowed pursuant to section 502 of the Bankruptcy Code or has been allowed by the Bankruptcy Court, unless such Claim has been disallowed for voting purposes by the Bankruptcy Court. The record date for determining which holders of Old 10-1/4% Notes, of Old 13-1/2% Notes, or of Old Common Stock are entitled to vote on the Plan is the date specified in the Order and Notice (the "Record Date"). A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that an acceptance or rejection was not solicited or procured or made in good faith or in accordance with the provisions of the Bankruptcy Code.

          Each of the Voting Classes of Claims will be deemed to have accepted the Plan if the Plan is accepted by holders of at least two-thirds in dollar amount and more than one-half in number of the Claims of such Class (excluding certain Claims designated under section 1126(e) of the Bankruptcy Code) that will have voted to accept or reject the Plan.

          THE TRUSTEES UNDER THE OLD 10-1/4% INDENTURE AND UNDER THE OLD 13-1/2% INDENTURE ARE NOT PERMITTED TO VOTE ON BEHALF OF THE HOLDERS OF THE NOTES. CONSEQUENTLY, SUCH HOLDERS MUST HAVE SUBMITTED THEIR OWN BALLOTS OR MUST SUBMIT THEIR OWN MODIFICATION BALLOTS IN ORDER FOR THEIR VOTES TO COUNT.

          Class 5, consisting of the Equity Interests of holders of Old Common Stock, will be deemed to have accepted the Plan if the Plan is accepted by holders of at least two-thirds of the outstanding shares that will have voted to accept or reject the Plan.

          HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS, HOLDERS OF ALLOWED OTHER PRIORITY CLAIMS, AND HOLDERS OF OLD COMMON STOCK PREVIOUSLY VOTED ON THE PRIOR PLAN, WHICH WAS FILED BY THE DEBTOR ON OCTOBER 23, 1996. AS PROVIDED IN SECTION 1127(d) OF THE BANKRUPTCY CODE, ANY HOLDER OF A CLAIM OR EQUITY INTEREST OF A VOTING CLASS THAT VALIDLY ACCEPTED OR REJECTED THE PRIOR PLAN IS DEEMED TO ACCEPT OR REJECT, AS THE CASE MAY BE, THE PLAN, UNLESS, AS SET FORTH IN THE ORDER AND NOTICE

WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, SUCH HOLDER CHANGES SUCH HOLDER'S PREVIOUS ACCEPTANCE OR REJECTION WITHIN THE TIME PERIOD THAT HAS BEEN FIXED BY THE BANKRUPTCY COURT. ANY HOLDER OF A CLAIM OR EQUITY INTEREST OF A VOTING CLASS THAT WISHES TO CHANGE SUCH HOLDER'S PREVIOUS ACCEPTANCE OR REJECTION, AND ANY HOLDER OF A CLAIM OR EQUITY INTEREST OF A VOTING CLASS THAT DID NOT PREVIOUSLY CAST A VALID BALLOT AND THAT NOW WISHES TO VOTE ON THE PLAN, MAY DO SO BY FILLING IN, SIGNING, AND TRANSMITTING A MODIFICATION BALLOT IN THE MANNER SPECIFIED IN THE MODIFICATION BALLOT SO THAT IT IS RECEIVED NO LATER THAN THE VOTING DEADLINE SPECIFIED IN THE MODIFICATION BALLOT. SEE "VOTING PROCEDURES." NO ACTION IS NECESSARY BY ANY HOLDER THAT PREVIOUSLY CAST A VALID BALLOT AND THAT DOES NOT NOW WISH TO CHANGE SUCH HOLDER'S VOTE.

     B.   CONFIRMATION HEARING.

          Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan (the "Confirmation Hearing"). The Confirmation Hearing may be postponed from time to time by the Bankruptcy Court without further notice except for an announcement of the postponement made at the Confirmation Hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan. Objections must be made in writing, specifying in detail the name and address of the person or entity objecting, the grounds for the objection, and the nature and amount of the Claim or Equity Interest held by the objector, and otherwise complying with the requirements of the Bankruptcy Rules and Local Bankruptcy Rules. Objections must be filed with the Clerk of the Bankruptcy Court, with two copies to chambers of the bankruptcy judge, together with proof of service, and served upon the parties so designated in the Order and Notice in the manner set forth therein, on or before the time and date designated in the Order and Notice as being the last date for serving and filing objections to confirmation of the Plan. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED IN ACCORDANCE WITH THE ORDER AND NOTICE, IT WILL NOT BE CONSIDERED BY THE BANKRUPTCY COURT. THE DEADLINE FOR OBJECTIONS TO CONFIRMATION OF THE PRIOR PLAN WAS DECEMBER 2, 1996, AND ALL OBJECTIONS TO CONFIRMATION OF THE PRIOR PLAN WERE WITHDRAWN OR FULLY RESOLVED. AS SET FORTH IN THE ORDER AND NOTICE, THE BANKRUPTCY COURT WILL NOT CONSIDER ANY OBJECTIONS THAT WERE NOT TIMELY RAISED IN CONNECTION WITH THE CONFIRMATION HEARING FOR THE PRIOR PLAN, AND ONLY OBJECTIONS TO THE MODIFICATIONS OF THE PRIOR PLAN WILL BE CONSIDERED BY THE BANKRUPTCY COURT IN CONNECTION WITH THE CONFIRMATION OF THE PLAN.

          At the Confirmation Hearing, the Bankruptcy Court will determine, among other things, whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied:

          1. The Plan complies with the applicable provisions of the Bankruptcy Code.

          2. The Debtor has complied with the applicable provisions of the Bankruptcy Code.

          3. The Plan has been proposed in good faith and not by any means proscribed by law.

          4. Any payment made or promised by the Debtor for services or for costs and expenses in, or in connection with, the Chapter 11 Case, or in connection with the

          Plan and incident to the Chapter 11 Case, has been disclosed to the Bankruptcy Court, and any such payment made before the confirmation of the Plan is reasonable or, if such payment is to be fixed after the confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

          5. The Debtor has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Reorganized Debtor, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and holders of New Common Stock and with public policy, and the Debtor has disclosed the identity of any insider that will be employed or retained by the Reorganized Debtor and the nature of any compensation for such insider.

          6. Each holder of an impaired Claim and each holder of Old Common Stock either has accepted the Plan or will receive or retain under the Plan on account of such holder's Claims or Old Common Stock, as the case may be, property of a value, as of the Effective Date, that is not less than the amount that such entity would receive or retain if the Debtor were liquidated on such date under chapter 7 of the Bankruptcy Code. See "Best Interests Test."

          7. Unless the Debtor proposes a nonconsensual plan of reorganization, each class of Claims or Equity Interests has either accepted the Plan or is not impaired under the Plan. See "Nonconsensual Confirmation."

          8. Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Administrative Expenses and Other Priority Claims will be paid in full on the Effective Date and that holders of Priority Tax Claims will receive on account of such Claims either payment in full on the Effective Date or deferred cash payments, over a period not exceeding six years after the date of assessment of such Claims, of a value as of the Effective Date equal to the allowed amount of such Claims.

          9. At least one class of Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such class.

          10. Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or any successor to the Debtor under the Plan, unless such liquidation or reorganization is proposed in the Plan. See "Feasibility."

          The Board of Directors of the Debtor believes that, upon acceptance of the Plan by each of the Voting Classes, the Plan will satisfy all the statutory requirements of Chapter 11 of the Bankruptcy Code, that the Debtor has complied or will have complied with all of the requirements of Chapter 11, and that the Plan is being proposed and will be submitted to the Bankruptcy Court in good faith.

     C.   BEST INTERESTS TEST.

          As referred to in subparagraph 6 above, confirmation of the Plan requires that each holder of an impaired Claim and each holder of Old Common Stock either (a) accepts the Plan or (b) receives or retains under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtor were liquidated under chapter 7 of the Bankruptcy Code.

          The Debtor has determined that confirmation of the Plan will provide each holder of a Claim and each holder of Old Common Stock with a recovery that is not less than that which it would receive pursuant to a liquidation of the Debtor under chapter 7 of the Bankruptcy Code.

This determination is based upon a consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to such holders, including: (i) the enormous erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail;
(ii) the adverse effects on the liquidation proceeds as a result of the departure of key employees whose services would be required in connection with the liquidation; (iii) the substantial increases in Claims which would be satisfied on a priority basis or on parity with existing Claims in the Chapter 11 Case; and (iv) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee.

          Moreover, the Debtor believes that the value of any distributions from the liquidation proceeds to each class of Allowed Claims in a chapter 7 case would be further reduced because such distributions in a chapter 7 case may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the Claims and prepare for distributions. In the event litigation were necessary to resolve Claims asserted in the chapter 7 case, the delay could be further prolonged.

          1.   CHAPTER 7.

          To determine the value that the holders of impaired Claims and the holders of Old Common Stock would receive if the Debtor were liquidated, the Bankruptcy Court would determine the dollar amount that would be generated from the liquidation of the Debtor's assets and properties in the context of a chapter 7 liquidation case. Section 704 of the Bankruptcy Code requires a chapter 7 trustee to collect and reduce to money the property of the estate as expeditiously as is compatible with the best interests of parties in interest. In the case of the Debtor, the chapter 7 trustee may face a difficult task in liquidating the assets of the estate given the Debtor's numerous locations, the nature of the Debtor's business and assets, and the current business environment. The cash amount which would be available for satisfaction of Allowed Administrative Expenses, Allowed Claims, and Allowed Equity Interests would consist of the proceeds resulting from the disposition of the Debtor's assets, augmented by the cash, if any, held by the Debtor at the time of the commencement of the chapter 7 case. Any such cash amount then would be reduced by the amount of any Claims secured by such assets, the costs and expenses of the liquidation, and such additional Administrative Expenses and priority Claims that may result from the termination of the Debtor's business and the use of chapter 7 for the purposes of liquidation.

          The costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those which might be payable to attorneys and other professionals that such a trustee may engage, plus any unpaid expenses incurred by the Debtor during the Chapter 11 Case and allowed in the chapter 7 case, such as compensation for attorneys, financial advisors, accountants, and other professionals, and costs and expenses of the Committees. In addition, as described above, Claims would arise by reason of the breach or rejection of obligations incurred and executory contracts entered into or assumed by the Debtor during the pendency of the Chapter 11 Case. The foregoing types of Claims, costs, expenses, and fees and such other Claims which may arise in a liquidation case or result from the Chapter 11 Case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-petition priority Claims and General Unsecured Claims.

          To determine if the Plan is in the best interests of each impaired Class, the present value of the distributions from the proceeds of the liquidation of the Debtor's assets and properties, after subtracting the amounts attributable to the foregoing Claims, is then compared with the value of the property offered to such Class under the Plan.

          In applying the "best interests test," it is possible that Claims and Equity Interests in the chapter 7 case may not be classified according to the seniority of such Claims and Equity Interests as provided in the Plan. In the absence of a contrary determination by the Bankruptcy Court, all pre-petition unsecured Claims which have the same rights upon liquidation would be treated as one class for purposes of determining the potential distribution of the liquidation proceeds resulting from the chapter 7 case. The distributions from the liquidation proceeds would be calculated ratably according to the amount of the Claim held by the respective holder. The Debtor believes that the most likely outcome of liquidation proceedings under chapter 7 would be the application of the rule of absolute priority of distributions. Under that rule, no junior holder of a Claim receives any distribution until all senior holders are paid in full with interest, and no holder of an Equity Interest receives any distribution until all holders of Claims are paid in full with interest. CONSEQUENTLY, AS DEMONSTRATED IN THE FOLLOWING LIQUIDATION ANALYSIS, THE DEBTOR BELIEVES THAT UNDER CHAPTER 7 OF THE BANKRUPTCY CODE, SUBSTANTIALLY ALL OF THE LIQUIDATION PROCEEDS WOULD BE PAID TO FNBB ON ACCOUNT OF ITS SECURED CLAIMS AND SUPERPRIORITY CLAIMS AND TO HOLDERS OF ADMINISTRATIVE EXPENSES. HOLDERS OF OTHER PRIORITY CLAIMS, GENERAL UNSECURED CLAIMS, AND OLD COMMON STOCK WOULD RECEIVE LITTLE OR NO DISTRIBUTIONS.

          2.   LIQUIDATION ANALYSIS.

          The determination of the hypothetical proceeds from the sale of assets in a chapter 7 liquidation is an uncertain process involving numerous assumptions. Accordingly, there can be no assurance that the assumptions employed by the Debtor in determining the liquidation value of its assets will result in an accurate estimation of such liquidation values.

          The liquidation analysis presented herein assumes that all assets of the Debtor would be liquidated in the context of a chapter 7 case and sets forth the projected value as of January 31, 1998, of the proceeds of such liquidation. The assumptions utilized in the analysis considered the estimated liquidation value of the assets and the estimated amount of the Claims that would be allowed, together with an estimate of certain administrative costs and expenses that would likely result during the liquidation process. While the Debtor believes that the assumptions utilized in the liquidation analysis are reasonable, the validity of such assumptions may be affected by the occurrence of events and the existence of conditions not now contemplated or by other factors, many of which would be beyond the control of the Bankruptcy Court, the Debtor, and the chapter 7 trustee. The actual liquidation value of the Debtor would likely vary from that presented herein.

          For purposes of its liquidation analysis, the Debtor has assumed that a chapter 7 trustee is appointed and a hypothetical liquidation sale, lasting 12 weeks, is commenced on January 31, 1998. This liquidation would be effected by means of simultaneous "going out of business" sales managed by a professional retail liquidator hired by the chapter 7 trustee. All sales would be for cash. Any remaining inventory would be sold to a professional liquidator, and fixed assets in the stores and head office and the leases would be sold at auction, where feasible, or abandoned. Based upon the Debtor's recent experience with the liquidation of certain stores and indications received from professional liquidators, the Debtor estimates that the gross proceeds before payment of the costs of liquidation combined with projected cash on hand, would be in the range of $61,900,000 to $65,200,000. These amounts are not necessarily indicative of the amounts which might be realized from a commercially reasonable foreclosure sale.

          In the event, however, that the chapter 7 trustee were unable to conduct such "going out of business" sales, because, for example, of difficulties in retaining necessary employees, lack of cooperation from shopping center store landlords, and other factors, the trustee would instead be required to dispose of the inventory in bulk in auction sales. Based upon the indications received from professional retail liquidators, the Debtor estimates that the net liquidation proceeds under this approach would be substantially less than the net proceeds from "going out of business" sales.

          In view of FNBB's security interest in substantially all of the Debtor's assets and superpriority Administrative Expense Claim, proceeds from any liquidation after payment of the costs of liquidation would be applied first to the obligations under the FNBB Facility in the estimated projected amount as of January 31, 1998 of approximately $27,600,000. Accordingly, assuming liquidation proceeds at the high end of the range discussed above in the amount of $65,200,000 were to be achieved by the chapter 7 trustee in the hypothetical chapter 7 case discussed herein, the Debtor estimates for purposes of this analysis that the proceeds would be distributed as follows:

     --------------------------------------------------------------------------
     --------------------------------------------------------------------------
     Chapter 7 Administrative Claims and
     Liquidation Expenses                                       $20,000,000
     --------------------------------------------------------------------------
     Chapter 11 Administrative Claims
     (Including Chapter 11 Trade Payables)                       17,600,000
     --------------------------------------------------------------------------
     Priority Tax Claims                                              $ -0-
     --------------------------------------------------------------------------
     Class 1 - Other Priority Claims                                  $ -0-
     --------------------------------------------------------------------------
     Class 2 - FNBB Claims                                       27,600,000
     --------------------------------------------------------------------------
     Class 3 - Other Secured Claims                   (return of collateral)
     --------------------------------------------------------------------------
     Class 4 - General Unsecured Claims                               $ -0-
     --------------------------------------------------------------------------
     Class 5 - Old Common Stock                                       $ -0-
     --------------------------------------------------------------------------
     --------------------------------------------------------------------------

          Based upon such liquidation analysis, the Debtor believes that the holders of Other Priority Claims, General Unsecured Claims, and Old Common Stock would likely receive little or nothing in liquidation. In contrast, under the Plan, such holders will receive cash and/or securities with respect to their Allowed Claims and Equity Interests.


     D.   FEASIBILITY.

          The Bankruptcy Code requires that, in order for the Plan to be confirmed by the Bankruptcy Court, it must be demonstrated that consummation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtor. For purposes of determining whether the Plan meets this requirement, the Debtor has analyzed its ability to meet its obligations under the Plan. As part of such analysis, the Debtor has prepared the Projections of, among other things, its financial performance (assuming the transactions contemplated by the Plan are consummated) for the period ending January 29, 2000 (the "Projection Period"). The Projections include projected statements of operations and cash flows and certain projected balance sheet data, and are based on the assumption that the Effective Date will be January 31, 1998. The Projections and the significant assumptions on which they are based are discussed in this Disclosure Statement under "Certain Financial Projections." Based on the Projections, the Debtor believes that it will be able to make all payments required to be made pursuant to the Plan. See "Risk Factors -- Inherent Uncertainty In The Financial Projections."

          The Debtor anticipates that the aggregate amount of cash required to be distributed under the Plan as of the Effective Date will be approximately $3,700,000. The sources of funds for such cash payments will be cash on hand and funds available under the FNBB Facility at the Effective Date. The Debtor believes that such funds will be adequate.

     E.   NONCONSENSUAL CONFIRMATION.

          In the event that any impaired class of Claims does not accept the Plan, the Bankruptcy Court may nevertheless confirm the Plan at the Debtor's request if all other requirements of section 1129(a) of the Bankruptcy Code are satisfied, and if, as to each impaired class which has not accepted the Plan, the Bankruptcy Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to such nonaccepting class.

          1.   NO UNFAIR DISCRIMINATION.

          A plan of reorganization "does not discriminate unfairly" if (a) the legal rights of a nonaccepting class are treated in a manner that is consistent with the treatment of other classes whose legal rights are intertwined with those of the nonaccepting class, and (b) no class receives payments in excess of that which it is legally entitled to receive for its Claims. The Debtor believes that under the Plan, (i) all classes of impaired Claims are treated in a manner that is consistent with the treatment of other classes of Claims with which their legal rights are intertwined, if any, and (ii) no class of Claims will receive payments or property with an aggregate value greater than the aggregate value of the Allowed Claims in such class. Accordingly, the Debtor believes the Plan does not discriminate unfairly as to any impaired class.

          2.   FAIR AND EQUITABLE TEST.

          The Bankruptcy Code establishes different "fair and equitable" tests for holders of secured Claims and holders of unsecured Claims, as follows:

               (a) SECURED CLAIMS. Either (i) each holder of an impaired secured Claim either (x) retains the liens securing its secured Claim and receives on account of its Allowed Secured Claim deferred cash payments having a present value equal to the amount of its Allowed Secured Claim, or
     (y) realizes the "indubitable equivalent" of its Allowed Secured Claim, or
     (ii) the property securing the Claim is sold free and clear of liens, with such liens to attach to the proceeds, and the liens against such proceeds are treated in accordance with clause (i) of this subparagraph (a).

               (b) UNSECURED CLAIMS. Either (i) each holder of an impaired unsecured Claim receives or retains under the Plan property of a value equal to the amount of its Allowed Claim, or (ii) the holders of Claims and Equity Interests that are junior to the Claims of the nonaccepting class do not receive any property under the Plan on account of such Claims and Equity Interests.

          IN THE EVENT OF REJECTION OF THE PLAN BY ONE OR MORE IMPAIRED CLASSES, THE DEBTOR RESERVES THE RIGHT TO REQUEST THE BANKRUPTCY COURT TO CONFIRM THE PLAN IN ACCORDANCE WITH SECTION 1129(b).

                                     VIII.

                     ALTERNATIVES TO CONFIRMATION AND
                 CONSUMMATION OF THE PLAN OF REORGANIZATION


          The Debtor believes that the Plan affords holders of Claims and Equity Interests the potential for the greatest feasible realization out of the Debtor's assets, and, therefore, is in the best interest of such holders. The Debtor has considered alternatives to the Plan such as a liquidation in the context of a chapter 7 case. In the opinion of the Debtor, such alternatives would not afford holders of Claims or Equity Interests a return as great as may be achieved under the Plan.

     A.   LIQUIDATION UNDER CHAPTER 7.

          If no plan can be confirmed, the Debtor's Chapter 11 Case may be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtor's assets for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recovery by holders of Claims and Equity Interests is set forth under "Confirmation Procedures - Best Interests Test." In view of the FNBB Liens on substantially all of the Debtor's assets and superpriority Administrative Expense Claim, the Debtor believes that a chapter 7 liquidation would result in little or no distributions being made to holders of Other Priority Claims, General Unsecured Claims, or Old Common Stock.

     B.   ALTERNATIVE PLAN OF REORGANIZATION.

          If the Plan is not confirmed, the Debtor (or if the Debtor's exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtor's business or an orderly liquidation of its assets. With respect to an alternative plan, the Debtor and the Committees have explored various other alternatives in connection with the extensive negotiation process involved in the formulation and development of the Plan, but each concluded that the Plan provides the best feasible recoveries attainable under the circumstances. The Debtor has also considered, and held some preliminary discussions concerning, the sale or merger of its entire business, but has concluded that ultimately a higher value for the business can be obtained if the Debtor is restructured and relieved of a material portion of the debt that currently burdens its operations.

          In a liquidation under Chapter 11, the Debtor's assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, probably resulting in somewhat greater (but indeterminate) recoveries. Further, since appointment of a trustee is not required in a Chapter 11 liquidation, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although preferable to a chapter 7 liquidation, the Debtor believes that any alternative liquidation under Chapter 11 is a much less attractive alternative to holders of Claims and Old Common Stock than the Plan because of the greater return projected to be provided for by the Plan.

          THE DEBTOR AND THE COMMITTEES BELIEVE THAT CONFIRMATION AND IMPLEMENTATION OF THE PLAN IS PREFERABLE TO ANY OF THE ALTERNATIVES DESCRIBED HEREIN BECAUSE IT IS EXPECTED TO PROVIDE GREATER RECOVERIES AND INVOLVE LESS DELAY AND UNCERTAINTY AND LOWER ADMINISTRATIVE COSTS.

                                      IX.

                              VOTING PROCEDURES


          The Debtor is providing copies of this Disclosure Statement and Modification Ballots to all known holders of impaired Claims and Equity Interests, including registered holders as of the Record Date of Old 10-1/4% Notes, Old 13-1/2% Notes, and Old Common Stock (or, if applicable, to those holders who are listed as participants in a clearing agency's position). Registered holders may include brokerage firms, commercial banks, trust companies, or other nominees. If such entities do not hold for their own account, they should provide copies of this Disclosure Statement and appropriate Modification Ballots to their customers and to beneficial owners. Any beneficial owner who has not received a Modification Ballot should contact such owner's brokerage firm or nominee, or write to Ryan, Swanson & Cleveland, 1201 Third Avenue, Suite 3400, Seattle, Washington 98101, Attention: Anne K. Dudley, Legal Assistant (the "Ballot Tabulator"), or call (206) 464-4224.

          HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS, HOLDERS OF ALLOWED OTHER PRIORITY CLAIMS, AND HOLDERS OF OLD COMMON STOCK PREVIOUSLY VOTED ON THE PRIOR PLAN, WHICH WAS FILED BY THE DEBTOR ON OCTOBER 23, 1996. AS PROVIDED IN SECTION 1127(d) OF THE BANKRUPTCY CODE, ANY HOLDER OF A CLAIM OR EQUITY INTEREST OF A VOTING CLASS THAT VALIDLY ACCEPTED OR REJECTED THE PRIOR PLAN IS DEEMED TO ACCEPT OR REJECT, AS THE CASE MAY BE, THE PLAN, UNLESS, AS SET FORTH IN THE ORDER AND NOTICE WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, SUCH HOLDER CHANGES SUCH HOLDER'S PREVIOUS ACCEPTANCE OR REJECTION WITHIN THE TIME PERIOD THAT HAS BEEN FIXED BY THE BANKRUPTCY COURT. ANY HOLDER OF A CLAIM OR EQUITY INTEREST OF A VOTING CLASS THAT WISHES TO CHANGE SUCH HOLDER'S PREVIOUS ACCEPTANCE OR REJECTION, AND ANY HOLDER OF A CLAIM OR EQUITY INTEREST OF A VOTING CLASS THAT DID NOT PREVIOUSLY CAST A VALID BALLOT AND THAT NOW WISHES TO VOTE ON THE PLAN, MAY DO SO BY FILLING IN, SIGNING, AND TRANSMITTING A MODIFICATION BALLOT IN THE MANNER SPECIFIED IN THE MODIFICATION BALLOT SO THAT IT IS RECEIVED NO LATER THAN THE VOTING DEADLINE SPECIFIED IN THE MODIFICATION BALLOT. NO ACTION IS NECESSARY BY ANY HOLDER THAT PREVIOUSLY CAST A VALID BALLOT AND THAT DOES NOT NOW WISH TO CHANGE SUCH HOLDER'S VOTE.

     A.   BENEFICIAL OWNERS.

          For purposes of voting to accept or reject the Plan, the beneficial owners of Old 10-1/4% Notes, Old 13-1/2% Notes, or Old Common Stock will be deemed to be the "holders" of the Claims or Equity Interests, as the case may be, represented thereby.

          Any beneficial owner holding Old 10-1/4% Notes, Old 13-1/2% Notes, or Old Common Stock in its own name can change such holder's previous acceptance or rejection of the Prior Plan (or, if such holder did not previously vote on the Prior Plan, can vote on the Plan) by completing and signing the enclosed Modification Ballot and returning it directly to the Ballot Tabulator.

          Any beneficial owner holding Old 10-1/4% Notes, Old 13-1/2% Notes, or Old Common Stock in "street name" through a brokerage firm, bank, trust company, or other nominee can change such holder's previous acceptance or rejection of the Prior Plan (or, if such holder did not previously vote on the Prior Plan, can vote on the Plan) by following these instructions:

          1. Fill in all the applicable information on the Modification Ballot, including the name of the registered holder of such securities;

          2. Sign the Modification Ballot (unless the Modification Ballot has already been signed by the brokerage firm, bank, trust company, or other nominee); and

          3. Return the Modification Ballot to the Ballot Tabulator so that it will be received prior to the voting deadline specified in the Modification Ballot.

     B.   BROKERAGE FIRMS, BANKS, TRUST COMPANIES AND OTHER NOMINEES.

          A nominee which is the registered holder of Old 10-1/4% Notes, Old 13-1/2% Notes, or Old Common Stock for a beneficial owner can arrange for such beneficial owner to complete a Modification Ballot directly as discussed above by distributing a copy of the Disclosure Statement and the Modification Ballot to such beneficial owner.

          Alternatively, a nominee which is the registered holder of Old 10-1/4% Notes, Old 13-1/2% Notes, or Old Common Stock for a beneficial owner can complete a Modification Ballot on behalf of such beneficial owner by distributing a copy of this Disclosure Statement to such owner and thereafter completing a Modification Ballot as directed by such beneficial owner.

     C.   MISCELLANEOUS.

          Unless otherwise directed by the Bankruptcy Court, Modification Ballots on which a vote to accept or reject the Plan has not been indicated, will be disregarded.

          If a Modification Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other person acting in a fiduciary or representative capacity, such person should indicate such capacity when signing.

          Unless the Modification Ballot being furnished is timely received by the Ballot Tabulator on or prior to the date specified in the Order and Notice, the Modification Ballot will not be counted in connection with confirmation of the Plan by the Bankruptcy Court. In no case should a Modification Ballot be delivered to the Bankruptcy Court or the Debtor.


                                      X.

                               CAPITALIZATION


          The following table sets forth, on an unaudited basis, the projected capitalization of the Reorganized Debtor at the assumed Effective Date of January 31, 1998, both before and after giving effect to consummation of the Plan and the transactions contemplated thereby. The table should be read in conjunction with the consolidated financial statements of the Debtor and related notes thereto included in Annex B hereto and in conjunction with the projected balance sheet at January 31, 1998 and other projections, and related notes and assumptions, discussed under "Certain Financial Projections."

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                                          PROJECTED*
                                                       JANUARY 31, 1998
                                                        (IN THOUSANDS)
                                                 ------------------------------
                                                     BEFORE         AFTER
-------------------------------------------------------------------------------
 Current Debt
      FNBB Facility Revolver                        $17,551        $20,992
      Notes Payable                                      33             33
      Deferred Payment Tax Liabilities                    0            260
      Capital Leases                                  1,092          1,092
-------------------------------------------------------------------------------
 TOTAL CURRENT DEBT                                 $18,675        $22,376
-------------------------------------------------------------------------------
 Long-Term Debt
      Liabilities Subject To Compromise              23,418              0
      Capital Leases                                 13,055         13,375(2)
      Old 10-1/4% Notes (1)                          67,600              0
      Old 13-1/2% Notes (1)                             838              0
      FNBB Term Loan                                 10,000         10,000
      Deferred Payment Tax Liabilities                    0            470
      Other                                             958            958
-------------------------------------------------------------------------------
 TOTAL LONG-TERM DEBT                               115,868         24,803
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
 TOTAL DEBT                                         134,543         47,179
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
 Shareholders' Equity (Deficit)                    ($68,217)       $20,000
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
 TOTAL CAPITALIZATION                               $66,326        $67,179
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 The foregoing introductory statement and the following notes and assumptions are integral parts of this statement. See "Certain Financial Projections -- Pro Forma Balance Sheet."

 * For a discussion of certain risks and other factors regarding financial projections, see "Risk Factors -- Inherent Uncertainty In The Financial Projections."

 (1) These notes are included in Liabilities Subject to Compromise on the Balance Sheet.

 (2) Capital Lease Obligations have been restated to reflect current market rates of interest.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                      XI.

                         DESCRIPTION OF FNBB FACILITY


          The following is a summary of certain principal terms of the FNBB Facility applicable after the Effective Date. This summary is qualified in its entirety by the terms of the FNBB Facility (which is on file with the Bankruptcy Court), which will be controlling.

     A.   AMOUNT OF FACILITY.

          FNBB is providing Lamonts with a $42 million credit facility on the terms and conditions set forth in the FNBB Facility. The FNBB Facility consists of: (i) a revolving line of credit with a maximum borrowing capacity of $32 million (the "Revolver"); and (ii) the Term Loan in the amount of $10 million. The Term Loan has been guarantied by the Surety.

     B.   BORROWINGS.

          Pursuant to, and on the terms and conditions set forth in, the FNBB Facility, FNBB is obligated to make loans and advances to Lamonts on a revolving basis, and to issue letters of credit to or for the account of Lamonts (the aggregate outstanding face amount of such letters of credit never to exceed $3,000,000) in an aggregate outstanding amount (net of repayments) not to exceed the lesser of $32 million and the Borrowing Base, as defined in the FNBB Facility. The Term Loan was fully disbursed during the Chapter 11 Case and no further amounts may be borrowed thereunder.

     C.   BORROWING BASE.

          The Borrowing Base for the Revolver after the Effective Date will be an amount equal to 65% of Lamonts' book value of eligible inventory, net of specified reserves (the "Inventory Advance Rate"). The "Inventory Shrink Reserve" is initially set at 2.6% of the book value of Lamonts' inventory. A "Landlord Lien Reserve" may also apply under the circumstances described in the FNBB Facility.

     D.   MATURITY.

          The Revolver will mature two years after the Effective Date or, if earlier, upon maturity of the Term Loan. The Term Loan will mature December 26, 1999, or, if earlier, upon maturity of the Revolver. Lamonts will have the option to extend the maturity date of the Term Loan for two additional one-year periods (subject to earlier maturity upon maturity of the Revolver), on the terms and conditions set forth in the FNBB Facility and upon payment of the Extension Fee described therein. There are no extension options in respect of the Revolver. See "Risk Factors -- Leverage."

     E.   AMORTIZATION OF TERM LOAN.

          Lamonts will be required to make principal payments on the Term Loan of $25,000 per month commencing on October 31, 1998. A substantial portion of the principal amount of the Term Loan is scheduled to be outstanding on the maturity date of the Term Loan. See "Risk Factors -- Leverage."

     F.   RATE AND PAYMENT OF INTEREST.

          Lamonts' borrowings under both the Revolver and the Term Loan bear interest at a floating rate 1.5% above the "Base Rate," as defined in the FNBB Facility, or, at Lamonts' option, at 2.75% above the fully reserved adjusted Eurodollar Rate, as defined in the FNBB Facility. The rates are subject to adjustment on June 1, 1998, and annually thereafter, based upon Lamonts' financial results in accordance with the criteria set forth in the FNBB Facility. See "Risk Factors -- Leverage." Interest on loans measured by the Base Rate will be paid monthly in arrears. Interest on loans measured by the Eurodollar Rate will be paid in arrears at the end of the applicable interest period of one, two, or three months. The default rate of interest under the Revolver would be 3% above the Base Rate. The default rate of interest under the Term Loan prior to maturity would be 7% above the non-default rate otherwise applicable, and after maturity would be 7% above the non-default rate applicable to loans measured by the Base Rate.

     G.   FEES AND COSTS.

          A facility fee in respect of the Revolver will be payable in the amount of $336,000 on the Effective Date and in the amount of $224,000 on December 31, 1998. A letter of credit fee of 1.75% per annum will be charged quarterly in arrears based on the average daily Maximum Drawing Amount (as defined) of all outstanding letters of credit. A commitment fee in the amount of 0.5% per annum will be payable monthly in arrears based on the average daily unused amount of the maximum Revolver facility. Both the letter of credit fee and the commitment fee are subject to adjustment on June 1, 1998 and annually thereafter, based upon Lamonts' financial results in accordance with the criteria set forth in the FNBB Facility. In addition to the Closing Fee in the amount of $500,000 which Lamonts paid at the closing of the Term Loan on September 26, 1997, an "Additional Closing Fee" in respect of the Term Loan, calculated at the rate of 5% per annum applied to the average daily principal balance of the Term Loan outstanding after September 26, 1998, will be payable at the times and in the manner set forth in the FNBB Facility. If the options to extend the maturity date of the Term Loan upon the terms applicable thereto are exercised, extension fees calculated at the rate of 5% per annum applied to the average daily principal balance of the Term Loan outstanding during the applicable extension period will be payable at the times and in the manner set forth in the FNBB Facility. There will be an administrative fee of $2,500 per month. In addition, Lamonts will reimburse certain fees, costs, and expenses incurred by FNBB and by the Surety, as set forth in the FNBB Facility.

     H.   SECURITY.

          Advances by FNBB under the FNBB Facility are secured by all real and personal property, rights, and assets of Lamonts, including, without limitation, real estate leasehold interests, but excluding any proceeds of bankruptcy causes of action under sections 544 through 550 of the Bankruptcy Code and the Escrow Account for unpaid professional fees as set forth in the FNBB Facility. Notwithstanding the entry of the Confirmation Order and the implementation of the Plan on the Effective Date, the FNBB Claim will not be discharged, and the FNBB Liens will continue in full force and effect. The validity and enforceability of the FNBB Claim and the validity, enforceability, perfection, and priority of the FNBB Liens will be automatically ratified and confirmed in all respects and will continue without any further action by FNBB. The orders of the Bankruptcy Court authorizing the FNBB Facility, the FNBB Claim, and the FNBB Liens will continue in full force and effect, including without limitation the provisions thereof authorizing and directing the filing and recordation of UCC financing statements, mortgages, deeds of trust, and other perfection documents and the provisions thereof granting FNBB the right, INTER ALIA, after an Event of Default under the FNBB Facility and acting otherwise in compliance with the FNBB Facility, to cause the sale or other disposition of collateral constituting interests in real estate by directing the Reorganized Debtor or any trustee appointed in any future bankruptcy case for the Reorganized Debtor to assume, assign, and sell any or all of such real estate collateral pursuant to sections 363 and 365 of the Bankruptcy Code after appropriate notice and a hearing, with FNBB's first priority lien and security interest to attach to the proceeds of such sale. Without limiting the foregoing, the FNBB Liens will not be subject to any present or future contractual, statutory, or common law lien, security interest, or mortgage which might be avoided and preserved for the benefit of the estate pursuant to section 551 of the Bankruptcy Code. In furtherance of (and without limiting) the foregoing, the FNBB Liens in any of the Reorganized Debtor's non-fixture personal property will be superior and senior in priority to any and all liens arising by operation of law in favor of lessors and landlords for obligations relating to or arising in connection with rental agreements for the use of real property.

     I.   NEW CLASS C WARRANTS AND NEW SPECIAL VOTING COMMON STOCK.

          The FNBB Facility requires that, as of the Effective Date, in partial exchange for the FNBB Claim and in consideration for the guaranty of the Term Loan by the Surety, the Surety will receive (i) New Class C Warrants exercisable for the purchase of 3,429,588 shares of New Common Stock, and (ii) 10 shares of New Special Voting Common Stock. The New Class C Warrants will be exercisable as follows: (i) at any time after the date of issuance thereof and until the fourth anniversary of the Effective Date, the Surety's New Class C Warrants will initially be exercisable for an aggregate of 3,200,949 shares of New Common Stock at an exercise price of $1.25 per share; and (ii) at any time after the first date on which the Aggregate Equity Trading Value (as defined in the New Class C Warrant Agreement) equals or exceeds $25,000,000 and until the tenth anniversary of the Effective Date, the Surety's New Class C Warrants will initially be exercisable for an aggregate of 228,639 additional shares of New Common Stock at an exercise price of $.01 per share; provided that the New Class C Warrants described in this clause (ii) will not be exercisable unless and until the holder of such warrants has fully exercised such holder's corresponding New Class C Warrants described in the foregoing clause (i). The number and type of securities issuable upon exercise of the New Class C Warrants are subject to customary antidilution protection as provided in the New Class C Warrant Agreement for (i) stock dividends, subdivisions, combinations, and reclassifications affecting the New Common Stock, (ii) certain issuances of New Common Stock or rights, options, or warrants to purchase New Common Stock, and
(iii) certain distributions on the New Common Stock. In addition, the term and exercise price of the New Class C Warrants are subject to adjustment under certain additional circumstances described in the New Class C Warrant Agreement.. See "Description of New Warrants and New Class C Warrants." The Surety's New Special Voting Common Stock will represent only a nominal percentage of the equity ownership of the Reorganized Debtor, but will possess certain special voting rights upon the occurrence of certain triggering events relating to the FNBB Facility. See "Description of New Common Stock and New Special Voting Common Stock."

     J.   AFFIRMATIVE AND NEGATIVE COVENANTS.

          The FNBB Facility contains affirmative and negative covenants, including, without limitation, the following: (a) Lamonts may not incur or permit to exist any Indebtedness (as defined) or make any Investment (as defined), except as permitted in the FNBB Facility; (b) Lamonts may not make or incur obligations for Capital Expenditures (as defined) except as permitted in the FNBB Facility; (c) with certain exceptions, Lamonts may not allow any Liens, other than Permitted Liens (both as defined), to exist with respect to its assets and properties; (d) Lamonts may not enter into transactions with any related party on terms that are less favorable to the Company than those that might be obtained from a third party; (e) with certain exceptions provided in the FNBB Facility, Lamonts may not engage in certain specified corporate transactions or sell or dispose of assets other than in the ordinary and usual course of business; (f) Lamonts must comply with specified covenants regarding its store leases; (g) Lamonts may not pay any cash dividends on its capital stock; and (h) Lamonts must satisfy certain financial covenants, including with respect to its inventory levels and debt service coverage ratio. Although the Company failed to comply with certain covenants related to inventory levels, the Company requested and received a waiver relating to such breaches for the months ending July 6, 1996 and August 3, 1996. Subsequent to the making of the Term Loan, any necessary waivers of or amendments to provisions of the FNBB Facility would, with certain exceptions specified in the FNBB Facility, require the concurrence of both FNBB and the Surety.

     K.   EVENTS OF DEFAULT.

          Events of Default will be as specifically set forth in the FNBB Facility and will generally include, among others, failure to pay interest, principal, or fees when due; change of control as defined in the FNBB Facility; any final judgment in excess of $100,000 and certain other cross defaults; an injunction against conducting business; disruption of business for more than 10 days and that results in an impairment or decrease in the value of Lamonts' assets in an amount that exceeds $100,000; failure to deliver required reports to FNBB when due; certain bankruptcy and insolvency events; any representation or warranty is found to be incorrect in any material respect; or breach of any financial covenant, any negative covenant, or any affirmative covenant, subject to specified grace and cure periods, all as more particularly set forth in the FNBB Facility. Upon the occurrence of any Event of Default, in addition to other remedies, all unpaid principal and accrued interest would, with respect to certain Events of Default, become immediately due and payable without the giving of notice and, with respect to other Events of Default, would become immediately due and payable upon notice from FNBB to that effect. The Surety has the right, under specified circumstances after an Event of Default, to direct FNBB to declare Lamonts' obligations under the FNBB Facility immediately due and payable and to exercise certain of FNBB's rights and remedies under the FNBB Facility.

     L.   CASH COLLATERAL.

          Under the terms of the FNBB Facility, all cash proceeds of FNBB's collateral are to be deposited into a blocked bank account and forwarded to FNBB on a daily basis for application to the outstanding balance of the obligations to FNBB, generally under the Revolver.

                                    XII.

       DESCRIPTION OF NEW COMMON STOCK AND NEW SPECIAL VOTING COMMON STOCK


          The Amended and Restated Certificate of Incorporation provides for an authorized capital stock consisting of 40,000,000 shares of common stock comprised of 39,999,990 shares of Class A Common Stock (the "New Common Stock") and 10 shares of Class B Common Stock (the "New Special Voting Common Stock"). The shares of New Common Stock and New Special Voting Common Stock to be issued pursuant to the Plan will be, when issued, fully paid and nonassessable. The holders of shares of New Common Stock and New Special Voting Common Stock vote together as a class on all matters (except as set forth below or as required by law), elect all directors, and are entitled to one vote per share. Shareholders are entitled to receive dividends when and if declared by the Board of Directors out of legally available funds, although the Reorganized Debtor's ability to pay dividends is substantially limited. See "Risk Factors -- Dividends" and "Description of FNBB Facility." Upon any possible liquidation, dissolution, or winding up of the Reorganized Debtor, holders of New Common Stock and New Special Voting Common Stock are entitled to share pro rata in any distribution to the shareholders remaining after distribution to holders of preferred stock, if any. Holders of New Common Stock and New Special Voting Common Stock have no preemptive, subscription, redemption, or conversion rights, except as provided below.

          The Amended and Restated Certificate of Incorporation also provides for the issuance of 10,000,000 shares of preferred stock, having a par value of $.01 per share (the "Preferred Stock"). The designation, powers, preferences, and relative participating, optional, or other special rights, including voting rights, and qualifications, limitations, or restrictions of the Preferred Stock, or any series thereof, shall be established from time to time by resolution of the Board of Directors pursuant to Section 151 of the Delaware General Corporation Law.

     A.   SPECIAL VOTING RIGHT OF HOLDERS
          OF NEW SPECIAL VOTING COMMON STOCK.

          During the continuance of any Special Share Event (as defined in the following paragraph), upon the affirmative vote of not less than 3/4 of the then outstanding shares of the New Special Voting Common Stock, the Reorganized Debtor shall (a) file a voluntary petition under Chapter 11 of the Bankruptcy Code and (b) oppose any motion to dismiss the resulting bankruptcy case. Such right of the holders of the New Special Voting Common Stock will terminate upon satisfaction in full of all of the Company's obligations under the Term Loan, whereupon each share of New Special Voting Common Stock will automatically convert into one share of New Common Stock. Such right of the holders of the New Special Voting Common Stock shall be coextensive with the right of the Board of Directors at any time to cause such a filing to occur, and such right shall not restrict the ability of the Board of Directors to otherwise cause the Company to file a voluntary petition under the Bankruptcy Code or to oppose any motion to dismiss any bankruptcy case. Subject to certain exceptions set forth in the Amended and Restated Certificate of Incorporation, shares of the New Special Voting Common Stock are non-transferable.

          A "Special Share Event" shall be deemed to exist (a) during the continuance of any Event of Default; provided that the Company has received written notice from the Agent (as those terms are defined in the FNBB Facility) of the Agent's intention to exercise any of the rights and remedies available to it upon any Event of Default under the FNBB Facility, or (b) upon acceleration of any of the loans under the FNBB Facility and until such acceleration is rescinded or all amounts due under the accelerated loan are paid in full.

     B.   AMENDED AND RESTATED CERTIFICATE OF
          INCORPORATION AND AMENDED AND RESTATED BYLAWS.

          The following description of certain provisions of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws is qualified in its entirety by reference to the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, copies of which have been included in the Plan Documentary Supplement.

          Adoption of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws pursuant to the Plan has three primary purposes:

          (1) To increase the Company's authorized capital to provide for the issuance of New Common Stock pursuant to the Plan (including upon exercise of New Warrants, New Class C Warrants, Gordian Warrants, and New Employee Stock Options authorized and issued pursuant to the
          Plan);

          (2) To provide for the issuance of the New Special Voting Common Stock pursuant to the Plan and to set forth the special voting right granted to the holders of such New Special Voting Common Stock; and

          (3) To prohibit the issuance of non-voting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code.

          All of the provisions of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws will automatically become effective as of the Effective Date.

     C.   TRANSFER AGENT AND REGISTRAR.

          The Transfer Agent and Registrar for the New Common Stock will be Keycorp Shareholder Services, Inc.

                                     XIII.

             DESCRIPTION OF NEW WARRANTS AND NEW CLASS C WARRANTS

     A.   NEW WARRANTS.

          New Class A Warrants exercisable for a total of 2,203,320 shares of New Common Stock will be issued pursuant to the Plan, and New Class B Warrants exercisable for a total of 800,237 shares of New Common Stock will be issued pursuant to the Plan. The New Warrants will be issued pursuant to a Warrant Agreement (the "Warrant Agreement") between the Debtor and a Warrant Agent to be determined, in substantially the form contained in the Plan Documentary Supplement. The following summary of the principal terms of the New Warrants is qualified in its entirety by reference to the Warrant Agreement and the form of New Warrants attached thereto.

          1.   EXERCISE; PURCHASE PRICE.

          The New Class A Warrants will be exercisable at any time after the first date on which the Aggregate Equity Trading Value (as defined in the Warrant Agreement) equals or exceeds $20,000,000 until the tenth anniversary of the Effective Date. The New Class B Warrants will be exercisable at any time after the first date on which the Aggregate Equity Trading Value equals or exceeds $25,000,000 until the tenth anniversary of the Effective Date.

          Each New Warrant will initially represent the right to purchase shares of New Common Stock at a price (the "Purchase Price") initially equal to $0.01 per share.

          2.   ADJUSTMENTS.

          The number and type of securities issuable upon exercise of the New Warrants and the Purchase Price payable upon exercise thereof are subject to customary antidilution protection as provided in the Warrant Agreement in the event of (a) stock dividends, subdivisions, combinations, and reclassifications affecting the New Common Stock, (b) issuances of rights, options, or warrants to all holders of New Common Stock entitling them to subscribe for or purchase New Common Stock (or securities convertible into New Common Stock) at a price per share of New Common Stock (or having a conversion price per share of New Common Stock, if a security convertible into New Common Stock) less than the Fair Market Value per share of New Common Stock (as defined in the Warrant Agreement), (c) distributions to all holders of New Common Stock of evidences of indebtedness or assets, including capital stock other than New Common Stock, or subscription rights, options or warrants (other than cash dividends or cash distributions payable out of consolidated earnings or earned or capital surplus or dividends payable in New Common Stock); and (d) subject to certain exceptions, including up to 1,333,729 shares of New Common Stock issued upon the exercise of New Employee Stock Options, issuances to any Affiliate (as defined), officer, director, or employee of the Company of New Common Stock or rights, options, or warrants to purchase New Common Stock (or securities convertible into New Common Stock) at a price per share of New Common Stock (or having a conversion price per share of New Common Stock, if a security convertible into New Common Stock) less than the Closing Price (as defined in the Warrant Agreement) per share of New Common Stock on the date of issuance.

          In addition to the foregoing provisions, if the Reorganized Debtor at any time consolidates with or merges with or into another corporation or the property of the Reorganized Debtor is sold substantially as an entirety, the holder of any outstanding New Warrants would be entitled to receive, upon the exercise thereof in accordance with their terms, the securities, property, or cash to which the holder of the number of shares of New Common Stock deliverable upon the exercise of such New Warrants immediately prior to such transaction would have been entitled upon such transaction. The Reorganized Debtor is obligated to take such steps in connection with any such transaction as may be necessary to assure that the provisions of the Warrant Agreement will thereafter be applicable, as nearly as possible, in relation to any securities or property thereafter deliverable upon the exercise of the New Warrants.

          Notwithstanding any contrary provision of the Warrant Agreement, the Reorganized Debtor will not be required to issue fractional shares of New Common Stock upon the exercise of New Warrants. In lieu of fractional shares of New Common Stock, the Reorganized Debtor will, as necessary, pay to the registered holder of a Warrant Certificate with respect to which fractional shares of New Common Stock would otherwise be issuable, an amount of cash equal to the same fraction of the Closing Price of a whole share of New Common Stock as of the business day immediately preceding the date of exercise.

          3.   NOTICE OF PROPOSED ACTIONS.

          In case the Reorganized Debtor proposes to take certain actions, including, without limitation, (a) declare any dividends or other distributions (other than cash dividends) on its New Common Stock, (b) offer to holders of New Common Stock rights to subscribe for or purchase shares of New Common Stock or other securities, (c) effect certain reclassifications of the New Common Stock, or any capital reorganization, consolidation, or merger or sale or other disposition of all or substantially all of the assets, properties, and business of the Reorganized Debtor, or any liquidation, dissolution, or winding up of the Reorganized Debtor, then the Reorganized Debtor will give advance notice (in the manner provided in the Warrant Agreement) to the Warrant Agent and shall cause the Warrant Agent to provide such notice to the registered holders of New Warrants.

          4.   WARRANT AGENT.

          The Warrant Agreement provides that the Reorganized Debtor will indemnify the Warrant Agent against any and all losses, expenses, or liabilities (including judgments, costs, and counsel fees and expenses) arising out of its agency under the Warrant Agreement, except as a direct result of the gross negligence or willful misconduct of the Warrant Agent.

     B.   NEW CLASS C WARRANTS.

          New Class C Warrants exercisable for a total of 3,810,653 shares of New Common Stock will be issued pursuant to the Plan as follows: (i) New Class C Warrants exercisable for a total of 3,429,588 shares of New Common Stock will be issued to the Surety in partial exchange for the FNBB Claim and in consideration for the guaranty of the Term Loan by the Surety, and (ii) New Class C Warrants exercisable for a total of 381,065 shares of New

Common Stock will be issued on a Pro Rata Basis to the holders of the New Employee Stock Options to prevent dilution resulting from the issuance of the New Class C Warrants to the Surety.

          The New Class C Warrants will be issued pursuant to one or more separate warrant agreements (collectively, the "New Class C Warrant Agreement") between the Debtor and the holders of the New Class C Warrants, in substantially the form contained in the Plan Documentary Supplement. The following summary of the principal terms of the New Class C Warrants is qualified in its entirety by reference to the New Class C Warrant Agreement and the form of New Class C Warrants attached thereto, which will be controlling.

          1.   EXERCISE; EXERCISE PRICE.

          The New Class C Warrants will be exercisable as follows: (i) at any time after the date of issuance thereof and until the fourth anniversary of the Effective Date, the New Class C Warrants will initially be exercisable for an aggregate of 3,556,610 shares of New Common Stock at an exercise price of $1.25 per share; and (ii) at any time after the first date on which the Aggregate Equity Trading Value (as defined in the New Class C Warrant Agreement) equals or exceeds $25 million and until the tenth anniversary of the Effective Date, the New Class C Warrants will initially be exercisable for an aggregate of 254,043 additional shares of New Common Stock at an exercise price of $.01 per share; PROVIDED, that the New Class C Warrants otherwise exercisable after the first date on which the Aggregate Equity Trading Value equals or exceeds $25 million as described in this clause (ii) will not be exercisable unless and until the holder of such warrants has fully exercised such holder's corresponding New Class C Warrants described in the foregoing clause (i).

          2.   ADJUSTMENTS.

          The number and type of securities issuable upon exercise of the New Class C Warrants are subject to customary antidilution protection as provided in the New Class C Warrant Agreement in the event of (a) stock dividends, subdivisions, and combinations affecting the New Common Stock; (b) subject to certain exceptions, issuances to any person of Additional Stock (as defined) which is common Stock (as defined) (or Convertible Securities (as defined) convertible into common Stock) at a price per share of such Stock (or having a conversion price per share of such Stock, if a security convertible into such Stock) which is less than (i) with respect to any such issuance incident to any consolidation or merger of the Company with, or the sale, lease, or transfer of all or substantially all the Company's assets to, the party (the "Merger Party") identified in that certain letter between the Company and the Surety (or in connection with a financing related to any such transaction), the Fair Market Value (as defined) of a share of common Stock, and (ii) with respect to any other such issuance, (A) on or prior to the first date on which the Aggregate Equity Trading Value equals or exceeds $20 million, the greater of the Exercise Price or the Fair Market Value per share of common Stock or (B) after the first date on which the Aggregate Equity Trading Value equals or exceeds $20 million, the Fair Market Value per share of common Stock; and (c) subject to certain exceptions, issuances to any person of Additional Stock which is not subject to adjustments required under (b) above at a price per share of such stock which is less than Fair Market Value per share of such capital stock.

          In addition to the foregoing provisions, if the Reorganized Debtor at any time consolidates with or merges with or into another corporation or the property of the Reorganized Debtor is sold substantially as an entirety, the holder of any outstanding New Class C Warrants would be entitled to receive, upon the exercise thereof in accordance with their terms, the securities, property, or cash to which the holder of the number of shares of New Common Stock deliverable upon the exercise of such New Class C Warrants immediately prior to such transaction would have been entitled upon such transaction. The Reorganized Debtor is obligated to take such steps in connection with any such transaction as may be necessary to assure that the provisions of the New Class C Warrant Agreement will thereafter be applicable, as nearly as possible, in relation to any securities or property thereafter deliverable upon the exercise of the New Class C Warrants. If the Company consummates a consolidation or merger with, or the sale, lease, or transfer of all or substantially all its assets to, the Merger Party within one year of the Effective Date, the exercise price for each share of New
Common Stock purchasable upon exercise of the New Class C Warrants shall be increased by 25% and the expiration date for New Class C Warrants shall be extended by one year.

          Notwithstanding any contrary provision of the New Class C Warrant Agreement, the Reorganized Debtor will not be required to issue Class C Warrant Certificates which evidence New Class C Warrants to acquire fractional shares of New Common Stock upon the exercise of New Class C Warrants.

          3.   NOTICE OF PROPOSED ACTIONS.

          In case the Reorganized Debtor proposes to take certain actions, including, without limitation, (a) declare any dividends or other distributions on its New Common Stock, (b) offer to holders of New Common Stock rights to subscribe for or purchase shares of New Common Stock or other securities,
(c) effect certain reclassifications of the New Common Stock, or any capital reorganization, consolidation, or merger or sale or other disposition of all or substantially all of the assets, properties, and business of the Reorganized Debtor, or any liquidation, dissolution, or winding up of the Reorganized Debtor, then the Reorganized Debtor will give advance notice (in the manner provided in the Class C Warrant Agreement) to each registered holder of New Class C Warrants.

     C.   REGISTRATION RIGHTS.

          The New Warrants and New Class C Warrants and the New Common Stock issuable upon exercise of the New Warrants and New Class C Warrants held or to be held by certain holders will be registered under the Securities Act to the extent required under, and pursuant to the provisions of, the Registration Rights granted pursuant to the Plan. See "The Plan of Reorganization -- Summary of Certain Other Provisions of the Plan -- Resale of Securities."

                                     XIV.

                             COMMON STOCK OWNERSHIP

     A.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

          The following table sets forth as of September 30, 1997, information known to the management of the Company concerning the beneficial ownership of Old Common Stock by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Old Common Stock, (ii) each current director and executive officer of the Company, and (iii) all directors and executive officers of the Company as a group. The table also shows, as of the Effective Date, the number of shares and percentage of the outstanding New Common Stock expected to be received by each such person under the Plan.

In addition, the table shows, to the best of the Debtor's knowledge, all persons who will be a holder of at least 5% of the shares of New Common Stock outstanding as of the Effective Date.

                                                       As of September 30, 1997            As of the Effective Date
                                                       ------------------------            ------------------------
                                                      Amount and                         Amount and
                                                      Nature of                          Nature of
                                                      Beneficial       Percentage        Beneficial        Percentage
  Name and Address of Beneficial Owner               Ownership (1)      of Class         Ownership          of Class
------------------------------------------------     -------------     ----------       ----------         -----------
 Alan R. Schlesinger                                        --              --             480,143                 5.1%
 12413 Willows Road N.E.                                                                        (8)
 Kirkland, WA  98034

 Loren R. Rothschild                                        --              --             120,036                 1.3%
 12413 Willows Road N.E.                                                                        (8)
 Kirkland, WA  98034

 Debbie A. Brownfiel                                         7,411           *              48,038                 *
 12413 Willows Road N.E.                                        (2)                             (8)
 Kirkland, WA  98034

 E.H. Bulen                                                 --               --             40,012                 *
 12413 Willows Road N.E.                                                                        (8)
 Kirkland, WA  98034

 Gary A. Grossblatt                                         --               --             24,007                 *
 12413 Willows Road N.E.                                                                        (8)
 Kirkland, WA  98034

 All directors and executive                                 7,411            *            712,236                 7.3%
officers as group (5 persons)                                   (3)                             (8)

 Apollo Retail Partners, L.P. (4)                        6,887,133           38.5%          76,951                 *
 c/o Apollo Advisors, L.P.                                                                      (9)
 2 Manhattanville Road
 Purchase, New York 10577

 BEA Associates (5)                                      1,104,351            6.1%         560,633                 6.1%
 153 East 53rd St.                                                                             (10)
 One Citicorp Center
 New York, NY 10022

 FMR Corp.                                               2,734,938           14.0%       4,771,244                 44.1%
 Fidelity Management Trust Company                                                             (10)
 Fidelity Management & Research Company (6)
 82 Devonshire Street
 Boston, Massachusetts  02109

 Morgens Waterfall Vintiadis & Co., Inc. (7)             3,032,906           16.9%          33,887                  *
 610 Fifth Avenue, 7th Floor                                                                    (9)
 New York, New York  10020

 Specialty Investment I LLC (11)                             --              --          3,200,949                 26.24%
 40 Broad Street                                                                               (12)
 Boston, Massachusetts  02109
-----------------------------------------------------------------------------------------------------------------------------------
 THE FOLLOWING NOTES ARE AN INTEGRAL PART OF THIS TABLE.


*    Percentage equal to less than 1%

(1) Except for applicable community property laws, with respect to the matters covered by the Voting Agreement (hereinafter defined), and as otherwise indicated, each person has the sole power to vote and dispose of all shares of Old Common Stock listed opposite his, her, or its name. Under the Voting Agreement, these beneficial owners and certain other persons, holding approximately 8,717,000 shares or 48.7% of the outstanding Old Common Stock, have the right to vote in concert with respect to the election of directors. Since the filing of the Petition, none of the parties to the Voting Agreement has exercised any rights thereunder. Lamonts' obligations under the Voting Agreement will be rejected as of the Effective Date under the Plan. See "Certain Transactions."

(2) Includes 5,311 shares of Old Common Stock subject to immediately exercisable, non-qualified Old Employee Stock Options that have an exercise price of $.01 per share.

(3) Includes 5,311 shares of Old Common Stock subject to immediately exercisable, non-qualified Old Employee Stock Options that have an exercise price of $.01 per share.

(4) The sole general partner of Apollo Retail Partners ("ARP") is AIF II, L.P. ("AIF II"); the managing general partner of AIF II is Apollo Advisors, L.P. ("Apollo Advisors"); and the general partner of Apollo Advisors is Apollo Capital Management, Inc.

(5) According to the Schedule 13G filed by BEA Associates on February 11, 1997, CS Holding directly owns 80% of the partnership units in BEA Associates. CS Holding and its direct and indirect subsidiaries, in addition to BEA Associates, may beneficially own shares of the Company and such shares are not reported in such Schedule 13G. CS Holding disclaims beneficial ownership of shares of the Company beneficially owned by its direct and indirect subsidiaries, including BEA Associates, and BEA Associates disclaims beneficial ownership of all the shares of Old Common Stock, which shares are held in discretionary accounts which BEA Associates manages. The Company has been informed by Executive Life Insurance Company of New York ("ELICNY") that these shares are held for the account of ELICNY.

(6) Fidelity Management & Research Company ("Fidelity") is the investment advisor to various registered investment companies (the "Fidelity Funds") and is a wholly owned subsidiary of FMR Corp. Fidelity Management Trust Company ("FMTC") is the trustee or managing agent for various private investment accounts (the "Accounts") and is a wholly owned subsidiary of FMR Corp. According to the Schedule 13G Filed by FMR Corp. on February 14, 1997, FMR Corp. beneficially owns (i) through Fidelity, as investment advisor to the Fidelity Funds, 2,578,526 shares of Old Common Stock (approximately 13.16%), including 1,586,860 shares of Old Common Stock subject to immediately exercisable Old Warrants that have an exercise price of $1.00 per share and
(ii) through FMTC, the managing agent for the Accounts, 156,412 shares of Old Common Stock (approximately .80%), including 105,904 shares of Old Common Stock subject to immediately exercisable Old Warrants that have an exercise price of $1.00 per share.

(7) Morgens Waterfall Vintiadis & Company, Inc. ("Morgens") renders discretionary investment advisory services to (i) Morgens Waterfall Vintiadis N.V. which holds 95,450 shares of Old Common Stock, (ii) the Bond Fund of the Common Fund for Nonprofit Organizations which holds 211,362 shares of Old Common Stock and (iii) Betje Partners, which holds 102,264 shares of Old Common Stock. Messrs. Morgens and Waterfall are the general partners of (i) Morgens Waterfall Income Partners which holds 98,260 shares of Old Common Stock and (ii) Phoenix Partners which holds 287,089 shares of Old Common Stock. Messrs. Morgens and Waterfall are officers, directors and stockholders of Prime, Inc., which is the corporate general partner of three limited partnerships, each of which serves as a general partner of (i) Restart Partners, L.P., which holds 623,586 shares of Old Common Stock, (ii) Restart Partners II, L.P., which holds 972,800 shares of Old Common Stock and
(iii) Restart Partners III, L.P., which holds 642,095 shares of Old Common
Stock.

(8) Represents shares of New Common Stock issuable upon the exercise of (i) vested New Employee Stock Options, including that portion of the vested New Employee Stock Options held by directors and executive officers that become exercisable on the first date on which the Aggregate Equity Trading Value equals or exceeds $20 million, and (ii) that portion of the vested New Class C Warrants held by directors and executive officers that are immediately exercisable. Does not include shares of New Common Stock issuable upon the exercise of that portion of the vested New Employee Stock Options and New Class C Warrants held by directors and executive officers that become exercisable on the first date on which the Aggregate Equity Trading Value equals or exceeds $25 million. See "Management -- Employee Stock Option Plan; Description of New Employee Stock Options."

(9) Does not include shares of New Common Stock issuable upon the exercise of New Class B Warrants, which become exercisable on the first date on which the Aggregate Equity Trading Value equals or exceeds $25 million.

(10) Assumes that Senior Claims and General Unsecured Claims will be allowed in a respective aggregate amount equivalent to the median of the respective estimated range for such Claims set forth in this Disclosure Statement. See "The Plan of Reorganization." The actual number of shares may vary depending on the actual aggregate amount of Allowed Senior Claims and the actual amounts of Allowed Claims of the other holders of General Unsecured Claims. Includes shares of New Common Stock issuable upon the exercise of New Class A Warrants that become exercisable on the first date on which the Aggregate Equity Trading Value equals or exceeds $20 million. Does not include shares of New Common Stock issuable upon the exercise of New Class B Warrants, which become exercisable on the first date on which the Aggregate Equity Trading Value equals or exceeds $25 million.

(11) The sole member of Specialty Investments I LLC, the Surety, is GBP LLC. Specialty Investments I LLC is an affiliate of Gordon Brothers Partners, Inc.

(12) Represents shares of New Common Stock issuable upon the exercise of that portion of the New Class C Warrants that are immediately exercisable. Does not include shares of New Common Stock issuable upon the exercise of New Class C Warrants which become exercisable on the first date on which the Aggregate Equity Trading Value equals or exceeds $25 million.

     B.   DILUTION.


          The following table illustrates the ownership of Old Common Stock before giving effect to the Plan and the consummation of the transactions contemplated thereby and (both on a primary and a fully diluted basis) the ownership of New Common Stock on the Effective Date:


---------------------------------------------------------------------------
---------------------------------------------------------------------------

                                        PERCENTAGE OF OUTSTANDING SHARES
                                        -----------------------------------
                                        BEFORE(1)      AFTER(2)
                                        -----------------------------------
                                                                    FULLY
                                                       PRIMARY      DILUTED
                                        -----------------------------------
 Holders of Old Common Stock            100.00%         2.22%(3)     1.75%(3)
 Holders of General Unsecured Claims      --           97.78%(4)    68.25%(4)
 Officers, Directors and Employees        --             --         10.00%(5)
 Surety                                   --             --         20.00%
                                       ------------------------------------
                                        100.00%        100.00%      100.00%
---------------------------------------------------------------------------

1   Subject to dilution upon exercise of Old Employee Stock Options and Old
Warrants.

2   "Primary" data are before giving effect to, and "Fully Diluted" data are after giving effect to, (a) the exercise of New Class A Warrants and New Class B Warrants to purchase shares of New Common Stock equivalent to 33.37% of the outstanding shares as of the Effective Date (calculated on a primary basis) issued to the holders of General Unsecured Claims and holders of Old Common Stock pursuant to the Plan, (b) the exercise of New Class C Warrants to purchase shares of New Common Stock issued to the Surety pursuant to the Plan equivalent to 38.11% of the outstanding shares as of the Effective Date (calculated on a primary basis), and (c) the exercise of New Employee Stock Options and New Class C Warrants issued to the holders of New Employee Stock Options to purchase shares of New Common Stock equivalent to 19.05% of the shares outstanding on the Effective Date (calculated on a primary basis). The effect of possible exercise of Gordian Warrants has been disregarded.

3   Excludes shares of New Common Stock and New Warrants issued to such persons pursuant to the Plan in respect of General Unsecured Claims held by them.

4   Excludes shares of New Common Stock and New Warrants issued to such persons pursuant to the Plan in respect of Old Common Stock held by them.

5   Excludes shares of New Common Stock and New Warrants issued to such persons pursuant to the Plan in respect of General Unsecured Claims or Old Common Stock held by them.
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                     XV.

                        MARKET AND TRADING INFORMATION

    A.   OLD COMMON STOCK.

         The Old Common Stock is traded in the over-the-counter market and, until January 20, 1995, was listed on the NASDAQ Stock Market's SmallCap Market ("NASDAQ"). As a result of the filing, the Old Common Stock is no longer listed. The following table sets forth, for the periods indicated, the high and low closing bid prices as reported on NASDAQ and over the counter quotes. The bid prices, as stated, represent inter-dealer prices without adjustments for retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.


 FISCAL 1994:                                              HIGH           LOW
------------------------------------                   ------------    -----------
 Quarter ended January 29                                  2-3/4            2
 Quarter ended April 30                                      2            1-1/4
 Quarter ended July 30                                     1-3/4           3/4
 Quarter ended October 29                                  13/16           5/8

 January Quarter                                           High           Low
------------------------------------                   ------------    -----------
 Quarter ended January 28, 1995                              2             1/8

 Fiscal 1995:                                              High           Low
------------------------------------                   ------------    -----------
 Quarter ended April 29                                    1/2             1/8
 Quarter ended July 29                                     7/16            1/8
 Quarter ended Oct. 28                                     1/4            1/16
 Quarter ended February 3                                  1/4            1/16

 Fiscal 1996:                                              High           Low
------------------------------------                   ------------    -----------
 Quarter ended May 4                                       1/4             1/8
 Quarter ended August 3                                    7/16            1/8
 Quarter ended November 2                                  1/4             1/8
 Quarter ended February 1                                  7/16           1/16

 Fiscal 1997:                                              High           Low
------------------------------------                   ------------    -----------
 Quarter ended May 3                                       1/8            1/16
 Quarter ended August 2                                    1/8            1/16


         At September 30, 1997, there were 161 holders of record of the Old Common Stock.

    B.   OLD 10-1/4% NOTES AND OLD 13-1/2% NOTES.

         The Old 10-1/4% Notes and Old 13-1/2% Notes are traded infrequently in the over-the-counter market. Holders of such Notes are urged to contact their broker to obtain a current quote.

                                     XVI.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    A.   INTRODUCTION.

         The implementation of the Plan may have federal, state, and local tax consequences to Debtor and its subsidiary filing a consolidated federal income tax return (collectively, the "Debtor Consolidated Group") and Debtor's creditors and stockholders. No tax opinion has been sought or will be obtained with respect to any tax consequences of the Plan. This Disclosure Statement does not constitute and is not intended to constitute either a tax opinion or tax advice to any person (including but not limited to FNBB and the Surety), and the summary contained herein is provided for informational purposes only.

         The discussion below summarizes only certain of the federal income tax consequences associated with the Plan's implementation. This discussion does not attempt to comment on all aspects of the federal income tax consequences associated with the Plan, nor does it attempt to consider various facts or limitations applicable to any particular creditor or stockholder which may modify or alter the consequences described herein. This discussion does not address state, local or foreign tax consequences or the consequences of any federal tax other than the federal income tax.

         The following discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the regulations promulgated thereunder, existing judicial decisions and administrative rulings. In light of the numerous recent amendments to the Internal Revenue Code, including the Taxpayer Relief Act of 1997, no assurance can be given that legislative, judicial or administrative changes will not be forthcoming that would affect the accuracy of the discussion below. Any such changes could be material and could be retroactive with respect to the transactions entered into or completed prior to the enactment or promulgation thereof. The tax consequences of certain aspects of the Plan are uncertain due to the lack of applicable legal authority and may be subject to judicial or administrative interpretations that differ from the discussion below.

         Tax legislation has been introduced into Congress which, if enacted, would fundamentally alter the basic scheme of federal taxation by replacing the federal income tax with a national retail sales tax or a form of value added tax. Other proposed tax legislation would transform the current graduated-rate federal income tax into an income-based flat tax. Although fundamental tax reform of the type described above is unlikely to be enacted in 1997, it may be enacted in 1998 or subsequent years. Insofar as the discussion below addresses income tax consequences in 1998 and/or subsequent years, such discussion may be completely invalidated if fundamental tax reform is enacted.

         CREDITORS AND STOCKHOLDERS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM AND TO DEBTOR OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

    B.   FEDERAL INCOME TAX CONSEQUENCES TO DEBTOR AND ITS SUBSIDIARIES.

         1.   TAX REORGANIZATION.

         Section 368 defines certain tax reorganizations under the Internal Revenue Code, including reorganizations under the Bankruptcy Code. Tax reorganizations usually involve exchanges of stock and tax securities in which the issuing corporation (or another corporation that is a party to the reorganization) and the holders of stock and tax securities participate.

         Debtor believes that the transactions contemplated by the Plan constitute a recapitalization tax reorganization under section 368(a)(1)(E) of the Internal Revenue Code (an "E" reorganization). However, no assurances can be given that such an interpretation ultimately will be sustained by the courts if challenged.

         2. CARRYOVER AND AVAILABILITY OF THE DEBTOR CONSOLIDATED GROUP'S NET OPERATING LOSSES.

              a.   GENERAL.

         Based on preliminary estimates, the Debtor Consolidated Group will have approximately $101 million of consolidated net operating losses ("NOLs") carrying forward from the tax year ending February 1, 1997 into the tax year ending January 31, 1998. All or nearly all of such NOLs are attributable to Debtor (as opposed to other members of the Debtor Consolidated Group). Debtor currently believes that it will have an NOL in the current tax year. However, no assurances can be given regarding the magnitude of such NOLs.

         The NOL amounts of the Debtor Consolidated Group are subject to review and significant adjustment upon audit by the IRS. In addition, the foregoing estimates of the Debtor Consolidated Group's NOLs are subject to legal and factual uncertainty. The tax attribute reduction rules of section 108 of the Internal Revenue Code will have the effect of severely reducing the Debtor Consolidated Group's NOLs.

              b.   SECTION 382.

         Section 382 of the Internal Revenue Code places potentially severe limitations upon the use of a corporation's NOLs and certain other tax attributes if an "ownership change" occurs with respect to such corporation's stock. This limitation is in addition to, not in lieu of, the severe reduction of the NOLs that will occur as a result of attribute reduction. Based upon the anticipated stock ownership of the Reorganized Debtor, Debtor believes that an "ownership change" will occur with respect to Debtor's stock and, accordingly, that the limitations and restrictions of section 382 should apply.

         Under section 382 of the Internal Revenue Code, following an "ownership change," the amount of a loss corporation's income that can be offset by pre-ownership change NOLs cannot exceed an annual amount equal to the sum of
(i) the value of the loss corporation's equity immediately before the ownership change (excluding proscribed contributions to capital) multiplied by a prescribed rate of return, and (ii) recognized built-in gains, if any (as hereinafter described). Moreover, no NOLs will survive if the loss corporation does not continue its historic business or use a significant portion of its assets in such a business during the two-year period beginning on the date of the ownership change. If the loss corporation has more than one line of business, continuity of business enterprise requires only that it continue a significant line of business.

         As noted, the limitations of section 382 arise upon the occurrence of an "ownership change." An ownership change occurs if, following either an "owner shift" or an "equity structure shift" affecting the holdings of a "5 percent shareholder" during a three year testing period, there is more than a 50 percentage point aggregate increase in the total value of the stock of the loss corporation held at the close of the testing period by "5 percent shareholders" over the lowest percentage holdings by such shareholders during the testing period.

         The Debtor underwent an ownership change in 1992 that limited the use of NOLs that had accumulated in the tax year that ended October 1992 and earlier tax years. The annual NOL limitation under section 382 with respect to such ownership change is approximately $285,000. As discussed above, the Debtor will undergo another ownership change as a result of transactions contemplated by the Plan. The section 382 limitations discussed above regarding the second ownership change may, however, be ameliorated by certain provisions of section 382 that provide a more liberal rule for a corporation that is in a title 11 case when the ownership change occurs. These provisions -- section 382(l)(5) and section 382(l)(6) of the Internal Revenue Code -- are discussed below.

         Section 382(l)(5) generally provides that the limitations of section 382 shall not apply to any ownership change occurring in a case under the jurisdiction of a bankruptcy court under title 11 of the United States Code if qualifying creditors and shareholders own 50 percent or more of the loss corporation's stock after such ownership change. Under section 382(l)(5), the loss corporation's NOLs and specified credits must be recomputed to eliminate deductions for interest paid or accrued by the loss corporation on the portion of the debt that was exchanged for stock, and for which the loss corporation had previously claimed deductions during (i) taxable years ending during the three year period prior to the taxable year in which the ownership change occurs, and
(ii) the portion of the taxable year of the ownership change up to, but not including, the "change date." If section 382(l)(5) applies to an ownership change and a second ownership change occurs within two years, the section 382 limitation is reduced to zero (i.e., NOLs attributable to any period before the second ownership change cannot be utilized at all after the second ownership change).

         The Debtor has not yet determined whether it will be able to meet the threshold requirements for qualifying for section 382(l)(5). Nor has Debtor determined whether the application of section 382(l)(5) would be beneficial for Debtor. However, the issuance of stock to creditors in exchange for debt pursuant to the Plan should enable the Debtor to utilize the provisions of section 382(l)(6).

         Under section 382(l)(6), the usual section 382 loss limitation rules apply except that the value of the loss corporation's stock is increased (for purposes of calculating the limitation) by the increase in value that results from the surrender or cancellation of creditors' claims in the reorganization transaction.

         Any shift (deemed or actual) in the ownership of stock of the Debtor, directly or by attribution, outside the scope of the Plan may trigger (or may have already triggered) the application of section 382 and other provisions of the Internal Revenue Code which may affect the availability of the Debtor Consolidated Group's NOLs. Because the federal income tax consequences of any such shift would depend on the particular facts and circumstances at such time and the application of complex legislation and regulations, Debtor expresses no views as to the effect of any transactions outside the scope of the Plan or the survival of any carryovers.

         3.   REDUCTION OF DEBTOR'S INDEBTEDNESS.

         As a result of the Plan's implementation, the amount of Debtor's aggregate outstanding indebtedness will be reduced substantially. (Any amount of potential discharged indebtedness for federal income tax purposes will be referred to herein as a "Debt Discharge Amount.") In general, the Internal Revenue Code provides that a taxpayer who realizes a discharge of indebtedness must include the Debt Discharge Amount in its gross income in the taxable year of discharge to the extent that the Debt Discharge Amount exceeds any consideration given for such discharge. No income from the discharge of indebtedness is realized to the extent that payment of the liability being discharged would have given rise to a deduction.

         If a taxpayer is in a title 11 case and the discharge of indebtedness occurs pursuant to a plan approved by the court, such discharge of indebtedness is specifically excluded from gross income.

         Accordingly, Debtor will not be required to include in income any Debt Discharge Amount as a result of Plan transactions. The Internal Revenue Code requires certain tax attributes of Debtor to be reduced by the Debt Discharge Amount excluded from income. Tax attributes are reduced in the following order of priority: net operating losses and net operating loss carryovers; general business credits; minimum tax credits; capital loss carryovers; basis of property of the taxpayer; passive activity loss or credit carryovers; and foreign tax credit carryovers. Tax attributes are generally reduced by one dollar for each dollar excluded from gross income, except that general tax credits, minimum tax credits and foreign tax credits are reduced by 33.3 cents for each dollar excluded from gross income. As discussed above, the tax attribute reduction rules are likely to eliminate at least two-thirds of the Debtor Consolidated Group's NOLs.

         An election can be made to alter the order of priority of attribute reduction by first applying the reduction against depreciable property held by the taxpayer in an amount not to exceed the aggregate adjusted basis of such
property.  Debtor has not yet decided whether to make such election.   The
deadline for making such election is the due date (including extensions) of Debtor's federal income tax return for the taxable year in which such debt is discharged pursuant to the Plan.

         Any Claim against Debtor (except a Claim that would give rise to a deduction if paid) that is discharged by payment to a creditor of Cash and/or property will result in the creation of a Debt Discharge Amount reducing tax attributes to the extent that the adjusted issue price of the debt discharged (plus accrued interest) exceeds the fair market value of the payment made in cancellation thereof.

         Debtor's Debt Discharge Amount may be increased to the extent that unsecured creditors holding unscheduled Claims fail to timely file a proof of Claim and have their Claims discharged on the Confirmation Date pursuant to section 1141 of the Bankruptcy Code.

    C.   TAX CONSEQUENCES TO CREDITORS.

         The tax consequences of the Plan's implementation to a creditor will depend on whether the creditor's present debt claim constitutes a "security" of Debtor for federal income tax purposes and the type of consideration received by the creditor in exchange for its Claim, whether the creditor reports income on the cash or accrual method, whether the creditor receives consideration in more than one tax year of the creditor, and whether all the consideration received by the creditor is deemed to be received by that creditor in an integrated transaction. The tax consequences upon the receipt of Cash, debt instruments or other property allocable to interest are discussed below under "Receipt of Interest."

         1.   CLAIMS CONSTITUTING TAX SECURITIES.

              a.   DEFINITION OF "SECURITY" FOR TAX PURPOSES.

         The determination whether a Claim of any particular creditor constitutes a "security" for federal income tax purposes is based upon the facts and circumstances surrounding the origin and nature of the Claim and its maturity date. Generally, Claims arising out of the extension of trade credit have been held not to be "securities" for federal income tax purposes

("Tax Securities"). Instruments with a term of five years or less rarely qualify as Tax Securities. On the other hand, bonds or debentures with an original term in excess of ten years have generally been held to be Tax Securities. The Debtor expresses no view with respect to whether a Claim based on any pre-Effective Date obligation of the Debtor constitutes a Tax Security. EACH CREDITOR IS URGED TO CONSULT ITS OWN TAX ADVISOR IN THIS REGARD.

              b.   RECEIPT OF TAX SECURITIES.

         Section 354 of the Tax Code provides for nonrecognition of gain or loss by holders of Tax Securities of a corporation who exchange these Claims solely for stock or Tax Securities, pursuant to certain tax reorganizations, including a recapitalization pursuant to section 368(a)(1)(E) of the Tax Code. In the context of the Plan, such section would apply where a holder of Tax Securities of the Debtor exchanges such items for stock of the Debtor. The nonrecognition rule of Section 354 is not applicable by its terms if:
(i) the principal amount of Tax Securities received exceeds the principal amount of Tax Securities surrendered; or (ii) Tax Securities are received, but none are surrendered; or (iii) stock or Tax Securities are received for accrued interest. If solely stock or Tax Securities of the Debtor are received, but clause (i) or (ii) applies, gain (but not loss) will be recognized to the extent of the fair market value of the amounts described in clauses (i) or (ii), as applicable. The treatment of Tax Securities received for accrued interest is described in "Receipt of Interest" below.

              c.   RECEIPT OF CASH OR DEBT NOT CONSTITUTING TAX
                   SECURITIES FOR TAX SECURITIES.

         A creditor whose existing Claims constitute Tax Securities of the Debtor may recognize gain (but not loss) if, in addition to stock or Tax Securities of the Debtor, such creditor receives: cash, debt of the Debtor not constituting Tax Securities, or other property ("Boot"). The amount of such gain, if any, to a cash basis taxpayer will equal the lesser of (i) the excess, if any, of the sum of cash and fair market value of all other consideration received over the basis of the creditor in such creditor's existing Claims (other than any Claims in respect of accrued interest); or (ii) the amount of cash and the fair market value of other Boot items. Currently applicable Treasury Regulations treat the New Warrants as Boot. However, the Treasury Department has issued Proposed Regulations which, if adopted as final regulations and applicable to Plan transactions by reason of their effective date, would treat the New Warrants as Tax Securities having a zero principal amount. In this event, the New Warrants would not be treated as Boot. Such Proposed Regulations are proposed to become effective 60 days after they are adopted as final regulations. Each creditor is urged to consult its own tax advisor regarding the tax treatment of New Warrants under the Plan.

              d.   DETERMINATION OF CHARACTER OF GAIN.

         In the case of a creditor whose existing Claims constitute capital assets in such creditor's hands, the gain required to be recognized will be classified as a capital gain, except to the extent of interest (including accrued market discount, if any). Any gain recognized will be treated as ordinary income to the extent of accrued market discount. To the extent gain at least equal to any accrued market discount is not recognized by the holder, such unrecognized accrued market discount will be attributed to the Tax Securities and New Common Stock received. Any gain recognized by the creditor upon a subsequent sale or exchange of such Tax Securities or New Common Stock will be ordinary income to the extent of such accrued market discount. See "Other Tax Considerations - Market Discount." In this regard, it should be noted that section 582(c) of the Tax Code provides that the sale or exchange of a bond, debenture, note or certificate, or other evidence of indebtedness by a bank or certain other financial institutions shall not be considered the sale or exchange of a capital asset. Accordingly, any gain recognized by such creditors as a result of the Plan's implementation will be ordinary income, notwithstanding the nature of their Claims. Any capital gain recognized by a creditor will be long-term capital gain with respect to those Claims for which the creditor's holding period is more than eighteen months, mid-term gain with respect to those Claims for which the creditor's holding period is more than one year but not more than eighteen months, and short-term capital gain with respect to such Claims for which the creditor's holding period is one year or less. As a result of the Taxpayer Relief Act of 1997 and earlier tax legislation, there may be a favorable tax rate applied to long-term capital gain and mid-term capital gains for certain holders.

              e.   TAX BASIS AND HOLDING PERIOD OF ITEMS RECEIVED.

         The aggregate tax basis of any stock or Tax Securities of the Debtor received by a cash basis creditor, other than amounts received on account of interest, will be a substituted basis equal to the creditor's basis in the Claim surrendered (other than any Claims in respect of accrued interest), increased by any gain recognized on the exchange, and decreased by the amount of any cash and the fair market value of any other Boot items received. If a creditor subsequently recognizes any gain on the sale or exchange of stock received, the gain recognized by such creditor on such sale or exchange will be treated as ordinary income to the extent of any bad debt deduction attributable to such creditor's Claim or ordinary loss deduction previously claimed by such creditor, provided that the stock constitutes a capital asset in the creditor's hands.

         A creditor's holding period for any stock or Tax Securities of Debtor (other than stock or Tax Securities received on account of interest) received pursuant to the Plan will include the period during which such creditor held the exchanged Tax Security.

              f.   RECEIPT SOLELY OF BOOT.

         A creditor holding Tax Securities who receives solely cash and/or other Boot items in full satisfaction of such creditor's Claim will be required to recognize gain or loss on the exchange. The creditor will recognize gain or loss equal to the difference between the amount realized in respect of such Claim and the creditor's tax basis in the Claim, and the tax treatment will parallel the tax treatment set forth below in "Claims Not Constituting Tax Securities".

         2.   CLAIMS NOT CONSTITUTING TAX SECURITIES.

              a.   GAIN/LOSS ON EXCHANGE.

         A creditor whose existing Claims do not constitute Tax Securities (such as most or all trade Claims) will recognize gain or loss on the actual or constructive exchange of such creditor's existing Claims (other than Claims for accrued interest) for Cash and any other consideration received (including New Common Stock) equal to the difference between (i) the "amount realized" in respect of such Claims and (ii) the creditor's tax basis in such Claims. The "amount realized" will be equal to the sum of the Cash and (i) as to a cash-basis taxpayer, the fair market value of all other consideration received, and (ii) as to an accrual-basis taxpayer, the face amount of any new debt instruments and fair market value of the other consideration received, less any amounts allocable to interest, unstated interest or original issue discount.

              b.   TAX BASIS AND HOLDING PERIOD OF ITEMS RECEIVED.

         The aggregate tax basis in the items received by a creditor will equal the amount realized in respect of such items (other than amounts allocable to any accrued interest). The holding period for items received in the exchange will begin on the day following the exchange.

              c.   BAD DEBT DEDUCTION ON DISCHARGE OF CLAIM.

         A creditor whose existing Claim does not constitute a Tax Security and who receives no consideration under the Plan with respect to such Claim may be entitled to a bad debt deduction equal in amount to such creditor's adjusted basis in such Claim. A bad debt deduction is allowed in the taxable year of the creditor in which a debt becomes wholly worthless. The discharge of a Claim pursuant to the Plan establishes that such Claim is wholly worthless as of the date of discharge (assuming the holder of the Claim receives no consideration under the Plan with respect to such Claim and the Debtor does not reaffirm the obligation). It is possible, however, that such Claim may have become wholly worthless on an earlier date, depending upon all the facts and circumstances. Debtor expresses no opinion regarding the date or dates on which Claims discharged under the Plan became worthless.

         3.   RECEIPT OF INTEREST.

         Income attributable to accrued but unpaid interest will be treated as ordinary income, regardless of whether the creditor's existing Claims are capital assets in its hands.

         A creditor who, under its accounting method, was not previously required to include in income accrued but unpaid interest attributable to existing Claims, and who exchanges its interest Claim for Cash, or other property pursuant to the Plan, will be treated as receiving ordinary interest income to the extent of any consideration so received allocable to such interest, regardless of whether that creditor realizes an overall gain or loss as a result of the exchange of its existing Claims. A creditor who had previously included in income accrued but unpaid interest attributable to its existing Claims will recognize a loss to the extent such accrued but unpaid interest is not satisfied in full. For purposes of the above discussion, "accrued" interest means interest which was accrued while the underlying Claim was held by the creditor. The extent to which consideration distributable under the Plan is allocable to such interest is uncertain.

         4.   OTHER TAX CONSIDERATIONS.

              a.   MARKET DISCOUNT.

         If a creditor has a lower tax basis in a Debtor obligation than its face amount, the difference may constitute market discount under section 1276 of the Internal Revenue Code. (Certain Debtor obligations are excluded from the operation of this rule, such as obligations with a fixed maturity date not exceeding one year from the date of issue, installment obligations to which Internal Revenue Code section 453B applies and, in all likelihood, demand instruments).

         Holders in whose hands Debtor obligations are market discount bonds will be required to treat as ordinary income any gain recognized upon the exchange of such obligations to the extent of the market discount accrued during the holder's period of ownership, unless the holder has elected to include such market discount in income as it accrued.

              b.   ORIGINAL ISSUE DISCOUNT.

         The actual or constructive exchange of a Reorganized Debtor debt instrument for an existing Debtor debt instrument (including certain constructive exchanges that occur when an existing debt instrument is significantly or materially modified) may result in the creation of original issue discount ("OID") to the extent that the issue price of the new debt instrument is less than its stated redemption price at maturity (generally, its face amount).

         The holder of an OID instrument must include in income the sum of the daily portion of the OID accretion during the taxable year for each year it holds the instrument even in the absence of payments during such year. The daily portion of the OID accretion on an instrument is determined by allocating to each day in the period the ratable portion of the increase in the adjusted issue price of the instrument during that period.

              c.   WITHHOLDING.

         The Disbursing Agent will withhold any amounts required by law from payments made to creditors. This may require payments by certain creditors of the required withholding tax on the non-Cash consideration issuable under the Plan. In addition, creditors may be required to provide general tax information to Reorganized Debtor or a Disbursing Agent.

              d.   TAXATION OF CERTAIN RESERVES.

         Section 468B(g) of the Internal Revenue Code provides that escrow accounts, settlement funds or similar funds are subject to current taxation. It also provides that the IRS shall prescribe regulations for the taxation of any such account or fund, whether as a grantor trust or otherwise. The IRS issued final regulations regarding settlement funds on December 18, 1992. However, such regulations specifically reserve the tax treatment of settlement funds in bankruptcy and the treatment of stock of the issuer to satisfy such obligations. It is thus uncertain as to who is responsible for reporting income generated by the funds in any unclaimed property or Disputed Claims Reserve formed pursuant to the Plan. If any reserves are treated as a grantor trust created by Debtor, then the income generated by such reserves would likely be reported on the Debtor Consolidated Group's federal income tax return. If the reserves are not treated as such a grantor trust, they will likely be treated as an association or trust taxable currently as separate entities on their income. It is also possible that the reserves could be treated as a grantor trust for which the creditor beneficiaries are treated as grantors. As such, the creditor beneficiaries would be subject to current taxation on the income generated by such reserves. Pursuant to the Plan and related documents, any party responsible for administering such reserves will also be required to file appropriate income tax returns and pay any tax due out of such reserves as a result of any income earned in such reserves.

    D.   TAX CONSEQUENCES TO SHAREHOLDERS.

         The Treasury Department has issued Proposed Regulations under Internal Revenue Code section 354 that treat stock warrants as securities of the issuing corporation having a zero principal amount. The proposed effective date of this rule is 60 days after the Proposed Regulations become final regulations.

         If the Proposed Regulations become final regulations in their current form and apply to the issuance of New Warrants to the holders of Old Common Stock, such holders should not recognize any gain or loss as a result of the exchange of Old Common Stock for New Common Stock and New Warrants under the Plan. If the Proposed Regulations do not become final regulations in their current form (or, alternatively, become final regulations but with an effective date subsequent to the Effective Date of the Plan), there is a substantial risk that the New Warrants will be treated as "boot." In such event, a holder of Old Common Stock would recognize gain (but not loss) equal in amount to the lesser of (i) the amount by which the aggregate fair market value of the New Common Stock and New Warrants issued to such holder exceeds such holder's adjusted tax basis in the Old Common Stock exchanged or cancelled under the Plan, or (ii) the fair market value of the New Warrants issued to such holder.

         A shareholder's holding period for any New Common Stock issued in exchange for Old Common Stock will include the period during which such shareholder held the exchanged Old Common Stock.

                                     XIX.

                        CERTAIN FINANCIAL PROJECTIONS


    A.   PROJECTED BALANCE SHEET.

         Set forth below is the projected unaudited balance sheet of the Reorganized Debtor as of the assumed Effective Date of January 31, 1998, both prior to and, on a pro forma basis, after giving effect to the transactions contemplated by the Plan. THE PROJECTED BALANCE SHEET HAS BEEN PREPARED BY OR UNDER THE SUPERVISION OF DEBTOR'S MANAGEMENT AND HAS NOT BEEN REVIEWED BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS OR PREPARED IN COMPLIANCE WITH PUBLISHED GUIDELINES OF THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. MOREOVER, SUBSTANTIAL UNCERTAINTIES ARE INVOLVED IN THE PROJECTED BALANCE SHEET. THE PROJECTED BALANCE SHEET SHOULD BE CONSIDERED IN CONJUNCTION WITH THE DISCUSSION SET FORTH ABOVE UNDER "RISK FACTORS -- INHERENT UNCERTAINTY IN THE FINANCIAL PROJECTIONS."

         THE ACTUAL BALANCE SHEET AS OF THE EFFECTIVE DATE MAY VARY MATERIALLY FROM THE AMOUNTS SET FORTH BELOW, BASED UPON, AMONG OTHER THINGS:
(i) OPERATING RESULTS AND OTHER FACTORS OCCURRING BEFORE THE EFFECTIVE DATE;
(ii) INACCURACIES IN THE ASSUMPTIONS UNDERLYING THE PROJECTED BALANCE SHEET;
(iii) CHANGES IN THE ESTIMATED PRO FORMA ADJUSTMENTS WHICH HAVE BEEN ESTIMATED BASED UPON THE BEST INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT BUT WHICH MAY CHANGE WITH THE PASSAGE OF TIME AND THE ACCUMULATION OF ADDITIONAL AND MORE COMPLETE INFORMATION; AND (IV) OTHER FACTORS BEYOND THE DEBTOR'S CONTROL. IN ADDITION, THE PROJECTED BALANCE SHEET ASSUMES AN EFFECTIVE DATE OF JANUARY 31, 1998. AN EFFECTIVE DATE MATERIALLY DIFFERENT FROM THIS DATE COULD SUBSTANTIALLY AFFECT THE PROJECTED BALANCE SHEET.

         Readers are urged to review carefully the Description of Pro Forma Adjustments accompanying the projected balance sheet, which forms an integral part thereof. Notes required under generally accepted accounting principles have not been included. Readers are therefore encouraged to refer to the notes to the historical financial statements included in Annex B hereto.

         SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The information contained in the projected unaudited balance sheet and certain other statements contained or incorporated by reference herein, including, without limitation, statements containing the words "believes," "anticipates," "expects," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: national and local general economic and market conditions; demographic changes; liability and other claims asserted against the Company; competition; the loss of significant customers or suppliers; fluctuations in operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; ownership of Common Stock; volatility of stock price; and other factors referenced herein. Certain of these factors are discussed in more detail elsewhere herein, including, without limitation, under the captions "Risk Factors," "The Company," and "Capitalization." GIVEN THESE UNCERTAINTIES, THOSE READING THIS DISCLOSURE STATEMENT ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained or incorporated by reference herein to reflect untrue events or developments.


           PROJECTED UNAUDITED BALANCE SHEET AS OF EFFECTIVE DATE

                           (IN THOUSANDS OF DOLLARS)

                                                            PROJECTED*          PRO FORMA          PRO FORMA**
                                                          JANUARY 31, 1998    ADJUSTMENT(a)      JANUARY 31, 1998
                                                          ----------------    -------------      ----------------

CURRENT ASSETS:                                          $      1,199                              $    1,199
   Cash                                                                         (3,356)  (b)
                                                                                  (336)  (f)
                                                                                 3,441   (g)
                                                                                   251   (h)


   FNBB Facility Fee - current                                                     280   (f)              280
   Inventory                                                   39,609                                  39,609
   Other Current Assets                                         3,337             (251)  (h)            3,086
                                                          ---------------     -------------      ----------------
     Total Current Assets                                      44,145               29                 44,174
FNBB Facility Fee - noncurrent                                      0              280   (f)              280
OTHER NONCURRENT ASSETS                                        44,473           (1,310)  (e)           43,163
                                                          ---------------     -------------      ----------------
TOTAL ASSETS                                              $    88,618        $  (1,001)            $   87,617
                                                          ---------------     -------------      ----------------
                                                          ---------------     -------------      ----------------
CURRENT LIABILITIES:
   Short Term Revolver                                    $    17,551        $   3,441   (g)       $   20,992
   Capital Leases -- Current portion                            1,092                                   1,092
   Deferred Payment Tax Liabilities -- Current portion              0              260   (c)              260
   Other Current Liabilities                                   22,325           (2,077)  (b)           20,248
   FNBB Facility Fee                                                0              224   (f)              224
                                                          ---------------     -------------      ----------------
     Total Current Liabilities                                 40,967            1,848                 42,815
                                                          ---------------     -------------      ----------------
LONG-TERM LIABILITIES
   Liabilities subject to compromise                           91,856           (1,279)  (b)                0
                                                                                  (730)  (c)
                                                                               (89,847)  (d)
   Capital Leases                                              13,055              320   (e)           13,375
   FNBB Term Loan                                              10,000                                  10,000
   Deferred Payment Tax Liabilities -- Current portion              0              470   (c)              470
   Other                                                          958                                     958
                                                          ---------------     -------------      ----------------
     Total Long-Term Liabilities                              115,868          (91,066)                24,803
                                                          ---------------     -------------      ----------------
STOCKHOLDERS' EQUITY:

   Common Stock & Additional Paid-in Capital                   63,202                                  20,000
                                                                               (63,023)  (d)
                                                                                19,821   (d)

   Accumulated Earnings (Deficit)                            (131,419)            (320)  (e)                0
                                                                                63,023   (d)
                                                                                70,026   (d)
                                                                                (1,310)  (e)
                                                          ---------------     -------------      ----------------
     Total Stockholders' Equity                               (68,217)          88,217                 20,000
                                                          ---------------     -------------      ----------------
TOTAL LIABILITIES & EQUITY                                 $   88,618        $  (1,001)            $   87,617
                                                          ---------------     -------------      ----------------
                                                          ---------------     -------------      ----------------

*    Prior to giving effect to Plan.
**   After giving effect to Plan.

               (See Accompanying Description of Pro Forma Adjustments)

                     DESCRIPTION OF PRO FORMA ADJUSTMENTS TO
                        PROJECTED UNAUDITED BALANCE SHEET

(a) The pro forma adjustments do not necessarily include all adjustments required by AICPA Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." The total pro forma stockholders' equity of $20,000,000 is based upon a preliminary estimate by management and is not necessarily indicative of the actual trading value of the Reorganized Debtor's equity securities or of the fair market value of the stockholders' equity. The Company expects to obtain an independent evaluation of its assets as of the Effective Date. To the extent that such evaluation differs from management's estimate, the balance sheet as of the Effective Date will be revised accordingly.

(b) To record or reserve for cash payments required as of the Effective Date for the payment of certain Allowed Administrative Expenses, certain Priority Tax Claims, and Cure Payments on assumed executory contracts and unexpired leases.

(c) To account for the liability for Deferred Payment Tax Claims.

(d) To reflect the issuance of 200,000 shares of New Common Stock to the holders of Old Common Stock and the issuance of 8,800,000 shares of New Common Stock to holders of General Unsecured Claims and the resulting gain on the extinguishment of indebtedness.

(e) To adjust the carrying value of non-current assets and liabilities in accordance with fresh start reporting required under AICPA Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." No adjustments have been made to specific asset values as valuations of these assets have not been completed.

(f) To record FNBB facility fee of $560,000 ($336,000 payable on the Effective Date and $224,000 payable on December 31, 1998.)

(g) To record increase in borrowings to fund cash payments required as of Effective Date.

(h) To reflect transfer from restricted cash to cash.

    B.   PRO FORMA PROJECTIONS OF INCOME STATEMENT,
         BALANCE SHEET DATA AND CASH FLOWS.

         Set forth below are the Projections of the Reorganized Debtor's net income, balance sheet data, and cash flows for each of the fiscal years in the period ending January 29, 2000, assuming an Effective Date of January 31, 1998. The purpose of the Projections is to set forth the Debtor's estimates of the future net income, assets, liabilities, shareholders' equity, and cash flows of the Reorganized Debtor. Actual results may differ substantially from the Projections as a result, among other things, of changing market and economic conditions in the future. There is no assurance that the results projected will be achieved. THE PROJECTIONS HAVE BEEN PREPARED BY OR UNDER THE SUPERVISION OF DEBTOR'S MANAGEMENT AND HAVE NOT BEEN REVIEWED BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS OR PREPARED IN COMPLIANCE WITH PUBLISHED GUIDELINES OF THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. MOREOVER, SUBSTANTIAL UNCERTAINTIES ARE INVOLVED IN PROJECTING NET INCOME AND CASH FLOW. THE PROJECTIONS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE DISCUSSION SET FORTH ABOVE UNDER "RISK FACTORS -- INHERENT UNCERTAINTY IN THE FINANCIAL PROJECTIONS."

         THE PROJECTIONS REPRESENT AN ESTIMATE BY THE DEBTOR'S MANAGEMENT OF FUTURE EVENTS BASED UPON CERTAIN ASSUMPTIONS SET FORTH BELOW. THESE FUTURE EVENTS MAY OR MAY NOT OCCUR, AND THE PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS WHICH WILL OCCUR. BECAUSE OF THE UNCERTAINTIES INHERENT IN PROJECTIONS OF FUTURE EVENTS, THE ACTUAL RESULTS OF OPERATIONS MAY WELL BE DIFFERENT FROM THOSE PROJECTED, AND SUCH DIFFERENCES MAY BE MATERIAL AND ADVERSE.

         THE PROJECTIONS ARE INTENDED TO ASSESS FUTURE INCOME AND CASH FLOW AVAILABLE FOR DEBT SERVICE AND TO FORM THE BASIS FOR DETERMINING THE FEASIBILITY OF THE PLAN.

         THE ASSUMPTIONS INCLUDED WITH THE PROJECTIONS ARE AN INTEGRAL PART OF THE PROJECTIONS. THEY SHOULD BE THOROUGHLY ANALYZED. SEE "RISK FACTORS --INHERENT UNCERTAINTY IN THE FINANCIAL PROJECTIONS."

         SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The information contained in the Projections and certain other statements contained or incorporated by reference herein, including, without limitation, statements containing the words "believes," "anticipates," "expects," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: national and local general economic and market conditions; demographic changes; liability and other claims asserted against the Company; competition; the loss of significant customers or suppliers; fluctuations in operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; ownership of Common Stock; volatility of stock price; and other factors referenced herein. Certain of these factors are discussed in more detail elsewhere herein, including, without limitation, under the captions "Risk Factors," "The Company," and "Capitalization."
GIVEN THESE UNCERTAINTIES, THOSE READING THIS DISCLOSURE STATEMENT ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS.
The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained or incorporated by reference herein to reflect untrue events or developments.

--------------------------------------------------------------------------------
                                                         PROJECTIONS
                                                  (IN THOUSANDS OF DOLLARS)
                                             As of or for the fiscal year ending
--------------------------------------------------------------------------------
                                               1/31/98(a)    1/30/99    1/29/00
--------------------------------------------------------------------------------
INCOME STATEMENT
  Total Sales                                   $204,365    $218,000   $234,608
  Gross Profit                                    73,656      79,014     85,034
  Selling, General & Administrative Expenses      65,662      67,104     71,013
  Total Operating Costs                           73,256      72,991     76,713
  Operating Income (Loss)                            400       6,023      8,321
  Other Income (Expense) (See Note (b))           (9,115)     (5,415)    (5,467)
  Net Income (Loss)                               (8,715)        608      2,854
  EBITDA                                           8,214      11,666     13,927
--------------------------------------------------------------------------------
BALANCE SHEET DATA
  Inventory                                       39,609      41,120     43,547
  Other Current Assets                             4,565       4,506      4,937
  Total Assets                                    87,617      85,626     89,057
  FNBB Facility & Term Loan                       30,992      31,020     34,028
  Other Current Liabilities                       21,821      20,884     20,857
  Total Liabilities                               67,617      65,020     65,598
  Shareholders' Equity                            20,000      20,607     23,460
--------------------------------------------------------------------------------
STATEMENT OF CASH FLOWS
  Net Cash provided by (used in)
       Operating Activities                       (1,525)      3,967      5,119
  Reorganization Expenses -- Cash Paid            (4,775)          0          0
  Capital Expenditures                            (2,612)     (2,400)    (5,650)
  Other Cash provided by Investing
       Activities(c)                                 295           0          0
  Proceeds from Term Loan                         10,000
  Other Cash provided by (used in)
       Financing Activities                       (2,251)     (1,531)       931
--------------------------------------------------------------------------------
The foregoing introductory statement and the following notes and assumptions are integral parts of this statement.

(a)  Estimates are based on actual unaudited year-to-date results through
     August 1997 and projections for September 1997 to January 1998.
(b)  Includes reorganization and restructuring expenses of $3,784 for 1/31/98.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            SIGNIFICANT ASSUMPTIONS
                             (DOLLARS IN THOUSANDS)
                          FOR THE FISCAL YEAR ENDING
--------------------------------------------------------------------------------
                                               1/31/98    1/30/99    1/29/00
--------------------------------------------------------------------------------
Sales Growth vs. Previous Year                   0.4%       6.7%       7.6%
--------------------------------------------------------------------------------
Same Store Sales Growth vs. Previous Year        7.8%       6.7%       4.0%
--------------------------------------------------------------------------------
Gross Profit as a % of Sales                    36.0%      36.2%      36.2%
--------------------------------------------------------------------------------
Selling, General & Administrative expenses
    as a % of Sales                             32.1%      30.8%      30.3%
--------------------------------------------------------------------------------
Total Operating Costs as a % of Sales           35.8%      33.5%      32.7%
--------------------------------------------------------------------------------
Inflation Rate                                   N/A        2.0%       2.0%
--------------------------------------------------------------------------------
Interest Rate (Average)                          9.0%       9.0%       9.0%
--------------------------------------------------------------------------------
Licensee Shoe Sales as a % of Total Sales        5.9%       6.5%       7.0%
--------------------------------------------------------------------------------
Number of Stores                                  38         38         42
--------------------------------------------------------------------------------
Total Selling Square Footage                  1,457,372  1,457,372  1,566,172
--------------------------------------------------------------------------------
Merchandise Vendor Credit Terms                   30         30         30
    (average in # of days)
--------------------------------------------------------------------------------
Capital Expenditures                            $2,612     $2,400     $5,650
--------------------------------------------------------------------------------
Inventory Method                                 LIFO       LIFO       LIFO
--------------------------------------------------------------------------------

                                      XVII.

                                   MANAGEMENT


     A.   GENERAL.

          Certain information with respect to the persons expected to serve as directors and senior executive officers of the Reorganized Debtor upon consummation of the Plan is set forth below:


          NAME          AGE               POSITION

Alan R. Schlesinger      55   Director, Chairman of the Board, President, and
                              Chief Executive Officer
Loren R. Rothschild      58   Director and Vice Chairman of the Board
Debbie A. Brownfield     43   Executive Vice President, Chief Financial Officer,
                              and Secretary
E.H. Bulen               47   Senior Vice President and General Merchandise
                              Manager
Gary A. Grossblatt       38   Senior Vice President and General Merchandise
                              Manager


         Mr. Schlesinger joined Lamonts as President and Chief Executive Officer in November 1994. In December 1994, Mr. Schlesinger was appointed Director and Chairman of the Board. From 1991 to 1994, Mr. Schlesinger was a Senior Vice President with The May Company Department Stores.

         Mr. Rothschild, a Director of the Company since October 1992, became Vice Chairman of the Board in December 1994. In addition, Mr. Rothschild has served as President and director of Sycamore Hill Capital Group since September 1993. Prior to that time, he served as Vice Chairman and President of American Protection Industries Inc. ("API"), a privately held company engaged in direct marketing of collectibles, home decor products, flowers by wire clearing house, and real estate and agribusiness, and Vice Chairman of The Franklin Mint from 1985 to June 1992. From 1988 to June 1992, Mr. Rothschild also served as Chairman and Chief Executive Officer of API's Agribusiness division.

         Ms. Brownfield joined the Company as Vice President of Finance, Secretary, and Treasurer in September 1985 and served as Acting Chief Financial Officer of the Company from January 1993 through August 1993. Ms. Brownfield was named Senior Vice President and Chief Financial Officer in December 1995, and Executive Vice President in July 1997.

         Mr. Bulen joined Lamonts in November 1995 as Senior Vice President and General Merchandise Manager. Prior to joining the Company, Mr. Bulen was Vice President, Retail Stores, with Vans, Inc. from April 1993. He also has an extensive retail background with May Company -- California, where he served in a variety of merchandising roles from February 1976 to January 1993.

         Mr. Grossblatt joined Lamonts in August 1997 as Senior Vice President and General Merchandise Manager. Prior to joining the Company, Mr. Grossblatt was Divisional Vice President and Divisional Merchandise Manager for Robinsons-May, where he served in a variety of merchandising roles since 1987.

         Peter Aaron, who joined Lamonts in November 1983 as Executive Vice President, resigned from that position effective July 1997. Mr. Aaron currently serves as a consultant to the Company and will continue to provide such consulting services to the Company from time to time after the Effective Date.

         All directors and executive officers are elected for a term of one year and serve until their successors are duly elected and qualified.

         In order to assist it in carrying out its duties, the Board of Directors of the Reorganized Debtor will delegate certain authority to an Audit and Compensation Committee, the members of which will be selected by the Board. The initial members will be selected by the Board as constituted pursuant to the Plan. With respect to its audit function, the committee's duties and responsibilities will include, among other things, meetings with the independent accountants to review the scope and results of audits and other activities of the Reorganized Debtor, evaluating the independent accountants' performance, and recommending to the Board of Directors as to whether the accounting firm should be retained by the Reorganized Debtor for the ensuing fiscal year. In addition, the committee will review the Reorganized Debtor's internal accounting and financial controls and reporting systems and practices. With respect to its compensation function, its duties and responsibilities will include, among other things, reviewing, approving and recommending to the full Board of Directors the salaries and other compensation arrangements of all other officer-employees of the Reorganized Debtor and administering the Employee Stock Option Plan.
Members of the Audit and Compensation Committee may be addressed at 12413 Willows Road N.E., Kirkland, Washington 98034.

         The Reorganized Debtor will pay each of its outside directors an annual fee to be determined. Directors will also be reimbursed for reasonable expenses incurred in connection with attending meetings of the Board or the Audit and Compensation Committee.

    B.   EXECUTIVE COMPENSATION.

         1.   SUMMARY COMPENSATION TABLE.

         The following table sets forth certain information regarding estimated compensation to be paid during the 1997 fiscal year, and actual compensation previously paid during the 1996, 1995, and 1994 fiscal years, to (i) the Company's Chief Executive Officer, (ii) the Company's four other most highly compensated senior executive officers, and (iii) two additional individuals who would have qualified for inclusion had their employment not been terminated (collectively, the "Named Executive Officers"):

                       SUMMARY COMPENSATION TABLE

                                                        ANNUAL COMPENSATION
                                               ---------------------------------------
 NAME AND PRINCIPAL POSITION     FISCAL YEAR   SALARY ($)       BONUS     OTHER ANNUAL       ALL OTHER
                                                                          COMPENSATION      COMPENSATION
                                                                            ($) (1)             ($)
--------------------------------------------------------------------------------------------------------
Alan R. Schlesinger, Director,       1997       450,000       500,000 (2)      3,184              0
Chairman of the Board, President,    1996       450,000       100,000          5,100              0
and Chief Executive Officer          1995       450,000       100,000          3,600              0
                                     1994        58,270       125,000              0              0

Loren R. Rothschild,                 1997       240,000       187,000 (3)        691              0
Director and Vice Chairman of the    1996       240,000             0          2,790              0
Board                                1995       240,000             0          2,790              0
                                     1994         6,462       125,000              0              0

Peter Aaron,                         1997       100,423             0          2,272              0
Executive Vice President (4)         1996       210,000        30,000          3,118              0
                                     1995       205,833        30,000          3,247              0
                                     1994       183,836         8,160          3,540              0

Debbie A. Brownfield, Executive      1997       170,000        70,000 (5)      2,535              0
Vice President, Chief Financial      1996       160,000        30,000          2,016              0
Officer and Secretary                1995       121,249        35,000          1,497              0
                                     1994        99,722             0          1,227              0

E.H. Bulen,                          1997       175,000        50,000 (7)      2,038              0
Senior Vice President and            1996       152,000        15,000            661              0
General Merchandise Manager (6)      1995        48,930 (8)         0              0              0

Gary A. Grossblatt,                  1997        94,877        90,000 (10)       576        100,000 (11)
Senior Vice President and
General Merchandise Manager (9)

James A. Ferree,                     1997       101,633             0            503              0
Senior Vice President and            1996       137,054        30,000            661         82,633 (13)
General Merchandise Manager (12)


                  NOTES TO SUMMARY COMPENSATION TABLE


(1) Consists of Company contributions to a tax qualified trust under the Company's Tax Relief Investments Protection Plan, as amended and restated effective July 1, 1991, and consists of premiums paid by the Company for term life insurance pursuant to the Lamonts Apparel Group Life and Long-Term Disability Plan, effective July 7, 1991.

(2) Includes a $400,000 bonus upon exit from Chapter 11 and $100,000 annual guaranteed bonus.

(3)   Includes a $187,000 bonus upon exit from Chapter 11.

(4) Mr. Aaron resigned from his position as Executive Vice President effective July 1997.

(5)   Includes a $35,000 bonus upon exit from Chapter 11.

(6)   Mr. Bulen commenced his employment with the Company in November 1995.

(7)   Includes a $30,000 bonus upon exit from Chapter 11.

(8) Includes $24,430 in consulting fees from the period September 27, 1995 to November 30, 1995.

(9)   Mr. Grossblatt commenced his employment with the Company in August 1997.

(10)  Includes a $20,000 bonus upon exit from Chapter 11.

(11) Represents estimated relocation expenses to be paid for Mr. Grossblatt in Fiscal 1997.

(12) Mr. Ferree commenced his employment with the Company in June 1996, and resigned from his position as Senior Vice President and General Merchandising Manager effective August 1997.

(13)  Relocation expenses for Mr. Ferree.

     2.     OLD EMPLOYEE STOCK OPTIONS.

            (a) 1992 STOCK OPTION STATUS. The Lamonts Apparel, Inc. 1992 Incentive and Nonstatutory Stock Option Plan (the "1992 Stock Option Plan"), which was approved by the Board of Directors and by the stockholders in 1992 and amended by the Board of Directors and by the stockholders in 1994, provides for the issuance of Old Employee Stock Options to purchase up to 1,972,845 shares of Old Common Stock, subject to certain anti-dilution adjustments. Awards may be granted under the 1992 Stock Option Plan to individuals, identified by the plan committee, who have or will have a direct and significant effect on the performance or financial development of the Company. The following table summarizes the 1992 Stock Option Plan activity:

                                                   NUMBER OF OLD
                                                  EMPLOYEE STOCK
                                                OPTIONS OUTSTANDING
                                                -------------------
            Balance, October 30, 1993                 420,650


               Granted                                200,000

               Exercised                              (11,334)

               Canceled                               (16,644)
                                                     --------

            Balance, October 29, 1994                 592,672



               Granted                                      0

               Exercised                              (12,545)

               Canceled                              (205,387)
                                                     --------

            Balance, January 28, 1995                 374,740



               Granted                                      0

               Exercised                              (11,774)

               Canceled                               (43,902)
                                                     --------

            Balance, February 3, 1996                 319,064



               Granted                                      0

               Exercised                                 (504)

               Canceled                               (43,109)
                                                     --------

            Balance, February 1, 1997                 275,451



               Granted                                      0

               Exercised                                    0

               Canceled                               (28,685)
                                                     --------

            Balance, August 2, 1997                   246,766
                                                     --------
                                                     --------

            (b) OPTION GRANTS/EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES. At August 2, 1997, Old Employee Stock Options to purchase 246,766 shares of Old Common Stock at an exercise price of $.01 per share were issued and outstanding, of which 240,784 are currently exercisable and the balance thereof, subject to certain conditions, were to vest ratably through the fifth anniversary of the date of grant. All options are exercisable for a period of ten years from the date of grant. The exercise price was below the fair market value of the underlying shares on the date of grant.

     The following table provides information related to the number of Old Employee Stock Options held by the Named Executive Officers. There were no Old Employee Stock Options granted to Named Executive Officers during the 1996 fiscal year. None of the Named Executive Officers exercised any Old Employee Stock Options during the 1996 fiscal year.

                                          NUMBER OF SECURITIES
                                         UNDERLYING UNEXERCISED
                                     OPTIONS/SARS AT AUGUST 2, 1997
                                         FISCAL YEAR END (#)(1)
                                  ----------------------------------


              Name                  Exercisable  /  Unexercisable
              ------------------------------------------------------
              Debbie Brownfield        5,311             672


--------------------
(1) Consists of 1992 Options granted to the Named Executive Officers under the 1992 Option Plan.

     All unexercised Old Employee Stock Options will be rejected under the Plan as of the Effective Date, and no consideration will be provided on account thereof. Under the terms of the Plan, the Company's obligations under the 1992 Stock Option Plan will be deemed rejected as of the Effective Date.

     3.     NEW EMPLOYEE STOCK OPTIONS.

     On and after the Effective Date, the Reorganized Debtor will, pursuant to the Plan, issue from time to time New Employee Stock Options for distribution to specified employees of the Reorganized Debtor. The New Employee Stock Options will be initially exercisable for the purchase of 1,333,729 shares of New Common Stock and will consist of: (i) options exercisable for the purchase of 1,000,000 shares of New Common Stock with an initial exercise price of $1.00 per share; (ii) to prevent dilution resulting from the issuance of the New Class A Warrants, options exercisable for the purchase of an additional 244,813 shares of New Common Stock with an initial exercise price of $0.01 per share, exercisable only on or after the date on which the New Class A Warrants become exercisable; and (iii) to prevent dilution resulting from the issuance of the New Class B Warrants, options exercisable for the purchase of an additional 88,915 shares of New Common Stock with an initial exercise price of $0.01 per share, exercisable only on or after the date on which the New Class B Warrants become exercisable. The number of New Employee Stock Options described in clauses (ii) and (iii) above will be issued on a Pro Rata Basis and the number that may be exercised by any holder shall bear the same proportion (based on the total number of such options granted to such holder) to the number of New Employee Stock Options described in clause (i) above that have been exercised by such holder (based on the total number of such options granted to such holder). In addition, to prevent dilution resulting from the issuance of the New Class C

Warrants to the Surety, each holder of New Employee Stock Options will be issued, on a Pro Rata Basis and with the same vesting schedule as such holder's respective New Employee Stock Options, New Class C Warrants initially exercisable for the purchase of 381,065 shares of New Common Stock with an exercise price equivalent to that of the New Class C Warrants to be issued to the Surety. The New Employee Stock Options and the New Class C Warrants are subject to adjustment to prevent dilution upon the occurrence of certain specified events, excluding exercise of the New Employee Stock Options, the New Class A Warrants, the New Class B Warrants, the New Class C Warrants, or the Gordian Warrants. The term of the New Employee Stock Options will be 10 years. The New Employee Stock Options will be governed by the Employee Stock Option Plan in substantially the form set forth in the Plan Documentary Supplement, and the New Class C Warrants issued in conjunction therewith will be governed by the New Class C Warrant Agreement in substantially the form set forth in the Plan Documentary Supplement. For a description of the New Employee Stock Options, see "Employee Stock Option Plan; Description of New Employee Stock Options." For a description of the New Class C Warrants, see "Description of New Warrants and New Class C Warrants." Those New Employee Stock Options which are expected to be allocated as of the Effective Date will be allocated as follows:

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                               BASE               PROTECTIVE           PROTECTIVE
                             OPTIONS           OPTIONS (1) (5)       OPTIONS (2) (5)
                             -------           ---------------       ---------------
                                                                                             TOTAL NEW          PROTECTIVE
RECIPIENT                    INITIAL               INITIAL               INITIAL              EMPLOYEE           CLASS C
                          EXERCISE PRICE        EXERCISE PRICE        EXERCISE PRICE        STOCK OPTIONS       WARRANTS
                               $1.00                 $.01                  $.01
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
      Alan R.
  Schlesinger (3)             600,000              146,888                53,349                800,237          228,639
----------------------------------------------------------------------------------------------------------------------------------
     Loren R.
  Rothschild (3)              150,000               36,722                13,337                200,059           57,160
----------------------------------------------------------------------------------------------------------------------------------
    Debbie A.
  Brownfield (3)               60,000               14,689                 5,335                 80,024           22,864
----------------------------------------------------------------------------------------------------------------------------------
  E.H. Bulen (3)               50,000               12,241                 4,446                 66,687           19,053
----------------------------------------------------------------------------------------------------------------------------------
     Gary A.
  Grossblatt (3)               30,000                7,345                 2,667                 40,012           11,432
----------------------------------------------------------------------------------------------------------------------------------
    Others (4)                110,000               26,929                 9,781                146,710           41,917
----------------------------------------------------------------------------------------------------------------------------------
      TOTALS                1,000,000              244,814                88,915              1,333,729          381,065
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

-----------------
(1) Exercisable on or after the first date on which the Aggregate Equity Trading Value equals or exceeds $20 million.

(2) Exercisable on or after the first date on which the Aggregate Equity Trading Value equals or exceeds $25 million.

(3) Warrants and options will vest 50% on the Effective Date, 25% on the first anniversary of the Effective Date, and 25% on the second anniversary of the Effective Date.

(4) To be granted to employees (other than Messrs. Schlesinger and Rothschild) from time to time, in such amounts, and subject to such terms (including vesting), as management shall determine.

(5) The number of protective options that may be exercised by any holder shall bear the same proportion (based on the total number of such options granted to such holder) to the number of base options that have been exercised by such holder (based on the total number of such options granted to such holder).
                                      98

     The Company expects to file a registration statement on Form S-8 with the Securities and Exchange Commission with respect to the shares of New Common Stock issuable upon the exercise of the New Class C Warrants and New Employee Stock Options to be granted to officers, directors, and employees of the Company. Shares of New Common Stock issued after the effective date of such registration statement upon the exercise of such warrants and options may be resold by the recipient thereof without restriction to the extent that such shares are held by persons who are not affiliates (as that term is defined in Rule 144 promulgated under the Securities Act) of the Company.

     Under the terms of the Employee Stock Option Plan, the Reorganized Debtor will have available, in addition to the New Employee Stock Options, an additional 375,000 shares (subject to adjustment to prevent dilution upon certain events, excluding any exercise of New Class A Warrants, New Class B Warrants, New Class C Warrants, or New Employee Stock Options) of New Common Stock for possible grants of additional stock options from time to time after the Effective Date if, and to the extent, the disinterested committee administering the Employee Stock Option Plan may determine that such additional grants would be in the best interest of the Reorganized Debtor.

     4.     QUALIFIED PENSION PLANS.

            (a) DEFINED BENEFIT PLAN. The Company established a defined benefit pension plan for certain of its employees known as the Lamonts Apparel, Inc. Employees' Retirement Trust, effective January 1, 1986, (as amended to date, the "Pension Plan"). This Pension Plan is a non contributory defined benefit pension plan for employees of the Company who are not eligible for pension benefits from another pension plan pursuant to collective bargaining agreements. Participant benefits are based on years of service and compensation during later years of employment.

     This Pension Plan is covered by Title IV of the Employee Retirement Income Security Act of 1974, AS AMENDED ("ERISA,"); 29 U.S.C. Section 1301 ET SEQ. ERISA provides for certain minimum funding standards, ERISA Section 302, 29 U.S.C. Section 1082; Internal Revenue Code of 1954 ("I.R.C.")
Section 412, 26 U.S.C. Section 412. In addition, in the event of a termination of the Pension Plan, the Debtor and certain other parties may be jointly and severally liable for the unfunded benefit liabilities of the Pension Plan. ERISA Section 4062, 29 U.S.C., Section 1362(a). The Pension Plan may be terminated only if the statutory requirements of either ERISA
Section 4041, 29 U.S.C. Section 1341, or ERISA Section 4042, 29 U.S.C.
Section 1342, are met.

     Information about the funding status of the Pension Plan is as follows:

     The Pension Plan's ongoing pension liability is $5,735,783, and the present value of accumulated benefits is $5,098,425. The Pension Plan's actuarial value of assets is $5,868,655, resulting in a zero unfunded liability. The minimum contribution requirement for the 1997 plan year is $175,270. The above information is as of January 1, 1997, and is contained in the January 1, 1997 actuarial valuation of the Pension Plan.

     The Pension Benefit Guaranty Corporation ("PBGC") is a wholly-owned United States Government corporation created under Title IV of ERISA which guarantees the payment of certain pension benefits upon termination of a pension plan. It should be noted that in the event of a termination, the PBGC would review the determination of the Pension Plan's enrolled actuary as to asset sufficiency, including all actuarial assumptions. 29 C.F.R. Section
 2617.1 ET SEQ. The PBGC estimates that the Pension Plan is underfunded on a termination basis as of April 28, 1995 in the total amount of approximately $2,843,900.00. The Debtor disputes this estimate.

     Information about the claims filed by the PBGC on its own behalf and on behalf of the Pension Plan is as follows:

     The PBGC has filed three Proofs of Claim in the Chapter 11 Case based on an assumed Pension Plan termination date of April 28, 1995. These Claims consist of the following components: (a) a Claim for minimum funding contributions ("Minimum Funding Contributions") under Sections 302 and 4062(c) of ERISA, 29 U.S.C. Sections 1082 and 1362(c), and Section 412 of the Internal Revenue Code, 26 U.S.C. Section 412; (b) a Claim for unfunded benefit liabilities ("Unfunded Benefit Liabilities") as defined in ERISA
Section 4001(a)(18), 29 U.S.C. Section 1301(a)(18); and (c) a Claim for unpaid premiums with interest and penalties ("Premiums"), under ERISA Section 4007(a), (b), and (e), 29 U.S.C. Section 1307(a), (b), and (e); 29 C.F.R.
Section 2610.26(a).

     The estimated amount of the Minimum Funding Contribution Claim filed by the PBGC is $155,179.00; the estimated amount of the Unfunded Benefit Liabilities Claim filed by the PBGC is $2,843,900.00; and the estimated amount of the Premium Claim filed by the PBGC is $33,749.07. Of the three Claims, both the Claim for Minimum Funding Contributions and Premiums were filed as unliquidated in part.

     The PBGC asserts that (a) the Minimum Funding Contribution Claim is entitled to priority under Sections 507(a)(1), 507(a)(4), and/or 507(a)(8) of the Bankruptcy Code; (b) the Unfunded Benefit Liabilities Claim is entitled to priority under Section 507(a) (1) or, in the alternative, Section 507(a)(8) of the Bankruptcy Code; and (c) portions of the Premium Claim are entitled to priority as an Administrative Claim under Section 507(a)(1) of the Bankruptcy Code.

     In December 1995 and October 1997, the Court approved Joint Stipulations filed by the PBGC, the Debtor, the Unsecured Creditors' Committee, and the Bondholders' Committee regarding the PBGC's claims for Unfunded Benefit Liabilities, Minimum Funding Contributions and Premiums. Under the terms of those stipulations, the PBGC was granted a general unsecured non-priority Claim of $1,113.16 for Premiums and the PBGC agreed to withdraw its remaining Claims without prejudice and reserved the right to refile proofs of Claim for Unfunded Benefit Liabilities and Minimum Funding Contributions if the circumstances surrounding the case require such Claims be filed. Such refiling will be treated as timely. The Debtor withdrew its objection to the PBGC's Claim for Unfunded Benefit Liabilities also without prejudice. The Debtor retained the right to require the PBGC to refile its proofs of Claim for Unfunded Benefit Liabilities and Minimum Funding Contributions on not less than 30 days' notice.

     The Debtor stated in the Joint Stipulation that it intends to maintain the Pension Plan after confirmation of its Plan. The PBGC asserts that, in such circumstances, the sponsor of a pension plan should make every attempt to rectify any unpaid balance attributable to minimum funding contributions owed to the Plan and premiums owed to the PBGC prior to confirmation of the Plan. It is the Debtor's position that it is current on all amounts owed to the Pension Plan for minimum funding contributions and to the PBGC for premiums under the Tittle IV insurance program.

     Unless the Pension Plan has been terminated prior to the Effective
Date of the Plan, the Debtor's liability under ERISA Section 4062, 29 U.S.C.
Section 1362, will not be affected in any way by confirmation of the Plan or by discharge. Thus, neither the Pension Plan, nor the PBGC, will be precluded by confirmation of the Plan from commencing any litigation, or from taking any other action, to collect, enforce, or recover from the Reorganized Debtor, its successors, or its assets or properties, any rights or claims under ERISA or otherwise. For example, the Plan will have no effect upon any liability that may arise under ERISA Section 4062, 29

U.S.C. Section 1362, for the amount by which the assets of the Plan are insufficient to cover benefit liabilities under the Pension Plan on the date of termination, and for any liability under ERISA Section 4062(c), 29 U.S.C.
Section 2362(c), for the outstanding balance, if any, of the accumulated funding deficiencies of the Pension Plan, as determined in accordance with ERISA Section 302(a)(2), 29 U.S.C. Section 1082(a)(2), and I.R.C. Section 412(a), 26 U.S.C. Section 412(a).

     Under the terms of the Plan, as of the Effective Date, Lamonts will assume its obligations under the Pension Plan.

            (b) 401(k) PLAN. The Company established the Lamonts Apparel Inc. Tax Relief Investments Protection Plan, effective December 1, 1986, (as amended to date, the "401(k) Plan"). The 401(k) Plan provides participants the opportunity to elect to defer an amount from 1% to 15% of their compensation in increments of 1%. Under the 401(k) Plan, the Company matches contributions equal to 50% of each Participant's deferred pay contributions (such contributions not to exceed 1% of the Participant's compensation). The Company contributed approximately $0.05 million, $.14 million, $0.15 million, $0.04 million, $0.2 million, and $0.2 million during the first two quarters of the 1997 fiscal year, the 1996 fiscal year, the 1995 fiscal year, the quarter ended January 28, 1995, the 1994 fiscal year, and the 1993 fiscal year, respectively.

     On October 14, 1997, the company applied to the Internal Revenue Service for a Compliance Statement under the Voluntary Compliance Resolution (VCR) program. This VCR application was made in connection with what the company believes to be a minor administrative error in the operation of the 401(k) plan. The potential liability, if any, resulting from this matter is not capable of being quantified, based on the information available to date.

     Under the terms of the Plan, as of the Effective Date, Lamonts will assume its obligations under the 401(k) Plan.

     5.     NONQUALIFIED PENSION PLANS.

            (a) SUPPLEMENTAL RETIREMENT PLAN. The Company established the Lamonts Apparel, Inc. Supplemental Executive Retirement Plan, effective January 1, 1994, (as amended, the "SERP"). The SERP was a non-qualified, unfunded plan maintained primarily for providing supplemental retirement compensation for a select group of management or highly compensated employees whose benefit under the Pension Plan would be affected by IRS compensation and benefit limits. Lamonts has rejected its obligations under the SERP.

            (b) SUPPLEMENTAL 401(k) PLAN. The Company established the Lamonts Supplemental (TRIP) Benefit Plan, effective January 1, 1991, (as amended, the "Supplemental 401(k) Plan") The Supplemental 401(k) Plan was a non-qualified arrangement for a select group of management or highly compensated employees which allowed deferrals and corresponding company contributions in excess of the Internal Revenue Service limits imposed on such individuals under the qualified 401(k) Plan. Lamonts has rejected its obligations under the Supplemental 401(k) Plan.

     C.     EMPLOYMENT AGREEMENTS.

            On October 16, 1994, Alan Schlesinger entered into an employment agreement with the Company that had a term that ran through November 15, 1998, at a base salary of $450,000, subject to annual review and upward adjustment at the discretion of the Board. Pursuant to Mr. Schlesinger's employment agreement, as amended, Mr. Schlesinger received a signing bonus of $125,000. In addition, Mr. Schlesinger received $168,000 as compensation for all compensation and benefits forfeited by Mr. Schlesinger from his previous employer and $47,000 for moving and related costs.

     In connection with the Chapter 11 Case, the Company and Mr. Schlesinger entered into a new employment agreement approved by the Bankruptcy Court which has a term that runs through January 5, 1999, at a base salary of $450,000, subject to annual review and upward adjustment at the discretion of the Board. Pursuant to Mr. Schlesinger's employment agreement, Mr. Schlesinger will receive a guaranteed annual bonus in the sum of $100,000 and a one-time reorganization bonus upon the Effective Date of the Plan of $400,000. In addition, upon the Effective Date of the Plan, Mr. Schlesinger is entitled under his contract to receive stock options to purchase 6% of the fully diluted number of shares of Common Stock to be outstanding immediately following such Effective Date based upon the final terms of such Plan. See "Executive Compensation -- New Employee Stock Options" and "Employee Stock Option Plan; Description of New Employee Stock Options."

     Mr. Schlesinger's employment agreement provides that, if the Company terminates Mr. Schlesinger's employment without "cause", Mr. Schlesinger will be entitled to receive his base salary for a period of up to two years or for the remainder of the term of his agreement, whichever is shorter, subject to offset for amounts received by Mr. Schlesinger from any other employer during such period. Upon a "change in control" of the Company (other than solely as a result of any exchange of equity for debt securities upon consummation of a plan of reorganization) after January 5, 1997, the term of Mr. Schlesinger's employment agreement shall extend to a date which is two years from the date on which such "change in control" is consummated. Upon a "change in control" of the Company on or after the effective date of a plan of reorganization, all options granted to Mr. Schlesinger as described above shall vest and become immediately exercisable.

     Mr. Schlesinger and the Company have agreed upon certain amendments to and an extension of his existing employment agreement to be effective as of the Effective Date, as provided in the Amended and Restated Employment Agreement contained in the Plan Documentary Supplement. Pursuant to the amended and restated agreement, Mr. Schlesinger would receive a one-time bonus of $175,000 (payable on February 2, 1998) for extending the term of his employment through January 31, 2002. The amended and restated agreement would be substantially on the same terms and conditions as Mr. Schlesinger's existing agreement, except that (i) the base salary and guaranteed annual bonus payable to Mr. Schlesinger would be subject to a non-discretionary annual cost of living adjustment reflecting the increase in the cost of living since the inception of Mr. Schlesinger's employment, (ii) in addition to the New Employee Stock Options Mr. Schlesinger is entitled to receive under his existing contract, he would receive a specified number of New Class C Warrants to adjust for the dilution resulting from the issuance of New Class C Warrants to the Surety, and (iii) the amount Mr. Schlesinger currently receives for unreimbursed business expenses and a car allowance under his existing contract would be increased by $900 per month to $1,500 per month. The Company will assume Mr. Schlesinger's employment agreement, as so amended, extended, and restated under the Plan.

     On December 28, 1994, Loren Rothschild entered into an employment agreement with the Company that had a term that ran until consummation of a Restructuring (as defined therein), at a base salary of $240,000. Pursuant to Mr. Rothschild's employment agreement, Mr. Rothschild received a signing bonus of $125,000.

     In connection with the Chapter 11 Case, the Company and Mr. Rothschild entered into a new employment agreement which was approved by the Bankruptcy Court. Mr.

Rothschild's current employment agreement has a term that runs through the 90th day following the Effective Date of the Plan, at a base salary of $240,000. Pursuant to Mr. Rothschild's employment agreement, upon the Effective Date of the Plan, Mr. Rothschild will receive $187,000. In addition, upon the effective date of a Plan, Mr. Rothschild is entitled to receive a number of stock options equal to 25% of the number of options issued to the Company's Chief Executive Officer, to vest as set forth in the Employment Agreement. Mr. Rothschild's employment agreement provides that if the Company terminates Mr. Rothschild's employment without "cause", Mr. Rothschild shall be entitled to receive his base salary until the first anniversary of such termination or until the effective date of a plan of reorganization, whichever is sooner. In addition, if a plan of reorganization becomes effective prior to the 270th day following such termination, Mr. Rothschild shall be entitled to receive $350,000 plus the number of stock options described above.

     Mr. Rothschild and the Company have agreed upon certain amendments to and an extension of his existing employment agreement to be effective as of the Effective Date, as provided in the Amended and Restated Employment Agreement contained in the Plan Documentary Supplement. Pursuant to the amended and restated agreement, Mr. Rothschild would receive a one-time bonus of $80,000 (payable on the 90th day following the Effective Date) for extending the term of his employment to the third anniversary of the 90th day following the Effective Date. The amended and restated agreement would be substantially on the same terms and conditions as Mr. Rothschild's existing agreement, except that the annual base salary payable to Mr. Rothschild would be reduced to $150,000 on the 90th day following the Effective Date, subject to a non-discretionary annual cost of living adjustment beginning on the first anniversary of the extension. The Company will assume Mr. Rothschild's employment agreement, as so amended, extended, and restated under the Plan.

     In connection with the Recapitalization, Peter Aaron entered into an employment agreement with the Company which had a term through November 30, 1997, at a base salary of $185,000, subject to annual increases based on his accomplishments during the prior year. Pursuant to Mr. Aaron's employment agreement, Mr. Aaron was entitled to a yearly performance bonus, based upon the achievement by the Company of goals to be set forth in the management operating profit plan of the Company for each year, not to exceed $65,000. Mr. Aaron was guaranteed a minimum yearly performance bonus of $8,160. Mr. Aaron resigned from his position effective July 1997, and his employment agreement will be rejected under the Plan. Mr. Aaron currently serves as a consultant to the Company and will continue to provide such consulting services to the Company from time to time after the Effective Date. All stock options held by Mr. Aaron were cancelled as of the effective date of his resignation.

     In connection with the Recapitalization, Wallace Holznagel entered into an employment agreement with the Company which had a term through November 30, 1997, at a base salary of $190,000, plus an annual performance bonus, not to exceed $80,000. Mr. Holznagel was guaranteed a minimum yearly performance bonus, based upon the achievement by the Company of goals as set forth in management operating profit plans, not to exceed $20,000. Effective May 2, 1995, Mr. Holznagel resigned as Executive Vice President of the Company. Pursuant to a resignation agreement entered into with Mr. Holznagel, the Company paid to Mr. Holznagel $105,000, or an amount equal to six months' base salary and the minimum guaranteed bonus under the employment agreement. In addition, the Company paid approximately $14,615 for accrued but unused vacation and continued to provide certain medical benefits through November 1995. In addition, all Old Employee Stock Options held by Mr. Holznagel were canceled.

          In June 1993, Earle Spokane entered into an employment agreement with the Company, at a base salary of $215,000, plus a yearly performance bonus, based upon the achievement by the Company of goals as set forth in management operating profit plans, not to exceed $85,000. Effective February 24, 1995, Mr. Spokane ceased to be employed by the Company as Executive Vice President and Chief Administrative Officer. Pursuant to a resignation agreement entered into with Mr. Spokane with the approval of the Bankruptcy Court, the Company paid Mr. Spokane $107,000, or an amount equal to six months' base salary plus approximately $12,400 for accrued but unused vacation. In addition, the Company continued to provide certain medical benefits through June 30, 1995. In addition, all stock options held by Mr. Spokane were canceled.

     D.   INDEMNIFICATION OF OFFICERS AND DIRECTORS OF REORGANIZED DEBTOR.

          Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees, and agents in connection with actions, suits, or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees, or agents, against liabilities and expenses incurred in any such action, suit or proceeding.
The Amended and Restated Bylaws to be adopted pursuant to the Plan will provide that the Company shall indemnify its present and future officers and directors to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware. Under the Plan, the Company will reject its indemnification obligations to former officers and directors, will assume its indemnification obligations to present officers and directors, and will assume its insurance policies which provide certain coverage against liability of officers and directors.

          All continuing directors and senior executive officers of the Reorganized Debtor will enter into indemnification agreements with the Company pursuant to which the Company will indemnify, to the fullest extent permitted by applicable law, such officer or director against liabilities and expenses incurred by such officer or director in any proceeding or action because such officer or director is or was a director, officer, employee, or agent of the Company and in certain other circumstances. This indemnification is in addition to the indemnification provided in the Company's Amended and Restated Bylaws. In neither case will indemnification be provided if prohibited under applicable law.

     E.   EMPLOYEE STOCK OPTION PLAN;
          DESCRIPTION OF NEW EMPLOYEE STOCK OPTIONS.

          The Plan provides for the adoption of the Lamonts Apparel, Inc. 1998 Stock Option Plan (the "Employee Stock Option Plan"), substantially in the form set forth in the Plan Documentary Supplement. The Employee Stock Option Plan provides for the grant of New Employee Stock Options to selected employees, directors, and consultants of the Reorganized Debtor. All New Employee Stock Options must be evidenced by an agreement (an "Option Agreement") setting forth the terms and conditions applicable thereto. The Employee Stock Option Plan provides for the issuance of a maximum of 1,708,729 shares of New Common Stock (subject to certain adjustments as described below).

          The Employee Stock Option Plan is designed to comply with the requirements for "performance-based compensation" under Section 162(m) of the Internal Revenue Code, as amended, and the conditions for exemption from the short-swing profit recovery rules under Rule 16b-3 of the 1934 Act. In order to meet the requirements under Section 162(m) of the

Internal Revenue Code, the Employee Stock Option Plan must be approved by the stockholders of the Company.

          THE PLAN AND THE DISCLOSURE STATEMENT WILL BE DEEMED TO BE A SOLICITATION TO THE HOLDERS OF OLD COMMON STOCK AND TO THE HOLDERS OF NEW COMMON STOCK, NEW WARRANTS, AND NEW CLASS C WARRANTS FOR APPROVAL OF THE EMPLOYEE STOCK OPTION PLAN, AND THE ENTRY OF THE CONFIRMATION ORDER WILL CONSTITUTE APPROVAL OF THE PLAN, FOR PURPOSES OF COMPLIANCE WITH RULE 16b-3(a) PROMULGATED UNDER THE 1934 ACT. Future employee stock plans or grants will be implemented by the New Board if and as the New Board determines such plans to be appropriate as a means to provide management with additional incentives.

          The summary that follows is subject to the actual terms of the Employee Stock Option Plan, which will be controlling. Capitalized terms not defined below have the meaning set forth in the Employee Stock Option Plan.

          1.   PLAN ADMINISTRATION.

          The Employee Stock Option Plan will be administered by the New Board or by a committee of the New Board, the composition of which will at all times satisfy the provisions of Rule 16b-3 (the "Plan Administrator").
No person is entitled to receive remuneration for administering the Employee Stock Option Plan. The Employee Stock Option Plan provides that no member of the New Board will be liable for any action or determination taken or made in good faith with respect to the Employee Stock Option Plan or any New Employee Stock Option granted thereunder.

          Subject to the terms of the Employee Stock Option Plan, the Plan Administrator has the right to grant New Employee Stock Options to eligible recipients and to determine the terms and conditions of Option Agreements, including the vesting schedule and exercise price of such New Employee Stock Options, and the effect, if any, of a change in control of the Company on such New Employee Stock Options. Pursuant to this authority, the Plan Administrator has made certain initial grants to participants, as more fully described in the table below, in each case at the initial exercise prices per share indicated in the table below (subject to adjustment to prevent dilution upon certain events, excluding any exercise of New Class A Warrants, New Class B Warrants, New Class C Warrants, or New Employee Stock Options):

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

                               BASE            PROTECTIVE       PROTECTIVE
                              OPTIONS        OPTIONS (1)(5)   OPTIONS (2)(5)
                              -------        -------------    --------------         TOTAL NEW       PROTECTIVE
 RECIPIENT                                                                            EMPLOYEE         CLASS C
                              INITIAL           INITIAL           INITIAL          STOCK OPTIONS      WARRANTS
                           EXERCISE PRICE    EXERCISE PRICE    EXERCISE PRICE
                               $1.00             $.01              $.01
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

  Alan R.
Schlesinger (3)             600,000             146,888             53,349             800,237         228,639
----------------------------------------------------------------------------------------------------------------
 Loren R.
Rothschild (3)              150,000              36,722             13,337             200,059          57,160
----------------------------------------------------------------------------------------------------------------
 Debbie A.
Brownfield (3)               60,000              14,689              5,335              80,024          22,864
----------------------------------------------------------------------------------------------------------------
E.H. Bulen (3)               50,000              12,241              4,446              66,687          19,053
----------------------------------------------------------------------------------------------------------------
  Gary A.
Grossblatt (3)               30,000               7,345              2,667              40,012          11,432
----------------------------------------------------------------------------------------------------------------
  Others (4)                110,000              26,929              9,781             146,710          41,917
----------------------------------------------------------------------------------------------------------------
    TOTALS                1,000,000             244,814             88,915           1,333,729         381,065
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------


------------------


(1) Exercisable on or after the first date on which the Aggregate Equity Trading Value equals or exceeds $20 million.

(2) Exercisable on or after the first date on which the Aggregate Equity Trading Value equals or exceeds $25 million.

(3) Warrants and options will vest 50% on the Effective Date, 25% on the first anniversary of the Effective Date, and 25% on the second anniversary of the Effective Date.

(4) To be granted to employees (other than Messrs. Schlesinger and Rothschild) from time to time, in such amounts, and subject to such terms (including vesting), as management shall determine.

(5) The number of protective options that may be exercised by any holder shall bear the same proportion (based on the total number of such options granted to such holder) to the number of base options that have been exercised by such holder (based on the total number of such options granted to such holder).

          Under the terms of the Employee Stock Option Plan, the Reorganized Debtor will have available, in addition to the New Employee Stock Options, an additional 375,000 shares (subject to adjustment to prevent dilution upon certain events, excluding any exercise of New Class A Warrants, New Class B Warrants, New Class C Warrants, or New Employee Stock Options) of New Common Stock for possible grants of additional stock options from time to time after the Effective Date if, and to the extent, the disinterested Plan Administrator may determine that such additional grants would be in the best interest of the Reorganized Debtor.

          2.   SHARES SUBJECT TO THE EMPLOYEE STOCK OPTION PLAN.

          The shares reserved for issuance under the Employee Stock Option Plan may be authorized but unissued shares of New Common Stock or shares which have or may be reacquired by the Company in the open market, in private transactions or otherwise. The Employee Stock Option Plan provides that, in the event of changes in the New Common Stock by reason of a merger, reorganization, recapitalization, common stock dividend, stock split, or similar change, the Plan Administrator will make appropriate adjustments in the aggregate number of shares available for issuance under the Employee Stock Option Plan, the purchase price to be paid, and the number of shares issuable upon the exercise thereafter of any New Employee Stock Option previously granted. The Plan Administrator has the discretion to make other appropriate adjustments to New Employee Stock Options to prevent dilution or other devaluations of shares, not inconsistent with the Plan.

          3.   EXERCISE OF NEW EMPLOYEE STOCK OPTIONS.

          New Employee Stock Options vest and become exercisable over the exercise period set forth in each participant's Option Agreement. The Plan Administrator may accelerate the exercisability of any outstanding New Employee Stock Option at such time and under such circumstances as it deems appropriate. New Employee Stock Options that are not exercised within ten years from the date of grant, however, will expire without value. New Employee Stock Options are exercisable during the optionee's lifetime only by the optionee. The Option Agreements contain provisions regarding the exercise of New Employee Stock Options following termination of employment with or service to the Company, including terminations due to the death, disability or retirement of an optionee, or upon a change in control of the Company.

          Upon the exercise of any New Employee Stock Option, the purchase price may be fully paid in cash, by delivery of New Common Stock previously owned by the optionee equal in value to the exercise price, by means of a loan from the Company, or by having shares of New Common Stock with a fair market value (on the date of exercise) equal to the exercise price withheld by the Company or sold by a broker-dealer under qualifying circumstances (or in any combination of the foregoing).

          4.   PAYMENT OF TAXES.

          The Company is authorized to withhold from any New Employee Stock Option granted under the Plan, any payment relating to such New Employee Stock Option (including from a distribution of New Common Stock), amounts of withholding and other taxes due in connection with the New Employee Stock Option, and to take such other action as the Plan Administrator may deem advisable to enable the Company and optionees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to the New Employee Stock Option. This authority includes the right to withhold or receive New Common Stock or other property and to make cash payments in respect thereof in satisfaction of an optionee's tax obligations.

          5.   CERTAIN TAX EFFECTS OF NEW EMPLOYEE STOCK OPTIONS.

          The New Employee Stock Options which have been granted to participants are non-qualified stock options ("NQSOs"). In general, a participant will not be subject to tax at the time a NQSO is granted. Upon exercise of a NQSO where the exercise price is paid in cash, the participant generally must include in ordinary income at the time of exercise an amount equal to the excess, if any, of the fair market value of the New Common Stock at the time of exercise over the exercise price of the option, and will have a tax basis in such shares equal to the cash paid upon exercise plus the amount taxable as ordinary income to the participant.

          In general, a participant who pays the exercise price in full or in part with shares of Common Stock already owed will recognize no gain or loss for federal income tax purposes on the shares surrendered, but otherwise generally will be taxed according to the rules described in the preceding paragraph with respect to the exercise of the option. Accordingly, the amount of income recognized should be equivalent to the amount of income which would be recognized if the exercise price of the NQSO were paid in cash. The shares received by the participant, equal in number to the previously held shares exchanged therefor, should have the same tax basis as the previously held shares and will have a tax holding period that includes the holding period of the shares exchanged. Shares received by the participant in excess of the number of previously held shares should have a tax basis equal to the fair market value of such additional shares as of the date ordinary income is recognized and should have a tax holding period beginning on the date of exchange.

          Where the exercise price is satisfied through the withholding by the Company of shares that otherwise would be delivered to the employee upon exercise of an NQSO, the withheld shares should be treated as if they had been issued to the employee and immediately redeemed. In general, this deemed issuance and redemption should not give rise to any additional tax consequences, but may in the case of certain individuals give rise to dividend income equal to the fair market value of the withheld shares.

          The Company generally will be entitled to a deduction in the amount of a participant's ordinary income at the time such income is recognized by the participant upon the exercise of a NQSO. Income and payroll taxes are required to be withheld on the amount of ordinary income resulting from the exercise of a NQSO.

                                      XIX.

                               CERTAIN TRANSACTIONS

          In connection with the Recapitalization, certain of the Company's post-Recapitalization stockholders, representing an aggregate of approximately 8,717,000 shares or 98% of the Old Common Stock outstanding immediately following the Recapitalization (currently 48.7%), entered into that certain Voting Agreement dated as of October 30, 1992 (the "Voting Agreement"). The Voting Agreement provides, among other things, that (i) Apollo Retail Partners, L.P. may designate six persons to the Board of Directors, and (ii) a majority of certain former holders of the Old 13-1/2% Notes, which notes were exchanged for Old Common Stock pursuant to the Recapitalization, may designate two persons to the Board of Directors. The Voting Agreement was to terminate upon the earlier of (i) October 30, 2002, or (ii) the date upon which at least 25% of the then outstanding shares of Old Common Stock are publicly held pursuant to one or more underwritten registered offerings of primary shares. Since the filing of the Petition, none of the parties to the Voting Agreement has exercised its rights thereunder. Lamonts' obligations under the Voting Agreement will be rejected as of the Effective Date under the Plan.

          In connection with the Recapitalization, the parties to the Recapitalization Agreement (and/or their permitted assignees) entered into an equity registration rights agreement and a debt registration rights agreement. Under certain circumstances, the holders of at least 10% of the aggregate principal amount of the then outstanding Securities (as defined therein) covered by such agreements could exercise up to two demand registrations with respect to such Securities. The Company was required to pay all expenses (other than underwriting discounts and commissions) in connection with all such registrations. The agreements also provided for certain piggyback registration rights. The Old Common Stock held by ARP and Morgens is covered by the equity registration rights agreement pursuant to its terms. The agreements will be rejected as of the Effective Date under the Plan.

          A former director of the Company is an affiliate of Morgens Waterfall Vintiadis & Co. Inc. ("Morgens Waterfall"). Pursuant to the Recapitalization, certain affiliates of Morgens Waterfall received an aggregate of approximately 16.7% (1,482,906 shares) of Old Common Stock outstanding immediately following the Recapitalization in exchange for approximately $12.5 million in principal amount of Old 13-1/2% Notes. As holders of Old Common Stock, certain affiliates of Morgens Waterfall will receive their respective Pro Rata Shares of New Common Stock and New Class B Warrants under the Plan. See "Common Stock Ownership."

          Pursuant to the Recapitalization, Executive Life Insurance Company of New York ("ELICNY") received 898,406 shares of the Old Common Stock and $7.8 million ($6.4 million after adjustment for the Infusion) in principal amount of the Old 10-1/4% Notes. During the 1994 and 1993 fiscal years, the Company paid ELICNY $0.8 million and $0.4 million of cash interest on the Old 10-1/4% Notes, respectively. In addition, at October 29,1994, the Company had accrued $0.4 million of interest on the Old 10-1/4% Notes, which was subsequently issued to ELICNY in additional securities of the Company as interest paid in kind. As a result of the filing of the Petition, the Company has paid ELICNY no cash interest on the Old 10-1/4% Notes since the Petition Date. As a holder of Old Common Stock and of Old 10-1/4% Notes, ELICNY will receive New Common Stock and New Warrants under the Plan. See "Common Stock Ownership."

          In connection with the Infusion, certain funds and accounts managed by FMR Corp., Fidelity Management and Research Company or Fidelity Management Trust Company (the "Fidelity Funds"), the holders of those Old 10-1/4% Notes which are not owned by ELICNY, became the holders of more than 5% of the Company's Old Common Stock. Accordingly, the Company has reflected the entire amount of the Old 10-1/4% Notes as related party debt for all periods presented. During the 1994 fiscal year, the Company paid the Fidelity Funds $6.9 million of cash interest on the Old 10-1/4% Notes. In addition, at October 29, 1994, the Company had accrued $3.6 million of interest on the Old 10-1/4% Notes, which was subsequently issued to the Fidelity Funds in additional securities of the Company as interest paid in kind. As a result of the filing of the Petition, the Company has paid no interest to the Fidelity Funds on the Old 10-1/4% Notes since the Petition Date. As a holder of Old Common Stock and of Old 10-1/4% Notes, the Fidelity Funds will receive New Common Stock and New Warrants under the Plan. See "Common Stock Ownership."

          On October 16, 1994, Alan R. Schlesinger, currently a Director and the Chairman of the Board, President, and Chief Executive Officer of the Company, entered into an employment agreement with the Company. In connection with the Chapter 11 Case, Mr. Schlesinger entered into a new employment agreement with the Company, which new employment agreement was approved by the Bankruptcy Court on April 13, 1995. See "Management -- Employment Agreements" for a description of the employment agreements between Mr. Schlesinger and the Company.

          On December 28, 1994, Loren R. Rothschild, currently a Director and the Vice Chairman of the Board of the Company, entered into an employment agreement with the Company. In connection with the Chapter 11 Case, Mr. Rothschild entered into a new employment agreement with the Company, which new employment agreement was approved by the Bankruptcy Court on April 13, 1995. See "Management -- Employment Agreements" for a description of the employment agreements between Mr. Rothschild and the Company.

           On February 28, 1995, Earle J. Spokane, a former executive vice president of the Company, entered into a resignation agreement with the Company. See "Management -- Employment Agreements" for a description of the resignation agreement and payments made by the Company pursuant thereto.

           Effective March 14, 1995, the Company employed Carolyn Morris as its Senior Vice President and General Merchandise Manager. Ms. Morris was compensated at a salary rate of $200,000 per year, with a guaranteed annual bonus of $35,000. See "Management -- Executive Compensation." Ms. Morris resigned from the Company effective June 11, 1996, and such resignation is not subject to any resignation or other agreement between Ms. Morris and the Company.

           On May 2, 1995, Wallace D. Holznagel, a former executive vice president of the Company, entered into a resignation agreement with the Company. See "Management -- Employment Agreements" for a description of the resignation agreement and payments made by the Company pursuant thereto. Mr. Holznagel has filed two Claims in the Chapter 11 Case, one based upon contributions to the Company's non-qualified TRIP plan in the amount of $40,053.26, and one based upon contributions to the Company's non-qualified supplemental employee retirement plan in the amount of $2,078.04. Both Claims have been disallowed by the Bankruptcy Court.

           On October 30, 1992, the Company entered into a written consulting agreement (the "Thompson Agreement") with The Thompson Company ("Thompson"), one of the principals of which is a former shareholder of the Company. Pursuant to the Thompson Agreement, Thompson, through its President, John R. Sloan (who is also a former Director of the Company), or other executive, provided certain management, training, consulting, and advisory services to the Company, for which Thompson was entitled to receive in excess of $60,000 per year. The Thompson Agreement was rejected by order of the Court on March 10, 1995.

           The Company believes that, to the extent applicable, all of the transactions described above were, and intends that all transactions with affiliated parties will continue to be, on terms no less favorable to the Company than those available from unaffiliated parties offering comparable goods and services.

           On October 30, 1992, Leonard M. Snyder ("Snyder"), the former Chairman and Chief Executive Officer of the Company, entered into an employment agreement (the "Snyder Employment Agreement") with the Company for a term ending (subject to specified termination rights) not earlier than November 30, 1997. On November 14, 1994, the Company entered into a Resignation Agreement with Snyder (the "Snyder Resignation Agreement"), pursuant to which Snyder agreed to resign from the Company effective January 31, 1995 (the "Snyder Termination Date"). Pursuant to the Snyder Resignation Agreement, Snyder was to perform certain duties for the Company until the Snyder Termination Date and was to receive certain cash payments and other remuneration and benefits including, but not limited to, (a) continuation of the Base Salary specified in the Snyder Employment Agreement until January 31, 1995, (b) a performance bonus of $50,000 to be paid not later than December 31, 1994 (which amount was paid to Mr. Snyder), (c) a lump sum payment of $600,000 to be paid on January 31, 1995, (d) accrued vacation in the amount of $20,000 to be paid on January 31, 1995, and (e) continuation, for the eighteen month period following the Snyder Termination Date, of all other benefits (excluding vacation and severance) ordinarily provided to Company executives. The Snyder Resignation Agreement was rejected by order of the Court on January 27, 1995, and Snyder filed a proof of claim (the "Snyder Claim") in the Chapter 11 Case. Pursuant to a stipulated order entered by the Bankruptcy Court on December 20, 1996, the Snyder Claim has been allowed as a priority unsecured Claim in the amount of $2,000 and a non-priority unsecured Claim in the amount of $101,314.28, and the balance of the Snyder Claim has been disallowed.

           On October 30, 1992, Frank E. Kulp III ("Kulp"), the former President and Chief Operating Officer of the Company, entered into an employment agreement (the "Kulp Employment Agreement") with the Company for a term ending (subject to specified termination rights) not earlier than November 30, 1997. On November 14, 1994, the Company entered into a Resignation Agreement with Kulp (the "Kulp Resignation Agreement"), pursuant to which Kulp agreed to resign from the Company effective January 31, 1995 (the "Kulp Termination Date"). Pursuant to the Kulp Resignation Agreement, Kulp was to perform certain duties for the Company until November 30, 1994, and was to receive certain cash payments and other remuneration and benefits including, but not limited to, (a) continuation of the Base Salary specified in the Kulp Employment Agreement until January 31, 1995, (b) a performance bonus of $20,000 to be paid not later than December 31, 1994 (which amount was paid to Mr. Kulp), (c) a lump sum payment of $324,583 to be paid on January 31, 1995, (d) accrued vacation in the amount of $21,153 to be paid on January 31, 1995, and (e) continuation, for the twelve month period following the Kulp Termination Date, of all other benefits (excluding vacation and severance) ordinarily provided to Company executives. The Kulp Resignation Agreement was rejected by order of the Court on January 27, 1995, and Kulp filed a proof of claim (the "Kulp Claim") in the Chapter 11 Case. Pursuant to a stipulated order entered by the Bankruptcy Court on December 20, 1996, the Kulp Claim has been allowed as a priority unsecured Claim in the amount of $2,000 and a non-priority unsecured Claim in the amount of $40,402.43, and the balance of the Kulp Claim has been disallowed.



                                      XX.

                               FEES AND EXPENSES


          The expenses of seeking acceptances of the Plan and of other aspects of Plan proceedings have been and will be borne by the Debtor. The solicitation has been and is being made principally by mail; however, additional solicitation has been and may be made by telecopier, telephone, or in person by officers and regular employees of the Debtor, who will not receive additional compensation for those services. Arrangements also have been and will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward this Disclosure Statement, Modification Ballots, and other pertinent materials to the beneficial holders of Old Common Stock, Old 10-1/4% Notes, and Old 13-1/2% Notes. The Debtor has reimbursed and will reimburse such forwarding agents for reasonable out-of-pocket expenses incurred by them, but no compensation has been or will be paid for their services.

          In addition to the foregoing, the estate is obligated to pay fees and reimburse expenses for the various professionals employed in connection with the Chapter 11 Case to the extent such fees and expenses are allowed by the Bankruptcy Court. See "The Plan of Reorganization - Unclassified Claims
- Administrative Expenses." The Debtor is also obligated to continue to reimburse FNBB and the Surety for their costs, fees, and expenses as provided in the FNBB facility.

                                      XXI.

                   SUMMARY OF ADDITIONAL SOURCES OF INFORMATION

          Additional sources of information regarding the Debtor and documents relating to the Plan are available to holders of Claims and Equity Interests. The following is a summary of certain documents and the places they can be reviewed or obtained:

          1. The Debtor is subject to the informational requirements of the 1934 Act and in accordance therewith has filed reports, proxy statements, and other information with the SEC.

Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain of such material may be accessible via on-line computer.

          2. Orders of the Bankruptcy Court and related papers pertaining to transactions outside of the Debtor's ordinary course of business may be inspected at the office of the Clerk of the Bankruptcy Court, Park Place Building, 1200 Sixth Avenue, Seattle, Washington. Copies of such papers may be ordered from Nightrider, Attention: Tom Strange, 1401 Third Avenue, Suite 200, Seattle, Washington 98101, telephone number (205) 233-9066.

          3. The Debtor's Schedules of Assets and Liabilities, Statement of Affairs, List of Equity Security Holders, and Schedules of Executory Contracts and Unexpired Leases, as amended, may be inspected at the office of the Clerk of the Bankruptcy Court, Park Place Building, 1200 Sixth Avenue, Seattle, Washington. Copies of such papers may be ordered from Nightrider,
Attention: Tom Strange, 1401 Third Avenue, Suite 200, Seattle, Washington 98101, telephone number (205) 233-9066.

          4. Periodic post-Petition financial reports as filed with the United States Trustee may be inspected at the office of the United States Trustee, Park Place Building, 1200 Sixth Avenue, Seattle, Washington.

                                      XXII.

                          RECOMMENDATION AND CONCLUSION


          The Debtor believes that confirmation and implementation of the Plan are preferable to any of the feasible alternatives because the Plan will provide substantially greater recoveries for holders of Claims and Equity Interests. Accordingly, the Debtor urges holders of impaired Claims and Equity Interests to accept the Plan.

DATED:  November 21, 1997             LAMONTS APPAREL, INC.,
                                      a Delaware corporation



                                      By /s/ LOREN R. ROTHSCHILD
                                        _______________________________________
                                        LOREN R. ROTHSCHILD,
                                        Vice-Chairman of the Board of Directors



SUBMITTED BY:



 /s/ JEFFREY H. DAVIDSON
______________________________________
JEFFREY H. DAVIDSON and
MICHAEL H. GOLDSTEIN, Members of
STUTMAN, TREISTER & GLATT
PROFESSIONAL CORPORATION
Special Reorganization Counsel
for Debtor and Debtor in Possession


-and-



 /s/ RICHARD J. HYATT
______________________________________
RICHARD J. HYATT (WSBA No. 14048)
RYAN SWANSON & CLEVELAND, PLLC
1201 Third Avenue, Suite 3400
Seattle, WA  98101
(206) 464-4224
Counsel for Debtor and
Debtor in Possession

                                   ANNEX A
                            PLAN OF REORGANIZATION


A copy of the "Debtor's Modified and Restated Plan of Reorganization under Chapter 11 of the Bankruptcy Code" was attached as Annex A to the Disclosure Statement when it was circulated to creditors, equity holders and other parties of interest.

It has been included in this Filing as Exhibit 99.7.

                                   ANNEX B

                            FINANCIAL INFORMATION


Audited Consolidated Financial Statements as of and for the Year
 ended February 1, 1997                                                 B-1

Management's Discussion and Analysis                                    B-23


Form 10-Q for the Period ended May 3, 1997

   -  Unaudited Financial Statements                                    B-30

   -  Management's Discussion and Analysis                              B-38


Form 10-Q for the Period ended August 2, 1997

   -  Unaudited Financial Statements                                    B-42

   -  Management's Discussion and Analysis                              B-52

Unaudited Financial Statements as of October 4, 1997 and
  October 5, 1996 and for the two months ended October 4, 1997
  and October 5, 1996                                                   B-57



                                ANNEX B

                     (This page intentionally left blank)

                      REPORT OF INDEPENDENT ACCOUNTANTS




To the Stockholders and Board of Directors
Lamonts Apparel, Inc.

We have audited the accompanying consolidated balance sheets of Lamonts Apparel, Inc. (Debtor-in-Possession) as of February 1, 1997, February 3, 1996, and January 28, 1995 and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the 52 weeks ended February 1, 1997, 53 weeks ended February 3, 1996, Quarter ended January 28, 1995 and the 52 weeks ended October 29, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lamonts Apparel, Inc. (Debtor-in-Possession) as of February 1, 1997, February 3, 1996, and January 28, 1995 and the results of its operations and its cash flows for the 52 weeks ended February 1, 1997, 53 weeks ended February 3, 1996, Quarter ended January 28, 1995 and the 52 weeks ended October 29, 1994, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations. As discussed in Note 1 of the notes to the consolidated financial statements, on January 6, 1995, the Company filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code. Further, as more fully described in Note 1, claims substantially in excess of amounts reflected as liabilities in the consolidated financial statements have been asserted against the Company as a result of the reorganization proceedings. The validity of these claims, as well as the amount and manner of payment of all valid claims, will ultimately be determined by the Bankruptcy Court. As a result of the reorganization proceedings, the Company may sell or otherwise realize assets and liquidate or settle liabilities for amounts other than those reflected in the consolidated financial statements. Further, the confirmation of a Plan or Reorganization could materially change the amounts currently recorded in the consolidated financial statements. These matters raise substantial doubt about the Company's ability to continue as a going concern and recover the carrying amounts of its assets. Management's plans in regard to these matters are also discussed in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.



COOPERS & LYBRAND L.L.P.



Seattle, Washington
March 28, 1997

                             LAMONTS APPAREL, INC.
                             (DEBTOR-IN-POSSESSION)
                          CONSOLIDATED BALANCE SHEETS
                            (DOLLARS IN THOUSANDS)

                                                 FEBRUARY 1,     FEBRUARY 3,   JANUARY 28,
                                                    1997            1996           1995
                                                 -----------     -----------   -----------
Current Assets:
     Cash                                        $   2,066        $   1,581    $   7,972
     Receivables, net                                1,595            2,458        3,050
     Inventories                                    37,559           30,401       28,399
     Prepaid expenses and other                      1,528            2,076        5,517
     Restricted cash and deposits                      714            1,058          532
                                                 ---------        ---------    ---------
               Total current assets                 43,462           37,574       45,470

Property and equipment                              30,653           42,083       51,924
Leasehold interests                                  3,477            4,570        5,058
Excess of cost over net assets acquired             11,591           13,278       13,639
Deferred financing costs                             1,989            2,713        3,436
Restricted cash and deposits                         1,142            1,278          256
Other assets                                           958              865          486
                                                 ---------        ---------    ---------
               Total assets                      $  93,272        $ 102,361    $ 120,269
                                                 ---------        ---------    ---------
                                                 ---------        ---------    ---------
Liabilities not subject to settlement under
 reorganization proceedings:
     Current Liabilities:
          Borrowings under DIP Facility          $  23,141        $  20,334    $       -
          Borrowings under working capital
           facility                                      -                -       15,838
          Accounts payable                          13,578            8,417        1,754
          Accrued payroll and related costs          2,285            2,396        2,913
          Accrued taxes                                812              821          455
          Accrued interest                             616              207          336
          Accrued store closure costs                1,050            3,254        2,951
          Other accrued expenses                     5,325            4,393        5,198
          Current maturities of obligations
           under capital leases                         12                -            -
                                                 ---------        ---------    ---------
               Total current liabilities            46,819           39,822       29,445

     Obligations under capital leases                2,846                -            -
     Other                                             302              250            -
                                                 ---------        ---------    ---------
               Total liabilities not subject to
                settlement under reorganization
                proceedings                         49,967           40,072       29,445
                                                 ---------        ---------    ---------
Liabilities subject to settlement under
 reorganization proceedings:
     Related party                                  67,600           67,576       67,576
     Other                                          35,258           37,269       40,757
                                                 ---------        ---------    ---------
                                                   102,858          104,845      108,333
                                                 ---------        ---------    ---------
Commitments and contingencies

Stockholders' deficit:
     Common stock, $.01 par value; 40,000,000
      shares authorized; 17,900,053, 17,899,549,
      and 17,887,775 shares issued and
      outstanding, respectively                        179              179          179
     Additional paid-in-capital                     62,972           62,921       62,843
     Minimum pension liability adjustment                -             (250)           -
     Accumulated deficit                          (122,704)        (105,406)     (80,531)
                                                 ---------        ---------    ---------
        Total stockholders' deficit                (59,553)         (42,556)     (17,509)
                                                 ---------        ---------    ---------
               Total liabilities and
                stockholders' deficit            $  93,272        $ 102,361     $120,269
                                                 ---------        ---------    ---------
                                                 ---------        ---------    ---------

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                                    LAMONTS APPAREL, INC.
                                   (DEBTOR-IN-POSSESSION)
                            CONSOLIDATED STATEMENTS OF OPERATIONS
                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  52 WEEKS          53 WEEKS         QUARTER         52 WEEKS
                                                   ENDED             ENDED            ENDED           ENDED
                                                 FEBRUARY 1,       FEBRUARY 3,      JANUARY 28,     OCTOBER 29,
                                                    1997              1996             1995            1994
                                                 -----------       -----------      -----------     -----------
Revenues                                          $203,602          $199,548        $  71,014        $237,922
Cost of merchandise sold                           130,480           131,677           60,587         163,697
                                                  --------          --------        --------         --------
     Gross profit                                   73,122            67,871           10,427          74,225
                                                  --------          --------        --------         --------
Operating and administrative expenses               67,173            71,372           22,400          88,520
Depreciation and amortization                        7,999             9,232            2,666          11,441
Impairment of long-lived assets                      4,170                 -                -               -
Store closure costs                                      -                 -                -           7,200
                                                  --------          --------        --------         --------
     Operating costs                                79,342            80,604           25,066         107,161
                                                  --------          --------        --------         --------
Loss from operations before other income
 (expense), reorganization expenses
 and Income tax benefit                             (6,220)          (12,733)         (14,639)        (32,936)

Other income (expense):
     Interest expense:
          Cash (contractual interest of
           $13.7 million, $13.8 million and
           $3.6 million during 1996, 1995 and
           January Quarter, respectively)           (5,053)           (5,098)         (1,356)          (8,130)
          Non-cash                                       -                 -          (1,670)          (3,490)
     Other income (expense)                             12               196              29             (369)
                                                  --------          --------        --------         --------
Loss from operations before reorganization
 expenses and income tax benefit                   (11,261)          (17,635)        (17,636)         (44,925)

Reorganization expenses                              6,037             7,240           7,499                -
                                                  --------          --------        --------         --------
Loss before income tax benefit                     (17,298)          (24,875)        (25,135)         (44,925)

Income tax benefit                                       -                 -               -             (400)
                                                  --------          --------        --------         --------
Net loss                                          $(17,298)         $(24,875)       $(25,135)        $(44,525)
                                                  --------          --------        --------         --------
                                                  --------          --------        --------         --------


Net loss per common share                           $(0.97)           $(1.39)         $(1.41)          $(3.05)
                                                  --------          --------        --------         --------
                                                  --------          --------        --------         --------

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                               LAMONTS APPAREL, INC.
                              (DEBTOR-IN-POSSESSION)
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT)
                              (DOLLARS IN THOUSANDS)

                                                                            MINIMUM
                                                              ADDITIONAL    PENSION
                                       PREFERRED    COMMON     PAID-IN     LIABILITY    ACCUMULATED
                                         STOCK       STOCK     CAPITAL     ADJUSTMENT     DEFICIT
                                         -----       -----     -------     ----------     -------
Balance, October 30, 1993                $   -       $ 89      $46,990       $    -     $ (10,871)
   Net loss for the 52 weeks
    ended October 29, 1994                   -          -            -            -       (44,525)
   Issuance of Series A Preferred
    stock pursuant to the
    Infusion, net of issuance cost          45          -       12,990            -             -
   Conversion of Series A Preferred
    Stock into Common Stock                (45)        89          (44)           -             -
   Options exercised                         -          1            -            -             -
   Issuance of warrants                      -          -        2,205            -             -
   Compensation expense related
    to stock option plan                     -          -          636            -             -
                                       --------      ----      -------       -------    ----------
Balance, October 29, 1994                    -        179       62,777            -       (55,396)
   Net loss for the quarter
    ended January 28, 1995                   -          -            -            -       (25,135)
   Compensation expense related
    to stock option plan                     -          -           66            -             -
                                       --------      ----      -------       -------    ----------
Balance, January 28, 1995                    -        179       62,843            -       (80,531)
   Net loss for the 53 weeks
    ended February 3, 1996                   -          -            -            -       (24,875)
   Compensation expense related
    to stock option plan                     -          -           78            -             -
   Minimum pension liability
    adjustment                               -          -            -         (250)            -
                                       --------      ----      -------       -------    ----------
Balance, February 3, 1996                    -        179       62,921         (250)     (105,406)
   Net loss for the 52 weeks
    ended February 1, 1997                   -          -            -            -       (17,298)
   Compensation expense related
    to stock option plan                     -          -           51            -             -
   Minimum pension liability
    adjustment                               -          -            -          250             -
                                       --------      ----      -------       -------    ----------
Balance, February 1, 1997                $   -       $179      $62,972       $    -     $(122,704)
                                       --------      ----      -------       -------    ----------
                                       --------      ----      -------       -------    ----------

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                              LAMONTS APPAREL, INC.
                             (DEBTOR-IN-POSSESSION)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                  52 WEEKS ENDED     53 WEEKS ENDED     QUARTER ENDED      52 WEEKS ENDED
                                                 FEBRUARY 1, 1997   FEBRUARY 3, 1996   JANUARY 28, 1995   OCTOBER 29, 1994
                                                 ----------------   ----------------   ----------------   ----------------
Cash flows from operating activities:
   Net loss                                         $(17,298)          $(24,875)          $(25,135)          $(44,525)
Adjustments to reconcile net loss to net
 cash provided (used) by operating activities
 before reorganization items:
   Depreciation and amortization                       7,999              9,232              2,666             11,441
   Impairment of long-lived assets                     4,170                  -                  -                  -
   Store closure costs charged to operations               -                  -                  -              6,129
   Non-cash interest, including interest
    paid-in-kind and amortization of debt
    discount                                               -                  -              1,670              3,490
   Income taxes                                            -                  -                  -               (400)
   Stock option expense                                   51                 78                 66                636
   Net realizable value adjustment to
    inventory                                              -                500                  -             10,000
   Decrease (increase) in long term
    restricted cash and deposits                         137             (1,022)                 -                  -
   Other                                                (562)            (1,425)              (950)               473
   Net change in current assets and
    liabilities                                       (2,621)             4,895             31,186              7,342
   Reorganization expenses                             6,037              7,240              7,499                  -
                                                     --------           --------           --------            -------
       Net cash provided (used) by
        operating activities before
        reorganization expenses                       (2,087)            (5,377)            17,002             (5,414)

Operating cash flows used by
 reorganization expenses:
   Payment for professional fees or
    other expenses related to the
    Chapter 11 proceedings                            (3,241)            (2,475)            (1,872)                 -
                                                     --------           --------           --------            -------

       Net cash provided (used) by
        operating activities                          (5,328)            (7,852)            15,130             (5,414)
                                                     --------           --------           --------            -------

Cash flows from investing activities:
   Capital expenditures                                 (699)            (1,343)              (694)            (3,889)
   Proceeds from sale of assets                        4,459                  -                  -                  -
   Other                                                  90               (448)                (3)               228
                                                     --------           --------           --------            -------

       Net cash provided (used) by
        investing activities                           3,850             (1,791)              (697)            (3,661)
                                                     --------           --------           --------            -------
Cash flows from financing activities:
   Pre-petition borrowings under working
    capital facility                                       -                  -             26,667            194,768
   Pre-petition payments under working
    capital facility                                       -                  -            (35,422)          (183,875)
   Post-petition borrowings under
    working capital facility                         255,174            244,178                  -                  -
   Post-petition payments under working
    capital facility                                (252,367)          (239,682)                 -                  -
   Principal payments on obligations
    under capital leases                                (778)            (1,183)              (373)            (1,484)
   Payments of financing costs                             -                  -                  -               (805)
   Proceeds from sale of preferred stock                   -                  -                  -             13,399
   Payment of long term debt                               -                  -                  -            (13,000)
   Other                                                 (66)               (61)               (27)              (159)
                                                     --------           --------           --------            -------

       Net cash provided (used) by
        financing activities                           1,963              3,252             (9,155)             8,844
                                                     --------           --------           --------            -------

Net increase (decrease) in cash                          485             (6,391)             5,278               (231)
Cash, beginning of period                              1,581              7,972              2,694              2,925
                                                     --------           --------           --------            -------
Cash, end of period                                   $2,066            $ 1,581            $ 7,972             $2,694
                                                     --------           --------           --------            -------
                                                     --------           --------           --------            -------

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                              LAMONTS APPAREL, INC.
                             (DEBTOR-IN-POSSESSION)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (DOLLARS IN THOUSANDS)

                                                52 WEEKS ENDED     53 WEEKS ENDED      QUARTER ENDED      52 WEEKS ENDED
                                               FEBRUARY 1, 1997   FEBRUARY 3, 1996   JANUARY 28, 1995    OCTOBER 29, 1994
                                               ----------------   ----------------   ----------------    ----------------
Reconciliation of net change in current
 assets and liabilities:

   (Increase) decrease in accounts receivable       $   818            $   692           $(1,056)            $ 1,144
   (Increase) decrease in inventory (excluding
    adjustment for net realizable value)             (9,388)            (2,692)           32,400               9,895
   (Increase) decrease in prepaid expenses             (111)             2,018               992                (907)
   Increase (decrease) in accounts payable            5,161              6,663            (3,245)             (1,012)
   Increase (decrease) in accrued interest              409               (103)             (666)             (3,982)
   Increase (decrease) in other accrued
    expenses                                            490             (1,683)            2,761               2,149
   Decrease in other working capital                      -                  -                 -                  55
                                                   ---------          ---------         ---------           ---------

                                                    $(2,621)           $ 4,895           $31,186             $ 7,342
                                                   ---------          ---------         ---------           ---------
                                                   ---------          ---------         ---------           ---------

SUPPLEMENTAL CASH FLOW INFORMATION:
   Cash interest payments made                      $ 4,783            $ 5,201           $ 1,401             $12,178
   Non-cash transactions:
      Capital lease relating to sale -
       leaseback of Alderwood store                   2,835                  -                 -                   -
      Issuance of debt in payment of
       interest                                           -                  -                 -               4,026
      Issuance of warrants                                -                  -                 -               2,205
      Conversion of Series A Preferred
       Stock into Common Stock                            -                  -                 -                  89

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                            LAMONTS APPAREL, INC.
                            (DEBTOR-IN-POSSESSION)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FEBRUARY 1, 1997


NOTE 1 - CHAPTER 11 PROCEEDINGS AND BASIS OF PRESENTATION

On January 6, 1995 (the "Petition Date"), Lamonts Apparel, Inc. (the "Company" or "Lamonts") filed a voluntary petition for relief under Chapter 11 ("Chapter 11") of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court (the "Court") for the Western District of Washington at Seattle. In Chapter 11, the Company has continued to manage its affairs and operate its business as a debtor-in-possession. As a debtor-in-possession in Chapter 11, the Company may not engage in transactions outside of the ordinary course of business without approval, after notice and hearing, of the Court. The Company and representatives of the committees that represent Lamonts' unsecured trade creditors, bondholders and equityholders (the "Committees") have reached an understanding regarding the material economic terms of a proposed consensual plan of reorganization designed to enable the Company to emerge from Chapter 11. On August 23, 1996, that plan was filed with the Court, along with the proposed disclosure statement relating to the plan. On October 23, 1996, an amended plan of reorganization ("the Plan") and an amended disclosure statement (the "Disclosure Statement") were filed with the Court. The Disclosure Statement was approved by the Court on October 24, 1996, and the Plan and Disclosure Statement were transmitted to all impaired creditors and equity security holders along with ballots for the purpose of soliciting acceptances of the Plan. A hearing to consider confirmation of the Plan (the "Confirmation Hearing") commenced on January 6, 1997, and the Court determined that the requisite majorities of each class of the Company's impaired creditors and equity security holders voted in favor of acceptance of the Plan and that all requirements for confirmation of the Plan had been satisfied, except as requested by Lamonts and the Committees, the Confirmation Hearing was continued to April 14, 1997, to consider certain "Deferred Confirmation Requirements". At the request of Lamonts and the Committees, the Court has again deferred final confirmation of the Plan in order to afford Lamonts additional time in which to investigate recapitalization opportunities.

The Plan provides that the Company's current equity holders will be substantially diluted. The confirmation and effectiveness of the Plan, the implementation of the Company's proposed business plan and the Company's proposed equity distribution are each subject to numerous uncertainties set forth in detail in the Plan and Disclosure Statement, and the Plan is subject to modifications and / or withdrawal. Accordingly, the value of the Company's common stock remains highly speculative.

On October 11, 1996, the Company retained an investment banking firm, with the approval of the Court, to explore opportunities to raise additional capital.

The accompanying consolidated financial statements of the Company have been prepared on a going concern basis of accounting, and, for the periods subsequent to the bankruptcy filing, in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE. Recurring losses from operations and the matters discussed herein related to the bankruptcy filing raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon, among other things, (i) the ability to comply with its debtor-in-possession financing agreement and to extend such financing upon the expiration of its current financing agreement, (ii) confirmation of a Plan under the Bankruptcy Code, (iii) the ability to achieve profitable operations after such confirmation and (iv) the ability to generate sufficient cash from operations to meet its obligations.

As of the Petition Date, payment of pre-petition liabilities to unsecured creditors, including trade creditors and noteholders, and pending litigation against the Company are generally stayed while the Company continues its business operations as a debtor-in-possession. In a Chapter 11 reorganization plan, the rights of the creditors may be significantly altered. Creditors may receive substantially less than the full face amount of claims. Certain creditors have filed claims with the Court substantially in excess of amounts reflected in the Company's financial statements. The Company continues to analyze and reconcile the claims filed by creditors with the Company's financial records, but believes it has made appropriate provision for all claims filed. However, no estimate of the amount of adjustments, if any, from recorded amounts, to amounts to be realized by creditors, is available at this time. These liabilities are included in the balance sheet as "liabilities subject to settlement under reorganization proceedings."

As a result of the Company's Chapter 11 filing, the Company is currently in default under the indentures governing the Company's 10-1/4% Subordinated Notes due November 1999 (the "10-1/4% Notes") and the 13-1/2% Senior

Subordinated Notes which were due February 1995 (the "13-1/2% Notes"). As a result, all unpaid principal of, and accrued pre-petition interest on, such debt became immediately due and payable. The payment of such debt and accrued but unpaid interest is prohibited during the pendency of the Company's Chapter 11 case, and these liabilities have been included in the balance sheet as "liabilities subject to settlement under reorganization proceedings." (Also see Note 3)

Pre-petition liabilities subject to settlement under reorganization proceedings include the following (dollars in thousands):

                                         FEBRUARY 1,   FEBRUARY 3,   JANUARY 28,
                                            1997          1996          1995
                                         -----------   -----------   -----------

Accounts payable and accrued
 liabilities                              $ 23,121      $ 23,511      $ 23,714
Capital lease obligations                   11,216        12,321        15,560
10-1/4% Notes (including pre-petition
 accrued interest)                          67,600        67,576        67,576
13-1/2% Notes (including pre-petition
 accrued interest)                             838           838           838
Notes payable                                   83           599           645
                                         -----------   -----------   -----------
                                          $102,858      $104,845      $108,333
                                         -----------   -----------   -----------
                                         -----------   -----------   -----------

In accordance with the Bankruptcy Code, the Company can seek Court approval for the rejection of pre-petition executory contracts, including real property leases. Any such rejection may give rise to a pre-petition claim for breach of contract. In connection with the Company's Chapter 11 proceedings, the Company continues to review all of its obligations under its executory contracts. As of March 31, 1997, the Company has rejected 14 real property leases and certain executory contracts and assumed 5 leases (with certain conditions and limitations).

As a result of the reorganization proceedings, the Company may sell or otherwise realize assets and liquidate or settle liabilities for amounts other than those reflected in the consolidated financial statements.
Further, a plan of reorganization could materially change the amounts currently recorded in the consolidated financial statements, including amounts recorded for the excess of cost over net assets acquired. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these matters or adjustments that might result should the Company be unable to continue as a going concern. Generally, if a debtor-in-possession is unable to emerge from Chapter 11, such debtor-in-possession could be required to liquidate its assets.

Costs associated with the reorganization of the Company are charged to expense as incurred. Under the requirements of the Chapter 11 filing, the Company is required to pay certain expenses of the Committees. The amounts charged to reorganization expense by the Company are as follows (dollars in thousands):

                                           FISCAL       FISCAL      JANUARY
                                            1996         1995       Quarter
                                           ------       ------      -------
 Write-off of property & equipment,
  net of obligations under capital
  leases                                   $    -       $2,362       $1,330
 Professional Fees                          2,128        2,479          699
 Lease Related Costs                        1,036          925        3,400
 Payroll Related Costs                        411          411          728
 Other                                      2,462        1,063        1,342
                                           ------       ------      -------
                                           $6,037       $7,240       $7,499
                                           ------       ------      -------
                                           ------       ------      -------

NOTE 2 - CONSOLIDATION

The consolidated financial statements present the consolidated financial position and results of operations of the Company and its subsidiaries. All subsidiaries of the Company are inactive. All significant intercompany transactions and account balances have been eliminated in consolidation.

NOTE 3 - BACKGROUND

The Company is a Northwest based regional retailer of moderately priced casual apparel. The Company has positioned itself as a focused specialty retailer with emphasis on casual wear and high quality branded products.

On October 30, 1992, the Company completed a comprehensive recapitalization (the "Recapitalization"). Prior to the Recapitalization, the Company was named Lamonts Corporation and was the holding company for Lamonts Apparel, Inc., its sole operating subsidiary ("Apparel"). Concurrent with the Recapitalization, Apparel was merged with and into Lamonts Corporation whose name was changed to Lamonts Apparel, Inc.

Pursuant to the Recapitalization, the Company, among other things, issued an aggregate of $75.0 million in principal amount of its 10-1/4% Senior Subordinated Notes due 1999 (the "10-1/4% Notes"). As a result of the Recapitalization, the Company's funded debt was reduced by $63.6 million.
The Recapitalization was reported as a complete reorganization at October 30, 1992. Purchase accounting was applied in accordance with the provisions of Accounting Principles Board Opinion No. 16. Accordingly, at October 30, 1992, all assets and liabilities were re-valued at their estimated current fair market value and the excess of purchase price over the fair market value of the net assets acquired was allocated to excess of cost over net assets acquired.

In December 1993, the Company completed a capital infusion and debt reduction plan (the "Infusion") pursuant to which it received approximately $13.4 million from the issuance of 4,466,206 shares of its Series A Convertible Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), which, together with cash flow from operations was used to repurchase $13.0 million aggregate principal amount of the 10-1/4% Notes, at par, together with accrued interest through the repurchase date. Each share of the Series A Preferred Stock automatically converted into two shares of Common Stock on March 14, 1994, concurrent with the effective date of an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 15 million to 40 million shares. In connection with this transaction, the terms of the 10-1/4% Notes that remained outstanding were amended to, among other things, prospectively reduce the interest rate thereof from 11-1/2% (the original rate at issuance) to 10-1/4%.

On June 10, 1994, the Company further amended the terms of the 10-1/4% Notes to (i) modify the minimum net worth covenant to exclude store closure costs and (ii) provide that interest payments due on the 10-1/4% Notes through November 1, 1995 could be paid, at the Company's option, either in cash, at a rate of 12% per annum, or in additional 10-1/4% Notes, at a rate of 13% per annum ("PIK Interest"). In accordance with the amendment, the Company elected to issue additional 10-1/4% Notes at the PIK Interest rate of 13% for the November 1, 1994 interest payment. Interest continued to accrue on the 10-1/4% Notes until the date of filing of the Company's Chapter 11 case.

On October 18, 1994, the holders of all outstanding 10-1/4% Notes (i) granted the Company the option to exchange the outstanding 10-1/4% Notes for shares of Common Stock representing approximately 70% of the Common Stock outstanding immediately following the exchange and $50.0 million aggregate liquidation preference of a new series of preferred stock of the Company and
(ii) released the collateral securing the 10-1/4% Notes and generally subordinated the Company's obligations under the 10-1/4% Notes so that they are junior to trade payables and certain other liabilities, subject to certain exceptions. The Company could have exercised its option to exchange the 10-1/4% Notes on or prior to March 31, 1995. However, on March 27, 1995, the Company received an extension from the holders of the 10-1/4% Notes to extend indefinitely, the time in which the Company may exercise its option to require the holders to exchange their 10-1/4% Notes; provided, however, that a majority of the holders of the 10-1/4% Notes may terminate such extension upon 60 days notice to the Company. As of February 1, 1997, the Company has not exercised its option to require the holders of the 10-1/4% Notes to exchange their notes.

The $75.0 million principal amount of 10-1/4% Notes were issued in connection with the Recapitalization pursuant to the Note Indenture dated October 30, 1992 between the Company and First Trust National Association, as trustee (the "Indenture"). The Indenture initially provided for semi-annual interest payments on May 1 and November 1 of each year at 11-1/2% per annum. Subject to certain exceptions, no principal payments would be due with respect to the 10-1/4% Notes until the maturity thereof on November 1, 1999. The 10-1/4% Notes Indenture contains, among other things, covenants that (I) limit the Company's ability to make payments on its stock, to make certain investments or to make payments in respect of subordinated indebtedness, (ii) limit the Company's ability to enter into transactions with affiliates, (iii) limit the Company's ability to incur additional indebtedness, (iv) require the Company to repurchase a portion of the 10-1/4% Notes if it fails to maintain a minimum net worth, (v) limit the Company's ability to create or permit payment restrictions affecting its subsidiaries, (vi) prohibit the Company from creating, incurring, assuming or suffering to exist any liens upon its assets other than usual and customary permitted liens and liens in favor of a working capital lender, (vii) require the Company to apply 100% of all net asset sale proceeds to investment in assets directly related to the business of the Company and its subsidiaries, to repay letter of credit or working capital indebtedness or to repurchase the 10-1/4% Notes, (viii) require the

Company to offer to purchase all of the 10-1/4% Notes in the event of a post-Recapitalization change of control and (ix) limit the Company's ability to invest in unrestricted subsidiaries.

NOTE 4 - SUMMARY OF ACCOUNTING POLICIES

CHANGE IN YEAR END

On March 9, 1995, the Company elected to change its fiscal year end from the Saturday closest to October 31 to the Saturday closest to January 31 in order to enhance comparability of the Company's results of operations with other apparel retailers. Accordingly, the accompanying consolidated financial statements include the results of operations of the Company for the 52 week period ended February 1, 1997 ("Fiscal 1996"), the 53 week period ended February 3, 1996 ("Fiscal 1995"), the quarter ended January 28, 1995, ("January Quarter") and the 52 weeks ended October 29, 1994 ("Fiscal 1994").

INVENTORIES

Inventories are valued at the lower of cost (using the retail last-in, first-out ("LIFO") method) or net realizable value. At October 30, 1992, as a result of the Recapitalization, the purchase price allocated to merchandise inventories was computed based on the estimated selling prices of such merchandise less the costs of disposal and a profit for the selling effort. As a result of purchase accounting and the use of the LIFO method (the "Step-up"), the carrying value of the Company's inventories at February 1, 1997, February 3, 1996, and January 28, 1995, exceeded the weighted average cost of inventories by $1.8 million, $2.1 million and $2.6 million, respectively.

During the January Quarter, reductions in inventory quantities resulted in the elimination of LIFO inventory layers which were carried at higher costs (including the Step-up) as compared with the cost of merchandise purchased in the January Quarter. The effect of these reductions increased cost of merchandise sold by $3.2 million ($0.18 per share) in the January Quarter.

PRE-OPENING EXPENSES

Certain costs incurred in connection with the opening of new stores and significant remodeling of existing stores are capitalized and amortized on a straight-line basis over twelve months commencing the month following the store opening.

RESTRICTED CASH AND DEPOSITS

Current restricted cash and deposits includes amounts deposited in restricted operating accounts for the purpose of ensuring payment of employee payroll, utilities, and certain taxes, including retail sales taxes. The Company chose this option while operating as a debtor-in-possession and will close
the accounts at the time of emergence from Chapter 11.   Noncurrent
restricted cash and deposits represents amounts held as a deposit by the Company's buying service for the annual usage of international letters of credit, as well as deposits for workers' compensation.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost less accumulated depreciation based on the following useful lives: buildings and improvements, 10-40 years; furniture, fixtures and equipment, 3-10 years; and leasehold improvements and property under capital leases, life of lease or useful life if shorter. Depreciation is computed using primarily the straight-line method for financial reporting purposes and accelerated depreciation methods for income tax purposes.

Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts of the Company and any gain or loss is reflected in the consolidated financial statements in the period the sale or retirement occurred. Maintenance and repair costs are expensed as incurred. Expenditures for renewals and betterments are generally capitalized.

Software development costs incurred in connection with significant upgrades of management information systems are capitalized. Amortization of capitalized software development costs begins when the related software is placed in service using the straight-line method over estimated useful lives of three to five years.

LEASEHOLD INTERESTS

In connection with the Recapitalization and the application of purchase accounting, the excess of the fair rental value of leased facilities under operating leases over the respective contractual rents has been recorded as an asset at its discounted net present value and is amortized on a straight-line basis over the respective remaining lease terms. During the first quarter of Fiscal 1996, the Company wrote-off approximately $0.6 million of leasehold interests due to the adoption of Statement No. 121 (defined below). The accumulated amortization of leasehold interests approximated $1.7 million, $1.4 million and $1.3 million at February 1, 1997, February 3, 1996 and January 28, 1995, respectively.

EXCESS OF COST OVER NET ASSETS ACQUIRED

The excess of cost over the fair market value of net assets acquired pursuant to the Recapitalization is being amortized on a straight-line basis over 40 years. Accumulated amortization approximated $1.4 million, $1.2 million and $0.8 million at February 1, 1997, February 3, 1996 and January 28, 1995, respectively.

The Company continually evaluates the recoverability of the carrying amount of the excess of cost over net assets acquired by assessing whether the recorded value will be recovered through future expected operating results. During the first quarter of Fiscal 1996, the Company wrote-off approximately $1.3 million of the excess of cost over net assets acquired due to the adoption of Statement No. 121 (defined below).

DEFERRED FINANCING COSTS

Costs incurred in connection with the issuance of the Company's debt are amortized using the effective interest method over the term of the related indebtedness. In connection with an amendment to the 10-1/4% Notes in June 1994, the Company issued Warrants (the "1994 Warrants") initially to purchase up to an aggregate of approximately 2.0 million shares of Common Stock to the holders of the 10-1/4% Notes. The 1994 Warrants may be exercised on or prior to June 10, 1999, at an initial exercise price of $1.00 per share of Common Stock. The issuance of the 1994 Warrants resulted in an increase of $2.2 million in deferred financing costs and additional paid-in capital. The accumulated amortization of deferred financing costs approximated $2.8 million, $2.1 million and $1.4 million at February 1, 1997, February 3, 1996 and January 28, 1995, respectively.

ADVERTISING COSTS

The Company expenses the production costs of advertising as incurred. Advertising expense approximated $13.0 million, $12.6 million, $3.8 million and $15.0 million during Fiscal 1996, Fiscal 1995, the January Quarter and Fiscal 1994, respectively.

CASH EQUIVALENTS

The Company considers all short term investments with original maturities of three months or less to be cash equivalents.

IMPAIRMENT OF LONG-LIVED ASSETS

In Fiscal 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("Statement No. 121"). Statement No. 121 requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If impairment has occurred, an impairment loss must be recognized.

Beginning in Fiscal 1996 with the adoption of Statement No. 121, assets are grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company has identified this lowest level to be principally individual stores. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the estimated future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of the impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is measured by discounting expected future cash flows at a rate commensurate with the Company's borrowing rate.

During the first quarter of Fiscal 1996, the Company recognized a non-cash impairment loss of $4.2 million. Of the total impairment loss, $2.3 million represents impairment of property and equipment, $1.3 million relates to excess of cost over net assets acquired and $0.6 million pertains to leasehold interests. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

As a result of the reduced carrying value of the impaired assets, depreciation and amortization expense for Fiscal 1997 is expected to be reduced by approximately $0.4 million.

OTHER

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". This statement encourages, but does not require, a fair value based method of accounting for stock compensation plans. Companies may elect to continue to apply current accounting requirements for employee stock compensation awards. All companies are required to comply with the disclosure requirements of the statement, and the Company has adopted the disclosure requirements only in the fiscal year ended February 1, 1997. The Company is continuing accounting for employee stock compensation awards under Accounting Principle Board Opinion No. 25 "Accounting for Stock issued to Employees".

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share". All companies are required to comply with the disclosure requirements of the statement and the Company will adopt the policy in the fiscal year ending January 31, 1998.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain prior period amounts in the consolidated financial statements have been reclassified to conform with the current year presentation.

NOTE 5 - NET LOSS PER COMMON SHARE

Net loss per common share has been computed by dividing net loss by the weighted average number of common shares outstanding. The common stock equivalents, represented by stock options, warrants and Series A Preferred Stock (outstanding from December 1, 1993 to March 13, 1994) were not considered in the calculation as they either have an exercise price greater than the applicable market price, or the effect of assuming their exercise or conversion would be anti-dilutive. The weighted average number of shares outstanding was 17,899,906, 17,893,675, 17,883,135 and 14,583,038 for Fiscal
1996, Fiscal 1995, the January Quarter and Fiscal 1994, respectively.

NOTE 6 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following (dollars in thousands):


                                       FEBRUARY 1,    FEBRUARY 3,    JANUARY 28,
                                          1997           1996           1995
                                       -----------    -----------    -----------

Land                                   $      -        $  1,412       $  1,412
Buildings under capital leases           17,605          15,073         18,018
Buildings and improvements                2,193           7,594          7,594
Leasehold improvements                   15,012          17,953         19,498
Furniture, fixtures, and equipment       16,699          16,608         17,781
Deferred software costs                   6,650           6,484          5,897
                                       ---------       ---------     ----------
                                         58,159          65,124         70,200
Less accumulated depreciation and
 amortization                           (27,506)        (23,041)       (18,276)
                                       ---------       ---------     ----------
                                       $ 30,653        $ 42,083       $ 51,924
                                       ---------       ---------     ----------
                                       ---------       ---------     ----------

During the first quarter of Fiscal 1996, the Company wrote-off approximately $2.3 million of property and equipment due to the adoption of Statement No. 121.

Accumulated amortization for buildings under capital leases approximated $5.8 million, $4.6 million and $4.1 million at February 1, 1997, February 3, 1996 and January 28, 1995, respectively.

In March 1996 the Company closed a store in Eugene, Oregon. The Company owned the building subject to a ground lease. The building reverted to the owner of the land. The net book value of the building and improvements totaled $2.2 million at February 3, 1996. (See Note 9.)

In December 1996, the Company closed four stores located at Spokane, WA; Twin Falls, ID; Missoula, MT; and Hillsboro, OR. The net book value of furniture, fixtures and equipment associated with the stores totaled $0.4 million as of February 1, 1997, and has been included in the store closure reserve, (See
Note 9).

On February 8, 1996, the Company entered into a sale-leaseback transaction for the land and building at the Company's Alderwood store in Washington.
The proceeds of approximately $5.0 million were applied against the Company's Old DIP Facility (defined below) borrowings. The Company concurrently entered into a 20 year lease agreement with the purchaser.

NOTE 7 - LEASES

The Company leases all of its stores (except one which is subject to a ground lease), some of its equipment and its office facility. Generally, store leases provide for minimum rentals (which, in some cases, include payment of taxes and insurance) and contingent rentals (based upon a percentage of sales in excess of a stipulated minimum). The majority of lease agreements cover periods from 20 to 30 years, including three to six renewal options of five years each.

Operating lease rental expense is summarized as follows (dollars in thousands):

                               FISCAL      FISCAL      JANUARY       FISCAL
                                1996        1995       QUARTER        1994
                               ------      ------      -------       ------

Minimum rentals                $7,095      $7,300      $2,265        $9,258
Contingent rentals                660         496         217           670
Sublease rentals                 (959)       (803)       (214)         (710)
                               -------     -------     -------       -------
                               $6,796      $6,993      $2,268        $9,218
                               -------     -------     -------       -------
                               -------     -------     -------       -------

The Company had capital lease contingent rental expense of approximately $0.1 million and received sublease rentals of approximately $0.4 million during each of Fiscal 1996, Fiscal 1995 and Fiscal 1994. During the January Quarter, the Company had contingent capital lease rental expense of $0.1 million and received $0.2 million in sublease rentals. Capital lease interest expense was $2.1 million, $2.0 million, $0.6 million and $2.7 million during Fiscal 1996, Fiscal 1995, the January Quarter and Fiscal 1994, respectively.

In September 1995, in connection with the Company's Chapter 11 case, the Company negotiated a rental concession with one of its landlords in the Alaska market. The lease agreement was amended to reduce monthly payments from September 1995 through August 2001. The concession has been reflected in the tables below.

Future minimum rental payments as of February 1, 1997 under capital and operating leases, excluding amounts related to contracts which have been rejected by the Company in connection with the Company's Chapter 11 filing, are summarized as follows (dollars in thousands):

                                          CAPITAL             OPERATING
                                          LEASES               LEASES
                                        ---------            ----------
For the fiscal years ending:
     1997                               $  2,852              $ 6,132
     1998                                  2,859                6,092
     1999                                  2,859                5,861
     2000                                  2,726                5,101
     2001                                  2,577                4,743
     Thereafter                           14,956               25,607
                                        ---------            ----------

Total minimum rental payments             28,829              $53,536
                                                             ----------
                                                             ----------
Less estimated executory costs
 (primarily taxes and insurance)            (103)
Less amounts representing interest       (14,652)
                                        ---------
Present value of obligations            $ 14,074
                                        ---------
                                        ---------

In addition, the Company guarantees an operating lease, expiring February 1998 with one option to renew the lease for a term of three years, of a third party which operates a distribution center for the Company. At February 1, 1997, annual future minimum rentals of the operating lease relating to the distribution center are approximately $0.3 million per year.

NOTE 8 - DEBT

WORKING CAPITAL FACILITY

In January 1994, the Company replaced its existing working capital facility with a new loan and security agreement with an asset-based lender, Foothill Capital Group ("Foothill"). Amounts borrowed bore interest payable monthly at 1.75%, increased to 2.25% on June 21, 1994, above the reference rate (the base rate charged by major money center banks) with a minimum of 7.50% per annum.

On February 17, 1995, the Company received approval from the Court for a Loan and Security Agreement with Foothill (the "Old DIP Facility"). The Old DIP Facility provided for a borrowing capacity of up to $32.0 million in revolving loans, including up to $15.0 million of letters of credit, subject to borrowing base limitations based upon, among other things, the value of inventory and certain real property. Effective October 17, 1995, the Old DIP Facility was amended to increase the percentage of inventory value allowed in the borrowing capacity from 60% to 70%. This increase in borrowing base was in effect for the period October 17, 1995 through December 2, 1995.
Effective November 28, 1995, Foothill increased the Company's borrowing capacity from $32 million to $34 million to accommodate seasonal requirements. The additional $2 million in borrowing capacity expired December 15, 1995.

The Old DIP Facility provided that interest would accrue at the rate of 3% per annum in excess of the reference rate, payable monthly in arrears. The Old DIP Facility also provided that in the event of a default in the payment of any amount due thereunder, the interest rate on such defaulted amount would be 4.5% per annum in excess of the reference rate, payable on demand. At February 3, 1996, the reference rate was 8.25%.

The Company paid Foothill $80,000 upon the closing of the Old DIP Facility in February 1995 and the additional closing fees totaling $240,000, all of which had been paid as of March 31, 1996. Fees payable under the Old DIP Facility consisted primarily of monthly payments equal to 1/2% of the average unused borrowing capacity and quarterly payments equal to 1/4% of the borrowing capacity for each quarterly renewal period.

On June 4, 1996, the Company entered into a loan and security agreement (the "FNBB Facility") with The First National Bank of Boston ("FNBB") replacing the Old DIP Facility, after a hearing by the Court and the entering of an order approving such financing. Although Foothill had taken no action to declare the Company in default as of the date on which the Old DIP Facility was terminated, the Company was in violation of the net worth maintenance covenant in the Old DIP Facility at the time of termination.

Pursuant to the FNBB Facility, the Company is able to borrow up to $32 million in revolving loans (including $3 million of letters of credit), subject to borrowing base limitations based upon, among other things, the value of inventory and certain real property. The FNBB Facility will expire on the effective date of the Company's Plan of Reorganization or June 30, 1997, whichever is sooner. The Bank has informed the Company that the agreement will be extended to February 28, 1998 and is currently in the process of documenting the amendments, however, there can be no assurances that documents relating to such amendments will be completed prior to June 30, 1997. Effective November 8, 1996, the FNBB Facility was amended to increase the Company's borrowing limit from $32 million to $35 million to accommodate seasonal requirements for the Company's holiday season purchases. The borrowing limit reverted to $32 million on December 15, 1996. In addition, during the period beginning on December 15, 1996 and ending on January 31, 1997, the Company was required to maintain the aggregate amount of outstanding borrowings under the FNBB Facility at no more than $21.5 million for a period of 30 consecutive days. Subject to FNBB's approval of the plan of reorganization and other specified conditions, the FNBB Facility will continue for a two year period following the effective date of the plan of reorganization. At February 1, 1997, the Company had $23.1 million of borrowings and no outstanding letters of credit under the FNBB Facility, with additional borrowing capacity of $1.9 million.

The FNBB Facility provides that for Base Rate loans interest will accrue at the rate of 1.5% per annum in excess of the Base Rate (as defined therein), payable monthly in arrears. For Eurodollar loans, the interest rate will be the Eurodollar Rate (as defined therein) plus 2.75% (adjusted as provided therein). The FNBB Facility also provides that in the event of a default in the payment of any amount due thereunder, the interest rate on such borrowings shall be the greater of (i) 3.0% per annum in excess of the Base Rate and (ii) the applicable rate on the loan, payable on demand. The interest rates for both Base Rate loans and Eurodollar loans are subject to adjustment upon the effective date of a plan of reorganization and the satisfaction of certain other conditions described in the FNBB Facility based on financial ratios of the Company specified in the FNBB Facility. At February 1, 1997, the Base Rate was 8.25% and the Eurodollar Rate was 5.5%.

The Company has expensed fees of $474,000 for the FNBB Facility as of February 1, 1997. Fees payable under the FNBB Facility consist primarily of monthly payments equal to 0.5% (adjusted as provided therein) of the average unused borrowing capacity and monthly payments equal to 0.125% of the borrowing capacity. There will be an additional fee after the effective date of the plan of reorganization and the satisfaction of certain conditions described in the FNBB Facility payable in the amount of $560,000 of which $336,000 shall be payable on the date the conditions are satisfied and $224,000 shall be payable on December 31, 1997 (or, if earlier, the time of termination of the commitments).

Borrowings under the FNBB Facility, together with cash flow from operations, may be used by the Company to finance general working capital requirements, including purchases of inventory and expenditures permitted under the FNBB Facility. The FNBB Facility is secured by inventory and substantially all other assets and is an allowed administrative expense claim with super priority over other administrative expenses in the Chapter 11 case. The FNBB Facility imposes limitations on the Company with respect to, among other things, (i) consolidations, mergers, and sales of assets, (ii) capital expenditures in excess of specified levels and (iii) the prepayment of certain indebtedness. Additionally, the Company must comply with certain
operating and financial covenants (as described therein).   Although the
Company failed to comply with certain covenants related to inventory levels for the months ending July 6, 1996 and August 3, 1996, the Company requested and received a waiver relating to such breaches.

As a result of the Company's Chapter 11 filing, the Company is currently in default on all its funded debt agreements (other than the FNBB Facility).
The Company has not accrued interest upon such indebtedness (other than the FNBB Facility) since the date of filing. The 13-1/2% Notes were due February 15, 1995.

NOTE 9 - STORE CLOSURE COSTS

In July 1994, the Company determined that three of its Portland, Oregon stores and all five Lamonts For Kids children's stores should be closed because of poor performance. These stores represented approximately 8.1% of the Company's 1994 revenues. All store closures occurred by January 31, 1995, and a $7.2 million charge against operations for these costs was recorded at October 29, 1994.

In connection with its operational restructuring, the Company received permission from the Court to close six additional underperforming stores in January 1995. A charge to reorganization expense of $2.2 million was recorded in the January Quarter. In January 1996, the Company received permission from the Court to close an underperforming store located in Eugene, Oregon, and the Company conducted a going out of business sale at this store through March 1996. The Company owned the building in Eugene subject to a ground lease and attempted to market the building. A purchaser was not located and ownership of the building reverted to the owner of the underlying land. The write off of the net book value of the building and leasehold improvements was included in the $3.0 million charge to reorganization expense recorded in Fiscal 1995 in connection with the closure of the Eugene store. In October 1996, the Company received approval by the Court to close four additional underperforming stores, located in Spokane, WA; Twin Falls, ID; Missoula, MT; and Hillsboro, OR. The Company conducted going out of business sales at these stores through December 1996. During Fiscal 1996, $3.1 million was charged to reorganization expense in connection with the closure of these stores. Store closure costs for Fiscal 1996, Fiscal 1995, the January Quarter and Fiscal 1994 are as follows (dollars in thousands):

                                                STORE CLOSURE COSTS
                                      ------------------------------------------
                                      FISCAL      FISCAL      JANUARY     FISCAL
                                       1996        1995       QUARTER      1994
                                      ------      ------      -------     ------
Write-off of property and
 equipment, net of obligations
 under capital leases                 $    -      $2,362      $1,330      $2,972
Adjustments to inventory carrying
 values                                1,866         450         400       1,748
Estimated operating losses
 through the dates of closure              -           -           -       1,357
Lease Termination Costs                1,036           -           -           -
Other                                    186         238         470       1,123
                                      ------      ------      ------      ------
                                      $3,088      $3,050      $2,200      $7,200
                                      ------      ------      ------      ------
                                      ------      ------      ------      ------

Amounts charged to reserve            $5,292      $3,247      $2,806      $3,843
                                      ------      ------      ------      ------
                                      ------      ------      ------      ------

Revenues associated with the closed stores totaled $13.9 million, $16.1 million, $12.5 million and $47.1 million in Fiscal 1996, Fiscal 1995, the January Quarter and Fiscal 1994, respectively. Operating income (losses), excluding the allocation of corporate expenses, interest and reorganization expenses, incurred from these stores were $1.4 million, ($0.9) million, ($2.5) million and ($5.4) million in Fiscal 1996, Fiscal 1995, the January Quarter and Fiscal 1994, respectively.

NOTE 10 - INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS
109). Under FAS 109, deferred tax assets and liabilities are recognized on temporary differences between the financial statement and tax bases of assets and liabilities using applicable enacted tax rates.

The income tax benefit from operations is comprised of the following (dollars in thousands):

                       FISCAL 1994
                       -----------

 Current                 $(400)
 Deferred
                       -----------
                         $(400)
                       -----------
                       -----------


The Company has recorded a valuation allowance against net deferred tax assets as the Company could not conclude that it was more likely than not that the tax benefits from temporary differences and net operating loss carryforwards would be realized.

The differences between the Company's effective income tax rate and the Federal statutory rate for 1994 is summarized as follows:



                                      FISCAL 1994
                                      -----------

Expected benefit                        (34.0)%
Effect of current year net
 operating loss                          34.0%
Adjustment to tax provision              (0.9)%
Other
                                      -----------
                                         (0.9)%
                                      -----------
                                      -----------

Significant components of the Company's deferred income tax assets and liabilities are as follows (dollars in thousands):


                                     FEBRUARY 1,    FEBRUARY 3,    JANUARY 28,
                                        1997           1996           1995
                                     ----------     ----------     ----------

Deferred income tax assets:

   Net operating loss carryovers     $ 34,366       $ 30,835       $ 24,192
   Accrued payroll and
    related costs                         954            948          1,074
   Leasehold interests                  2,667          2,652          2,630
   Store closure expenses               5,209          3,821          2,856
   Other                                2,418          1,883          1,623
   Valuation allowance                (44,448)       (38,707)       (30,395)
                                     ----------     ----------     ----------
Total deferred income tax assets        1,166          1,432          1,980
                                     ----------     ----------     ----------
Deferred income tax liabilities:

   Inventory                             (228)          (454)          (644)
   Property and equipment                (938)          (978)        (1,336)
                                     ----------     ----------     ----------
Total deferred income tax
  liabilities                          (1,166)        (1,432)        (1,980)
                                     ----------     ----------     ----------

Net deferred income taxes            $      0       $      0       $      0
                                     ----------     ----------     ----------
                                     ----------     ----------     ----------

As a result of the Recapitalization, the Company's ability to utilize its Federal tax net operating loss carryforward of $14.7 million and its alternative minimum tax net operating loss carryforward of $2.8 million at October 31, 1992, which expire beginning in 2005, may be significantly limited under Internal Revenue Code Section 382 in future years. The

Federal tax net operating loss carryforward and the alternative minimum tax net operating loss carryforward at October 31, 1992 are shown net of a $9.5 million and $6.4 million, respectively, reduction associated with the Company's agreement with the Internal Revenue Service ("IRS") discussed below.

As of February 1, 1997, the Company had $101.0 million and $90.9 million of regular tax and alternative minimum tax net operating losses, respectively, which are available to offset future income, expiring in years beginning in 2005. Possible restructuring of the Company and cancellation of indebtedness resulting from the reorganization of the Company under Chapter 11 could further impact the Company's ability to utilize its net operating loss carryforwards.

The Company's Federal income tax returns for fiscal years 1988, 1989 and 1990 were examined by the IRS. An agreement, which was reviewed and accepted by the Joint Committee of Taxation was reached with the IRS, whereby the Company was given notice to pay the IRS approximately $504,000 for additional taxes and interest. This amount is included in the balance sheet as liabilities subject to settlement under reorganization proceedings. As a result of reaching this agreement, the Company reduced its previously established accrued liability for taxes and interest for this examination by approximately $1.0 million during 1994. The IRS also completed its examinations of the Company's Federal income tax returns for fiscal years 1991 and 1992, which resulted in no additional tax due.

NOTE 11 - FAIR VALUE OF FINANCIAL INSTRUMENTS

In accordance with Statement of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments", the following assumptions were used by management of the Company in estimating its fair value disclosures for the Company's financial instruments:

CASH

The carrying amount for cash approximates fair value because of the short maturity of amounts therein.

WORKING CAPITAL FACILITY

The carrying value of borrowings under the FNBB Facility approximates market value as the interest rate is variable.

LETTERS OF CREDIT

At February 1, 1997, the Company had no outstanding trade or stand-by letters of credit.

LONG TERM DEBT INCLUDED IN LIABILITIES SUBJECT TO COMPROMISE

Management believes the carrying amount the Company's 10-1/4% Notes and the 13-1/2% Notes is in excess of fair value based on the Company's Chapter 11 filing. Until a plan of reorganization is approved by the Court, a fair value can not be readily determined.

NOTE 12 - COMMITMENTS, CONTINGENCIES AND OTHER

The Company is involved in various matters of litigation arising in the ordinary course of business. In the opinion of management, the ultimate outcome of all such matters should not have a material adverse effect on the financial position of the Company, but, if decided adversely to the Company, could have a material effect upon the Company's anticipated plan of reorganization or operating results during the period in which the litigation is resolved.

CREDIT CARD PLAN AGREEMENT

The Company's proprietary charge card, administered and owned by Alliance Data Systems (which purchased the charge accounts from National City Bank of Columbus), provides for the option of paying in full within 30 days of the billed date with no finance charge or with revolving credit terms. Terms of the short-term revolving charge accounts require customers to make minimum monthly payments in accordance with prescribed schedules. Through a contractual arrangement, as amended (the "Agreement"), Alliance Data Systems owns the receivables generated from purchases made by customers using the Lamonts charge card. The Agreement provides that the Company will be charged a discount fee of 1.95% of Net Sales, as that term is defined in the Agreement.

Additionally, the Agreement provides for a supplemental discount fee equal to one-tenth of one percent (0.1%) of Net Sales for each one million dollar increment that Net Sales for a subject year are less than $48.0 million (the "Minimum Level") up to a maximum fee of 3% of the Net Sales for the subject year. In the event of store closures, the Agreement provides that the Minimum Level may be decreased. Additionally, as of March 1, 1997 the Company is no longer responsible for any net bad debt expense. The Agreement may be terminated by either party after June 22, 1999, upon 180 days prior written notice. At February 3, 1996 and January 28, 1995 the Company had $0.3 million reserved for bad debts arising from this program. At February 1, 1997, there was no reserve for bad debts arising from this program. Bad debt expense for Fiscal 1996, Fiscal 1995, the January Quarter and Fiscal 1994 was approximately $0.1 million, $0.9 million, $0.2 million and $0.8 million, respectively.

NOTE 13 - STOCKHOLDERS' EQUITY

COMMON STOCK

Each share of Common Stock entitles the holder thereof to one vote on all matters on which holders are permitted to vote. No stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by the Company, and no stockholder has any right to convert Common Stock into other securities. No shares of Common Stock are subject to redemption or to any sinking fund provisions. All of the outstanding shares of Common Stock are fully paid and nonassessable.

Subject to rights of holders of Preferred Stock, if any, the holders of shares of Common Stock are entitled to dividends when, and if declared by the Board of Directors from funds legally available and, upon liquidation, to a pro rata share in any distribution to stockholders.

PREFERRED STOCK

On December 1, 1993, 4,466,206 shares of the Company's Series A Preferred Stock was issued pursuant to the Infusion. Each share of the Series A Preferred Stock automatically converted into two shares of Common Stock on March 14, 1994, concurrent with the stockholders approval of an increase in the number of authorized shares of Common Stock of the Company from 15 million to 40 million shares.

Pursuant to the Restated Certificate of Incorporation of the Company, the Board of Directors has the authority, without further shareholder approval, to provide for the issuance of up to 10 million shares of Preferred Stock in one or more series and to determine the dividend rights, conversion rights, sinking fund rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Because the Board of Directors has the power to establish the preferences and rights of each series, it may afford the holders of any Preferred Stock preferences, powers and rights (including voting rights) senior to the rights of the holders of Common Stock. No shares of Preferred Stock are currently outstanding.

WARRANTS

On September 21, 1992, the Company distributed as a dividend to the holders of Common Stock of record as of September 1, 1992, 1992 Warrants to purchase an aggregate of 1,017,478 shares of Common Stock. The exercise price of the 1992 Warrants is $5.51 per share which shall increase on each September 28 by an amount equal to 10% of the exercise price immediately prior to such increase. As of February 1, 1997 none of the 1992 Warrants have been exercised.

On June 10, 1994, the Company issued 1994 Warrants to purchase up to an aggregate of approximately 2.0 million shares of Common Stock (or approximately 10% of the Common Stock outstanding after giving effect to the exercise of such 1994 Warrants) to the holders of the 10-1/4% Notes. The 1994 Warrants may be exercised on or prior to June 10, 1999, at an initial exercise price of $1.00 per share of Common Stock. As of February 1, 1997, none of the 1994 Warrants have been exercised.

The exercise price per share of Common Stock subject to the 1992 and 1994 Warrants would be adjusted upon the occurrence of certain events, including future distributions or issuances by the Company of: (i) Common Stock, (ii) rights, options or warrants to purchase Common Stock or (iii) securities convertible into or exchangeable for Common Stock, at a price per share less than the then current market price per share of Common stock. Upon each such adjustment to the exercise price, the number of shares of Common Stock subject to the 1992 and 1994 Warrants will be proportionately adjusted.

STOCK OPTIONS

The Lamonts Apparel, Inc. 1992 Incentive and Nonstatutory Stock Option Plan (the "1992 Stock Option Plan"), which was approved by the Board of Directors and by the stockholders in 1992 and amended by the Board of Directors and by the stockholders in 1994, provides for the issuance of options to purchase up to 1,972,845 shares of Common Stock, subject to certain anti-dilution adjustments. Awards may be granted under the 1992 Stock Option Plan to individuals, identified by the plan committee, who have or will have a direct and significant effect on the performance or financial development of the Company. The following table summarizes the 1992 Stock Option Plan activity:

                                              NUMBER OF
                                               OPTIONS
                                              ---------
Balance, October 29, 1994                      592,672

   Granted                                           0
   Exercised                                   (12,545)
   Canceled                                   (205,387)
                                              ---------
Balance, January 28, 1995                      374,740

   Granted                                           0
   Exercised                                   (11,774)
   Canceled                                    (43,902)
                                              ---------
Balance, February 3, 1996                      319,064

   Granted                                           0
   Exercised                                      (504)
   Canceled                                    (43,109)
                                              ---------
Balance, February 1, 1997                      275,451
                                              ---------
                                              ---------

At February 1, 1997 options to purchase 275,451 shares at an exercise price of $.01 per share were issued and outstanding of which, 266,041 are currently exercisable and the balance thereof, subject to certain conditions, will vest ratably through the fifth anniversary of the date of grant. All options are exercisable for a period of ten years from the date of grant. The exercise price was below the fair market value of the underlying shares on the date of grant and, accordingly, $0.1 million, $0.1 million, $0.1 million, and $0.6 million was charged to compensation expense during Fiscal 1996, Fiscal 1995, the January Quarter and Fiscal 1994, respectively.

NOTE 14 - RELATED PARTY TRANSACTIONS

In connection with the Recapitalization, certain of the Company's stockholders, representing an aggregate of approximately 8,717,000 shares or 98% of the Common Stock outstanding immediately following the Recapitalization (currently 48.7%), entered into a voting agreement (the "Voting Agreement"). The Voting Agreement provides, among other things, that
(i) Apollo Retail Partners, L.P. (together with its permitted assignees, "ARP") may designate six persons to the Board of Directors, (ii) management may designate two persons to the Board of Directors, and (iii) a majority of certain former holders of the 13-1/2% Notes, which notes were exchanged for Common Stock pursuant to the Recapitalization, may designate two persons to the Board of Directors. The Voting Agreement will terminate upon the earlier of (i) October 30, 2002, or (ii) the date upon which at least 25% of the then outstanding shares of Common Stock are publicly held pursuant to one or more underwritten registered offerings of primary shares. Since the Company's Chapter 11 filing, none of the parties to the Voting Agreement has exercised its right thereunder. Pursuant to the Plan, the Company's obligations under the Voting Agreement will be rejected upon the effective date of the Plan.

A former director of the Company is an affiliate of Morgens Waterfall Vintiadis & Co. Inc. ("Morgens Waterfall"). Pursuant to the Recapitalization, certain affiliates of Morgens Waterfall received an aggregate of approximately 16.7% (1,482,906 shares) of Common Stock outstanding immediately following the Recapitalization in exchange for approximately $12.5 million in principal amount of 13-1/2% Notes.

A former director of the Company was an officer of one of the banks which extended a line of credit to the Company prior to its replacement with the Foothill working capital facility in January 1994 (see Note 8).

Pursuant to the Recapitalization, Executive Life Insurance Company of New York ("ELICNY") received 898,406 shares of the Company's Common Stock and $7.8 million ($6.4 million after adjustment for the Infusion) in principal amount of the 10-1/4% Notes. During Fiscal 1994, the Company paid ELICNY $0.8 million of cash interest on the 10-1/4% Notes. In addition, at October 29, 1994 the Company had accrued $0.4 million of interest on the 10-1/4% Notes, which was subsequently issued to ELICNY in additional securities of the Company as interest paid in kind.

In connection with the Infusion, certain funds and accounts managed by Fidelity Management and Research Company or Fidelity Management Trust Company (the "Fidelity Funds"), the holders of the remaining 10-1/4% Notes, became the holders of more than 5% of the Company's Common Stock. Accordingly, the Company has reflected the entire amount of the 10-1/4% Notes as related party debt. During Fiscal 1994, the Company paid the Fidelity Funds $6.9 million of cash interest on the 10-1/4% Notes. In addition, at October 29, 1994 the Company had accrued $3.6 million of interest on the 10-1/4% Notes, which was subsequently issued to the Fidelity Funds in additional securities of the Company as interest paid in kind.

NOTE 15 - BENEFIT PLANS

PENSION PLAN

On January 1, 1986, the Company established the Lamonts Apparel, Inc. Employees Retirement Trust and the Lamonts Apparel, Inc. Supplemental Executive Retirement Plan (collectively the "Retirement Plan"). The Lamonts Apparel, Inc. Supplemental Executive Retirement Plan was rejected in Fiscal 1996. The Retirement Plan is a noncontributory defined benefit pension plan for employees of the Company who are not eligible for pension benefits from another pension plan pursuant to collective bargaining agreements. Participant benefits are based on years of service and compensation during later years of employment. It is the Company's policy to make contributions to the Retirement Plan in amounts which comply with the minimum regulatory funding requirements.

The following table sets forth the Company's funded plan status and amounts recognized in the Company's consolidated balance sheets (dollars in thousands):

                                                                  FEBRUARY 1,    FEBRUARY 3,     JANUARY 28,
                                                                     1997            1996           1995
                                                                  -----------    -----------    ------------
Actuarial present value of accumulated benefit obligations,
 including vested benefits of $5,345, $5,462 and $4,286 in
 Fiscal 1996, Fiscal 1995 and the January Quarter,
 respectively                                                       $5,598          $ 5,651        $ 4,583
                                                                  -----------    -----------    ------------
                                                                  -----------    -----------    ------------

Projected benefit obligation                                        $6,513          $ 6,639        $ 5,499
Retirement Plan assets at value, primarily money market
 funds and guaranteed investment contracts                           6,045            5,143          4,652
                                                                  -----------    -----------    ------------
Projected benefit obligation in excess of Retirement Plan
 assets                                                                468            1,496            847
Unrecognized net loss from past experience different
 from that assumed                                                    (347)          (1,238)        (1,162)
                                                                  -----------    -----------    ------------
Accrued (prepaid) pension cost                                         121              258           (315)
Additional liability charge to equity to recognize
 minimum liability                                                       -              250              -
                                                                  -----------    -----------    ------------

Total accrued (prepaid) pension cost                                $  121          $   508        $  (315)
                                                                  -----------    -----------    ------------
                                                                  -----------    -----------    ------------

Discount rate                                                         7.75%            7.25%           8.5%
Rate of increase in future compensation levels                         3.5%             3.5%           4.5%
Expected long term rate of return on assets                            9.0%             9.0%           9.0%

Amounts charged to expense under the Retirement Plan were as follows (dollars in thousands):

                                                                 FISCAL    FISCAL    JANUARY    FISCAL
                                                                  1996      1995     QUARTER     1994
                                                                 ------    ------    -------    ------
Service cost, benefits earned during the period                   $404       $414      $108     $ 536
Interest cost on projected benefit obligation                      461        483       113       407
Actual return on assets                                           (635)      (883)       39        11
Other, including deferred recognition of asset gain/(loss)         213        559      (129)     (444)
                                                                 ------    ------    -------    ------
Net pension cost                                                  $443       $573      $131     $ 510
                                                                 ------    ------    -------    ------
                                                                 ------    ------    -------    ------

During Fiscal 1995, a claim was filed against the Company by the Pension Benefit Guaranty Corporation ("PBGC") in the amount of $2.8 million based upon PBGC's assumption that one of the Company's qualified employee retirement plans would be terminated. The Company believes that even if the plan was terminated, unfunded plan benefit liabilities would not be material. The Company disputed the claim. PBGC has withdrawn its claim without prejudice to its right to refile at a future date if the PBGC determines it is appropriate to do so.

LAMONTS 401(k) PLAN

The Lamonts Apparel, Inc. Tax Relief Investments Protection Plan, as amended and restated effective January 1, 1994 (the "401(k) Plan") provides participants the opportunity to elect to defer an amount from one percent to 15% of their compensation, in increments of one percent. Under the 401(k) Plan, the Company matches contributions equal to 50% of each participant's deferred pay contributions (such contribution not to exceed one percent of the participant's compensation). The Company contributed $0.14 million, $0.15 million, $0.04 million, and $0.2 million during Fiscal 1996, Fiscal 1995, the January Quarter and Fiscal 1994, respectively.

ITEM 7 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto included elsewhere in this document. On March 9, 1995, the Company elected to change its fiscal year end from the Saturday closest to October 31 to the Saturday closest to January 31 in order to enhance comparability of the Company's results of operations with other apparel retailers. Accordingly, for purposes of comparing the results of operations of the Company for Fiscal 1995, the Company believes it is meaningful to use the comparable prior year period as the basis for comparison.

The information contained herein, including, without limitation, statements containing the words "believes", "anticipates", "expects" and words of a similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, (i) national and local general economic and market conditions, (ii) demographic changes,
(iii) liability and other claims asserted against the Company, (iv) competition, (v) the loss of significant customers or suppliers, (vi) fluctuations in operating results, (vii) changes in business strategy or development plans, (viii) business disruptions, (ix) the ability to attract and retain qualified personnel, (x) ownership of Common Stock, (xi) volatility of stock price and (xii) the confirmation of the Plan and the terms thereof. The Company disclaims any obligations to update any such factors or to announce publicly the result of any revisions to any of the forward-looking statements contained or incorporated by reference herein to reflect untrue events or developments.

FINANCIAL CONDITION

BACKGROUND

As a result of financial difficulties, during the second half of Fiscal 1992, the Company and its financial advisors commenced negotiations with certain of the Company's creditors and stockholders regarding a restructuring of the Company's indebtedness. As a result, during the period from the second half of Fiscal 1992 through the second half of Fiscal 1994, the Company completed, among other things, the Recapitalization and the Infusion. See "Item 1-Business-Reorganization. Notwithstanding the foregoing, the Company's financial position continued to deteriorate through Fiscal 1994. The Company's ability to service its debt and to obtain trade credit was dependent on its performance, which continued to fall short of projected results. In response to its deteriorating financial condition, the Company determined that a more significant financial and operational restructuring was necessary.

FILING

On January 6, 1995, the Company filed for protection pursuant to Chapter 11. In Chapter 11, the Company has continued to manage its affairs and operate its business as a debtor-in-possession. The Company and representatives of the Committees have reached an understanding regarding the material economic terms of a proposed consensual plan of reorganization designed to enable the Company to emerge from Chapter 11. On August 23, 1996, that plan was filed with the Court, along with the proposed disclosure statement relating to the plan. On October 23, 1996, the Plan and Disclosure Statement were filed with the Court. The Disclosure Statement was approved by the Court on October 24, 1996, and the Plan and Disclosure Statement were transmitted to all impaired creditors and equity security holders along with ballots for the purpose of soliciting acceptances of the Plan. The Confirmation Hearing commenced on January 6, 1997, and the Court determined that the requisite majorities of each class of the Company's impaired creditors and equity security holders voted in favor of acceptance of the Plan and that all requirements for confirmation of the Plan had been satisfied, except as requested by Lamonts and the Committees, the Confirmation Hearing was continued to April 14, 1997, to consider certain "Deferred Confirmation Requirements". At the request of Lamonts and the Committees, the Court has again deferred final confirmation of the Plan in order to afford Lamonts additional time in which to investigate recapitalization opportunities.

The Plan provides that the Company's current equity holders will be substantially diluted. The confirmation and effectiveness of the Plan, the implementation of the Company's proposed business plan and the Company's proposed equity distribution are each subject to numerous uncertainties set forth in detail in the Plan and Disclosure Statement, and the Plan is subject to modifications and/or withdrawal.

As of the Petition Date, payment of pre-petition liabilities to unsecured creditors, including trade creditors and noteholders, and pending litigation against the Company are generally stayed while the Company continues its business operations as a debtor-in-possession. In a Chapter 11 reorganization plan, the rights of the creditors may be significantly altered. Creditors may receive substantially less than the full face amount of claims. No estimate of the amount of adjustments, if any, from recorded amounts, to amounts to be realized by creditors, is available at this time.

As a result of the Company's Chapter 11 case, the Company is currently in default under the indentures governing the 10-1/4% Notes and the 13-1/2% Notes. As a result, all unpaid principal of, and accrued prepetition interest on, such debt became immediately due and payable. The payment of such debt and accrued but unpaid interest thereon is prohibited during the pendency of the Company's Chapter 11 case.

STORE LOCATIONS

Since October 29, 1994, the Company has closed 19 stores, eleven of which with the approval of the Court. Six were closed in January 1995, one was closed in March 1996, and four additional stores were closed in December 1996. Of the 19 stores closed, all were closed due to poor performance. Management is continually evaluating store locations and operations to determine whether to close, downsize or relocate stores that do not meet performance objectives.

In March 1995, the Company opened a new store in Issaquah, Washington. Management is also evaluating possibilities of opening new stores in desirable geographic locations to facilitate revenue growth.

RESULTS OF OPERATIONS

FISCAL 1996 COMPARED TO FISCAL 1995

REVENUES. Revenues of $204 million for Fiscal 1996 increased 2.0% on a total store basis from $199 million for Fiscal 1995. Management believes that revenues have increased due to increased levels of inventory and overall improvement in the quality of the merchandise offered in the stores compared to the prior year. Comparable store revenues, for the 38 stores, of $185.0 million for Fiscal 1996 increased 4.6% from $176.9 million for Fiscal 1995 (after deducting the 53rd week of sales in Fiscal 1995). Comparable store revenues are defined as revenues generated at stores open for at least twelve months in each of the periods.

GROSS PROFIT. Gross profit as a percentage of revenues of 36.0% for Fiscal 1996 increased 1.5% from 34.5% for Fiscal 1995 (excluding the effect of non-cash charges of $0.2 million in Fiscal 1996 and $0.9 million in Fiscal
1996). The non-cash charges consist primarily of "LIFO" inventory valuation and net realizable value adjustments. The improvement in gross profit margins can be attributed to the Company's continued efforts to improve the quality of merchandise offered while maintaining price points geared to the Company's customer base. The Company has also implemented policies to mark-down and clear out any unsold merchandise within its respective season.

OPERATING AND ADMINISTRATIVE EXPENSES. Operating and administrative expenses of $67.1 million, or 33.0% of revenues for Fiscal 1996, decreased 5.9% from $71.3 million, or 35.8% of revenues, for Fiscal 1995. On a comparable store basis, operating and administrative expenses of $62.0 million have decreased 3.9% from $64.5 million for Fiscal 1995. This improvement is primarily attributable to reductions in payroll and corporate administration, offset slightly by increases in rent and advertising.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense of $8.0 million for Fiscal 1996 decreased 13.4% from $9.2 million for Fiscal 1995. The decrease is primarily attributable to the closure of a store in early 1996 and the sale-leaseback of an additional store. The increase in depreciation and amortization associated with newly acquired assets was offset by reductions due to assets becoming fully depreciated or amortized.

IMPAIRMENT OF LONG-LIVED ASSETS. A noncash charge of $4.2 million for the impairment of long-lived assets was recognized during Fiscal 1996 due to the application of Statement No. 121. See "Item 8 - Financial Statements and Supplementary Data - Note 4". The charge consists of a noncash write-off of the excess of cost over net assets acquired, leasehold interests and leasehold improvements determined to be impaired under the application of Statement No. 121.

REORGANIZATION EXPENSES. Since the Chapter 11 filing, the Company has recognized $20.8 million in reorganization expenses (approximately $13.2 million of non-cash charges), of which $6.0 million was incurred during Fiscal 1996 and $7.2 million during Fiscal 1995. These expenses relate primarily to professional fees associated with the Company's Chapter 11 case, the accrued or estimated costs associated with the rejection of real property leases, and costs related to closing underperforming and nonprofitable stores subsequent to the Company's Chapter 11 case. The charges for store closures are primarily non-cash write-offs of inventory losses realized in the inventory liquidation process.

INTEREST EXPENSE. Interest expense of $5.1 million in Fiscal 1996 remained unchanged from Fiscal 1995.

NET LOSS. The net loss of $17.3 million for Fiscal 1996 decreased $7.5 million, a 30% improvement over the net loss of $24.8 million for Fiscal 1995. The reduction in net loss is primarily a result of (i) a $5.2 million improvement in gross margin which includes non-cash charges for LIFO as discussed above, (ii) a $1.2 million decrease in costs related to reorganization expenses, excluding the costs associated with the closing of stores in Fiscal 1996 compared to Fiscal 1995, (iii) lower operating and administrative expenses of $4.2 million in Fiscal 1996 as discussed above, and (iv) a $1.2 million decline in depreciation and amortization expense during Fiscal 1996, offset by a $4.2 million non-cash charge for the impairment of long-lived assets.

FISCAL 1995 COMPARED TO THE 12 MONTHS ENDED JANUARY 28, 1995

REVENUES. Revenues of $199 million for Fiscal 1995 decreased 13.7% on a total store basis from $231 million for the comparable prior year period, primarily because the comparable prior year period results include revenues from six stores that were closed in January 1995. In addition, the majority of the revenue decrease in Fiscal 1995 occurred during the first three months after the Company's Chapter 11 filing. Comparable store revenues decreased 4.5% in Fiscal 1995 (after deducting the 53rd week of sales in Fiscal 1995).

GROSS PROFIT. Gross profit, as a percentage of revenues, increased 3.2% for Fiscal 1995, to 34.5% from 31.3% of revenues in the comparable prior year period (excluding the effect of non-cash charges of $16.5 million in the comparable prior year period and $0.9 million in Fiscal 1995). The non-cash charges consist primarily of "LIFO" inventory valuation and net realizable value adjustments. The improvement in gross profit margins can be attributed to the Company's implementation of new merchandising strategies designed to improve the quality of merchandise offered while maintaining price points geared to the Company's customer base, reduced inventory levels and increased inventory turns. Merchandise turnover increased from 2.3 times in the comparable prior year period to 2.8 times in Fiscal 1995, a 22% improvement. The Company has also initiated policies to mark-down and clear out any unsold merchandise within its respective season.

OPERATING AND ADMINISTRATIVE EXPENSES. Operating and administrative expenses of $71.3 million, or 35.8% of revenues for Fiscal 1995, decreased compared to $87.8 million, or 38.0% of revenues for the comparable prior year period. On a comparable store basis, operating and administrative expenses have decreased $5.5 million or 7.3%. Reduction in payroll, corporate administration and professional expenses are primarily attributable to this improvement.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense of $9.2 million for Fiscal 1995 decreased from $11.4 million in the comparable prior year period. The decrease is primarily attributable to the six stores closed during January 1995. The increase in depreciation and amortization associated with newly acquired assets was offset by reductions due to assets becoming fully depreciated or amortized.

REORGANIZATION EXPENSES. Reorganization expenses relate to costs associated with the Company's Chapter 11 filing and the general restructuring of the Company's business operations. Since the Chapter 11 filing, the Company has recognized $14.7 million in reorganization expense (approximately $9.0 million of non-cash charges), of which $7.2 million was incurred during Fiscal 1995 and $7.5 million during the comparable prior year period. These expenses relate primarily to legal costs associated with the Company's Chapter 11 case, the accrued or estimated costs associated with the rejection of real property leases, and costs related to closing underperforming and nonprofitable stores subsequent to the Company's Chapter 11 case. The charges for store closures are primarily non-cash write-offs of abandoned assets but also include inventory losses realized in the inventory liquidation process.

INTEREST EXPENSE. Interest expense of $5.1 million for Fiscal 1995 decreased from $11.8 million ($6.7 million cash and $5.1 million non-cash) in the comparable prior year period. The decrease in interest expense is primarily a result of the Company's Chapter 11 case. See "Item 3, Legal Proceedings". As of February 3, 1996, the DIP Facility accrued interest at an annual rate of 11.25% as compared to 12% on borrowings on the Company's working capital facility in the comparable prior year period.

NET LOSS. The Fiscal 1995 net loss of $24.8 million decreased $44.6 million compared to the net loss of $69.4 million for the comparable prior year period. The reduction in operating losses is primarily a result of (i) a $12 million improvement in gross margin which includes non-cash charges in the comparable prior year period as discussed above, (ii) a $6.4 million decrease in costs related to the closing of stores in Fiscal 1995 compared to the comparable prior year period, (iii) lower operating and administrative expenses of $16.4 million in Fiscal 1995 as discussed above, (iv) a $6.8 million reduction in interest expense in Fiscal 1995 due to the Company's Chapter 11 filing and (v) a $2.1 million decline in depreciation and amortization expense during Fiscal 1995. Although the Company has realized a significant reduction in operating and other expenses due to downsizing, these savings have been partially offset by a decline in sales also attributable to a reduced number of operating stores.

QUARTER ENDED JANUARY 28, 1995 COMPARED TO QUARTER ENDED JANUARY 29, 1994

REVENUES. Revenues of $71.0 million for the January Quarter include the Christmas holiday season and are not indicative of an annualized trend. Revenues decreased 8.6% on a total store basis from $77.7 million for the quarter ended January 29, 1994. Store closures contributed $2.4 million to the total revenue decline. Comparable store revenues decreased 6.4% for the January Quarter as compared to the same period in the prior year. Management believes that revenues have been adversely affected, in part, by (i) a weak retail environment for apparel, (ii) the adverse publicity associated with the Company's Chapter 11 filing and (iii) the interruption in the receipt of merchandise due to a reduction in available credit immediately following the filing.

GROSS PROFIT. Gross profit, as a percentage of revenues, decreased approximately 17.3% for the January Quarter, to 20.2% as compared to 37.5% for the comparable prior year period (excluding the effects of non-cash charges of $3.9 million during the January Quarter and $0.3 million during the comparable prior year period). The decrease in gross profit, excluding non-cash items, is primarily attributable to the significant markdowns taken during the January Quarter in order to sell aged and slow-moving merchandise from the Company's inventory. Non-cash charges, primarily resulting from the Company's use of the LIFO method for valuing inventories, increased during the January Quarter due to the $2.9 million liquidation of a step-up layer included in inventory.

OPERATING AND ADMINISTRATIVE EXPENSES. Operating and administrative expenses of $22.4 million for the January Quarter were $0.7 million lower than the $23.1 million incurred for the comparable prior year period. The closure of nine stores subsequent to January 29, 1994 resulted in a decrease of $1.8 million in operating and administrative expenses offset, in part, by a slight increase in comparable store operating and administrative expenses. As a percentage of revenues, operating and administrative expenses increased to 31.5% for the January Quarter compared to the 29.7% for the same period of the prior year due to lower revenues.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense of $2.7 million for the January Quarter remained relatively unchanged from $2.8 million recorded for comparable prior year period. Increased depreciation and amortization associated with newly acquired assets offset reductions associated with assets retired as a result of store closures and assets becoming fully depreciated or amortized.

INTEREST EXPENSE. Interest expense of $3.0 million ($1.3 million cash and $1.7 million non-cash) for the January Quarter increased $0.2 million from $2.8 million (all cash) in the comparable prior year period primarily due to
(i) the accrual of payment-in-kind interest on the 10-1/4% Notes at the rate of 13% through the date of the filing as compared to a cash interest rate of 10-1/4% in effect for the majority of the prior year period and (ii) higher borrowing levels and higher interest rates under the Company's working capital facilities, offset by (i) the termination of interest accruals on the 10-1/4% Notes and on the 13-1/2% Notes as of the date of the Company's Chapter 11 filing, and (ii) the December 1993 repurchase of $13.0 million aggregate principal amount of the 10-1/4% Notes.

OTHER. Other expense of $0.4 million for the January Quarter reflects the write-off of certain deferred financing costs attributable to $13.0 million aggregate principal amount of 10-1/4% Notes repurchased by the Company in December 1993.

REORGANIZATION EXPENSES. Reorganization expenses represent costs directly related to the Company's Chapter 11 filing, and include (i) estimated costs associated with the rejection of real property leases, (ii) estimated cost of closing underperforming stores and (iii) professional fees and other expenditures.

NET LOSS. The Company reported a net loss of $25.1 million for the January Quarter as compared to a net loss of $0.2 million for the comparable prior year period. The decrease in net earnings of $24.9 million is primarily attributable to decreased gross profit dollars and the recognition of reorganization expenses attributable to the Company's Chapter 11 proceedings offset, in part, by lower operating and administrative expenses.

LIQUIDITY AND CAPITAL RESOURCES

The Company used $2.1 million of cash for operating activities for Fiscal 1996. The Company's primary cash requirement is the procurement of inventory which is currently funded through borrowings under the FNBB Facility, trade credit and cash generated from operations. Like other apparel retailers, the Company is highly dependent upon its ability to obtain trade credit, which is generally extended by its vendors and a small number of factoring institutions that continually monitor the Company's credit lines. If the Company continues to obtain the trade credit terms it is currently receiving, the Company believes that borrowings under the FNBB Facility and cash generated from operations will provide the cash necessary to fund the Company's immediate cash requirements.

The Company received $3.9 million of cash from investing activities in Fiscal 1996. The Company received $4.5 million which represents the net sales proceeds received from the sale-leaseback of the Company's Alderwood store during Fiscal 1996, which is offset by $0.7 million in capital expenditures.

The Company received $2.0 million from financing activities, primarily the result of additional borrowings under the Company's working capital facility.

DIP FINANCING

On February 17, 1995, the Company received approval from the Court for the Old DIP Facility with Foothill. The Old DIP Facility provided for a borrowing capacity of up to $32.0 million in revolving loans, including up to $15.0 million of letters of credit, subject to borrowing base limitations based upon, among other things, the value of inventory and certain real property. On June 4, 1996, the Company entered into the FNBB Facility with FNBB replacing the Old DIP Facility, after a hearing by the Court and the entering of an order approving such financing. Although Foothill had taken no action to declare the Company in default as of the date on which the Old DIP Facility was terminated, the Company was in violation of the net worth maintenance covenant in the Old DIP Facility at the time of termination.

Pursuant to the FNBB Facility, the Company is able to borrow up to $32 million in revolving loans (including $3 million of letters of credit), subject to borrowing base limitations based upon, among other things, the value of inventory and certain real property. The FNBB Facility will expire on the effective date of the Company's Plan of Reorganization or June 30, 1997, whichever is sooner. The Bank has informed the Company that the agreement will be extended to February 28, 1998 and is currently in the process of documenting the amendments, however, there can be no assurances that documents relating to such amendments will be completed prior to June 30, 1997. Effective November 8, 1996, the FNBB Facility was amended to increase the Company's borrowing limit from $32 million to $35 million to accommodate seasonal requirements for the Company's holiday season purchases. The borrowing limit reverted to $32 million on December 15, 1996. In addition, during the period beginning on December 15, 1996 and ending on January 31, 1997, the Company was required to maintain the aggregate amount of outstanding borrowings under the FNBB Facility at no more than $21.5 million for a period of 30 consecutive days. Subject to FNBB's approval of the Plan of reorganization and other specified conditions, the FNBB Facility will continue for a two year period following the effective date of the plan of reorganization.

The FNBB Facility provides that for Base Rate loans interest will accrue at the rate of 1.5% per annum in excess of the Base Rate (as defined therein), payable monthly in arrears. For Eurodollar loans, the interest rate will be the Eurodollar Rate (as defined therein) plus 2.75% (adjusted as provided therein). The FNBB Facility also provides that in the event of a default in the payment of any amount due thereunder, the interest rate on such borrowings shall be the greater of (i) 3.0% per annum in excess of the Base Rate and (ii) the applicable rate on the loan, payable on demand. The interest rates for both Base Rate loans and Eurodollar loans are subject to adjustment upon the effective date of a plan of reorganization and the satisfaction of certain other conditions described in the FNBB Facility based on financial ratios of the Company specified in the FNBB Facility. At February 1, 1997, the Base Rate was 8.25% and the Eurodollar Rate was 5.5%.

The Company has expensed fees of $474,000 for the FNBB Facility as of February 1, 1997. Fees payable under the FNBB Facility consist primarily of monthly payments equal to 0.5% (adjusted as provided therein) of the average unused borrowing capacity and monthly payments equal to 0.125% of the borrowing capacity. There will be an additional fee after the effective date of the Plan of reorganization and the satisfaction of certain conditions described in the FNBB Facility payable in the amount of $560,000 of which $336,000 shall be payable on the date the conditions are satisfied and $224,000 shall be payable on December 31, 1997 (or, if earlier, the time of termination of the commitments).

Borrowings under the FNBB Facility, together with cash flow from operations, may be used by the Company to finance general working capital requirements, including purchases of inventory and expenditures permitted under the FNBB

Facility. The FNBB Facility is secured by inventory and substantially all other assets and is an allowed administrative expense claim with super priority over other administrative expenses in the Chapter 11 case. The FNBB Facility imposes limitations on the Company with respect to, among other things, (i) consolidations, mergers, and sales of assets, (ii) capital expenditures in excess of specified levels and (iii) the prepayment of certain indebtedness. Additionally, the Company must comply with certain
operating and financial covenants (as described therein).   Although the
Company failed to comply with certain covenants related to inventory levels for the months ending July 6, 1996 and August 3, 1996, the Company requested and received a waiver relating to such breaches.

As of April 16, 1997, the Company had $25.4 million of borrowings outstanding under the FNBB Facility with additional borrowing availability thereunder of $2.4 million.

The Company's primary cash requirement is the procurement of inventory which is currently funded through (i) borrowings under the FNBB Facility (ii) trade credit and (iii) cash generated from operations. Like other apparel retailers, the Company is highly dependent upon its ability to obtain trade credit, which is generally extended by its vendors and a small number of factoring institutions that continually monitor the Company's credit lines. If the Company continues to obtain the trade credit terms it is currently receiving, the Company believes that borrowings under the FNBB Facility and cash generated from operations will provide the cash necessary to fund the Company's immediate cash requirements. The adequacy of the Company's long-term capital resources and liquidity will depend on whether and when the Plan is confirmed, as well as other factors, including the Company's ability to obtain an extension of the FNBB Facility.

On October 11, 1996, the Company retained an investment banking firm, with the approval of the Court, to explore opportunities to raise additional capital.

OTHER

The Company has never declared or paid cash dividends on its Common Stock, or any other equity security, and does not anticipate paying cash dividends on the Common Stock or any other equity security in the foreseeable future. Any future determination as to the payment of dividends will depend upon certain debt instrument limitations, future earnings, results of operations, capital requirements and the financial condition of the Company. The ability of the Company to pay dividends is restricted under the terms of the FNBB Facility. In addition, the Bankruptcy Code prohibits the Company's payment of cash dividends during the pendency of the Company's Chapter 11.

SEASONALITY

The Company's sales are seasonal, with the Christmas Season being its strongest quarter. The table below sets forth the effect of seasonality on the Company's business for Fiscal 1996 and Fiscal 1995.




                    1ST QTR      2ND QTR      3RD QTR      4TH QTR       TOTAL
                   ---------    ---------    ---------    ---------     -------
                                      (dollars in thousands)
 FISCAL 1996
 Revenues           $37,922       $49,657      $50,705      $65,318    $203,602
 % Contribution       18.6%         24.4%        24.9%        32.1%

 FISCAL 1995
 Revenues           $36,682       $47,711      $49,802      $65,353    $199,548
 % Contribution       18.4%         23.9%        24.9%        32.8%


INFLATION

The primary items affected by inflation include the cost of merchandise, utilities, and labor. Retail sales prices are generally set to reflect such inflationary increases, the effects of which cannot be readily determined. Management of the Company believes that inflationary factors have had a minimal effect on the Company's operations during the past three years.

YEAR 2000

The Company is currently evaluating the significance of the year 2000 on the existing computer systems. It is not known at this time whether existing systems will be modified or new systems will be purchased.

                                 LAMONTS APPAREL, INC.
                                (DEBTOR-IN-POSSESSION)
                                      FORM 10-Q
                                     MAY 3, 1997


                                        INDEX


                                                                           Page
                                                                           ----
Part  I.  Financial Information
          Item 1  Consolidated Financial Statements

                  - Consolidated Balance Sheets - May 3, 1997 and             3
                    February 1, 1997


                  - Consolidated Statements of Operations and Accumulated
                    Deficit for the three months ended May 3, 1997 and
                    May 4, 1996                                               4

                  - Consolidated Statements of Cash Flows for the three
                    months ended May 3, 1997 and May 4, 1996                  5

                  - Notes to Consolidated Financial Statements                6

          Item 2  - Management's Discussion and Analysis of Financial
                    Condition and Results of Operations                      10

                                LAMONTS APPAREL, INC.
                                (DEBTOR-IN-POSSESSION)
                             CONSOLIDATED BALANCE SHEETS
                                     (UNAUDITED)
                                (DOLLARS IN THOUSANDS)

                                                                                                         MAY 3,       FEBRUARY 1,
                                                                                                          1997          1997
                                                                                                      ---------       ---------
Current Assets:
 Cash                                                                                                    $1,827         $2,066
 Receivables - net                                                                                        2,005          1,595
 Inventories                                                                                             41,422         37,559
 Prepaid expenses and other                                                                               1,418          1,528
 Restricted cash and deposits                                                                               813            714
                                                                                                      ---------      ---------
     Total current assets                                                                                47,485         43,462


Property and equipment - net of accumulated depreciation and amortization of
  $28,326 and $27,506, respectively                                                                      29,082         30,653
Leasehold interests                                                                                       3,370          3,477
Excess of cost over net assets acquired - net                                                            11,510         11,591
Deferred financing costs - net                                                                            1,808          1,989

Restricted cash and deposits                                                                              1,142          1,142
Other assets                                                                                                691            958
                                                                                                      ---------      ---------
     Total assets                                                                                       $95,088        $93,272
                                                                                                      ---------      ---------
                                                                                                      ---------      ---------
Liabilities not subject to settlement under reorganization proceedings:
Current Liabilities:
 Borrowings under DIP Facility                                                                          $26,088        $23,141
 Accounts payable                                                                                        16,142         13,578
 Accrued payroll and related costs                                                                        1,904          2,285
 Accrued taxes                                                                                            1,302            812
 Accrued interest                                                                                           723            616
 Accrued store closure costs                                                                                922          1,050
 Other accrued expenses                                                                                   6,501          5,325
 Current maturities of obligations under capital leases                                                      12             12
                                                                                                      ---------      ---------
  Total current liabilities                                                                              53,664         46,819

Obligations under capital leases                                                                          2,850         2,8466
Other                                                                                                       257            302
                                                                                                      ---------      ---------
     Total liabilities not subject to settlement under reorganization proceedings                        56,771         49,967
                                                                                                      ---------      ---------

Liabilities subject to settlement under reorganization proceedings                                      102,636        102,858
                                                                                                      ---------      ---------
Commitments and Contingencies

Stockholders' Equity (Deficit):
     Common  stock,  $0.01  par value, 40,000,000 shares authorized, 17,900,053 shares issued
      and outstanding                                                                                       179            179
     Additional paid-in capital                                                                          62,985         62,972
     Accumulated deficit                                                                               (127,483)      (122,704)
                                                                                                      ---------      ---------
      Total stockholders' equity (deficit)                                                              (64,319)       (59,553)
                                                                                                      ---------      ---------
       Total liabilities and stockholders' equity (deficit)                                             $95,088        $93,272
                                                                                                      ---------      ---------
                                                                                                      ---------      ---------


The accompanying notes are an integral part of the consolidated financial statements.

                                       3
                                      B-31

                               LAMONTS APPAREL, INC.
                              (DEBTOR-IN-POSSESSION)
                       CONSOLIDATED STATEMENTS OF OPERATIONS
                              AND ACCUMULATED DEFICIT
                                    (UNAUDITED)
                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                QUARTER ENDED
                                                                           --------------------------
                                                                            MAY 3,           MAY 4,
                                                                             1997             1996
                                                                           ---------        ---------
Revenues                                                                     $37,648          $37,922
Cost of merchandise sold                                                      24,567           24,348
                                                                           ---------        ---------
 Gross profit                                                                 13,081           13,574
                                                                           ---------        ---------
Operating and administrative expenses                                         14,380           15,775
Depreciation and amortization                                                  1,872            2,037
Impairment of long-lived assets                                                   --            4,170
                                                                           ---------        ---------
Operating costs                                                               16,252           21,982
                                                                           ---------        ---------
Loss from operations before other income (expense) and
 reorganization expenses                                                      (3,171)          (8,408)

Other income (expense):
 Interest expense (contractual interest of $3.4 million in
  1997 and 1996)                                                              (1,212)          (1,198)
 Other                                                                             3                3
                                                                           ---------        ---------
Loss from operations before reorganization expenses                           (4,380)          (9,603)

Reorganization expenses                                                          399              670
                                                                           ---------        ---------
Net loss                                                                      (4,779)         (10,273)

Accumulated deficit, beginning of period                                    (122,704)        (105,406)
                                                                           ---------        ---------
Accumulated deficit, end of period                                         ($127,483)       ($115,679)
                                                                           ---------        ---------
                                                                           ---------        ---------
Net loss per common share                                                     ($0.27)          ($0.57)
                                                                           ---------        ---------
                                                                           ---------        ---------

The accompanying notes are an integral part of the consolidated financial statements.


                                       4

                            LAMONTS APPAREL, INC.
                           (DEBTOR-IN-POSSESSION)
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)
                           (DOLLARS IN THOUSANDS)

                                                                                                        QUARTER ENDED
                                                                                               -----------------------------
                                                                                                  MAY 3,              MAY 4,
                                                                                                  1997                1996
                                                                                               --------             --------
Cash flows from operating activities:
 Net loss                                                                                       ($4,779)            ($10,273)


Adjustments to reconcile net loss to net cash used in operating activities before reorganization items:
 Depreciation and amortization                                                                    1,872                2,037
 Impairment of long-lived assets                                                                     --                4,170
 Reorganization expenses                                                                            399                  670
 Increase in inventories                                                                         (3,863)              (5,414)
 Increase in accounts payable                                                                     2,564                4,220
 Other                                                                                            1,749                1,963
                                                                                               --------             --------
     Net cash used in operating activities before reorganization items                           (2,058)              (2,627)

Operating cash flows used by reorganization items:
Payments for professional fees and other expenses related to the
 Chapter 11 proceedings                                                                            (931)                (596)
                                                                                               --------             --------
     Net cash used in operating activities                                                       (2,989)              (3,223)
                                                                                               --------             --------

Cash flows from investing activities:
 Capital expenditures                                                                              (204)                (170)
 Proceeds from sale of land and building                                                             --                4,459
 Other                                                                                              233                   24
                                                                                               --------             --------
     Net cash provided by investing activities                                                       29                4,313
                                                                                               --------             --------
Cash flows from financing activities:
 Post-petition borrowings under working capital facility                                         44,905               45,637
 Post-petition payments under working capital facility                                          (41,958)             (45,987)
 Principal payments on obligations under capital leases                                            (212)                (221)
 Other                                                                                              (14)                 (17)
                                                                                               --------             --------
     Net cash provided by (used in) financing activities                                          2,721                 (588)
                                                                                               --------             --------
Net increase (decrease) in cash                                                                    (239)                 502

Cash, beginning of period                                                                         2,066                1,581
                                                                                               --------             --------
Cash, end of period                                                                              $1,827               $2,083
                                                                                               --------             --------
                                                                                               --------             --------
Supplemental disclosures of cash flow information:
 Cash interest payments made                                                                     $1,088               $1,184
                                                                                               --------             --------
                                                                                               --------             --------
Supplemental disclosure of noncash investing and financing activities:
 Capital lease relating to sale-leaseback of Alderwood store                                         --               $2,835
                                                                                               --------             --------
                                                                                               --------             --------

The accompanying notes are an integral part of the consolidated financial statements.

                                       5

                              LAMONTS APPAREL, INC.
                              (DEBTOR-IN-POSSESSION)
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                  MAY 3, 1997

NOTE 1 - PETITION FOR RELIEF UNDER CHAPTER 11

On January 6, 1995 (the "Petition Date"), Lamonts Apparel, Inc. (the "Company" or "Lamonts") filed a voluntary petition for relief (the "Filing") under Chapter 11 ("Chapter 11") of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court (the "Court") for the Western District of Washington at Seattle. In Chapter 11, the Company has continued to manage its affairs and operate its business as a debtor-in-possession. As a debtor-in-possession in Chapter 11, the Company may not engage in transactions outside of the ordinary course of business without approval, after notice and hearing, of the Court. The Company and representatives of the committees that represent Lamonts' unsecured trade creditors, bondholders and equityholders (the "Committees") have reached an understanding regarding the material economic terms of a proposed consensual plan of reorganization designed to enable the Company to emerge from Chapter
11. On August 23, 1996, that plan was filed with the Court, along with the proposed disclosure statement relating to the plan. On October 23, 1996, an amended plan of reorganization ("the Plan") and an amended disclosure statement (the "Disclosure Statement") were filed with the Court. The Disclosure Statement was approved by the Court on October 24, 1996, and the Plan and Disclosure Statement were transmitted to all impaired creditors and equity security holders along with ballots for the purpose of soliciting acceptances of the Plan. A hearing to consider confirmation of the Plan (the "Confirmation Hearing") commenced on January 6, 1997, and the Court determined that the requisite majorities of each class of the Company's impaired creditors and equity security holders voted in favor of acceptance of the Plan and that all requirements for confirmation of the Plan had been satisfied, except as requested by Lamonts and the Committees, the Confirmation Hearing was continued to April 14, 1997, to consider certain "Deferred Confirmation Requirements". At the request of Lamonts and the Committees, the Court has again deferred final confirmation of the Plan in order to afford Lamonts additional time in which to explore opportunities to raise capital.

The Plan provides that the Company's current equity holders will be substantially diluted. The confirmation and effectiveness of the Plan, the implementation of the Company's proposed business plan and the Company's proposed equity distribution are each subject to numerous uncertainties set forth in detail in the Plan and Disclosure Statement, and the Plan is subject to modifications and / or withdrawal. Accordingly, the value of the Company's common stock remains highly speculative.

On October 11, 1996, the Company retained an investment banking firm, with the approval of the Court, to explore opportunities to raise additional capital.

As of the Petition Date, payment of pre-petition liabilities to unsecured creditors, including trade creditors and noteholders, and pending litigation against the Company are generally stayed while the Company continues its business operations as a debtor-in-possession. In a Chapter 11 reorganization plan, the rights of the creditors may be significantly altered. Creditors may receive substantially less than the full face amount of claims. Certain creditors have filed claims with the Court substantially in excess of amounts reflected in the Company's financial statements. The Company continues to analyze and reconcile the claims filed by creditors with the Company's financial records, but believes it has made appropriate provision for all claims filed. However, no estimate of the amount of adjustments, if any, from recorded amounts, to amounts to be realized by creditors, is available at this time. These liabilities are included in the balance sheet as "liabilities subject to settlement under reorganization proceedings."

As a result of the Company's Chapter 11 filing, the Company is currently in default under the indentures governing the Company's 10-1/4% Subordinated Notes due November 1999 (the "10-1/4% Notes") and the 13-1/2% Senior Subordinated Notes which were due February 1995 (the "13-1/2% Notes"). As a result, all unpaid principal of, and accrued pre-petition interest on, such debt became immediately due and payable. The payment of such debt and accrued but unpaid interest is prohibited during the pendency of the Company's Chapter 11 case, and these liabilities have been included in the balance sheet as "liabilities subject to settlement under reorganization proceedings".

                                       6
                                      B-34

Pre-petition liabilities subject to settlement under reorganization proceedings include the following (dollars in thousands):

                                                           MAY 3,    FEBRUARY 1,
                                                           1997         1997
                                                          --------   ----------
    Accounts payable and accrued liabilities               $23,128      $23,121
    Capital lease obligations                               11,000       11,216
    10-1/4%   Notes  (including  pre-petition  accrued      67,600       67,600
    interest) related party
    13-1/2%   Notes  (including  pre-petition  accrued         838          838
    interest)
    Notes payable                                               70           83
                                                          --------     --------
                                                          $102,636     $102,858
                                                          --------     --------
                                                          --------     --------

The reductions in capital lease obligations consist of payments to landlords for store locations in the ongoing business operations of the Company.

In accordance with the Bankruptcy Code, the Company can seek court approval for the rejection of executory contracts, including real property leases. Any such rejection may give rise to a prepetition unsecured claim for breach of contract. In connection with the Company's Chapter 11 proceedings, the Company continues to review all of its obligations under its executory contracts. As of June 11,1997, the Company has rejected 14 real property leases and certain executory contracts and assumed 5 leases (with certain conditions and limitations).

As a result of the reorganization proceedings, the Company may sell or otherwise realize assets and liquidate or settle liabilities for amounts other than those reflected in the consolidated financial statements. Further, a plan of reorganization could materially change the amounts currently recorded in the consolidated financial statements, including amounts recorded for the excess of cost over net assets acquired. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these matters or adjustments that might result should the Company be unable to continue as a going concern. Generally if a debtor-in-possession is unable to emerge from Chapter 11, such debtor-in-possession could be required to liquidate its assets.

Costs associated with the reorganization of the Company are charged to expense as incurred. Under the requirements of the Chapter 11 filing, the Company is required to pay certain expenses of the Committees. The amounts charged to reorganization expense by the Company have consisted and will continue to consist primarily of write-off of property and equipment, professional fees, lease related costs and severance costs.

NOTE 2 - BASIS OF PRESENTATION

The consolidated financial statements present the consolidated financial position and results of operations of the Company and its subsidiaries. All subsidiaries of the Company are inactive. All significant intercompany transactions and account balances have been eliminated in consolidation. The financial statements included herein should be read in conjunction with the audited, annual financial statements for the fiscal year ended February 1, 1997, included in the Company's Annual Report on Form 10-K. The year-end condensed balance sheet was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

The accompanying consolidated financial statements of the Company have been prepared on a going concern basis of accounting, and, for the periods subsequent to the Filing, in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE. Recurring losses from operations and the matters discussed herein related to the Filing raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon, among other things, (i) the ability to comply with its debtor-in-possession financing agreement, (ii) confirmation of a plan of reorganization under the Bankruptcy Code, (iii) the ability to achieve profitable operations after such confirmation and (iv) the ability to generate sufficient cash from operations to meet its obligations.

The consolidated financial statements presented herein reflect all adjustments that are, in the opinion of management, necessary to present fairly the operating results for the periods reported. Except as discussed in Note 1, all such adjustments are normal and recurring in nature. The results of operations for the quarterly periods are not necessarily indicative of results for the entire year.


                                       7

IMPAIRMENT OF LONG-LIVED ASSETS

In the first quarter of Fiscal 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("Statement No. 121"). Statement No. 121 requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If impairment has occurred, an impairment loss must be recognized.

Statement No. 121 requires that assets be grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company has identified this lowest level to be principally individual stores. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the estimated future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of the impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is measured by discounting expected future cash flows at a rate commensurate with the Company's borrowing rate.

During the first quarter of Fiscal 1996, the Company recognized a non-cash impairment loss of $4.2 million. Of the total impairment loss, $2.3 million represents impairment of property and equipment, $1.3 million relates to excess of cost over net assets acquired and $0.6 million pertains to leasehold interests. Based on estimates by management as of May 3, 1997, subject to the outcome of issues discussed in Note 1, no additional impairment has occurred during the quarter ended May 3, 1997. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

OTHER

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share". All companies are required to comply with the disclosure requirements of the statement and the Company will adopt the policy in the 4th Quarter of its Fiscal year ending January 31, 1998.

NOTE 3 - LOAN AND SECURITY AGREEMENTS

On February 17, 1995, the Company received approval from the Court for a Loan and Security Agreement (the "Old DIP Facility") with Foothill Capital Corporation ("Foothill"). The Old DIP Facility provided for a borrowing capacity of up to $32.0 million in revolving loans, including up to $15.0 million of letters of credit, subject to borrowing base limitations based upon, among other things, the value of inventory and certain real property.

On June 4, 1996, the Company entered into a loan and security agreement (the "BankBoston Facility") with BankBoston, N.A. (f/k/a "The First National Bank of Boston") ("BankBoston") replacing the Old DIP Facility, after a hearing by the Court and the entering of an order approving such financing. Although Foothill had taken no action to declare the Company in default as of the date on which the Old DIP Facility was terminated, the Company was in violation of the net worth maintenance covenant in the Old DIP Facility.

Pursuant to the BankBoston Facility, the Company is able to borrow up to $32 million in revolving loans (including $3 million of letters of credit), subject to borrowing base limitations based upon, among other things, the value of inventory and certain real property, during the pendency of the Company's Chapter 11 proceeding or until June 30, 1997, whichever is sooner. The BankBoston Facility was amended as of May 23, 1997, to extend the term of the BankBoston Facility to February 27, 1998, this amendment has been approved by the Court. Subject to BankBoston's approval of a plan of reorganization and other specified conditions, the BankBoston Facility will continue for a two year period following the effective date of a plan of reorganization.

The BankBoston Facility provides that for Base Rate (as defined therein) loans, interest will accrue at the rate of 1.5% per annum in excess of the Base Rate, payable monthly in arrears. For Eurodollar loans, the interest rate will be the Eurodollar Rate (as defined therein) plus 2.75% (adjusted as provided therein). The BankBoston Facility also provides that in the event of a default in the payment of any amount due thereunder, the interest rate on such default shall be the greater of (i) 3.0% per annum in excess of the Base Rate and (ii) the applicable rate on the loan, payable on demand. The interest rates for both Base Rate loans and Eurodollar loans are subject to adjustment after the Plan is approved and other conditions described in the BankBoston Facility have occurred based on financial ratios of the Company specified in the BankBoston Facility. At May 3, 1997, the Base Rate was 8.5% and the Eurodollar Rate for the quarter was 5.69%.


                                       8

The Company has expensed fees of approximately $186,000 for the BankBoston Facility during the quarter ended May 3, 1997. Fees payable under the BankBoston Facility consist primarily of monthly payments equal to 0.5% (adjusted as provided therein) of the average unused borrowing capacity and monthly payments equal to 0.125% of the borrowing capacity. There will be an additional fee in the amount of $560,000 after the effective date of a plan of reorganization and the satisfaction of certain conditions described in the BankBoston Facility. Subject to the approval of the Court of an amendment to the fee letter, the fee shall be payable as follows: (a) if the conditions are satisfied prior to December 31, 1997, $336,000 shall be payable on the date the conditions are satisfied and $224,000 shall be payable on December 31, 1997 (or, if earlier, the time of termination of the Exit Commitments, as defined), or (b) if the conditions are satisfied on or after December 31, 1997, $336,000 shall be payable on the date the conditions are satisfied and $224,000 shall be payable on December 31, 1998 (or, if earlier, the time of termination of the Exit Commitments).

Borrowings under the BankBoston Facility, together with cash flow from operations, may be used by the Company to finance general working capital requirements, including purchases of inventory and other expenditures permitted under the BankBoston Facility. The BankBoston Facility is secured by inventory and substantially all other assets and is an allowed administrative expense claim with superpriority over other administrative expenses in the Chapter 11 case. The BankBoston Facility imposes limitations on the Company with respect to, among other things, (i) consolidations, mergers, and sales of assets, (ii) capital expenditures in excess of specified levels and (iii) the prepayment of certain indebtedness. Additionally, the Company must comply with certain operating and financial covenants (as described therein). Although the Company failed to comply with certain covenants related to inventory levels for the months ending July 6, 1996 and August 3, 1996, the Company requested and received a waiver relating to such breaches.

NOTE 4 - LOSS PER COMMON SHARE

Net loss per common share has been computed by dividing net loss by the weighted average number of common shares outstanding during the period. The common stock equivalents, represented by stock options and warrants were not considered in the calculation as they either have an exercise price greater than the applicable market price, or the effect of assuming their exercise or conversion would be anti-dilutive. The weighted average number of shares outstanding for the quarters ended May 3, 1997 and May 4, 1996 were 17,900,053 and 17,899,549, respectively.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

The Company is involved in various matters of litigation arising in the ordinary course of business. In the opinion of management, the ultimate outcome of all such matters should not have a material adverse effect on the financial position of the Company, but, if decided adversely to the Company, could have a material effect upon the Company's anticipated plan of reorganization and operating results during the period in which the litigation is resolved. (See also Part II, Item 1.)


                                       9

ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Certain information and statements included in Management's Discussion and Analysis of Financial Condition and Results of Operations including, without limitation, statements containing the words "believes", "anticipates", "expects" and words of a similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the Company, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Although it is not possible to itemize all the factors and specific events that could affect the outlook of the Company, factors that could significantly impact the expected results include, among others, (i) national and local general economic and market conditions, (ii) demographic changes, (iii) liability and other claims asserted against the Company, (iv) competition, (v) the loss of significant customers or suppliers, (vi) fluctuations in operating results, (vii) changes in business strategy or development plans, (viii) business disruptions, (ix) the ability to attract and retain qualified personnel, and (x) the confirmation of the
Plan and the terms thereof.   The Company disclaims any obligations to update
any such factors or to announce publicly the result of any revisions to any forward-looking statements contained or incorporated by reference herein to reflect untrue events or developments.

BACKGROUND

Lamonts Apparel, Inc. (the "Company") retails brand-name apparel and accessories for the entire family through its 38 full-line apparel stores. Lamonts currently operates in malls and regional shopping centers located in the states of Alaska, Idaho, Oregon, Utah and Washington.

On January 6, 1995 (the "Petition Date"), Lamonts Apparel, Inc. (the "Company" or "Lamonts") filed a voluntary petition for relief (the "Filing") under Chapter 11 ("Chapter 11") of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court (the "Court") for the Western District of Washington at Seattle. In Chapter 11, the Company has continued to manage its affairs and operate its business as a debtor-in-possession. As a debtor-in-possession in Chapter 11, the Company may not engage in transactions outside of the ordinary course of business without approval, after notice and hearing, of the Court. The Company and representatives of the committees that represent Lamonts' unsecured trade creditors, bondholders and equityholders (the "Committees") have reached an understanding regarding the material economic terms of a proposed consensual plan of reorganization designed to enable the Company to emerge from Chapter
11. On August 23, 1996, that plan was filed with the Court, along with the proposed disclosure statement relating to the plan. On October 23, 1996, an amended plan of reorganization ("the Plan") and an amended disclosure statement (the "Disclosure Statement") were filed with the Court. The Disclosure Statement was approved by the Court on October 24, 1996, and the Plan and Disclosure Statement were transmitted to all impaired creditors and equity security holders along with ballots for the purpose of soliciting acceptances of the Plan. A hearing to consider confirmation of the Plan (the "Confirmation Hearing") commenced on January 6, 1997, and the Court determined that the requisite majorities of each class of the Company's impaired creditors and equity security holders voted in favor of acceptance of the Plan and that all requirements for confirmation of the Plan had been satisfied, except as requested by Lamonts and the Committees, the Confirmation Hearing was continued to April 14, 1997, to consider certain "Deferred Confirmation Requirements". At the request of Lamonts and the Committees, the Court has again deferred final confirmation of the Plan in order to afford Lamonts additional time in which to explore opportunities to raise additional capital.

The Plan provides that the Company's current equity holders will be substantially diluted. The confirmation and effectiveness of the Plan, the implementation of the Company's proposed business plan and the Company's proposed equity distribution are each subject to numerous uncertainties set forth in detail in the Plan and Disclosure Statement, and the Plan is subject to modifications and / or withdrawal. Accordingly, the value of the Company's common stock remains highly speculative.

On October 11, 1996, the Company retained an investment banking firm, with the approval of the Court, to explore opportunities to raise additional capital.

                                      10

As of the Petition Date, payment of pre-petition liabilities to unsecured creditors, including trade creditors and noteholders, and pending litigation against the Company are generally stayed while the Company continues its business operations as a debtor-in-possession. In a Chapter 11 reorganization plan, the rights of the creditors may be significantly altered. Creditors may receive substantially less than the full face amount of claims. Certain creditors have filed claims with the Court substantially in excess of amounts reflected in the Company's financial statements. The Company continues to analyze and reconcile the claims filed by creditors with the Company's financial records, but believes it has made appropriate provision for all claims filed. However, no estimate of the amount of adjustments, if any, from recorded amounts, to amounts to be realized by creditors, is available at this time.

As a result of the Company's Chapter 11 filing, the Company is currently in default under the indentures governing the Company's 10-1/4% Subordinated Notes due November 1999 (the "10-1/4% Notes") and the 13-1/2% Senior Subordinated Notes which were due February 1995 (the "13-1/2% Notes"). As a result, all unpaid principal of, and accrued pre-petition interest on, such debt became immediately due and payable. The payment of such debt and accrued but unpaid interest is prohibited during the pendency of the Company's Chapter 11 case.

Management is continually evaluating store locations and operations to determine whether to close, downsize or relocate stores that do not meet performance objectives.

Management believes that Lamonts has made substantial progress in the period since the Filing. The Company has closed unprofitable stores, eliminated unprofitable merchandise lines and reduced operating expenses. In addition, management has implemented new merchandising strategies designed to: (i) improve the quality of merchandise offered while maintaining price points geared to the Company's customer base, and (ii) reduce cash operating expenses.

RESULTS OF OPERATIONS

The following discussion and analysis provides information with respect to the results of operations for the quarter ended May 3, 1997 ("1st Quarter 1997") compared to the quarter ended May 4, 1996 ("1st Quarter 1996").

REVENUES. Revenues of $37.6 million for the 1st Quarter 1997 decreased 0.7% on a total store basis from $37.9 million for the 1st Quarter 1996. This decrease is attributable to the closure of 5 stores that were operating during the quarter in the prior year. Comparable store revenues increased 7.2% for the 1st Quarter 1997 as compared to the same period for the prior year. Management believes that comparable store revenues have increased due to increased levels of inventory and overall improvement in the quality of the merchandise offered in the stores compared to the 1st Quarter 1996.

GROSS PROFIT. Gross profit, as a percentage of revenues decreased to 34.7% during the 1st Quarter 1997 compared to 35.8% during the 1st Quarter 1996. The decrease in gross margin is primarily attributed to the markdowns associated with the carry over of fall merchandise resulting from lower sales due to the winter storms.

OPERATING AND ADMINISTRATIVE EXPENSES. Operating and administrative expenses of $14.4 million in the 1st Quarter 1997 decreased 8.8% from $15.8 million in the 1st Quarter 1996. The $1.4 million decrease is primarily the result of a reduction in operating costs attributable to closed stores operating in the 1st Quarter 1996 of $1.0 million and $0.4 million in other miscellaneous operating and administrative expenses reflecting the continuing effects of the operating expense containment program instituted in prior periods.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense of $1.8 million for the 1st Quarter 1997 decreased $0.2 million as compared to $2.0 million for the 1st Quarter 1996. The decrease primarily relates to assets retired as a result of store closures and assets becoming fully depreciated or amortized.

IMPAIRMENT OF LONG-LIVED ASSETS. No impairment of long-lived assets was recognized during the 1st Quarter 1997, as compared to $4.2 million recognized in the 1st Quarter 1996.

INTEREST EXPENSE. Interest expense of $1.2 million for the 1st Quarter 1997 did not change from 1st Quarter 1996.

REORGANIZATION EXPENSES. Reorganization expenses of $0.4 million for the 1st Quarter 1997 and $0.7 million for the 1st Quarter 1996 represent costs directly related to the Company's Chapter 11 case and consist primarily of professional fees.


                                      11

NET LOSS. The Company reported a net loss of $4.8 million for the 1st Quarter 1997 as compared to a net loss of $10.3 million for the 1st Quarter 1996.
The loss for the 1st Quarter 1997 decreased $5.5 million from the prior period primarily due to (i) the decrease in operating and administrative expenses of $1.4 million, (ii) reduction in the impairment of long-lived assets recognized of $4.2 million, (iii) reduction in reorganization expenses of $0.3 million, offset by a decrease in gross profit of $0.5 million.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOW

The Company used $2.1 million of cash for operating activities before reorganization items for the 1st Quarter 1997, a decrease of $0.5 million as compared to $2.6 million used in the 1st Quarter 1996. Funds were used primarily to acquire inventory.

The difference in investing activities from the 1st Quarter 1997 to the 1st Quarter 1996 of $4.3 million results primarily from net sale proceeds of $4.5 million received in the sale-leaseback of the Company's Alderwood store during the 1st Quarter 1996.

The Company received $2.7 million in financing activities in the 1st Quarter 1997 as compared to using $0.6 million in the 1st Quarter 1996. The $3.3 million difference is the result of higher net borrowings under the Company's working capital facility.

As of May 3 1997, the Company had $1.8 million of cash and an additional $0.8 million of current restricted cash, representing the funding of payroll and taxes in connection with the Filing.

CAPITAL RESOURCES

On February 17, 1995, the Company received approval from the Court for a Loan and Security Agreement (the "Old DIP Facility") with Foothill Capital Corporation ("Foothill"). The Old DIP Facility provided for a borrowing capacity of up to $32.0 million in revolving loans, including up to $15.0 million of letters of credit, subject to borrowing base limitations based upon, among other things, the value of inventory and certain real property.

On June 4, 1996, the Company entered into a loan and security agreement (the "BankBoston Facility") with BankBoston, N.A. (f/k/a "The First National Bank of Boston") ("BankBoston") replacing the Old DIP Facility, after a hearing by the Court and the entering of an order approving such financing. Although Foothill had taken no action to declare the Company in default as of the date on which the Old DIP Facility was terminated, the Company was in violation of the net worth maintenance covenant in the Old DIP Facility.

Pursuant to the BankBoston Facility, the Company is able to borrow up to $32 million in revolving loans (including $3 million of letters of credit), subject to borrowing base limitations based upon, among other things, the value of inventory and certain real property, during the pendency of the Company's Chapter 11 proceeding or until June 30, 1997, whichever is sooner. The BankBoston Facility was amended as of May 23, 1997, to extend the term of the BankBoston Facility to February 27, 1998, this amendment has been approved by the Court. Subject to BankBoston's approval of a plan of reorganization and other specified conditions, the BankBoston Facility will continue for a two year period following the effective date of a plan of reorganization.

The BankBoston Facility provides that for Base Rate (as defined therein) loans, interest will accrue at the rate of 1.5% per annum in excess of the Base Rate payable monthly in arrears. For Eurodollar loans, the interest rate will be the Eurodollar Rate (as defined therein) plus 2.75% (adjusted as provided therein). The BankBoston Facility also provides that in the event of a default in the payment of any amount due thereunder, the interest rate on such default shall be the greater of (i) 3.0% per annum in excess of the Base Rate and (ii) the applicable rate on the loan, payable on demand. The interest rates for both Base Rate loans and Eurodollar loans are subject to adjustment after the Plan is approved and other conditions described in the BankBoston Facility have occurred based on financial ratios of the Company specified in the BankBoston Facility. At May 3, 1997, the Base Rate was 8.5% and the Eurodollar Rate for the quarter was 5.69%.

The Company has expensed fees of approximately $186,000 for the BankBoston Facility in the quarter ended May 3, 1997. Fees payable under the BankBoston Facility consist primarily of monthly payments equal to 0.5% (adjusted as provided therein) of the average unused borrowing capacity and monthly payments equal to 0.125% of the borrowing


                                       12
capacity. There will be an additional fee in the amount of $560,000 after the effective date of a plan of reorganization and the satisfaction of certain conditions described in the BankBoston Facility. Subject to the approval of the Court of an amendment to the fee letter, the fee shall be payable as follows: (a) if the conditions are satisfied prior to December 31, 1997, $336,000 shall be payable on the date the conditions are satisfied and $224,000 shall be payable on December 31, 1997 (or, if earlier, the time of termination of the Exit Commitments, as defined), or (b) if the conditions are satisfied on or after December 31, 1997, $336,000 shall be payable on the date the conditions are satisfied and $224,000 shall be payable on December 31, 1998 (or, if earlier, the time of termination of the Exit Commitments).

Borrowings under the BankBoston Facility, together with cash flow from operations, may be used by the Company to finance general working capital requirements, including purchases of inventory and other expenditures permitted under the BankBoston Facility. The BankBoston Facility is secured by inventory and substantially all other assets of the Company and is an allowed administrative expense claim with superpriority over other administrative expenses in the Chapter 11 case. The BankBoston Facility imposes limitations on the Company with respect to, among other things, (i) consolidations, mergers, and sales of assets, (ii) capital expenditures in excess of specified levels and (iii) the prepayment of certain indebtedness. Additionally, the Company must comply with certain operating and financial covenants (as described therein). Although the Company failed to comply with certain covenants related to inventory levels for the months ending July 6, 1996 and August 3, 1996, the Company requested and received a waiver relating to such breaches.

As of June 11, 1997, the Company had $25.8 million of borrowings outstanding under the BankBoston Facility with additional borrowing capacity thereunder of $4.9 million.

The Company's primary cash requirement is the procurement of inventory which is currently funded through (i) borrowings under the BankBoston Facility (ii) trade credit and (iii) cash generated from operations. Like other apparel retailers, the Company is dependent upon its ability to obtain trade credit, which is generally extended by its vendors and a small number of factoring institutions that continually monitor the Company's credit lines. If the Company continues to obtain the trade credit terms it is currently receiving, the Company believes that borrowings under the BankBoston Facility and cash generated from operations will provide the cash necessary to fund the Company's immediate cash requirements. The adequacy of the Company's long-term capital resources and liquidity will depend on whether and when the Plan is confirmed, as well as other factors.

OTHER

The Company has never declared or paid cash dividends on its Common Stock or any other equity security, and does not anticipate paying cash dividends on the Common Stock, or any other equity security, in the foreseeable future. Any future determination as to the payment of dividends will depend upon certain debt instrument limitations, future earnings, results of operations, capital requirements and the financial condition of the Company. The ability of the Company to pay dividends is restricted under the terms of the BankBoston Facility. Such restrictions prohibit the payment of dividends for the foreseeable future. In addition, the Bankruptcy Code prohibits the Company's payment of cash dividends (during the pendency of the Company's Chapter 11 case).

SEASONALITY

The Company's revenues are seasonal, with the Christmas season (included in the Quarter ending the Saturday closest to January 31) being its strongest period.


                                      13

                                 LAMONTS APPAREL, INC.
                                (DEBTOR-IN-POSSESSION)
                                      FORM 10-Q
                                    AUGUST 2, 1997


                                        INDEX




                                                                           Page
                                                                           ----
 Part I.  Financial Information

          Item 1   Consolidated Financial Statements

                   - Consolidated Balance Sheets - August 2, 1997 and
                     February 1, 1997                                         3


                   - Consolidated Statements of Operations and Accumulated
                     Deficit for the three months ended August 2, 1997 and
                     August 3, 1996                                           4

                   - Consolidated Statements of Operations and Accumulated
                     Deficit for the six months ended August 2, 1997 and
                     August 3, 1996                                           5


                   - Consolidated  Statements  of  Cash  Flows for the six
                     months ended August 2, 1997 and August 3, 1996           6

                   - Notes to Consolidated Financial Statements               7

          Item 2   - Management's  Discussion  and  Analysis  of  Financial
                     Condition and Results of Operations                     12

                             LAMONTS APPAREL, INC.
                             (DEBTOR-IN-POSSESSION)
                          CONSOLIDATED BALANCE SHEETS
                                 (UNAUDITED)
                            (DOLLARS IN THOUSANDS)

                                                                  AUGUST 2,      FEBRUARY 1,
                                                                    1997            1997
                                                                  ---------      ----------
Current Assets:
  Cash                                                            $   2,091      $   2,066
  Receivables - net                                                   3,298          1,595
  Inventories                                                        46,438         37,559
  Prepaid expenses and other                                          1,491          1,528
  Restricted cash and deposits                                          975            714
                                                                  ---------      ----------
    Total current assets                                             54,293         43,462

Property and equipment - net of accumulated depreciation
  and amortization of $29,732 and $27,506, respectively              27,940         30,653
Leasehold interests                                                   3,263          3,477
Excess of cost over net assets acquired - net                        11,429         11,591
Deferred financing costs - net                                        1,627          1,989
Restricted cash and deposits                                          1,142          1,142
Other assets                                                            659            958
                                                                  ---------      ----------
    Total assets                                                  $ 100,353      $  93,272
                                                                  ---------      ----------
                                                                  ---------      ----------

Liabilities not subject to settlement under reorganization proceedings:
Current Liabilities:
  Borrowings under DIP Facility                                   $  28,548      $  23,141
  Accounts payable                                                   21,544         13,578
  Accrued payroll and related costs                                   2,436          2,285
  Accrued taxes                                                       1,591            812
  Accrued interest                                                      811            616
  Accrued store closure costs                                         1,036          1,050
  Other accrued expenses                                              5,255          5,325
  Current maturities of obligations under capital leases                 12             12
                                                                  ---------      ----------
    Total current liabilities                                        61,233         46,819

Obligations under capital leases                                      2,846          2,846
Other                                                                   212            302
                                                                  ---------      ----------
    Total liabilities not subject to settlement under
      reorganization proceedings                                     64,291         49,967
                                                                  ---------      ----------

Liabilities subject to settlement under reorganization
  proceedings                                                       102,415        102,858
                                                                  ---------      ----------
Commitments and Contingencies

Stockholders' Equity (Deficit):
  Common stock, $0.01 par value, 40,000,000 shares authorized,
    17,900,053  shares issued and outstanding                           179            179
  Additional paid-in capital                                         62,997         62,972
  Accumulated deficit                                              (129,529)      (122,704)
                                                                  ---------      ----------
    Total stockholders' equity (deficit)                            (66,353)       (59,553)
                                                                  ---------      ----------

Total liabilities and stockholders' equity (deficit)              $ 100,353      $  93,272
                                                                  ---------      ----------
                                                                  ---------      ----------


The accompanying notes are an integral part of the consolidated financial statements.

                                        3

                             LAMONTS APPAREL, INC.
                            (DEBTOR-IN-POSSESSION)
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            AND ACCUMULATED DEFICIT
                                 (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                        QUARTER ENDED
                                                                  ------------------------
                                                                  AUGUST 2,      AUGUST 3,
                                                                    1997           1996
                                                                  ---------      ---------
Revenues                                                          $  49,483      $  49,657
Cost of merchandise sold                                             31,471         31,607
                                                                  ---------      ---------
  Gross profit                                                       18,012         18,050
                                                                  ---------      ---------
Operating and administrative expenses                                16,347         17,201
Depreciation and amortization                                         1,889          2,000
                                                                  ---------      ---------
  Operating costs                                                    18,236         19,201
                                                                  ---------      ---------
Loss from operations before other income (expense) and
   reorganization expenses                                             (224)        (1,151)

Other income (expense):

  Interest expense (contractual interest of $3.4 million in
  1997 and 1996)                                                     (1,228)        (1,257)
  Other                                                                   1              2
                                                                  ---------      ---------

Loss from operations before reorganization expenses                  (1,451)        (2,406)

Reorganization expenses                                                 595            985
                                                                  ---------      ---------

Net loss                                                             (2,046)        (3,391)

Accumulated deficit, beginning of period                           (127,483)      (115,679)
                                                                  ---------      ---------

Accumulated deficit, end of period                                ($129,529)     ($119,070)
                                                                  ---------      ---------
                                                                  ---------      ---------

Net loss per common share                                            ($0.11)        ($0.19)
                                                                  ---------      ---------
                                                                  ---------      ---------




The accompanying notes are an integral part of the consolidated financial statements.



                                   4

                          LAMONTS APPAREL, INC.
                         (DEBTOR-IN-POSSESSION)
                  CONSOLIDATED STATEMENTS OF OPERATIONS
                         AND ACCUMULATED DEFICIT
                              (UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      SIX MONTHS ENDED
                                                                  ------------------------
                                                                  AUGUST 2,      AUGUST 3,
                                                                    1997           1996
                                                                  ---------      ---------

Revenues                                                          $  87,131      $  87,579
Cost of merchandise sold                                             56,038         55,954
                                                                  ---------      ---------

  Gross profit                                                       31,093         31,625
                                                                  ---------      ---------

Operating and administrative expenses                                30,727         32,977
Depreciation and amortization                                         3,761          4,037
Impairment of long-lived assets                                          --          4,170
                                                                  ---------      ---------

  Operating costs                                                    34,488         41,184
                                                                  ---------      ---------
Loss from operations before other income
  (expense) and reorganization expenses                              (3,395)        (9,559)


Other income (expense):
  Interest expense (contractual interest of
    $6.8 million in 1997 and 1996)                                   (2,440)        (2,455)
  Other                                                                   4              5
                                                                  ---------      ---------

Loss from operations before reorganization expenses                  (5,831)       (12,009)

Reorganization expenses                                                 994          1,655
                                                                  ---------      ---------

Net loss                                                             (6,825)       (13,664)

Accumulated deficit, beginning of period                           (122,704)      (105,406)
                                                                  ---------      ---------

Accumulated deficit, end of period                                ($129,529)     ($119,070)
                                                                  ---------      ---------
                                                                  ---------      ---------

Net loss per common share                                            ($0.38)        ($0.76)
                                                                  ---------      ---------
                                                                  ---------      ---------


The accompanying notes are an integral part of the consolidated financial statements.

                                           5

                                 LAMONTS APPAREL, INC.
                                (DEBTOR-IN-POSSESSION)
                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                                      (UNAUDITED)
                                (DOLLARS IN THOUSANDS)

                                                                      SIX MONTHS ENDED
                                                                  ------------------------
                                                                  AUGUST 2,      AUGUST 3,
                                                                    1997           1996
                                                                  ---------      ---------

Cash flows from operating activities:
   Net loss                                                         ($6,825)      ($13,664)

Adjustments  to reconcile net loss to net cash used
  in operating activities before reorganization items:
  Depreciation and amortization                                       3,761          4,037
  Impairment of long-lived assets                                        --          4,170
  Reorganization expenses                                               994          1,655
  Increase in inventories                                            (8,879)       (14,812)
  Increase in accounts payable                                        7,966          7,599
  Other                                                                (156)         1,848
                                                                  ---------      ---------
    Net cash used in operating activities before
      reorganization items                                           (3,139)        (9,167)

Operating cash flows used by reorganization items:
Payments for professional fees and other expenses related
  to the Chapter 11 proceedings                                      (1,566)        (1,360)
                                                                  ---------      ---------
    Net cash used in operating activities                            (4,705)       (10,527)
                                                                  ---------      ---------
Cash flows from investing activities:
  Capital expenditures                                                 (474)          (335)
  Proceeds from sale of property and equipment                            4          4,459
  Other                                                                 257             45
                                                                  ---------      ---------
    Net cash provided by (used in) investing activities                (213)         4,169
                                                                  ---------      ---------

Cash flows from financing activities:
    Post-petition borrowings under working capital facility         100,962        128,372
    Post-petition payments under working capital facility           (95,555)      (120,576)
    Principal payments on obligations under capital leases             (436)          (445)
    Other                                                               (28)           (33)
                                                                  ---------      ---------
    Net cash provided by financing activities                         4,943          7,318
                                                                  ---------      ---------

Net increase in cash                                                     25            960

Cash, beginning of period                                             2,066          1,581
                                                                  ---------      ---------
Cash, end of period                                                  $2,091         $2,541
                                                                  ---------      ---------
                                                                  ---------      ---------
Supplemental disclosures of cash flow information:
  Cash interest payments made                                        $2,196         $2,489
                                                                  ---------      ---------
                                                                  ---------      ---------

Supplemental disclosure of noncash investing and
  financing activities:
  Capital lease relating to sale-leaseback of store                      --         $2,835
                                                                  ---------      ---------
                                                                  ---------      ---------


The accompanying notes are an integral part of the consolidated financial statements.

                                        6

                              LAMONTS APPAREL, INC.
                             (DEBTOR-IN-POSSESSION)
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                AUGUST 2, 1997


NOTE 1 - PETITION FOR RELIEF UNDER CHAPTER 11

On January 6, 1995 (the "Petition Date"), Lamonts Apparel, Inc. (the "Company" or "Lamonts") filed a voluntary petition for relief (the "Filing") under Chapter 11 ("Chapter 11") of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court (the "Court") for the Western District of Washington at Seattle. In Chapter 11, the Company has continued to manage its affairs and operate its business as a debtor-in-possession. As a debtor-in-possession in Chapter 11, the Company may not engage in transactions outside of the ordinary course of business without approval, after notice and hearing, of the Court. The Company and representatives of the committees that represent Lamonts' unsecured trade creditors, bondholders and equityholders (the "Committees") have reached an understanding regarding the material economic terms of a proposed consensual plan of reorganization designed to enable the Company to emerge from Chapter
11. On August 23, 1996, that plan was filed with the Court, along with the proposed disclosure statement relating to the plan. On October 23, 1996, an amended plan of reorganization ("the Plan") and an amended disclosure statement (the "Disclosure Statement") were filed with the Court. The Disclosure Statement was approved by the Court on October 24, 1996, and the Plan and Disclosure Statement were transmitted to all impaired creditors and equity security holders along with ballots for the purpose of soliciting acceptances of the Plan. A hearing to consider confirmation of the Plan (the "Confirmation Hearing") commenced on January 6, 1997, and the Court determined that the requisite majorities of each class of the Company's impaired creditors and equity security holders voted in favor of acceptance of the Plan and that all requirements for confirmation of the Plan had been satisfied, except that, as requested by Lamonts and the Committees, the Confirmation Hearing was continued to April 14, 1997, to consider certain "Deferred Confirmation Requirements". At the request of Lamonts and the Committees, the Court further deferred final confirmation of the Plan in order to afford Lamonts additional time in which to explore opportunities to raise capital.

On August 13, 1997, the Company entered into a commitment letter (the "Commitment Letter") with BankBoston, N.A. (f/k/a "The First National Bank of Boston") ("BankBoston") pursuant to which BankBoston would provide the Company with an additional $10 million term loan. The Court approved the Commitment Letter pursuant to the "Stipulation re Commitment by BankBoston, N.A. for Term Loan Financing; and Order Thereon" entered into by the Company and the Committees. The additional credit facility is subject to a number of conditions, including but not limited to, completion of definitive documentation, approval of the Court, and customary closing conditions. The Company has filed a motion for Court approval of the proposed additional credit facility which is currently set for hearing on September 19, 1997. There can be no assurances that such approval will be obtained or that such other conditions will be met. The proposed additional credit facility is discussed further in Note 3.

The Plan provides that the Company's current equity holders will be substantially diluted. The confirmation and effectiveness of the Plan, the implementation of the Company's proposed business plan and the Company's proposed equity distribution are each subject to numerous uncertainties set forth in detail in the Plan and Disclosure Statement, and the Plan is subject to modifications and / or withdrawal. Accordingly, the value of the Company's common stock remains highly speculative.

As of the Petition Date, payment of pre-petition liabilities to unsecured creditors, including trade creditors and noteholders, and pending litigation against the Company are generally stayed while the Company continues its business operations as a debtor-in-possession. In a Chapter 11 reorganization plan, the rights of the creditors may be significantly altered. Creditors may receive substantially less than the full face amount of claims. Certain creditors have filed claims with the Court substantially in excess of amounts reflected in the Company's financial statements. The Company continues to analyze and reconcile the claims filed by creditors with the Company's financial records, but believes it has made appropriate provision for all claims filed. However, no estimate of the amount of adjustments, if any, from recorded amounts, to amounts to be realized by creditors, is available at this time. These liabilities are included in the balance sheet as "liabilities subject to settlement under reorganization proceedings."

                                          7
                                         B-47

As a result of the Company's Chapter 11 filing, the Company is currently in default under the indentures governing the Company's 10-1/4% Subordinated Notes due November 1999 (the "10-1/4% Notes") and the 13-1/2% Senior Subordinated Notes which were due February 1995 (the "13-1/2% Notes"). As a result, all unpaid principal of, and accrued pre-petition interest on, such debt became immediately due and payable. The payment of such debt and accrued but unpaid interest is prohibited during the pendency of the Company's Chapter 11 case, and these liabilities have been included in the balance sheet as "liabilities subject to settlement under reorganization proceedings".

Pre-petition liabilities subject to settlement under reorganization proceedings include the following (dollars in thousands):



                                                                                                 AUGUST 2,       FEBRUARY 1,
                                                                                                    1997            1997
                                                                                                -----------      -----------

    Accounts payable and accrued liabilities                                                       $ 23,140         $ 23,121
    Capital lease obligations                                                                        10,781           11,216
    10-1/4% Notes (including pre-petition accrued interest) related party                            67,600           67,600
    13-1/2% Notes (including pre-petition accrued interest)                                             838              838
    Notes payable                                                                                        56                8
                                                                                                -----------      -----------

                                                                                                   $102,415         $102,858
                                                                                                -----------      -----------
                                                                                                -----------      -----------



The reductions in capital lease obligations consist of payments to landlords for store locations in the ongoing business operations of the Company.

In accordance with the Bankruptcy Code, the Company can seek Court approval for the rejection of executory contracts, including real property leases. Any such rejection may give rise to a prepetition unsecured claim for breach of contract. In connection with the Company's Chapter 11 proceedings, the Company continues to review all of its obligations under its executory contracts. As of August 2, 1997, the Company has rejected 14 real property leases and certain executory contracts and assumed 5 leases (with certain conditions and limitations).

As a result of the reorganization proceedings, the Company may sell or otherwise realize assets and liquidate or settle liabilities for amounts other than those reflected in the consolidated financial statements. Further, a plan of reorganization could materially change the amounts currently recorded in the consolidated financial statements, including amounts recorded for the excess of cost over net assets acquired. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these matters or adjustments that might result should the Company be unable to continue as a going concern. Generally if a debtor-in-possession is unable to emerge from Chapter 11, such debtor-in-possession could be required to liquidate its assets.

Costs associated with the reorganization of the Company are charged to expense as incurred. Under the requirements of the Chapter 11 filing, the Company is required to pay certain expenses of the Committees. The amounts charged to reorganization expense by the Company have consisted and will continue to consist primarily of write-off of property and equipment, professional fees, lease related costs and severance costs.

NOTE 2 - BASIS OF PRESENTATION

The consolidated financial statements present the consolidated financial position and results of operations of the Company and its subsidiaries. All subsidiaries of the Company are inactive. All significant intercompany transactions and account balances have been eliminated in consolidation. The financial statements included herein should be read in conjunction with the audited, annual financial statements for the fiscal year ended February 1, 1997, included in the Company's Annual Report on Form 10-K. The year-end condensed balance sheet was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

                                          8

The accompanying consolidated financial statements of the Company have been prepared on a going concern basis of accounting, and, for the periods subsequent to the Filing, in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE. Recurring losses from operations and the matters discussed herein related to the Filing raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon, among other things, (i) the ability to comply with its debtor-in-possession financing agreement, (ii) confirmation of a plan of reorganization under the Bankruptcy Code, (iii) the ability to achieve profitable operations after such confirmation and (iv) the ability to generate sufficient cash from operations to meet its obligations.

The consolidated financial statements presented herein reflect all adjustments that are, in the opinion of management, necessary to present fairly the operating results for the periods reported. Except as discussed in Note 1, all such adjustments are normal and recurring in nature. The results of operations for the quarterly periods are not necessarily indicative of results for the entire year.

IMPAIRMENT OF LONG-LIVED ASSETS

In the first quarter of Fiscal 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("Statement No. 121"). Statement No. 121 requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If impairment has occurred, an impairment loss must be recognized.

Statement No. 121 requires that assets be grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company has identified this lowest level to be principally individual stores. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the estimated future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of the impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is measured by discounting expected future cash flows at a rate commensurate with the Company's borrowing rate.

During the first quarter of Fiscal 1996, the Company recognized a non-cash impairment loss of $4.2 million. Of the total impairment loss, $2.3 million represents impairment of property and equipment, $1.3 million relates to excess of cost over net assets acquired and $0.6 million pertains to leasehold interests. Based on estimates by management as of August 2, 1997, subject to the outcome of issues discussed in Note 1, no additional impairment has occurred during the six months ended August 2, 1997. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

OTHER

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("Statement No. 128"). All companies are required to comply with the disclosure requirements of the statement and the Company will adopt the policy in the 4th Quarter of its Fiscal year ending January 31, 1998. Management is currently evaluating the requirements of Statement No. 128.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Comprehensive Income" ("Statement No. 130"). Statement No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Statement No. 130 is effective for fiscal years beginning after December 15, 1997 and requires restatement of earlier periods presented. Management is currently evaluating the requirements of Statement No. 130.

NOTE 3 - LOAN AND SECURITY AGREEMENTS

On February 17, 1995, the Company received approval from the Court for a Loan and Security Agreement (the "Old DIP Facility") with Foothill Capital Corporation ("Foothill"). The Old DIP Facility provided for a borrowing capacity of up to $32.0 million in revolving loans, including up to $15.0 million of letters of credit, subject to borrowing base limitations based upon, among other things, the value of inventory and certain real property.


                                          9

On June 4, 1996, the Company entered into a loan and security agreement (the "BankBoston Facility") with BankBoston replacing the Old DIP Facility, after a hearing by the Court and the entering of an order approving such financing. Although Foothill had taken no action to declare the Company in default as of the date on which the Old DIP Facility was terminated, the Company was in violation of the net worth maintenance covenant in the Old DIP Facility.

Pursuant to the BankBoston Facility, the Company is able to borrow up to $32 million in revolving loans (including $3 million of letters of credit), subject to borrowing base limitations based upon, among other things, the value of inventory and certain real property, during the pendency of the Company's Chapter 11 proceeding or until June 30, 1997, whichever is sooner. The BankBoston Facility was amended as of May 23, 1997, to extend the term of the BankBoston Facility to February 27, 1998, and this amendment was approved by the Court. Subject to BankBoston's approval of a plan of reorganization and other specified conditions, the BankBoston Facility will continue for a two year period following the effective date of a plan of reorganization.

The BankBoston Facility provides that for Base Rate (as defined therein) loans, interest will accrue at the rate of 1.5% per annum in excess of the Base Rate, payable monthly in arrears. For Eurodollar loans, the interest rate will be the Eurodollar Rate (as defined therein) plus 2.75% (adjusted as provided therein). The BankBoston Facility also provides that in the event of a default, the interest rate following such default shall be the greater of
(i) 3.0% per annum in excess of the Base Rate and (ii) the applicable rate on the loan, payable on demand. The interest rates for both Base Rate loans and Eurodollar loans are subject to adjustment after the Plan is approved and other conditions described in the BankBoston Facility have occurred based on financial ratios of the Company specified in the BankBoston Facility. For the six months ended August 2, 1997, the weighted average Base Rate was 8.5% and the weighted average Eurodollar Rate was 5.6%.

The Company has expensed fees of approximately $328,000 for the BankBoston Facility for the six months ended August 2, 1997. Fees payable under the BankBoston Facility consist primarily of monthly payments equal to 0.5% (adjusted as provided therein) of the average unused borrowing capacity and monthly payments equal to 0.125% of the borrowing capacity. There will be an additional fee in the amount of $560,000 after the effective date of a plan of reorganization and the satisfaction of certain conditions described in the BankBoston Facility. The fee shall be payable as follows: (a) if the conditions are satisfied prior to December 31, 1997, $336,000 shall be payable on the date the conditions are satisfied and $224,000 shall be payable on December 31, 1997 (or, if earlier, the time of termination of the Exit Commitments, as defined), or (b) if the conditions are satisfied on or after December 31, 1997, $336,000 shall be payable on the date the conditions are satisfied and $224,000 shall be payable on December 31, 1998 (or, if earlier, the time of termination of the Exit Commitments).

Borrowings under the BankBoston Facility, together with cash flow from operations, may be used by the Company to finance general working capital requirements, including purchases of inventory and other expenditures permitted under the BankBoston Facility. The BankBoston Facility is secured by inventory and substantially all other assets and is an allowed administrative expense claim with superpriority over other administrative expenses in the Chapter 11 case. The BankBoston Facility imposes limitations on the Company with respect to, among other things, (i) consolidations, mergers, and sales of assets, (ii) capital expenditures in excess of specified levels and (iii) the prepayment of certain indebtedness. Additionally, the Company must comply with certain operating and financial covenants (as described therein). Although the Company failed to comply with certain covenants related to inventory levels for the months ending July 6, 1996 and August 3, 1996, the Company requested and received a waiver relating to such breaches.

                                          10

On August 13, 1997, the Company entered into the Commitment Letter with BankBoston to amend the BankBoston Facility to provide an additional $10 million term loan (the "Term Loan"). The Company and the Committees executed the "Stipulation re Commitment by BankBoston, N.A. for Term Loan Financing; and Order Thereon", which was approved by the Court on August 15, 1997. Pursuant to the Commitment Letter, (a) the proposed Term Loan would mature on the earlier of (i) twenty-seven months after the closing date of the Term Loan and (ii) the maturity date of the revolving loans under the BankBoston Facility, and the maturity date would be subject to extension for two consecutive one year periods on the terms and conditions set forth in the Commitment Letter including, among others, payment of specified extension fees; (b) interest on the Term Loan would be the same as the nondefault rate for the revolving loans under the BankBoston Facility; (c) collateral for the Term Loan would be the same as the collateral for the revolving loans under the BankBoston Facility, including all real estate leasehold interests of the Company; (d) a third party guarantor of the Term Loan will be issued warrants under the Company's plan of reorganization granting the right to acquire up to 20% of the reorganized Company's outstanding equity at an initial exercise price of $4 million; and (e) fees for the Term Loan will include a closing fee of $500,000 and additional closing fees and extension fees equal to 5% of the average outstanding daily principal balance of the Term Loan. Consummation of the Term Loan is subject to a number of conditions, including, but not limited to, completion of definitive documentation, approval of the Court (after notice and a hearing currently scheduled for September 19, 1997), and customary closing conditions. Pursuant to the Commitment Letter, all conditions must be satisfied by October 31, 1997. There can be no assurances that such approval will be obtained or that such other conditions will be met.

NOTE 4 - LOSS PER COMMON SHARE

Net loss per common share has been computed by dividing net loss by the weighted average number of common shares outstanding during the period. The common stock equivalents, represented by stock options and warrants were not considered in the calculation as they either have an exercise price greater than the applicable market price, or the effect of assuming their exercise or conversion would be anti-dilutive. The weighted average number of shares outstanding for the quarter and six months ended August 2, 1997 were 17,900,053.

The weighted average number of shares outstanding for the quarter and six months ended August 3, 1996 were 17,899,970 and 17,899,759, respectively.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

The Company is involved in various matters of litigation arising in the ordinary course of business. In the opinion of management, the ultimate outcome of all such matters should not have a material adverse effect on the financial position of the Company, but, if decided adversely to the Company, could have a material effect upon the Company's anticipated plan of reorganization and operating results during the period in which the litigation is resolved. (See also Part II, Item 1.)


                                      11

ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Certain information and statements included in Management's Discussion and Analysis of Financial Condition and Results of Operations including, without limitation, statements containing the words "believes", "anticipates", "expects" and words of a similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the Company (defined below), to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Although it is not possible to itemize all the factors and specific events that could affect the outlook of the Company, factors that could significantly impact the expected results include, among others, (i) national and local general economic and market conditions, (ii) demographic changes, (iii) liability and other claims asserted against the Company, (iv) competition, (v) the loss of significant customers or suppliers, (vi) fluctuations in operating results, (vii) changes in business strategy or development plans, (viii) business disruptions, (ix) the ability to attract and retain qualified personnel, and (x) the
confirmation of the Plan and the terms thereof.   The Company disclaims any
obligations to update any such factors or to announce publicly the result of any revisions to any forward-looking statements contained or incorporated by reference herein to reflect untrue events or developments.

BACKGROUND

Lamonts Apparel, Inc. (the "Company") retails brand-name apparel and accessories for the entire family through its 38 full-line apparel stores. Lamonts currently operates in malls and regional shopping centers located in the states of Alaska, Idaho, Oregon, Utah and Washington.

On January 6, 1995 (the "Petition Date"), Lamonts Apparel, Inc. (the "Company" or "Lamonts") filed a voluntary petition for relief (the "Filing") under Chapter 11 ("Chapter 11") of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court (the "Court") for the Western District of Washington at Seattle. In Chapter 11, the Company has continued to manage its affairs and operate its business as a debtor-in-possession. As a debtor-in-possession in Chapter 11, the Company may not engage in transactions outside of the ordinary course of business without approval, after notice and hearing, of the Court. The Company and representatives of the committees that represent Lamonts' unsecured trade creditors, bondholders and equityholders (the "Committees") have reached an understanding regarding the material economic terms of a proposed consensual plan of reorganization designed to enable the Company to emerge from Chapter
11. On August 23, 1996, that plan was filed with the Court, along with the proposed disclosure statement relating to the plan. On October 23, 1996, an amended plan of reorganization ("the Plan") and an amended disclosure statement (the "Disclosure Statement") were filed with the Court. The Disclosure Statement was approved by the Court on October 24, 1996, and the Plan and Disclosure Statement were transmitted to all impaired creditors and equity security holders along with ballots for the purpose of soliciting acceptances of the Plan. A hearing to consider confirmation of the Plan (the "Confirmation Hearing") commenced on January 6, 1997, and the Court determined that the requisite majorities of each class of the Company's impaired creditors and equity security holders voted in favor of acceptance of the Plan and that all requirements for confirmation of the Plan had been satisfied, except that, as requested by Lamonts and the Committees, the Confirmation Hearing was continued to April 14, 1997, to consider certain "Deferred Confirmation Requirements". At the request of Lamonts and the Committees, the Court further deferred final confirmation of the Plan in order to afford Lamonts additional time in which to explore opportunities to raise additional capital.

On August 13, 1997, the Company entered into a commitment letter (the "Commitment Letter") with BankBoston, N.A. (f/k/a "The First National Bank of Boston") ("BankBoston") pursuant to which BankBoston would provide the Company with an additional $10 million term loan. The Court approved the Commitment Letter pursuant to the "Stipulation re Commitment by BankBoston, N.A. for Term Loan Financing; and Order Thereon" entered into by the Company and the Committees. The additional credit facility is subject to a number of conditions, including but not limited to, completion of definitive documentation, approval of the Court, and customary closing conditions. The Company has filed a motion for Court approval of the proposed additional credit facility which is currently set for hearing on September 19, 1997. There can be no assurances that such approval will be obtained or that such other conditions will be met. The proposed additional credit facility is discussed further in the Liquidity and Capital Resources section.



                                          12

The Plan provides that the Company's current equity holders will be substantially diluted. The confirmation and effectiveness of the Plan, the implementation of the Company's proposed business plan and the Company's proposed equity distribution are each subject to numerous uncertainties set forth in detail in the Plan and Disclosure Statement, and the Plan is subject to modifications and / or withdrawal. Accordingly, the value of the Company's common stock remains highly speculative.

As of the Petition Date, payment of pre-petition liabilities to unsecured creditors, including trade creditors and noteholders, and pending litigation against the Company are generally stayed while the Company continues its business operations as a debtor-in-possession. In a Chapter 11 reorganization plan, the rights of the creditors may be significantly altered. Creditors may receive substantially less than the full face amount of claims. Certain creditors have filed claims with the Court substantially in excess of amounts reflected in the Company's financial statements. The Company continues to analyze and reconcile the claims filed by creditors with the Company's financial records, but believes it has made appropriate provision for all claims filed. However, no estimate of the amount of adjustments, if any, from recorded amounts, to amounts to be realized by creditors, is available at this time.

As a result of the Company's Chapter 11 filing, the Company is currently in default under the indentures governing the Company's 10-1/4% Subordinated Notes due November 1999 (the "10-1/4% Notes") and the 13-1/2% Senior Subordinated Notes which were due February 1995 (the "13-1/2% Notes"). As a result, all unpaid principal of, and accrued pre-petition interest on, such debt became immediately due and payable. The payment of such debt and accrued but unpaid interest is prohibited during the pendency of the Company's Chapter 11 case.

Management is continually evaluating store locations and operations to determine whether to close, downsize or relocate stores that do not meet performance objectives.

Management believes that Lamonts has made substantial progress in the period since the Filing. The Company has closed unprofitable stores, eliminated unprofitable merchandise lines and reduced operating expenses. In addition, management has implemented new merchandising strategies designed to: (i) improve the quality of merchandise offered while maintaining price points geared to the Company's customer base, and (ii) reduce cash operating expenses.

RESULTS OF OPERATIONS

The following discussion and analysis provides information with respect to the results of operations for the quarter ("2nd Quarter 1997") and six month period ("YTD 1997") ended August 2, 1997 compared to the quarter ("2nd Quarter 1996") and six month period ("YTD 1996") ended August 3, 1996.

REVENUES. Revenues of $49.5 million for the 2nd Quarter 1997 decreased $0.2 million on a total store basis from $49.7 million for the 2nd Quarter 1996. Revenues of $87.1 million for YTD 1997 decreased $0.5 million on a total store basis from $87.6 million for YTD 1996. The decrease is attributable to the closure of 4 stores that were operating during the prior year.
Comparable store revenues increased 5.8% for the 2nd Quarter 1997, as compared to 2nd Quarter 1996. Comparable store revenues increased 6.4% for YTD 1997 as compared to YTD 1996. Management believes that comparable store revenues have increased due to increased levels of inventory and continued improvement in the quality of the merchandise offered in the stores compared to the prior year.

GROSS PROFIT. Gross profit, as a percentage of revenues, of 36.4% for the 2nd Quarter 1997 remained unchanged from the 2nd Quarter 1996. Gross profit, as a percentage of revenues, decreased to 35.7% for YTD 1997, compared to 36.1% for YTD 1996. The decline in gross profit for YTD 1997 was associated with the carry over of fall merchandise resulting from lower sales due to the winter storms in certain markets of the Company.

OPERATING AND ADMINISTRATIVE EXPENSES. Operating and administrative expenses of $16.3 million for the 2nd Quarter 1997 decreased 5.0% or $0.9 million from $17.2 million for the 2nd Quarter 1996. Operating and administrative expenses of $30.7 million for YTD 1997 decreased 6.8% or $2.3 million from $33.0 million for YTD 1996. The decrease is primarily the result of a reduction in operating costs of $1.0 million and $2.0 million, in 2nd Quarter 1997 and YTD 1997, respectively, attributable to closed stores operating in the prior year. In addition, operating and administrative expenses reflect the continuing effects of the operating expense containment program instituted in prior periods, partially offset by an increase in advertising expenses.


                                          13

DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense of $1.9 million for the 2nd Quarter 1997 decreased $0.1 million as compared to $2.0 million for the 2nd Quarter 1996. Depreciation and amortization expense of $3.8 million for YTD 1997 decreased $0.2 million as compared to $4.0 million for YTD 1996. The decrease primarily relates to assets retired as a result of store closures and assets becoming fully depreciated or amortized.

IMPAIRMENT OF LONG-LIVED ASSETS. A non-cash charge of $4.2 million for the impairment of long-lived assets was recognized during YTD 1996 due to the adoption of Statement of Financial Accounting Standards No. 121, see "Item 1 -Consolidated Financial Statements - Note 2".

INTEREST EXPENSE. Interest expense was $1.2 million for 2nd Quarter 1997 compared to $1.3 million for 2nd Quarter 1996. The YTD 1997 expense was $2.4 million, compared to $2.5 million for YTD 1996. Interest expense is related to outstanding borrowings under the BankBoston Facility (as defined below).

REORGANIZATION EXPENSES. Reorganization expenses of $0.6 million for the 2nd Quarter 1997 decreased $0.4 million from $1.0 million for the 2nd Quarter 1996. The YTD 1997 expense of $1.0 million decreased $0.7 million from $1.7 million for the YTD 1996. The reorganization expenses represent costs directly related to the Company's Chapter 11 case and consist primarily of professional fees.

NET LOSS. The Company reported a net loss of $2.0 million for the 2nd Quarter 1997 compared to a net loss of $3.4 million for the 2nd Quarter 1996. The $1.4 million decrease from the prior period is primarily due to (i) the decrease in operating and administrative expenses of $0.9 million, and (ii) the reduction in reorganization expenses of $0.4 million.

The Company reported a net loss of $6.8 million for the YTD 1997 compared to a net loss of $13.7 million for the YTD 1996. The decrease of $6.9 million from the prior period resulted primarily from (i) no impairment of long-lived assets for YTD 1997 compared to the recognition of $4.2 million for the impairment of long-lived assets for YTD 1996, (ii) the decrease in operating and administrative expenses of $2.3 million, and (iii) the reduction in reorganization expenses of $0.7 million, offset by a decrease in gross profit of $0.5 million.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOW

The Company used $3.1 million of cash for operating activities before reorganization items for YTD 1997, a decrease of $6.1 million as compared to $9.2 million used for YTD 1996. The improvement is partially due to a decrease in net loss. In addition, cash used for inventory purchases decreased $5.9 million to $8.9 million for YTD 1997 from $14.8 million for YTD 1996.

The difference in investing activities for YTD 1997 from YTD 1996 of $4.4 million results primarily from net sale proceeds of $4.5 million received in the sale-leaseback of one of the Company's stores during YTD 1996.

The Company received $4.9 million from financing activities for YTD 1997 as compared to $7.3 million for YTD 1996. The $2.4 million difference is the result of lower net borrowings under the Company's working capital facility.

As of August 2, 1997, the Company had $2.0 million of cash and an additional $1.0 million of current restricted cash, representing the funding of payroll and taxes in connection with the Filing.

CAPITAL RESOURCES

On February 17, 1995, the Company received approval from the Court for a Loan and Security Agreement (the "Old DIP Facility") with Foothill Capital Corporation ("Foothill"). The Old DIP Facility provided for a borrowing capacity of up to $32.0 million in revolving loans, including up to $15.0 million of letters of credit, subject to borrowing base limitations based upon, among other things, the value of inventory and certain real property.


                                          14

On June 4, 1996, the Company entered into a loan and security agreement (the "BankBoston Facility") with BankBoston, N.A. (f/k/a "The First National Bank of Boston") ("BankBoston") replacing the Old DIP Facility, after a hearing by the Court and the entering of an order approving such financing. Although Foothill had taken no action to declare the Company in default as of the date on which the Old DIP Facility was terminated, the Company was in violation of the net worth maintenance covenant in the Old DIP Facility.

Pursuant to the BankBoston Facility, the Company is able to borrow up to $32 million in revolving loans (including $3 million of letters of credit), subject to borrowing base limitations based upon, among other things, the value of inventory and certain real property, during the pendency of the Company's Chapter 11 proceeding or until June 30, 1997, whichever is sooner. The BankBoston Facility was amended as of May 23, 1997, to extend the term of the BankBoston Facility to February 27, 1998, and this amendment was approved by the Court. Subject to BankBoston's approval of a plan of reorganization and other specified conditions, the BankBoston Facility will continue for a two year period following the effective date of a plan of reorganization.

The BankBoston Facility provides that for Base Rate (as defined therein) loans, interest will accrue at the rate of 1.5% per annum in excess of the Base Rate payable monthly in arrears. For Eurodollar loans, the interest rate will be the Eurodollar Rate (as defined therein) plus 2.75% (adjusted as provided therein). The BankBoston Facility also provides that in the event of a default, the interest rate following such default shall be the greater of
(i) 3.0% per annum in excess of the Base Rate and (ii) the applicable rate on the loan, payable on demand. The interest rates for both Base Rate loans and Eurodollar loans are subject to adjustment after the Plan is approved and other conditions described in the BankBoston Facility have occurred based on financial ratios of the Company specified in the BankBoston Facility. For the six months ended August 2, 1997, the weighted average Base Rate was 8.5% and the weighted average Eurodollar Rate was 5.6%.

The Company has expensed fees of approximately $328,000 for the BankBoston Facility for the six months ended August 2, 1997. Fees payable under the BankBoston Facility consist primarily of monthly payments equal to 0.5% (adjusted as provided therein) of the average unused borrowing capacity and monthly payments equal to 0.125% of the borrowing capacity. There will be an additional fee in the amount of $560,000 after the effective date of a plan of reorganization and the satisfaction of certain conditions described in the BankBoston Facility. The fee shall be payable as follows: (a) if the conditions are satisfied prior to December 31, 1997, $336,000 shall be payable on the date the conditions are satisfied and $224,000 shall be payable on December 31, 1997 (or, if earlier, the time of termination of the Exit Commitments, as defined), or (b) if the conditions are satisfied on or after December 31, 1997, $336,000 shall be payable on the date the conditions are satisfied and $224,000 shall be payable on December 31, 1998 (or, if earlier, the time of termination of the Exit Commitments).

Borrowings under the BankBoston Facility, together with cash flow from operations, may be used by the Company to finance general working capital requirements, including purchases of inventory and other expenditures permitted under the BankBoston Facility. The BankBoston Facility is secured by inventory and substantially all other assets of the Company and is an allowed administrative expense claim with superpriority over other administrative expenses in the Chapter 11 case. The BankBoston Facility imposes limitations on the Company with respect to, among other things, (i) consolidations, mergers, and sales of assets, (ii) capital expenditures in excess of specified levels and (iii) the prepayment of certain indebtedness. Additionally, the Company must comply with certain operating and financial covenants (as described therein). Although the Company failed to comply with certain covenants related to inventory levels for the months ending July 6, 1996 and August 3, 1996, the Company requested and received a waiver relating to such breaches.

As of September 12, 1997, the Company had $27.8 million of borrowings outstanding under the BankBoston Facility with additional borrowing capacity thereunder of $4.2 million.


                                          15

On August 13, 1997, the Company entered into the Commitment Letter with BankBoston to amend the BankBoston Facility to provide an additional $10 million term loan (the "Term Loan"). The Company and the Committees executed the "Stipulation re Commitment by BankBoston, N.A. for Term Loan Financing; and Order Thereon", which was approved by the Court on August 15, 1997. Pursuant to the Commitment Letter, (a) the proposed Term Loan would mature on the earlier of (i) twenty-seven months after the closing date of the Term Loan and (ii) the maturity date of the revolving loans under the BankBoston Facility, and the maturity date would be subject to extension for two consecutive one year periods on the terms and conditions set forth in the Commitment Letter including, among others, payment of specified extension fees; (b) interest on the Term Loan would be the same as the nondefault rate for the revolving loans under the BankBoston Facility; (c) collateral for the Term Loan would be the same as the collateral for the revolving loans under the BankBoston Facility, including all real estate leasehold interests of the Company; (d) a third party guarantor of the Term Loan will be issued warrants under the Company's plan of reorganization granting the right to acquire up to 20% of the reorganized Company's outstanding equity at an initial exercise price of $4 million; and (e) fees for the Term Loan will include a closing fee of $500,000 and additional closing fees and extension fees equal to 5% of the average outstanding daily principal balance of the Term Loan. Consummation of the Term Loan is subject to a number of conditions, including, but not limited to, completion of definitive documentation, approval of the Court (after notice and a hearing currently scheduled for September 19, 1997), and customary closing conditions. Pursuant to the Commitment Letter, all conditions must be satisfied by October 31, 1997. There can be no assurances that such approval will be obtained or that such other conditions will be met.

The Company's primary cash requirement is the procurement of inventory which is currently funded through (i) borrowings under the BankBoston Facility (ii) trade credit and (iii) cash generated from operations. Like other apparel retailers, the Company is dependent upon its ability to obtain trade credit, which is generally extended by its vendors and a small number of factoring institutions that continually monitor the Company's credit lines. If the Company continues to obtain the trade credit terms it is currently receiving, the Company believes that borrowings under the BankBoston Facility and cash generated from operations will provide the cash necessary to fund the Company's immediate cash requirements. The adequacy of the Company's long-term capital resources and liquidity will depend on whether and when the Plan is confirmed, as well as other factors.

OTHER

The Company has never declared or paid cash dividends on its Common Stock or any other equity security, and does not anticipate paying cash dividends on the Common Stock, or any other equity security, in the foreseeable future. Any future determination as to the payment of dividends will depend upon certain debt instrument limitations, future earnings, results of operations, capital requirements and the financial condition of the Company. The ability of the Company to pay dividends is restricted under the terms of the BankBoston Facility. Such restrictions prohibit the payment of dividends for the foreseeable future. In addition, the Bankruptcy Code prohibits the Company's payment of cash dividends (during the pendency of the Company's Chapter 11 case).

SEASONALITY

The Company's revenues are seasonal, with the Christmas season (included in the Quarter ending the Saturday closest to January 31) being its strongest period.

                                          16

                                LAMONTS APPAREL, INC.
                                (DEBTOR-IN-POSSESSION)
                             CONSOLIDATED BALANCE SHEETS
                                     (UNAUDITED)
                                (DOLLARS IN THOUSANDS)



                                                                 OCTOBER 4,      OCTOBER 5,
                                                                    1997            1996
                                                                 ----------      ----------
Current Assets:
   Cash                                                           $   2,319       $   2,557
   Receivables - net                                                  2,521           2,351
   Inventories                                                       49,529          47,653
   Prepaid expenses and other                                         1,504           1,923
   Restricted cash                                                    1,304             867
                                                                 ----------      ----------
     Total current assets                                            57,177          55,351

Property and equipment - net                                         27,161          32,349
Leasehold interests                                                   3,192           3,634
Excess of cost over net assets acquired - net                        11,374          11,711
Deferred financing costs - net                                        1,507           2,230
Restricted cash                                                       1,142           1,139
Other assets                                                          1,301             969
                                                                                 ----------
     Total assets                                                 $ 102,854       $ 107,383
                                                                 ----------      ----------
                                                                 ----------      ----------
Liabilities not subject to settlement under
  reorganization proceedings:
Current Liabilities:
  Borrowings under DIP Facility                                   $  20,678       $  29,745
  Accounts payable                                                   21,393          18,374
  Accrued payroll and related costs                                   2,202           2,132
  Accrued store closure costs                                             0               0
  Other accrued expenses                                              9,236           7,378
                                                                 ----------      ----------
     Total current liabilities                                       53,509          57,629

Long-term debt                                                       10,000               0
Obligations under capital leases                                      2,843           2,808
Other                                                                   182             545
                                                                 ----------      ----------
  Total liabilities not subject to settlement under
    reorganization proceedings                                       66,534          60,982
                                                                 ----------      ----------

Liabilities subject to settlement under reorganization
  proceedings                                                       103,339         103,609
                                                                 ----------      ----------
Stockholders' Equity (Deficit):
  Common  stock,  $0.01  par value, 40,000,000 shares
    authorized, 17,900,053 shares issued
    and outstanding                                                     179             179
  Additional paid-in capital                                         63,006          62,959
  Minimum pension liability adjustment                                    0            (250)
  Accumulated deficit                                              (130,204)       (120,096)
                                                                 ----------      ----------

        Total stockholders' equity (deficit)                        (67,019)        (57,208)
                                                                 ----------      ----------

           Total liabilities and stockholders' equity (deficit)   $ 102,854       $ 107,383
                                                                 ----------      ----------
                                                                 ----------      ----------


                                LAMONTS APPAREL, INC.
                                (DEBTOR-IN-POSSESSION)
                         CONSOLIDATED STATEMENTS OF OPERATIONS
                                AND ACCUMULATED DEFICIT
                                      (UNAUDITED)
                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                           TWO MONTHS ENDED
                                                      --------------------------
                                                      OCTOBER 4,      October 5,
                                                         1997            1996
                                                      ----------      ----------
Revenues                                                 $35,843         $35,098
Cost of merchandise sold                                  22,883          22,428
                                                      ----------      ----------

  Gross profit                                            12,960          12,670
                                                      ----------      ----------

Operating and administrative expenses                     11,194          10,981
Depreciation and amortization                              1,230           1,347
                                                      ----------      ----------

  Operating costs                                         12,424          12,328
                                                      ----------      ----------

Income from operations before other
  income (expense) and reorganization expenses               536             342

Other income (expense):
  Interest expense                                          (880)           (877)
  Other                                                        1               2
                                                      ----------      ----------

Loss from operations before reorganization expenses         (343)           (533)

Reorganization expenses                                      332             493
                                                      ----------      ----------

Net loss                                                    (675)         (1,026)

Accumulated deficit, beginning of period                (129,529)       (119,070)
                                                      ----------      ----------

Accumulated deficit, end of period                     $(130,204)      $(120,096)
                                                      ----------      ----------
                                                      ----------      ----------

Net loss per common share                                 $(0.04)         $(0.06)
                                                      ----------      ----------
                                                      ----------      ----------


                                LAMONTS APPAREL, INC.
                               (DEBTOR-IN-POSSESSION)
                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    (UNAUDITED)
                              (DOLLARS IN THOUSANDS)

                                                           TWO MONTHS ENDED
                                                      --------------------------
                                                      OCTOBER 4,      OCTOBER 5,
                                                         1997            1996
                                                      ----------      ----------

Cash flows from operating activities:
   Net loss                                                $(675)        $(1,026)

   Adjustments to reconcile net loss to net cash
     used in operating activities before
     reorganization items:
     Depreciation and amortization                         1,230           1,347
     Reorganization expenses                                 332             493
     Decrease (increase) in inventories                   (3,091)         (3,281)
     Increase (decrease) in accounts payable                (151)          2,359
     Other                                                 1,152            (659)
                                                      ----------      ----------
       Net cash provided by (used in)
         operating activities before
         reorganization items                             (1,203)           (767)

Operating cash flows used by reorganization items:
Payments for professional fees and other expenses
  related to the Chapter 11 proceedings                     (400)           (572)
                                                      ----------      ----------
       Net cash provided by (used in) operating
         activities                                       (1,603)         (1,339)
                                                      ----------      ----------

Cash flows from investing activities:
  Capital expenditures                                      (136)           (114)
                                                      ----------      ----------
       Net cash provided by (used in) investing
         activities                                         (136)           (114)
                                                      ----------      ----------

Cash flows from financing activities:
  Post-petition borrowings under working
    capital facility                                      33,029          42,418
  Post-petition payments under working
    capital facility                                     (40,897)        (40,803)
  Proceeds from issuance of long-term debt                10,000               0
  Principal payments on obligations under
    capital leases                                          (155)           (135)
  Other                                                      (10)            (11)
                                                      ----------      ----------
       Net cash provided by (used in) financing
         activities                                        1,967           1,469
                                                      ----------      ----------

Net increase (decrease) in cash                              228              16

Cash, beginning of period                                  2,091           2,541
                                                      ----------      ----------

Cash, end of period                                      $ 2,319         $ 2,557
                                                      ----------      ----------
                                                      ----------      ----------

Supplemental disclosures of cash flow information:
    Cash paid for interest                               $ 1,432           $ 539
                                                      ----------      ----------
                                                      ----------      ----------


                                     ANNEX C
                              LIST OF SENIOR CLAIMS

Creditor Name                     Claim Filed   Claim      Creditor Name                        Claim Filed      Claim
                                  /Scheduled     No.                                             /Scheduled       No.
1.2 & O CLEANERS                   Scheduled               AMERICAN CLEANING                        Claim         361
1928 JEWELRY COMPANY                 Claim       992       AMERICAN ELECTRIC INC                    Claim         232
4K RADIO                           Scheduled               AMERICAN INSTITUTE OF ARCHITECTS       Scheduled
4K RADIO INC DBA KOZE AM/FM          Claim       193       AMERICAN LINEN (BLACKFOOT)             Scheduled
A & E PRODUCTS/CARLISLE PLASTICS     Claim       188       AMERICAN LINEN (EUGENE)                  Claim         306
A RIFKIN CO                          Claim       466       AMERICAN LINEN (PORTLAND)                Claim         902
A TO Z RENTALS                     Scheduled               AMERICAN LINEN (SPOKANE)                 Claim          73
AA LOCK & SAFE                       Claim       241       AMERICAN MARKETING WORKS                 Claim         723
AAA PRINTING & GRAPHICS              Claim       487       AMERICAN NORTHWEST ENTERPRISES           Claim         678
AAA SEWER SERVICE                    Claim       744       AMERICAN PLUMBING & HEATING CO         Scheduled
AANNEX RENTS INC/AA PARTY RENTALS    Claim       591       AMERICAN RED CROSS                     Scheduled
ABERDEEN SANITATION                Scheduled               AMERICAN SPECIALTY/PATRIOT FUND          Claim         493
ACADEMY PRESS INC                    Claim       517       AMERICAN TIMES DBA ACUET WATCH           Claim         173
ACCESSORY STREET                     Claim       108       AMERICAN UNITED INC                      Claim          19
ACCOUNTEMPS                          Claim       565       AMITY LEATHER PRODUCTS CO                Claim         100
ACCOUNTS PAYABLE RECOVERIES          Claim       140       AMSBURY GLASS                          Scheduled
ACE BOX COMPANY INC                  Claim       433       ANACOMP INC                              Claim         514
ACE JANITORIAL & SUPPLY            Scheduled               ANCHORAGE DAILY NEWS                     Claim         208
ACTION COMMUNICATIONS INC          Scheduled               ANCHORAGE RECYCLING CENTER             Scheduled
ACTION LAUNDRY                     Scheduled               ANCHORAGE REFUSE INC                   Scheduled
ACTION SECURITY INC                  Claim       714       ANCHORAGE TELEPHONE UTILITY            Scheduled
ADHESA PLATE MFG INC               Scheduled               ANCHORAGE WATER & WASTEWATER UTILITY   Scheduled
ADIA SERVICES INC                    Claim       484       ANDERSON, MAGGIE                       Scheduled
ADT SECURITY SYSTEMS INC           Scheduled               ANGELIQUE IMPORTS INC                    Claim         915
ADVANCE FOAM & PLASTICS CO           Claim       659       ANN KLEIN II/E. GLUCK CORP               Claim         340
ADVANCED INFOMATION SERVICE        Scheduled               ANN LEWIS JEWELRY                      Scheduled
ADVENTURES IN ADVERTISING          Scheduled               APOLLO DRAIN & ROOTER SERVICE          Scheduled
ADVERTISING AGE                    Scheduled               APOLLO HANDBAG CO                        Claim         138
AEI MUSIC NETWORK INC                Claim        77       APPLAUSE                                 Claim          82
AETNA CASUALTY & SURETY            Scheduled               APPLE VALLEY BROADCASTING                Claim          30
AETNA/DIV OF JACLYN INC              Claim       598       ARBITRON COMPANY                       Scheduled
AGAPE SERVICE                      Scheduled               ARGENTUM PHOTOGRAPHIC SERVICES INC       Claim         724
AIR LIQUIDE AMERICA CORP           Scheduled               ARGUS SYSTEMS INC                        Claim         841
AIR PLUS MECHANICAL                  Claim       342       ARIS ISOTONER INC                        Claim         815
AIRBORNE FRIEGHT CORP              Scheduled               ARMADILLO SECURITY                       Claim         491
A-L WELDING PRODUCTS               Scheduled               ARROW REFUSE                           Scheduled
ALASKA AIRLINES INC                Scheduled               ARROW/BIDERMANN                          Claim         969
ALASKA BROADCASTING NETWORK          Claim       378       ART & RAYS LOCK & SAFE                 Scheduled
ALASKA CLEANERS                    Scheduled               ART MOORE INC                          Scheduled
ALASKA DISPLAY                     Scheduled               ARTIC CLEANING SUPPLIES                Scheduled
ALASKA ELECTRIC LIGHT & POWER CO     Claim       251       ASPLUND SUPPLY INC                     Scheduled
ALASKA FIRE EXTINGUISHER           Scheduled               ASSOCIATED AIR FREIGHT                 Scheduled
ALASKA-JUNEAU COMMUNICATION INC      Claim       626       ASSOCIATED GLOBAL SYSTEMS                Claim         997
ALASKA'S BEST WATER PRODUCTS       Scheduled               ASTORIA BUSINESS EQUIPMENT CO          Scheduled
ALBANY DEMOCRAT HERALD               Claim       504       ASTORIA HIGH SCHOOL                    Scheduled
ALBANY RADIO CORP/KHPE               Claim       747       AT LAST SPORTSWEAR                       Claim         904
ALEX (PANLINE USA)                 Scheduled               AT&T                                   Scheduled
ALFIN INC                            Claim       150       AT&T COMMUNICATIONS                      Claim         779
ALL PURPOSE DOOR REPAIR INC          Claim       806       AT&T TELECONFERENCE                    Scheduled
ALL STATES TRANSPORATION INC         Claim       782       AT&T WIRELESS                          Scheduled
ALLEN D EVERITT KNITTING CO          Claim       452       ATHENA                                 Scheduled
ALLIED BUSINESS CO INC               Claim       445       AUTHENTIC FITNESS CORPORATION            Claim         632
ALLIED PRINTERS                    Scheduled               AUTOMATIC & MANUAL DOOR                Scheduled
ALLIED SECURITY                    Scheduled               AXXA DRESS SHIRT DIV                     Claim          59
ALLIED SECURITY INTERNATIONAL        Claim        41       AZ TECH ELECTRIC                         Claim         612
ALPHA MILLS                        Scheduled               B & B GLASS CO INC                       Claim         728
ALPHA OMEGA SIGN CO                  Claim       267       BABY TOGS                              Scheduled
ALTA COPY & PRINT                  Scheduled               BACHOFNER ELECTIC INC                    Claim         665
AMBASSADOR MEDIA CORP/KKVI-TV        Claim       225       BACKGROUND MUSIC CO                      Claim         503
AMBASSADOR MEDIA CORP/KPVI-TV        Claim       233       BAGOY'S FLORIST INC                      Claim         249
AMERICAN BLDG MAINTENANCE          Scheduled               BALI COMPANY/SARA LEE INTIMATES          Claim         768
AMERICAN BUILDING MAINTENANCE CO     Claim       576       BAMBOO INC                               Claim         675

                                     ANNEX C
                              LIST OF SENIOR CLAIMS

Creditor Name                     Claim Filed   Claim      Creditor Name                        Claim Filed      Claim
                                  /Scheduled     No.                                             /Scheduled       No.
BANK OF AMERICA                    Scheduled               CCI MECHANICAL SERVICE                 Scheduled
BANK OF NEW YORK, THE              Scheduled               CDA GARBAGE SERVICE                      Claim         218
BANKCARD SERVICES/ERNST            Scheduled               CELLINI INC                              Claim         128
BANTAM COLLECTIONS INC               Claim       758       CELTIC CAPITAL CORPORATION             Scheduled
BARR AUDIO VISUAL INC                Claim       266       CENTRALIZED COPY SERVICES INC            Claim         394
BASSETT WALKER INC                   Claim       101       CENTURY BUSINESS CREDIT CORP             Claim          97
BATTS INC                            Claim       261       CENTURY PROPERTIES INC                 Scheduled
BAUMAN OLYMPIC DBA PENINSULA FUEL    Claim       127       CENTURY RICH                           Scheduled
BAXTER, CYNTHIA M                  Scheduled               CESUCCI DESIGNS WEST                   Scheduled
BCSR INC                           Scheduled               CHALK LINE INC                           Claim         894
BEAUMONT & CO                        Claim       360       CHAMPION JOGBRA, JBI                     Claim         338
BELDOCH INDUSTRIES CORP              Claim        88       CHANNEL 2 BROADCASTING INC               Claim         355
BELLAIR EXPEDITING NORTHWEST INC     Claim       403       CHEROKEE WATCHES/SAVANT LTD            Scheduled
BELLEVUE ART & FRAME               Scheduled               CHILDREN'S MEDIA NETWORK INC             Claim         172
BELLEVUE ATHLETIC CLUB             Scheduled               CHORUS LINE                              Claim         482
BELLEVUE COMMUNITY COLLEGE         Scheduled               CHRISTIAN DIOR PERFUMES CO               Claim         365
BELLEVUE HOLIDAY INN               Scheduled               CHRONCILE, THE                         Scheduled
BELLEVUE RADIO INC                   Claim       685       CHUGACH ELECTRIC ASSOCIATION INC         Claim         376
BERKELEY DESIGNS                     Claim       283       CINTULA ENTERPRISES DBA ABLE LOCK        Claim         102
BERKLEY SHIRT CO INC                 Claim       125       CITIZEN WATCH COMPANY OF AMERICA         Claim         373
BERNETTE TEXTILE                   Scheduled               CITY OF ABERDEEN-FINANCE DEPT          Scheduled
BEST KNITTING MILLS INC              Claim       391       CITY OF BELLEVUE TREASURY              Scheduled
BEST LOCKING SYSTEMS OF PORTLAND     Claim       521       CITY OF BELLEVUE UTILITY BILLING       Scheduled
BESTFORM FOUNDATIONS INC             Claim       557       CITY OF COEUR D'ALENE                    Claim         320
BFI                                  Claim       313       CITY OF CORVALLIS FINANCE DEPT           Claim         547
BIG BALL SPORTS INC                  Claim       719       CITY OF EVERETT UTILITY SERVICE        Scheduled
BIG VAC INC                          Claim       370       CITY OF HILLSBORO UTILITIES COMMISSION Scheduled
BLACKMER CONSTRUCTION INC            Claim       660       CITY OF IDAHO FALLS UTILITY DEPT       Scheduled
BLASKO, TRACY H.                   Scheduled               CITY OF KENNEWICK                        Claim         447
BLUE RIBBON LINEN SUPPLY           Scheduled               CITY OF KIRKLAND UTILITIES             Scheduled
BLUE SPRINGS WATER                 Scheduled               CITY OF LEWISTON                         Claim         500
BOISE CASCADE OFFICE PRODUCTS        Claim        11       CITY OF LEWISTON                       Scheduled
BOISE CASCADE OFFICE PRODUCTS        Claim        12       CITY OF LYNNWOOD-UTILITIES             Scheduled
BOMAC INTERNATIONAL CORP             Claim       791       CITY OF MARYSVILLE                       Claim          29
BOND, RICKI                        Scheduled               CITY OF MOSCOW                         Scheduled
BONNY'S BAKERY                       Claim       406       CITY OF MOSES LAKE                     Scheduled
BOWE INDUSTRIES DBA CHANGES          Claim       129       CITY OF OGDEN UTILITIES                  Claim         442
BOXES PLUS                         Scheduled               CITY OF OLYMPIA                          Claim         689
BRASKING INC DBA IMPRESSIONS         Claim       592       CITY OF POCATELLO UTILITY BILLING        Claim         183
BREM-AIR DISPOSAL INC              Scheduled               CITY OF PORT ANGELES                     Claim         260
BRITISH MOTOR COACH INC            Scheduled               CITY OF PUYALLUP                         Claim         676
BROWNING FERRIS INDUSTRIES         Scheduled               CITY OF SEATTLE                          Claim         933
BRYSTIE INC                          Claim        48       CITY OF SEATTLE FINANCE DEPT           Scheduled
BUD BARTON'S GLAS-CO INC           Scheduled               CITY OF SEATTLE TREASURY               Scheduled
BUGLE BOY INDUSTRIES INC             Claim       759       CITY OF SEATTLE TREASURY               Scheduled
BULLET INC                         Scheduled               CITY OF SOLDOTNA                       Scheduled
BUREAU OF WATER WORKS              Scheduled               CITY OF SPOKANE                          Claim         642
BUSTER BROWN APPAREL INC             Claim       622       CITY OF TACOMA PUBLIC UTILITIES          Claim          50
BUSTER BROWN DBA PETER RABBIT        Claim       621       CITY OF TIGARD                           Claim         275
BUXTON CO                          Scheduled               CITY OF UNION GAP                        Claim         525
BYER CALIFORNIA                      Claim       792       CITY OF VANCOUVER                        Claim         903
C & C GLASS & MILLWORK               Claim       787       CITY OF WARRENTON                      Scheduled
CABLE LANGENBACK ET AL               Claim       210       CITY OF WASILLA-WATER UTILITY          Scheduled
CADEAUX                              Claim       877       CITY PARCEL                            Scheduled
CAFE' FONTE                        Scheduled               CLARK PUBLIC UTILITES                    Claim          70
CALIFORNIA KRUSH/DIV OF D & M      Scheduled               CLASSIC ONE EAST                       Scheduled
CAPE CODE CRICKET LANE               Claim       650       CLAUDE                                 Scheduled
CAPITAL MERCURY SHIRT CORP           Claim       323       CLEARR CORP                              Claim         603
CAROL FOR EVA GRAHAM INC             Claim       222       CLEARR CORP                            Scheduled
CASCADE NATURAL GAS CORP             Claim       112       CLIPPER EXPRESS COMPANY                  Claim         653
CASSIE COTILLION INC                 Claim       854       CLOTHES CIRCIUT                        Scheduled
CATALINA                           Scheduled               C'MON SPORTSWEAR LTD                     Claim         962

                                     ANNEX C
                              LIST OF SENIOR CLAIMS

Creditor Name                     Claim Filed   Claim      Creditor Name                        Claim Filed      Claim
                                  /Scheduled     No.                                             /Scheduled       No.
CMS CASUALS INC                      Claim       181       DANECRAFT                              Scheduled
CNTY-BENTON PUD                      Claim       177       DANSKIN INC                              Claim         566
CNTY-CACHE SERVICE AREA            Scheduled               DANZAS CORP                              Claim          98
CNTY-DOUGLAS PUD #1                  Claim       219       DATA BASE INC                            Claim         135
CNTY-DOUGLAS SEWER DISTRICT #1     Scheduled               DATASERV INC                             Claim         866
CNTY-GRAYS HARBOR PUD                Claim       510       DATAVISION INC                           Claim         441
CNTY-KING WATER DISTRICT #49         Claim       237       DAVIDSON & ASSOCIATES INC              Scheduled
CNTY-KITSAP PUBLIC WORKS           Scheduled               DAWES TRANSPORT INC                    Scheduled
CNTY-KOOTENAI/DEPT OF LEGAL SVCS     Claim       405       DCNL INC                               Scheduled
CNTY-SPOKANE UTILITIES             Scheduled               DELON ENTERPRISES                      Scheduled
COCHRAN ELECTRIC CO INC            Scheduled               DEPARTMENT 56 INC                        Claim         374
COEUR D'ALENE PRESS                  Claim       243       DEPOSITORY TRUST COMPANY, THE          Scheduled
COLE OF CALIFORNIA                 Scheduled               DERBY DAYS INC                         Scheduled
COLLECTION XIIX                    Scheduled               DESPERADO FASHIONS INC                   Claim         911
COLOR SERVICE INC                  Scheduled               DHL CORP                               Scheduled
COLORBOK PAPER PRODUCTS INC          Claim       116       DIMOND HIGH SCHOOL                     Scheduled
COLUMBIA BASIN HERALD              Scheduled               DIRECT TO RETAIL                       Scheduled
COLUMBIA ELECTRIC SUPPLY           Scheduled               DISPLAY HOUSE                          Scheduled
COLUMBIA EMPIRE BROADCASTING       Scheduled               DOAK'S LOCK & KEY                      Scheduled
COLUMBIA FIRE EQUIP                Scheduled               DOLLAR STRETCHERS                      Scheduled
COLUMBIA LOCK  & SAFE                Claim       271       DONALD KINGSLEY                        Scheduled
COLUMBIAN                            Claim       109       DONDEVO NORTHGATE FLORIST                Claim         196
COMCO BROADCASTING                   Claim       264       DONNKENNY APPAREL INC                    Claim          75
COMCO BROADCASTING                   Claim       289       DOORS/WINDOWS UNLIMITED INC            Scheduled
COMMERICAL FILTER SALES & SERVICE    Claim       799       DOWNTOWN CORVALLIS ASSOCIATION         Scheduled
COMMUNITY GLASS COMPANY INC          Claim       359       DUMAS INC                                Claim         285
COMMUNITY PACIFIC BROADCASTING       Claim       471       E WENATCHEE WATER DISTRICT             Scheduled
COMPUSERVE                         Scheduled               EAGLE COMMUNICATIONS INC                 Claim         318
COMPUTER REPAIR INC                Scheduled               EARTHQUAKE                             Scheduled
CONSOLIDATED ELECTRIC-PORTLAND     Scheduled               EASTGATE SEWER DISTRICT                Scheduled
CONSOLIDATED ELECTRIC-SALT LAKE    Scheduled               EASTSIDE CATHOLIC HIGH SCHOOL          Scheduled
CONSOLIDATED ELECTRIC-SPOKANE      Scheduled               EASTSIDE DISPOSAL                        Claim          83
CONSOLIDATED FREIGHTWAYS CORP        Claim       158       EASTSIDE PAINT COMPANY                 Scheduled
CONTAINER HAULING SERVICE-BELLEVUE   Claim        86       ECSI EXECUTONE                           Claim         624
CONTAINER HAULING SERVICE-BELLEVUE   Claim        87       ED HARDESTY/HARDESTY ENTERPRISES       Scheduled
CONTRACT DATA SCAN INC               Claim       379       EDEN TOYS INC                            Claim         706
CONTROL SENECA CORPORATION           Claim       691       EDGAR BEREBI ASSOCIATES                  Claim         754
COON INLET SOCCER                  Scheduled               EDWARD LEVENSON INC/EJ ENTERPRISES       Claim         358
COPIER SPECIALIST                  Scheduled               EHS ELECTRICAL CONTRACTORS               Claim         236
COPIES PLUS                        Scheduled               EILEEN SEALS INTERNATIONAL               Claim         494
COPY WORKS                         Scheduled               EILEEN WEST                              Claim         380
CORVALLIS DISPOSAL CO              Scheduled               EIR RECYCLE                            Scheduled
CORVALLIS RENTAL INC               Scheduled               ELECTRIC SMITH INC                     Scheduled
COSMOPOLITAN HANDBAG CO INC          Claim       583       ELECTRONIC TRANSACTION CORP              Claim         613
CR GIBSON CO                         Claim       486       ELIZABETH ARDEN INC                      Claim         750
CRAIG CLOTHING CO                  Scheduled               ELLEN DESIGNS INC                      Scheduled
CRANDELL ENTERPRISES INC           Scheduled               EMERALD CITY RECYCLE                     Claim         113
CRAWFORD DOOR SALES/WAYNE-DALTON   Scheduled               EMERY WORLDWIDE                        Scheduled
CRAWFORD'S BUSINESS FURNITURE      Scheduled               EMPIRE GLASS INC                       Scheduled
CROSBY INCORPORATED                Scheduled               ENA COURIERS                             Claim         186
CROWNTUFT MTG                        Claim       852       ENSTAR NATURAL GAS COMPANY               Claim         156
CRYSTAL BRANDS                     Scheduled               ENTERAINMENT COMMUNICATIONS INC          Claim         551
CRYSTAL KNITTERS                   Scheduled               ENTERPRISE NEWSPAPERS, THE               Claim         411
CRYSTAL LINEN                        Claim       639       ENVIROTECT SYSTEMS INC                   Claim         227
CUMMINS NORTHWEST INC              Scheduled               ESCANTE INC                              Claim         455
CURRANTS                           Scheduled               ESCAPADES                              Scheduled
CUSTOM LIGHTING SERVICE              Claim        33       ESPIRT DE CORPS                        Scheduled
CUSTOM VACUUM                      Scheduled               ESQUIRE NECKWEAR INC                   Scheduled
DAILY ASTORIAN, THE                  Claim       468       ESSENTIAL SERVICES CORP                  Claim         869
DAILY WORLD, THE                     Claim       395       ESTEY CORP, THE                          Claim         757
DALOW INDUSTRIES INC                 Claim       553       EUGENE WATER & ELECTRIC BOARD            Claim         352

                                     ANNEX C
                              LIST OF SENIOR CLAIMS

Creditor Name                     Claim Filed   Claim      Creditor Name                        Claim Filed      Claim
                                  /Scheduled     No.                                             /Scheduled       No.
EUREKA COMPANY, THE                  Claim       663       GANT CORPORATION                         Claim         339
EURO TEK STORE FIXTURE CORP          Claim       396       GARDEN CITY PAINT & GLASS INC          Scheduled
EUROPEAN DESIGNER FRAGRANCES         Claim       847       GAVORAS SUPER VALU FOODS                 Claim         861
EUROPECRAFT                          Claim       963       GE INFORMATION SERVICES                Scheduled
EXCEL SERVICES                     Scheduled               GEM STATE TROPHIES                       Claim         223
EXCEPTIONAL FORESTERS INC          Scheduled               GEMMY INDUSTRIES                         Claim         420
XECUTIVE WINDOW CLEANING           Scheduled               GENERAL BINDING CORPORATION            Scheduled
FABRICARE CLEANING CENTER          Scheduled               GENERAL COMMUNICATIONS INC               Claim         709
FAIRBANKS DAILY NEWS-MINER         Scheduled               GENERAL ELECTRIC CAPITAL CORP          Scheduled
FAIRBANKS RESOURCE AGENCY            Claim       554       GENERAL FIRE & SAFETY                  Scheduled
FAIRCHILD PUBLICATIONS             Scheduled               GENERAL TELEPHONE CO                   Scheduled
FARAH USA INC                        Claim       279       GENEXUS INTERNATIONAL INC                Claim         761
FARMER BROS CO                     Scheduled               GIBBS LOCK & SAFE                      Scheduled
FARRINTON SPECIALISTS                Claim       407       G-III LEATHER FASHIONS INC               Claim         910
FARRINTON SPECIALISTS                Claim       526       GILES ALASKAN IMAGES PHOTO               Claim         562
FASHION MANUFACTURING              Scheduled               GIORGIO BEVERLY HILLS INC                Claim         778
FASHION NECKWEAR COMPANY INC         Claim       692       GIOVANNI JEWELRY COMPANY                 Claim         561
FEDERAL EXPRESS                      Claim        49       GJB ENTERPRISES                        Scheduled
FEDERAL WAY DISPOSAL                 Claim       542       GLAMOUR RINGS                            Claim         213
FIDELITY & DEPOSIT CO/NANTUCKET      Claim       968       GLASCO GLASS COMPANY                   Scheduled
FIDELITY COLLECTION SERIVCE          Claim       645       GLASS, SASH & DOOR SUPPLY INC            Claim         921
FIELDS ROOF SERVICE INC              Claim       185       GLAZER'S CAMERA SUPPLY                   Claim         273
FIFTH AVENUE SHOE REPAIR           Scheduled               GLEEM CHEMICAL                         Scheduled
FINLAY FINE JEWELRY CORPORATION      Claim       721       GLICKSON,SAUL                            Claim         288
FINOVA CAPITAL CORP                  Claim       282       GMA RESEARCH CORPORATION                 Claim         716
FIRE CHIEF EQUIPMENT INC             Claim       176       GOLD INC                                 Claim          44
FIRST ASIAN TRADING CO             Scheduled               GOOD LAD CO LTD                        Scheduled
FIRST BANK                           Claim       879       GOPHER SPORT                             Claim         356
FIRST BANK-NE                      Scheduled               GRAHAM OFFICE SUPPLY INC               Scheduled
FIRST FACTOR/ALYSSA CARR             Claim         6       GRANT CNTY JOURNAL                     Scheduled
FIRST FACTOR/TUMBLE TOGS             Claim         7       GRAPHICS NINE INC                        Claim         572
FIRST NATIONAL BANK OF ANCHORAGE     Claim       907       GRASS ROOTS                            Scheduled
FIRST OPTION SPORTSWEAR LTD          Claim       777       GREAT AMERICAN KNITTING/BIDERMANN        Claim           4
FIRST SECURITY-ID                  Scheduled               GREAT ORIGINALS                          Claim         599
FIRST SECURITY-ID                  Scheduled               GREEN EAGLE INC                          Claim         367
FIRST SECURITY-UTAH                Scheduled               GRIMMER TRANSFER & STORAGE             Scheduled
FISHER BROADCASTING INC              Claim       673       GRINNELL FIRE PROTECTION               Scheduled
FISHMAN & TOBIN                    Scheduled               GRUEN MARKETING CORP                     Claim         780
FLOOR FACTORS                      Scheduled               GTE NORTHWEST                          Scheduled
FOR PETES SAKE                     Scheduled               GTE NORTHWEST/ANDERSON FINANCIAL         Claim         959
FORCE 4                              Claim       546       GUERLAIN INC                             Claim         136
FOREST PARK CLEANERS               Scheduled               H&H CLEANING                           Scheduled
FORMS MANAGEMENT INC               Scheduled               HADDAD APPAREL GROUP/BUGLE BOY           Claim         611
FOSSIL                             Scheduled               HADDAD APPAREL GROUP/MIGHTY MAC          Claim         618
FOUR SEASONS INC                   Scheduled               HAGGAR CLOTHING COMPANY                  Claim         643
FOX CLEANERS                         Claim       575       HALMODE APPAREL INC                      Claim          37
FOX COMMUNICATIONS CORPORATION     Scheduled               HALSTON BORGHESE INC                     Claim         818
FRAGRANCES GROUP LTD, THE          Scheduled               HANES HOSIERY/SARA LEE                   Claim         174
FRANKLIN CONTAINER SERVICES INC      Claim       449       HARMON GLASS                           Scheduled
FRED HAYMAN BEVERLY HILLS          Scheduled               HAROT                                  Scheduled
FREDS DRY CLEANING PICKUP SERVICE  Claim         385       HARRIS, MYRTLE                         Scheduled
FRESH START                        Scheduled               HAULAWAY STORAGE CONTAINERS            Scheduled
FRIDEN NEOPOST                     Scheduled               HAZEN HIGH SCHOOL                      Scheduled
FRITZI CALIFORNIA                    Claim       532       HEALTHTEX INC                            Claim         536
FRONTIER CLEANING SERVICE            Claim       292       HEARTLAND APPAREL CORP                   Claim          40
FRONTIERSMAN/VALLEY SUN            Scheduled               HEATH NORTHWEST INC                      Claim         171
FRUITLAND MUTUAL WATER COMPANY     Scheduled               HELGET GAS PRODUCTS INC                Scheduled
FURST GROUP, THE                     Claim       961       HERALD JOURNAL                         Scheduled
G&K SERVICES                       Scheduled               HERALD NEWSPAPER, THE                    Claim         348
GALERIE AU CHOCOLAT                  Claim       853       HERITAGE WATER CO OF UTAH              Scheduled
GAMBELLA                           Scheduled               HERSHEY'S CHOCOLATE WORLD                Claim         118

                                     ANNEX C
                              LIST OF SENIOR CLAIMS

Creditor Name                     Claim Filed   Claim      Creditor Name                        Claim Filed      Claim
                                  /Scheduled     No.                                             /Scheduled       No.
HI GIRLS INC                         Claim       111       JOURNAL AMERICAN NEWSPAPER               Claim         950
HIGHSMITH BROADCASTING               Claim       886       JUDIE INGRAM COMPANY                     Claim         590
HILLSBORO ARGUS                    Scheduled               JUMBO COFFEE SERVICE                     Claim         890
HILLSBORO GARBAGE DISPOSAL           Claim       882       JUST ASK INC DBA GLASS DOCTOR            Claim         238
HILSON JANITORIAL                  Scheduled               K APPLIANCE SALES & SERVICE              Claim         204
HIN BASE LIMITED                   Scheduled               KAPY                                   Scheduled
HOGLAND TRANSFER                     Claim       581       KART-KZRT-KMVX                         Scheduled
HOLY FAMILY CATHEDRAL              Scheduled               KAST AM & FM                             Claim         702
HOMER ELECTRIC ASSOCIATION INC     Scheduled               KATHY ANNE INC                         Scheduled
HORIZON ELECTRIC INC               Scheduled               KATW                                   Scheduled
HOST APPAREL INC                     Claim        21       KAYO/K099                              Scheduled
HOST FOR HER INC                     Claim        23       KAYSER-ROTH CORPORATION                  Claim         932
HOST/NIGHTWEAR BY VAN HEUSEN         Claim        24       KAYU - TV                                Claim         927
HOSTAPPAREL/PAJAMA CRAFT             Claim        22       KBBO/KRSE RADIO                          Claim         469
HUGHES ELECTRICAL CONTRACTORS      Scheduled               KBOY                                   Scheduled
HUGHES NETWORK SYSTEMS INC         Scheduled               KBSG AM/FM & KNDD FM                     Claim         889
HUMANIX CORP                         Claim       250       KBSN/KDRM RADIO                          Claim         713
HUMPHREYS INC                        Claim       813       KBZN                                   Scheduled
HYDRAULICS UNLIMITED                 Claim       770       KCIS- AM/KCMS-FM                         Claim         601
I C ISAACS & COMPANY               Scheduled               KCJT-TV CH 17                            Claim         700
I C MANUFACTURING                  Scheduled               KCLX/KZZL                              Scheduled
IDA VENDING COMPANY                  Claim       382       KCMX                                   Scheduled
IDAHO POWER COMPANY                  Claim        46       KCNA-FM                                Scheduled
IDAHO POWER COMPANY                  Claim       399       KCPQ-TV                                Scheduled
IDAHO STATE JOURNAL                  Claim       117       KCY/KBW-TV(4049)                         Claim         187
IDAHO WIRELESS CORP                  Claim       656       KDRK-FM                                Scheduled
IFG                                Scheduled               KDUK-AM & KLCX-FM/DEBT ACQUISITION     Scheduled
IMAGE WORKS INC                      Claim       272       KEENEY'S OFFICE PRODUCTS INC             Claim         170
IMAGETECH                          Scheduled               KEGX                                     Claim         936
IN 2 SPORT                         Scheduled               KELLEY BUSINESS MACHINES               Scheduled
INDUSTRIAL INDEMNITY                 Claim       168       KELLWOOD CO/INTIMATE CONCEPTS            Claim         851
INFINITY SYSTEMS/KKRT-KSSY           Claim       414       KELLY SERVICES INC                       Claim         124
INFINITY SYSTEMS/KKRV                Claim       415       KELSUN DISTRIBUTORS                      Claim         199
INFOTECH COMPUTER SYSTEMS            Claim       377       KENSINGTON SQUARE                      Scheduled
INTAPP GROUP, THE                  Scheduled               KEX/KKRZ                                 Claim         844
INTER STORE TRANSFER               Scheduled               KEY ITEM SALES                         Scheduled
INTERCOASTAL DATA CORPORATION      Scheduled               KEYF-FM                                Scheduled
INTERMOUNTAIN GAS COMPANY            Claim       145       KEYG-WHEELER BROADCASTING INC            Claim         498
INTERNATIONAL INTIMATES INC          Claim       310       KEYW RADIO                               Claim         752
INTERNATIONAL NEWS                 Scheduled               KEZI INC                                 Claim         579
INTERNATIONAL PAPERFLOW              Claim       400       KEZJ RADIO                               Claim         586
INTIMO                             Scheduled               KEZX AM & FM                             Claim         286
IRENE CLOUGH                       Scheduled               KFAR/KWLF                              Scheduled
ISACO INTERNATIONAL CORPORATION      Claim       704       KFFM/KMWX                              Scheduled
IVEY SERIGHT INTERNATIONAL INC       Claim       680       KFIY                                     Claim         440
J & H SEWING & VACUUM              Scheduled               KFQD/KWHL/KMXS-PIONEER BROADCASTING      Claim         257
JANSPORT INC                         Claim        68       KFTZ- FM                                 Claim         529
JANTZEN INC                          Claim       947       KGA -AM                                Scheduled
JEANETTE'S FLORAL DESIGNS          Scheduled               KGY INC                                  Claim         507
JEMCO INC                            Claim       769       KHQ INC                                  Claim         253
JEWELRY HOLDING CO INC               Claim       316       KHTR-FM RADIO/PULLMAN, WA              Scheduled
JEWELRY WAREHOUSE INC, THE           Claim       563       KIDK TV                                  Claim         462
JEZLAINE LTD                       Scheduled               KING BROADCASTING CO                     Claim         298
JOCKEY INTERNATIONAL INC             Claim        62       KINKO'S                                Scheduled
JODY COYOTE                        Scheduled               KIRBY SALES & SERVICE                    Claim         401
JOE BOXER GIRLFRIEND                 Claim        20       KIRO INC                                 Claim         509
JOEL FERRIS HIGH                   Scheduled               KISN AM/FM                             Scheduled
JOHN CASABLANCAS MODEL               Claim       284       KIT/KATS/KXXS                          Scheduled
JOHN ROBERT POWERS                   Claim        66       KITS CAMERAS                             Claim         248
JOHN ROBERT POWERS SCHOOL            Claim       417       KKRO ARROW/KEAG-FM KOOL                Scheduled
JOHNNY'S FLOWERS                   Scheduled               KLCE                                   Scheduled
JOHN'S PLUMBING & PUMPS INC          Claim       240       KLGN/KBLQ RADIO                        Scheduled

                                     ANNEX C
                              LIST OF SENIOR CLAIMS

Creditor Name                     Claim Filed   Claim      Creditor Name                        Claim Filed      Claim
                                  /Scheduled     No.                                             /Scheduled       No.
KLIX AM/FM                           Claim       585       LANCOME                                Claim           755
KLO                                Scheduled               LANDSCAPE MANAGEMENT INC               Scheduled
KLSR FOX TV-25                     Scheduled               LARRY'S QUALITY HEATING & PLUMBING       Claim         765
KMPS RADIO/KZOK RADIO                Claim       195       LAUREL BURCH INC                       Scheduled
KMTR-TV                            Scheduled               LAURES INC                             Scheduled
KMVT                               Scheduled               LAWSON PRODUCTIONS INC                   Claim         268
KNLT                                 Claim       937       LEADING FLORAL CO                        Claim         505
KNOBEL'S ELECTRIC INC              Scheduled               LEE APPAREL COMPANY INC                  Claim         881
KOALA CORPORATION                    Claim       543       LEE ENTERPRISES/CORVALLIS GAZETTE        Claim         508
KOLTOV INC                           Claim       214       LEES MANUFACTURING VP                    Claim         330
KOMO RADIO                           Claim       884       LEGACY USA CO                          Scheduled
KOMO TV                              Claim       814       LEISURE LIFE INDUSTRIES INC              Claim         265
KONA                               Scheduled               LEMON GRASS                            Scheduled
KORE SOURCING INC                  Scheduled               LEO SHAPIRO & ASSOCIATES INC           Scheduled
KOSZ FM                              Claim       473       LETTERS UNLIMITED                        Claim         247
KPAX COMMUNICATIONS INC              Claim       263       LETWIN GARMENT FACTORY LTD             Scheduled
KPNW/KODZ                          Scheduled               LEVLE MODES INC                          Claim         107
KQQQ-AM RADIO/PULLMAN, WA          Scheduled               LEWIS CLARK RECYCLERS INC              Scheduled
KREM-TV                              Claim       920       LH MORRIS ELECTRONIC INC               Scheduled
KRISTESSE INC                        Claim       217       LILY OF FRANCE                           Claim         556
KRKT                               Scheduled               LILYETTE/DIV OF NCC INDUSTRIES INC       Claim         730
KRPL INC DBA KRPL/KZFN RADIO         Claim       351       LITEMOR DISTRIBUTORS INC                 Claim         476
KRPM-K106                          Scheduled               LITTLE DIPPER SPORTS INC               Scheduled
KRUSI, PETE/KRUSHER RECYCLING
  SERVICE                          Scheduled               LIZ CLAIBORNE INC                        Claim         729
KRWM-FM/PUGET SOUND BROADCASTING     Claim       839       LIZ CLAIBORNE INC                        Claim         732
KRWQ/KMED                            Claim       408       LIZ SOTO                               Scheduled
KSEI/KMGI RADIO                      Claim       463       LOCK DOCTOR, THE                       Scheduled
KSHO RADIO                           Claim       203       LOCK RANGERS SAFES & SECURITY INC        Claim         300
KSOS                               Scheduled               LOGAN CITY MUNICIPAL CORPORATION         Claim         636
KSTW-TV                              Claim       246       LOGO 7 INC/UNIVERSAL INDUSTRIES INC      Claim         312
KTCR                                 Claim       935       LONDON FOG INDUSTRIES/PACIFIC TRAIL      Claim         797
KTMT/KMFR                          Scheduled               LONDON STAR LIMITED                      Claim         512
KTRW/KZZU                          Scheduled               LONGSTREET                               Claim         605
KUGN                               Scheduled               LORENZO DE MEDICI INC                    Claim         302
KUIK                               Scheduled               LYNDEN TRANSPORT                         Claim          81
KULF-AM & FM                         Claim       878       LYNN WOODWARD ELECTRIC                 Scheduled
KUPI RADIO                           Claim       457       LYNNWOOD HIGH SCHOOL                   Scheduled
KUPL                               Scheduled               M&L INTERNATIONAL INC                    Claim         331
KVNU                               Scheduled               MACDONALDS MILLER ALASKA INC             Claim         443
KWWW-FM/KWWX-AM                    Scheduled               MACDONALDS MILLER SERVICE              Scheduled
KXA 99 RADIO                       Scheduled               MACRO COM CORP                           Claim         496
KXL RADIO                            Claim       197       MADE IN THE SHADE                      Scheduled
KXLR-FM                            Scheduled               MADGE'S MENDING                          Claim         830
KXRO/KDUX                            Claim       474       MAGIC VALLEY LOCK & KEY                Scheduled
KXXO                               Scheduled               MAGIC VALLEY REFRIGERATION             Scheduled
KYCW ALLIANCE BROADCASTING           Claim       524       MAIDENFORM INC                           Claim         845
KYES-TV                              Claim       900       MAIL BOXES ETC USA #826                Scheduled
KYLT/KZOQ RADIO                      Claim       309       MAIL TRIBUNE                           Scheduled
KYSN COUNTRY                       Scheduled               MAILBOXES PLUS                         Scheduled
KZTA                               Scheduled               MAINSTREAM SWIMSUITS INC                 Claim         610
L & J ACCESSORIES                    Claim       644       MALIBU BEACH CLUB/B J DESIGNS            Claim         560
L & M COURIER INC                  Scheduled               MALLORY & CHURCH CORP                  Scheduled
L A INTIMATES/DIV OF KELLWOOD        Claim       848       MAMAHON'S EMERGENCY LOCKSMITH          Scheduled
L H MORRIS ELECTRIC INC              Claim       918       MANHATTAN BELTS & SUSPENDERS             Claim          56
L V MYLES INC/HAPPY PEOPLE           Claim        80       MANTEY PLUMBING INC                    Scheduled
LA GEAR                            Scheduled               MARQUEE SCREEN & DESIGN INC              Claim         880
LAKEHAVEN UTILITY DISTRICT           Claim       105       MARTIN STATIONERS INC                  Scheduled
LAKESIDE DISPOSAL & RECYCLING      Scheduled               MARTINI CLEANERS                         Claim         784
LAKEWOOD REFUSE SERVICE INC        Scheduled               MARVIN LABA & ASSOCIATES                 Claim         329
LAKEWOOD WATER DISTRICT            Scheduled               MATANUSKA ELECTRIC ASSN INC              Claim         375
LANCASTER GROUP USA                  Claim       763       MATANUSKA TELEPHONE ASSOC INC          Scheduled

                                     ANNEX C
                              LIST OF SENIOR CLAIMS

Creditor Name                     Claim Filed   Claim      Creditor Name                        Claim Filed      Claim
                                  /Scheduled     No.                                             /Scheduled       No.
MAXINE OF HOLLYWOOD INC              Claim       307       NATIONAL BUSINESS SYSTEMS INC            Claim         951
MB'S                               Scheduled               NATIONAL COURIER SYSTEMS               Scheduled
MCALERNEY, TIM                     Scheduled               NATIONAL INFOMATION DATA CENTER        Scheduled
MCC                                Scheduled               NATIONAL SANITARY SUPPLY CO            Scheduled
MCCALLUM ENVELOPE & PRINTING CO      Claim       801       NATIONAL STORE FIXTURES & DISPLAY        Claim         528
MCCAW COMMUNICATIONS               Scheduled               NATIONAL SYSTEMS INC                   Scheduled
MCCRORY CORP                       Scheduled               NAUTICA WATCHES                        Scheduled
MCCUBBIN HOSIERY INC                 Claim       366       NEAL'S SHOE REPAIR                     Scheduled
MCKENZIE RIVER BROADCASTING CO INC   Claim       184       NEEDLE NOOK                            Scheduled
MECA                                 Claim       513       NEIFFER, STEPHEN                       Scheduled
MEDFORD WATER COMMISSION           Scheduled               NEIGHBORHOOD PROMOTIONS                Scheduled
MEDIA PLUS+ INC                      Claim       191       NEUTROGENA CORP                          Claim         803
MELE MANUFACTURING                 Scheduled               NEW CENTURY MEDIA                        Claim         364
MELKONIAN, CHARLEY/COUNTRY
  CLEANERS                         Scheduled               NEW REVIEW PUBLISHING/MOSCOW             Claim         207
MENDES, ALBERTO A                    Claim       269       NEW YORK TIMES SALES INC, THE          Scheduled
MERIT MECHANICAL, INC              Scheduled               NEWPRO DESIGNS INC                     Scheduled
MESPO UMBRELLAS LTD                  Claim       703       NEWS TRIBUNE, THE                        Claim         430
METRO SERVICE COMPANY                Claim       413       NICK RAFFO GARBAGE CO                    Claim         541
METZLER, STEVEN                    Scheduled               NIKE INC                                 Claim         305
MICHAEL FRIEDMAN CORP                Claim       453       NOEL JOANNA INC                        Scheduled
MICHAEL G                          Scheduled               NOLAN GLOVE CO                         Scheduled
MICHELE FASHIONS/ISAAC HAZAN & CO    Claim        69       NORCO                                  Scheduled
MICHELLE TEECE                     Scheduled               NORDSTROM                                Claim         428
MICKEY & CO/DONNKENNY APPAREL INC    Claim        74       NORTH AMERICAN GRAPHICS                Scheduled
MICROGRAPHICS SYSTEMS INC          Scheduled               NORTH COAST INDUSTRIES                   Claim         555
MIDWEST LOCK & SAFE INC            Scheduled               NORTH IDAHO BROADCASTING CO              Claim         372
MIKASA                               Claim       299       NORTHERN BUSINESS MACHINES INC           Claim         368
MIKE BACHMAN PLUMBING                Claim       495       NORTHERN TELEVISION                      Claim         548
MILACA MILLS INC                     Claim       230       NORTHGATE COBBLERS                     Scheduled
MILES FINANCIAL SERVICES INC
  (AGFA)                           Scheduled               NORTHGATE PHARMACY                     Scheduled
MINUTEMAN PRESS                    Scheduled               NORTHSHORE UTILITIY DISTRICT           Scheduled
MIRIAM HASKELL JEWELS              Scheduled               NORTHWEST CABLE ADVERTISING              Claim          52
MISS ELAINE INC                      Claim       577       NORTHWEST GLASS INC                    Scheduled
MISSOULIAN                           Claim       481       NORTHWEST HANDLING SYSTEMS INC         Scheduled
MMG CORP                             Claim       531       NORTHWEST NATURAL GAS                  Scheduled
MNS DBA MASTERMARK                   Claim       179       NORTHWEST PROMOTIONAL PRODUCTS           Claim         444
MODERN ELECTRIC WATER COMPANY        Claim       475       NORTHWEST TV/KVAL-TV                     Claim         182
MOMENTUM/A PRIMESOURE COMPANY        Claim       568       NORTHWEST WHOLESALE FLORIST INC          Claim          79
MONARCH MARKING                      Claim       966       NOTATIONS                                Claim         539
MONET GROUP INC, THE                 Claim       733       NSMLC - TELEPHONE PIONEERS             Scheduled
MONET GROUP/MONET JEWELERS           Claim       735       NUTMEG MILLS                           Scheduled
MONET GROUP/TRIFARI                  Claim       734       NW TRANSPORT SERVICE INC                 Claim         931
MONTANA POWER                      Scheduled               OAK HARBOR FRIEGHT LINES INC             Claim         588
MORNING SUN INC                      Claim       346       OAK HILL SPORTSWEAR CORP                 Claim          93
MORSLEY INC                          Claim       324       OAKES, TIMOTHY J                       Scheduled
MOTOR CARGO                        Scheduled               O'BRYAN BROTHERS INC                     Claim         134
MOTOR VEHICLES DIVISION-SALEM, OR  Scheduled               OFF SPRING                             Scheduled
MOUNTAIN AIRGAS                      Claim       891       OFFICETEAM                               Claim         564
MOUNTAIN FUEL SUPPLY COMPANY         Claim       465       OFFICIAL DISTRIBUTING COMPANY            Claim         167
MOUNTAIN WATER COMPANY               Claim       332       OFFSHOOTS                              Scheduled
MOUNTAIN WATER COMPANY               Claim       333       O'LEARY MATHIS SWEEPING SERVICE          Claim         274
MOVIE STAR INC                       Claim        39       OLYMPIAN                               Scheduled
MR VACUUM                          Scheduled               OLYMPIC DISPOSAL                       Scheduled
MSC                                Scheduled               OLYMPIC PAPER COMPANY                  Scheduled
MUNICIPAL LIGHT & POWER            Scheduled               OOOPS A DAISY                            Claim         767
MUNICIPAL UTILITIES SYSTEM         Scheduled               OR-BUILDING CODES DIVISION               Claim         655
MUZAK                              Scheduled               OREGONIAN PUBLISHING CO., THE            Claim           3
MUZAK LP                             Claim       810       ORION FASHIONS INC                       Claim         104
MUZAK-PORTLAND                     Scheduled               OSHKOSH B'GOSH INC                       Claim         334
MW SAMARA INC                        Claim       916       OUTLAW JEANS                           Scheduled
MY-COMM INC                        Scheduled               OUTRAGEOUS INC                         Scheduled
MYSTIC APPAREL INC                   Claim       215       OVERNIGHT TRANSPORTATION                 Claim         647

                                     ANNEX C
                              LIST OF SENIOR CLAIMS

Creditor Name                     Claim Filed   Claim      Creditor Name                        Claim Filed      Claim
                                  /Scheduled     No.                                             /Scheduled       No.
PACIFIC ALASKA FORWARDERS INC      Scheduled               PUGET SOUND POWER & LIGHT                Claim         392
PACIFIC BROADCASTING CO            Scheduled               PUNCH INC                                Claim         180
PACIFIC CLEANERS                   Scheduled               PUYALLUP SOUTH HILL SELF STORAGE       Scheduled
PACIFIC FLOWER MARKET              Scheduled               PYRAMID HANDBAGS INC                     Claim         328
PACIFIC POWER                        Claim       589       QFC - FACTORIA                           Claim         344
PACIFIC PUBLISHING CO                Claim       398       QUAIL CREST FOODS INC                    Claim         278
PAK BUSINESS BUREAU INC              Claim       161       QUALITY LINEN & TOWEL SUPPLY             Claim         234
PALOUSE EMPIRE INC                   Claim       520       QUESTAR RADIO COMMUNICATIONS             Claim         446
PAPERPLAINS                        Scheduled               QUESTAR RADIO COMMUNICATIONS             Claim         683
PARAMOUNT PEST CONTROL INC         Scheduled               QUICK MAIL UNLIMITED                   Scheduled
PARFUMS PARQUET                    Scheduled               QUICK RESPONSE SERVICES INC              Claim         516
PARIS ACCESSORIES                  Scheduled               R & H ENTERPRISES                      Scheduled
PARK CITY TRUCK LINES INC            Claim       637       RAIN ROOF ROOFING CO                   Scheduled
PARLUX FRAGRANCES INC                Claim       587       RAINBOW NEON SIGN CO                   Scheduled
PASSWORD ANSWER SERVICE            Scheduled               RAINBOW PHOTO CO                       Scheduled
PAUL SEBASTIAN INC                 Scheduled               RAINBOW SWEEPERS                       Scheduled
PAYLESS DRUG                       Scheduled               RAINER CHAPTER APA                     Scheduled
PAYLESS DRUG                       Scheduled               RAISIN CO, THE                         Scheduled
PCA APPAREL INC                      Claim       335       RALPH LAUREN FRAGRANCES/COSMAIR          Claim         846
PECK'S SHOE CLINIC                 Scheduled               RAMA                                   Scheduled
PENINSULA CLARION                    Claim       711       RAMPAGE                                Scheduled
PENINSULA DAILY NEWS               Scheduled               RANDA CORP                               Claim          67
PENINSULA GATEWAY INC, THE           Claim       303       RCM CORP                               Scheduled
PENINSULA SANITATION CO INC        Scheduled               READMORE COMMUNICATIONS                Scheduled
PEPSI COLA BOTTLING CO             Scheduled               RED DOOR, THE                          Scheduled
PERI PETITES                         Claim       781       REEBOK INTERNATIONAL LTD                 Claim         594
PERKINS COIE                         Claim       499       REGIS GARD LTD - KOREA BRANCH          Scheduled
PERRIER INC/BASIC ELEMENTS           Claim       216       REGISTER GUARDIAN                      Scheduled
PERUGINA BRANDS OF AMERICA           Claim       327       RESCOM ELECTRIC INC                      Claim         295
PHILLIPS/VAN HEUSEN                  Claim       773       RESCUE ROOTER                            Claim         231
PHILLIPS/VAN HEUSEN - DESIGNER GRP   Claim       938       RETLAW BROADCASTING CO/KIMA-TV           Claim         540
PHILLIPS/VAN HEUSEN - SOMERSET       Claim       939       REVLON INC                               Claim         649
PINNACLE PRODUCTIONS INTERNATIONAL   Claim       760       RG BARRY CORPORATION                     Claim         671
PIONEER PRINTING                   Scheduled               RHO COMPANY                              Claim         674
PIP PRINTING                         Claim       559       RHODA LEE INC                            Claim         301
PITTSBURGH PLASTICS MFG INC        Scheduled               RIBBONS INC/RIBBONS ACCESSORIES          Claim         994
PLANT WORLD                        Scheduled               RICS TRANSFER CO INC                     Claim         808
PLANTSALOT                         Scheduled               RISBERG'S TRUCK LINES                    Claim         190
PLATINUM HOSIERY                   Scheduled               RISK IT GEAR INC                         Claim          35
PLATT ELECTRIC SUPPLY                Claim       418       RITTENHOUSE                              Claim         914
PLAYTEX APPAREL INC                  Claim       901       RIVIERA CONCEPTS OF AMERICA INC          Claim         470
PLAZA CLEANERS                     Scheduled               ROADWAY EXPRESS INC                      Claim         836
PLEASANCE, MARTHA                  Scheduled               ROADWAY PACKAGE SYSTEMS INC              Claim         166
POLAR GRAPHICS                       Claim       451       ROBB'S REPAIR                          Scheduled
PORTLAND GENERAL ELECTRIC            Claim       697       ROBLN LYN CREATIONS INC                  Claim         580
PORTLAND RADIO/KINK-FM               Claim       354       ROBLN LYN CREATIONS INC                  Claim         582
POST OFFICE & MORE                 Scheduled               ROFFE ACCESSORIES                      Scheduled
POST REGISTER, THE                   Claim        96       ROMAN CO                                 Claim         597
POT O GOLD                         Scheduled               ROSE, ROBERT                             Claim         363
POULSBO GLASS & UPHOLSTERY           Claim       567       ROSENTHAL & ROSETHAL INC                 Claim          28
POWER BUSINESS CENTER              Scheduled               ROSETTI HANDBAGS & ACCESSORIES INC       Claim         479
POWER CITY ELECTRIC                Scheduled               ROSS DISPLAY FIXTURE CO INC              Claim         584
PRATT, REGINA                      Scheduled               ROSS SPORTSWEAR INC                      Claim         805
PRECISION CARPET CLEANING          Scheduled               ROTO ROOTER                            Scheduled
PREFERRED HOMES                      Claim       558       ROTO ROOTER SEWER SERVICE                Claim         154
PRESERVATIVE PAINT                 Scheduled               ROWAN PACIFIC RIM DECORATORS INC         Claim         489
PRESTIGE LEATHER CREATIONS           Claim       917       ROYAL TOUCH INC                        Scheduled
PRICE WATERHOUSE LLP                 Claim       727       ROYTEX INC                               Claim          72
PRO SERVICE ELECTRIC               Scheduled               RUBATION REFUSE REMOVAL INC              Claim         423
PSI WASTE SYSTEMS INC              Scheduled               RUBY CORP                              Scheduled
PUD OF SNOHMISH                      Claim       148       RUSSELL-NEWMAN INC                       Claim         948
PUGET SOUND BUS JOURNAL            Scheduled               RYAN LIGHTING GROUP INC                Scheduled

                                     ANNEX C
                              LIST OF SENIOR CLAIMS

Creditor Name                     Claim Filed   Claim      Creditor Name                        Claim Filed      Claim
                                  /Scheduled     No.                                             /Scheduled       No.
RYDER TRUCK RENTAL INC             Scheduled               SOUND BROADCASTING INC/KMAS              Claim         826
S SCHWAB & CO INC                    Claim        32       SOUND PRODUCTS INC                       Claim         347
S&K MAINTENANCE                      Claim       319       SOUND PUBLISHING                         Claim         667
SAB-TEC STATIONERS                 Scheduled               SOUND PUBLISHING                         Claim         668
SAFECO INSURANCE CO OF AMERICA       Claim       885       SOUNDCOM INC                           Scheduled
SAFEWAY #1203                      Scheduled               SOUSLEY SOUND & COMMUNICATIONS         Scheduled
SAFEWAY #420                       Scheduled               SOUTH HILL OFFICE SUPPLY INC           Scheduled
SAFEWAY (ANCHORAGE)                Scheduled               SOUTHEASTERN NEWSPAPERS CORP             Claim         825
SAFEWAY INC (BELLEVUE)               Claim       666       SOUTHGATE LTD                          Scheduled
SALEM SPORTSWEAR                     Claim        60       SOUTHWEST SUBURAN SEWER                Scheduled
SALLY LOU FASHIONS                   Claim       192       SPACE NEEDLE CORPORATION               Scheduled
SANI PAC                             Claim       461       SPAID, K. DBA VILLAGE CLEANERS           Claim         384
SANOFI BEAUTE INC                    Claim       456       SPECIALITY LIGHTING                      Claim         518
SANRIO INC                           Claim       304       SPENARD BUILDERS SUPPLY INC            Scheduled
SANTAS CLEANERS                      Claim       397       SPOKANE PLUMBING & HEATING INC         Scheduled
SANTINAS HOUSE OF FLOWERS          Scheduled               SPOKANE VALLEY NEWS                      Claim         293
SARA LEE KNIT PRODUCTS               Claim       386       SPOKEMAN REVIEW, THE                     Claim         956
SASHA HANDBAGS INC                   Claim       569       SQUARE ONE PRINTING                    Scheduled
SATELLITE BUSINESS SERVICES INC      Claim       511       STAFFING RESOURCES INC                   Claim         390
SCARVES BY VERA/SALANT CORP          Claim        76       STANDARD EXAMINER NEWSPAPER              Claim         228
SEASONS INC                          Claim       658       STANLEY CREATIONS INC                    Claim         388
SEATTLE DISPOSAL                     Claim       114       STAR OF INDIA FASHIONS INC               Claim         600
SEATTLE FARWEST SERVICE CORP         Claim       175       STAR SANITATION SERVICES INC           Scheduled
SEATTLE LIMOUSINE                  Scheduled               STARTER CORP                             Claim          15
SEATTLE MODELS GUILD               Scheduled               STATUS DESIGN GROUP/SWAN INTERN'L        Claim         745
SEATTLE TIMES, THE                   Claim       952       STERN FRAGRANCES                         Claim         682
SECURITY ALARM                     Scheduled               STERN, MIKE                            Scheduled
SECURITY LOCK & KEY                  Claim       472       STITCHIN' TIME                         Scheduled
SEINO AMERICA INC                  Scheduled               STONE GEAR KIDS                        Scheduled
SERVICE MASTER                     Scheduled               STONE'S LOCK & KEY                     Scheduled
SERVICE MASTER OF SEATTLE            Claim       912       STROUSE ADLER CO                         Claim         478
SERVICE MASTER PBM OF ANCHORAGE      Claim       427       STUART ALAN LTD                        Scheduled
SHADOWLINE INC                       Claim       137       SUBURBAN WEST MAINTENANCE INC            Claim         252
SHAGELA CONSTRUCTION/BOWER, DICK     Claim       602       SUN NEWSPAPER, THE                       Claim         677
SHAH SAFARI INC                      Claim        16       SUN RIVER ELECTIC SERVICE INC          Scheduled
SHAMROCK CONSTRUCTION                Claim       593       SUN SPORTSWEAR                         Scheduled
SHANNON ACCESORIES                 Scheduled               SUNBROOK COMMUNICATIONS                Scheduled
SHASHO/JONES DIRECT INC              Claim       672       SUNRICH FLOOR (EVERETT)                Scheduled
SHC INC                            Scheduled               SUNRICH FLOOR (WOODINVILLE)            Scheduled
SHEDRAIN CORP                      Scheduled               SUNSET WIRE ROPE CO                    Scheduled
SHOE STOP                          Scheduled               SUNSHINE DISPOSAL INC                  Scheduled
SHUBES MANUFACTURING               Scheduled               SUNSTAR INDUSTRIES INC                   Claim          92
SIGN SYSTEMS NORTHWEST             Scheduled               SUPERIOR CLEANERS                        Claim         226
SILVER SCREEN T'S                    Claim       337       SUPREME INTERNATIONAL CORP               Claim         502
SILVERADO BROADCASTING               Claim        38       SUPREME SLIPPER MFG CO INC               Claim         287
SILVERDALE WATER DISTRICT #16      Scheduled               SUSAN CRANE INC                        Scheduled
SILVESTRI CORP                       Claim        91       SUTTON TIME/DIV OF E. GLUCK              Claim         350
SIMON'S                            Scheduled               SVDP                                   Scheduled
SKYVIEW HIGH SCHOOL                Scheduled               SWANK                                  Scheduled
SL PETITES                           Claim       326       SYMBOL TECHNOLOGIES INC                  Claim         619
SLOAN, RON                         Scheduled               SYMPHONY SCARFS                        Scheduled
SMART SET GLOVES LTD               Scheduled               T CAPPELLI HANDBAGS/TILLEPPAC INC        Claim         467
SMITHY ACCESSORIES                   Claim        61       T&M VENDING                              Claim         194
SNACKS GOURMENT                    Scheduled               T&T INSTANT PLUMBING                   Scheduled
SNAKE RIVER GLASS INC                Claim       506       TACHER COMPANY INC, THE                  Claim         838
SNOW WHITE CLEANERS                Scheduled               TACOA INC                                Claim         429
SOCK & ROLL/PLANT THE EARTH          Claim       244       TACONY CORP                              Claim         221
SOLID WASTE                        Scheduled               TANDEM COMPUTERS INC                     Claim         141
SONICAIR                             Claim       646       TANDEM IMPORTS CORP                      Claim         431
SOOK'S TAILOR SHOP                 Scheduled               TAPSCAN INC                              Claim          51
SOS ALARM                            Claim       684       TARGET RADIO                           Scheduled
SOS DATA SERVICE                   Scheduled               TBAC PRINCE GARDNER                      Claim         291

                                     ANNEX C
                              LIST OF SENIOR CLAIMS

Creditor Name                     Claim Filed   Claim      Creditor Name                        Claim Filed      Claim
                                  /Scheduled     No.                                             /Scheduled       No.
TCI CABLE VISION OF WA INC         Scheduled               US WEST COMMUNICATIONS                   Claim         707
TEC MECHANICAL SERVICE CO          Scheduled               US WEST DIRECT                         Scheduled
TECHNOLOGY UNLIMITED, INC            Claim       483       UTAH POWER & LIGHT                       Claim         934
TEKNO COPY                         Scheduled               UT-INDUSTRIAL COMMISSION-SAFETY        Scheduled
TELE-CONTRACTING SPEC INC          Scheduled               VAL MODE                               Scheduled
TELEPAGE NW                        Scheduled               VALLEY CHRISTIAN SCHOOL                Scheduled
TELE-WAVES PAGERS                  Scheduled               VALLEY DAILY NEWS                      Scheduled
TEMP-RIGHT                         Scheduled               VANITY FAIR MILLS INC                    Claim         381
TENDER SENDER                        Claim       277       VICTORIA CREATIONS INC                   Claim         772
TIMES COMMUNITY NEWSPAPERS           Claim        65       VICTORY LAUNDRY                        Scheduled
TIMES NEWS                           Claim       450       VIKING FREIGHT SYSTEM                    Claim         652
TIMEX CORPORATION                    Claim       981       VILLA LIGHTING SUPPLY INC              Scheduled
TJ LAWFORD                         Scheduled               VISION PRODUCTS                          Claim         357
TMP WORLDWIDE/NYPSA                Scheduled               VITTORIA INTERNATIONAL ASSESSORIES       Claim         54
TNT REDDAWAY TRUCKLINE               Claim       239       VORHEES, FRANK/THE CASTER EXCHANGE     Scheduled
TNT UNITED TRUCK LINES INC           Claim        25       VT INTERNATIONAL LTD                     Claim         325
TODOROFF, DON                        Claim       669       WALL STREET JOURNAL                    Scheduled
TOP BRAND SPORTSWEAR                 Claim       609       WALL, DONALD                           Scheduled
TOTAL ELECTIC SUPPLY COMPANY         Claim       311       WALLACE COMPUTER SERVICES INC            Claim          71
TOTES INC                            Claim       345       WALLACE, MARK M                          Claim         189
TOWN ASSOCIATES INC                  Claim       804       WALPERT INDUSTRIES LTD                   Claim         297
TP FREIGHT                         Scheduled               WALSH CONSTRUCTION CO                    Claim         533
TRANE OREGON SERVICE CO              Claim       119       WALTER HEIMLER INC                       Claim          13
TRANSAMERICA OCCIDENTAL LIFE       Scheduled               WARNACO INC                              Claim          14
TRANSPORT INTERNATIONAL POOL INC     Claim        55       WARNER, TOM                            Scheduled
TREASURE CHEST ADVERTISING CO INC    Claim       103       WARREN FEATHERBONE COMPANY               Claim         163
TRENDS CLOTHING                    Scheduled               WARREN GORMAN                            Claim         657
TRI CITY HERALD                      Claim       130       WASHINGTON FIRE & SAFETY EQUIPMENT       Claim         534
TRIBUNE PUBLISHING CO DBA/LEWISTON   Claim       206       WASHINGTON NATURAL GAS                   Claim         115
TRI-COASTAL ACCESSORIES INC          Claim       550       WASHINGTON SIGN COMPANY, THE           Scheduled
TRI-COASTAL DESIGN GROUP INC         Claim       549       WASHINGTON WATER POWER CO                Claim         142
TRIMFIT INC                          Claim       393       WASILLA REFUSE INC                       Claim         419
TRINA INC                            Claim       281       WASTE MANAGEMENT OF OREGON             Scheduled
TRIPLE I COURIER SERVICES            Claim       262       WASTE MANAGEMENT OF SEATTLE              Claim         448
TRIPLE T FOOTWEAR LTD                Claim       402       WASTE MANAGEMENT-KENNEWICK               Claim         294
TROPHIES BY BIG DADDY              Scheduled               WASTE MANAGEMENT-NORTHWEST               Claim         628
TRUE FORM INTIMATE APPAREL           Claim       362       WASTE MANAGEMENT-WENATCHEE               Claim         523
TRUMPER COMMUNICATIONS/PORTLAND      Claim       198       WASTE PAPER SERVICE                    Scheduled
TSUMURA INTERNATIONAL                Claim       459       WATER DISTRICT #49                     Scheduled
TU OF THE NORTHLAND                Scheduled               WATSON BROTHERS LTD                      Claim         242
TUM A LUM                          Scheduled               WCI FINANCIAL SERVICES INC               Claim         615
TURNER, BOB                        Scheduled               WEE WILLES VACUUM                      Scheduled
TWO HANDS INC                        Claim       544       WEINGEROFF ENTERPRISES                   Claim         545
U GOT IT INC                         Claim       122       WELDERS SERVICE INC                    Scheduled
U HAUL INTERNATIONAL INC           Scheduled               WELLS FARGO AMORED SERVICES CORP         Claim          99
UDELHOVEN OILFIELD SYSTEMS         Scheduled               WEMCO INC/BARRETT FACTOR                 Claim         149
UNIFORCE SERVICES INC                Claim       146       WENATCHEE WORLD                          Claim         464
UNIFORCE SERVICES INC                Claim       147       WESTERN BROADCASTING COMPANY             Claim         736
UNION BULLETIN                     Scheduled               WESTERN BUILDERS SUPPLY INC              Claim         259
UNISOURCE CORP                       Claim        42       WESTERN MICRO SERVICES INC               Claim         258
UNITED PARCEL SERVICE                Claim       627       WESTERN PAPER CO                         Claim         255
UNITED PARCEL SERVICE                Claim       681       WESTONE BANK-OGDEN UT                    Claim         416
UNITED SYSTEMS INC                   Claim       753       WESTPORT CORP                            Claim         200
UNITED WAY OF ANCHORAGE            Scheduled               WESTWOOD CLEANERS                      Scheduled
UNITED WAY OF BENTON COUNTY        Scheduled               WHISTLES INC                             Claim         205
UNITED WAY OF MISSOULA CNTY          Claim       371       WHITMORE OXYGEN CO                       Claim         748
UNITED WAY/COLUMBIA-WILLIAMETTE    Scheduled               WILLHIGHT RESEARCH INC                   Claim         144
UNIVERSITY CITY SIGN ADVTG           Claim       941       WILLIAM CARTER COMPANY, THE              Claim         688
US ELEVATOR                        Scheduled               WILLIAM E CONNER & ASSOCIATES LTD        Claim         530
US TV OF WASHINGTON STATE/KTZZ-TV    Claim       202       WILLIAM THOMPSON                       Scheduled
US WEST CELLULAR                   Scheduled               WILSON ENGRAVING CO                      Claim         480
US WEST COMMUNICATION              Scheduled               WIRE COMMUNICATIONS                      Claim          90

                                     ANNEX C
                              LIST OF SENIOR CLAIMS

Creditor Name                     Claim Filed   Claim      Creditor Name                        Claim Filed      Claim
                                  /Scheduled     No.                                             /Scheduled       No.
WORKMAN PUBLISHING CO INC            Claim       296
WOSCA SHIPPERS COOPERATIVE           Claim       432
WOVENCRAFT                           Claim       802
WYEAST COLOR INC                     Claim       229
XEROX CORPORATION                    Claim       651
XEROX CORPORATION                    Claim       909
XTRMZ LTD                            Claim       725
YAKIMA HERALD-REPUBLIC               Claim       954
YAKIMA VALLEY JANITORIAL           Scheduled
YEHASSO                            Scheduled
YELLOW FREIGHT SYSTEM INC            Claim       701
YOUNG ELECTRIC SIGN COMPANY          Claim       224
ZARAGOZA DESIGN                      Claim       235
ZEE MEDICAL SERVICES                 Claim       322
ZELLERBACH                           Claim       964
ZHG INDUSTRIES                     Scheduled

                                                 ANNEX D
                               SCHEDULE OF PENDING OR THREATENED LITIGATION
-----------------------------------------------------------------------------------------------------------------
1.  Jan Boatman v. Lamonts Apparel, Inc.                   2.  Edith and Fred Dowell v. Lamonts Apparel, Inc.
    Washington Superior Court, King County                     Washington Superior Court, Thurston County
    Cause No. 96-2-29290-7 SEA, filed 11/7/96                  Cause No. 96-2-2933-2, filed 8/16/96
    Personal injury                                            Personal Injury
    Plaintiff: Jan Boatman                                     Plaintiff: Edith and Fred Dowell
               c/o William J. Murphy                                      c/o Steven R. Meeks
               P.O. Box 3105                                              Meeks Morgan Bauer
               Federal Way, WA 98063                                      1235 Fourth Avenue East, #200
                                                                          Olympia, WA 98506

3.  Sharon Eck v. Lamonts Apparel, Inc.                    4.  Lamonts Apparel, Inc. v. Hickel Investment Company
    No lawsuit has been filed                                  United States District Court for Alaska
    Potential Injury                                           Cause No. A95-0463 (HRH), filed 3/21/95
    Potential plaintiff: Sharon Eck                            Recovery of overpayment of CAM charges
                         2100 S. 375th                         Defendant: Hickel Investment Company
                         Federal Way, WA 98003                            P.O. Box 101700
                                                                          Anchorage, AK 99510

5.  Diane Lindley v. Lamonts Apparel, Inc.                 6.  Lamonts Apparel, Inc. v. Si-Lloyd Associates
    No lawsuit has been filed                                  Oregon Court of Appeals
    Personal Injury                                            Cause No. CA A91907, filed 2/16/96
    Potential plaintiff: Diane Lindley                         Lease dispute
                         P.O. Box 114                          Defendant: Si-Lloyd Associates
                         Provo, UT 84332                                  c/o Katherine McDowell
                                                                          Stoel Rives Boley Jones & Grey
                                                                          Standard Insurance Center
                                                                          900 S.W. Fifth Avenue, #2300
                                                                          Portland, OR 97204-1268

7.  Glen Hegbloom v. Lamonts Apparel, Inc.                 8.  Georgia Proctor v. Lamonts Apparel, Inc.
    Pending EEOC Charge No. 380951541, filed 9/19/95           Washington Superior Court, Pierce County
    No lawsuit has been filed                                  Cause No. 93-2-11166-1, filed 11/9/93
    Discrimination under Americans with Disabilities Act       Personal injury
    Potential plaintiff: Glen Hegbloom                         Plaintiff: Georgia Proctor
                         3511 Alderwood Mall Blvd., #203                  1815 N. Vasault
                         Lynnwood, WA 98036-4725                          Tacoma, WA 98498

9.  Karen Kilsgaard v. Lamonts Apparel, Inc.              10.  Carlotta King v. Lamonts Apparel, Inc.
    Washington Superior Court, Pierce County                   Oregon Superior Court, Multnomah County
    Cause No. 93-2-05817-0, filed 7/13/93                      Cause No. 9509-06410, filed 9/95
    Personal injury                                            Personal injury
    Plaintiff: Karen Kilsgaard                                 Plaintiff: Carlotta King
               c/o Alvin Mayher, Jr.                                      c/o J. Randolph Pickett
               Mayhew-Froehling                                           621 S.W. Morrison Street, #900
               2728 E. Main Street                                        Portland, OR 97205
               Puyallup, WA 98372


                                                    D-1

                                                 ANNEX D
                               SCHEDULE OF PENDING OR THREATENED LITIGATION
-----------------------------------------------------------------------------------------------------------------

11. Theodora Mick v. Lamonts Apparel, Inc.                12. Elva McLane v. Lamonts Apparel, Inc.
    No lawsuit has been filed                                 Washington Superior Court, Snohomish County
    Personal Injury                                           Cause No. 95-2-076091, filed 10/3/95
    Potential plaintiff: Theodora Mick                        Personal Injury
                         1616 E. 30th Ave. #126               Plaintiff: Elva McLane
                         Spokane, WA 98203                               C/o James E. Deno
                                                                         3411 Colby Avenue
                                                                         Everett, WA 98201

13. Lamonts Apparel, Inc. v. Prudential Insurance         14. Dain Childers Corporation v. Lamonts Apparel, Inc.
    Co. of America                                            Washington Superior Court, Clark County
    Oregon Superior Court, Multnomah County                   Cause No. 94-2-02799-2, filed 8/94
    Cause No. 94-09-06103, filed 9/2/94                       Breach of contract
    Breach of contract                                        Plaintiff: Dain Childers Corporation
    Defendant: Stephen Janik                                             24495 Butteville Rd. N.E.
               One Main Place                                            Aurora, OR 97002
               101 S.W. Main Street, #1100
               Portland, OR 97204-3274

15. New Jersey Dept. of Environmental Protection I SRA    16. David Bradlow, assignee for the Benefit of
    Case Nos. 88A14 and 88990 issued 10/22/88                 Creditors of Laurel Burch, Inc. v. Lamonts
    No lawsuit has been filed                                 Apparel, Inc.
    Regulatory action pursuant to the Industrial              California Municipal Court, Alameda County
    Site Recovery Act                                         Case No. 456357-8, filed 12/8/94
    Potential plaintiff: New Jersey Dept. of                  Breach of contract
                         Environmental Protection             Plaintiff: David Bradlow
                         Attn: Kenneth J. Kahora                         c/o Andrea J. Ingram
                         401 E. State Street, CN028                      Rosenblum, Parish & Isaacs
                         Trenton, NJ 08625                              555 Montgomery Street, 15th Floor
                                                                         San Francisco, CA 94111

17. Lorna Moore v. Lamonts Apparel, Inc.                  18. Rosie Reichenberg v. Lamonts Apparel, Inc.
    No lawsuit has been filed                                 No lawsuit has been filed
    Personal injury                                           Personal injury
    Potential plaintiff: Lorna Moore                          Potential Plaintiff: Rosie Reichenberg
                         c/o Robert G. Ringo                                       P.O. Box 168
                         P. O. Box 1108                                            Pierce, ID 93546
                         Corvallis, OR 97339

19. Louis Stiles v. Lamonts Apparel, Inc.                 20. Paula Baccetti v. Lamonts Apparel, Inc.
    No lawsuit has been filed                                 Claim for adminstrative expense claim has been filed
    Personal injury                                           Discrimination, retaliation, and torts
    Potential plaintiff: Louis Stiles                         Potential plaintiff: Paula Bacetti
                         c/o Marcus B. Wash                                        c/o Andrea Brenneke
                         2500 Rainier Tower                                        MacDonald, Hoague & Bayless
                         1301 Fifth Ave.                                           1500 Hoge Building
                         Seattle, WA 98101                                         705 Second Ave.
                                                                                   Seattle, WA 98104-1745

21. The Debtor has threatened or pending litigation       22. Any claims or rights of the Debtor under its leases or
for a number of personal injury matters not listed        otherwise to any offset, credit or reimbursement for
herein that are covered by insurance and where the        overpayment of taxes, insurance or common area maintenance
alleged damages incurred do not exceed $10,000.           charges.

                                    ANNEX E


                                  Judge:  The Honorable Thomas T. Glover
                                  Chapter:  11
                                  Hearing Location:  Seattle, Room 416
                                  Hearing Date:  January 6, 1997
                                  Hearing Time:  3:00 p.m.
                                  Response Date: December 2, 1996









                        IN THE UNITED STATES BANKRUPTCY COURT
                        FOR THE WESTERN DISTRICT OF WASHINGTON
                                      AT SEATTLE

In Re:

LAMONTS APPAREL, INC.,                      BANKRUPTCY NO. 95-00100
a Delaware corporation, dba
LAMONTS, LAMONTS FOR KIDS,                  INTERIM FINDINGS OF FACT
fka TEXSTYRENE CORPORATION,                 AND CONCLUSIONS OF LAW RE
a Delaware corporation, ARIS                CONFIRMATION OF DEBTORS
CORPORATION, a Delaware                     AMENDED PLAN OF
corporation, LAMONTS                        REORGANIZATION UNDER
CORPORATION, a Delaware                     CHAPTER 11 OF THE
corporation, and LAMONTS                    BANKRUPTCY CODE
APPAREL, INC., a Washington
corporation,

               Debtor.

Taxpayer Identification
No. 75-2076160

DEBTOR'S FORMER ADDRESS:
3650 131st Avenue S.E.
Bellevue, WA  98006

DEBTOR'S CURRENT ADDRESS:
12413 Willows Road N.E.
Kirkland, WA  98034
-----------------------------------


                                                       STUTMAN, TREISTER & GLATT
                                                        PROFESSIONAL CORPORATION
INTERIM FINDINGS OF FACT AND CONCLUSIONS          3699 WILSHIRE BLVD., SUITE 900
OF LAW RE CONFIRMATION OF DEBTOR'S                        LOS ANGELES, CA  90010
AMENDED PLAN OR REORGANIZATION UNDER                    TELEPHONE: (213)251-5100
CHAPTER 11 OF THE BANKRUPTCY CODE - 1         Special Reorganization Counsel for
                                                 Debtor and Debtor in Possession

    AT SEATTLE, WASHINGTON, IN SAID DISTRICT, ON THIS 6TH DAY OF JANUARY, 1997.

    The hearing (the "Confirmation Hearing") under Bankruptcy Code section 1128(a) and Bankruptcy Rule 3020(b)(2) to consider the confirmation of the "Debtor's Amended Plan of Reorganization under Chapter 11 of the Bankruptcy Code" (the "Plan") filed by Lamonts Apparel, Inc. ("Lamonts"), debtor and debtor in possession in the above-captioned chapter 11 case, commenced on January 6, 1997, at 3:00 p.m., before the undersigned United States Bankruptcy Judge. Appearances were entered as indicated in the record.

    The Plan, the "Amended Disclosure Statement re Plan of Reorganization under Chapter 11 of the Bankruptcy Code" (the "Disclosure Statement"), and the other solicitation materials, in the form previously approved by this Court, having been transmitted to all of Lamonts' known creditors and equity security holders and to all other parties entitled to notice in accordance with the Bankruptcy Rules and this Court's prior orders; the Court having considered the memorandum of points and authorities and declarations filed in support of confirmation of the Plan, the representations and arguments of counsel, and the record in this case; there being no unresolved objections to confirmation of the Plan outstanding; and for good cause appearing, the Court hereby makes the following interim findings of fact and conclusions of law pending final confirmation of the Plan:

                                   FINDINGS OF FACT

    1. Lamonts, a Delaware corporation, filed its voluntary petition under chapter 11 of the Bankruptcy Code on January 6, 1995.

    2. On August 23, 1996, Lamonts filed a plan of reorganization and a proposed disclosure statement. On October 23, 1996, Lamonts amended its plan of reorganization and proposed disclosure statement.

    3. On October 24, 1996, after a hearing on notice to all known creditors, all known equity security holders, the United States Trustee, the Securities and Exchange Commission, and other parties entitled to notice, this Court entered its "Order (1) Approving Disclosure Statement as Amended, (2) Fixing Time for Objections to Confirmation of the Plan, (3) Scheduling Confirmation Hearing,
(4) Approving Form and Manner of Notice, (5) Fixing Last Day for Casting Ballots Accepting or Rejecting the Plan, and (6) Specifying Certain Other Solicitation and Confirmation Deadlines and Procedures" (the "Disclosure Statement Order") and the "Order and Notice of (1) Approval of Disclosure Statement, (2) Hearing on Confirmation of Plan, (3) Last Day for Filing Objections to the Plan,
(4) Last Day for Casting Ballots

Accepting or Rejecting the Plan, and (5) Certain Related Deadlines and Procedures" (the "Notice of Confirmation Hearing").

    4. The Notice of Confirmation Hearing was duly served upon all known creditors, all known equity security holders, the United States Trustee, the Securities and Exchange Commission, and other parties entitled to notice, along with: a copy of the Disclosure Statement, which included the Plan; a solicitation letter from Lamonts; solicitation letters from the three official committees which have been duly appointed in this case (the "Committees"); and, to the classes of creditors and equity security holders entitled to vote on the Plan, appropriate ballots for such classes; each in the form previously approved by this Court.

    5. A summary of the Notice of Confirmation Hearing was published once in The Wall Street Journal (national edition), and in The Seattle Times, as previously ordered by this Court.

    6. The Disclosure Statement Order fixed January 6, 1997, at 3:00 p.m., as the date for the commencement of the Confirmation Hearing; fixed December 2, 1996, as the last date for serving (so as to be received by that date) and filing any objections to confirmation of the Plan; and fixed December 16, 1996, as the last date for receipt by the Ballot Tabulator of ballots accepting or rejecting the Plan.

    7. All objections to confirmation of the Plan have been fully resolved, and there are no objections to confirmation outstanding.

    8. The Committees have each approved the Plan and recommended its acceptance by creditors and equity security holders.

    9. The Plan has been accepted in writing by those creditors and equity security holders whose acceptance is required under Bankruptcy Code section 1129(a)(8).  In particular:

         a. The Plan has been accepted by 100% of the holders of claims classified under the Plan as Class 1 Other Priority Claims who timely voted to accept or reject the Plan.

         b. The Plan has been accepted by the holders of claims classified under the Plan as Class 4 General Unsecured Claims totalling approximately 99.3% in dollar amount and 95.7% in number of such claims held by creditors that have timely voted to accept or reject the Plan.

         c. The Plan has been accepted by the holders of equity security interests classified under the Plan as Class 5 Old Common Stock totalling approximately 97.7% in amount of shares held by equity security holders that have timely voted to accept or reject the Plan.

    10.  The Plan complies with the applicable provisions of the Bankruptcy
Code.

    11. The Plan has been proposed in good faith and not by any means forbidden by law.

    12. Lamonts and its officers, directors, employees, agents, and professionals have acted in "good faith" within the meaning of Bankruptcy Code section 1125(e), and Lamonts, as the plan proponent, has complied with all applicable provisions of the Bankruptcy Code.

    13. With respect to each impaired class of claims or interests, each holder of a claim or interest either has accepted the Plan or will receive or retain under the Plan property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would receive or retain if Lamonts were to be liquidated under chapter 7 of the Bankruptcy Code on such date.

    14. All payments made or promised by Lamonts for services or for costs and expenses in connection with the case, or in connection with the Plan and incident to the case, have been fully disclosed to the Court and are reasonable or, if to be fixed after confirmation of the Plan, will be subject to the approval of the Court as reasonable.

    15.  In accordance with the requirements of Bankruptcy Code section 1129(a)(5)(B), the identities of the insiders that will be employed or retained by Lamonts and the nature of the compensation of such insiders have been fully disclosed.

    16. All fees due and payable prior to the Effective Date of the Plan under 28 U.S.C. 1930 have been paid or shall be paid pursuant to the Plan on the Effective Date of the Plan.

    17. The Plan provides for the treatment of administrative and priority claims in the manner required by Bankruptcy Code section 1129(a)(9).

    18. At least one class of claims that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider.

    19. The Plan contains adequate means for its implementation, including, without limitation, the issuance of securities in exchange for specified claims and interests.

    20. Lamonts has not obligated itself to provide retiree benefits, as that term is defined in Bankruptcy Code section 1114.

    21. The compromise of subordination disputes provided in the Plan is fair and reasonable and is in the best interest of the estate, creditors and shareholders. The designations of Senior Claims and Senior Indebtedness in the Plan, as modified by the stipulation filed with the Court, are correct.

    22. All requirements for approval of the assumptions and rejections of executory contracts and unexpired leases as specified in the Plan have been satisfied.

                                  CONCLUSIONS OF LAW

    23. Any of the foregoing findings of fact which are deemed to constitute conclusions of law are hereby incorporated as conclusions of law. Any of the following conclusions of law which are deemed to constitute findings of fact are hereby adopted as findings of fact.

    24. Pursuant to 28 U.S.C. 1334 of the Bankruptcy Amendments and Federal Judgeship Act of 1984, jurisdiction of the above captioned chapter 11 case is vested in the United States District Court for the Western District of Washington. The United States District Court has referred, pursuant to 28 U.S.C. 157(a), all cases under title 11 and any and all proceedings arising under title 11 or arising in or related to a case under title 11 to the bankruptcy judges of the district. Reference to the Bankruptcy Court gives this Court the jurisdiction to make and enter an appropriate and final order of confirmation of the Plan, pursuant to 28 U.S.C. 157(b)(1) and (b)(2)(L).

    25. Such "notice and a hearing" as is required by the Bankruptcy Code and the Bankruptcy Rules with respect to the Plan has been duly given. Notice of the Confirmation

Hearing, the date fixed for filing acceptances or rejections of the Plan, and the date fixed for filing objections to confirmation of the Plan, was adequate and appropriate as required by Bankruptcy Code section 102(l), Bankruptcy Rules 2002 and 3017, and other applicable law.

    26. The Plan complies with the applicable provisions of the Bankruptcy Code. The Plan contains all mandatory provisions required by Bankruptcy Code section 1123, and contains only such other provisions as are permissible under Bankruptcy Code section 1123 and consistent with the Bankruptcy Code.

    27. Lamonts' solicitation with respect to the Plan complied with Bankruptcy Code section 1125 and all other applicable provisions of the Bankruptcy Code.

    28. As provided in the Plan, the securities law exemptions of Bankruptcy Code section 1145 apply to the issuance of the New Common Stock, the New Warrants and the Gordian Warrants (all as defined in the Plan) and to the issuance of New Common Stock upon the exercise of the New Warrants and Gordian Warrants.

    29. All applicable requirements for confirmation of the Plan have been duly satisfied in this case, except that the requirements of Bankruptcy Code sections 1129(a)(5)(A) and 1129(a)(11) are to be considered at a continued confirmation hearing, which shall be held on April 14, 1997, at 11:00 a.m., pursuant to the "Stipulation re Procedures for Confirmation of Plan; and Order Thereon" entered by this Court on December 20, 1996.

                             /s/  THOMAS T. GLOVER
                             ----------------------------------------
                             HONORABLE THOMAS T. GLOVER
                             UNITED STATES BANKRUPTCY JUDGE


PRESENTED BY:

/s/  JEFFREY H. DAVIDSON
-------------------------------------
JEFFREY H. DAVIDSON and
MICHAEL H. GOLDSTEIN, Members of
STUTMAN, TREISTER & GLATT
PROFESSIONAL CORPORATION
Special Reorganization Counsel for
Lamonts Apparel, Inc.,
Debtor and Debtor in Possession


         -and-


/s/  RICHARD J. HYATT
-------------------------------------
RICHARD J. HYATT (WSBA No. 14048)
RYAN SWANSON & CLEVELAND
1201 Third Avenue, Suite 3400
Seattle, WA  98101
Telephone:  (206) 464-4224
Counsel for Debtor and
Debtor in Possession